UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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Metal Management, Inc.
(Name of Registrant as Specified In Its Charter)

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TO THE STOCKHOLDERS OF METAL MANAGEMENT, INC.

A MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Metal Management, Inc.:

You are cordially invited to attend a special meeting of stockholders of Metal Management, Inc., scheduled for March 14, 2008, at 10:00 a.m., local time. At the special meeting, you will be asked to adopt Metal Management’s merger agreement with Sims Group Limited, which is referred to as Sims, dated as of September 24, 2007. In the merger, a wholly owned subsidiary of Sims will be merged with and into Metal Management, with Metal Management surviving the merger and continuing its existence as a wholly owned subsidiary of Sims. The combined company created by the merger will be renamed Sims Metal Management Limited, subject to obtaining shareholders’ approval of the name change after the merger is completed.

If the merger is completed, then each share of Metal Management common stock that you own at the effective time of the merger will be converted into the right to receive 2.05 Sims American Depositary Shares, which are referred to as Sims ADSs. Each Sims ADS will represent one ordinary share of Sims. Sims ordinary shares will continue to be listed on the Australian Securities Exchange, and Sims ADSs will be listed on the New York Stock Exchange. It is estimated that immediately after the effective time of the merger, former Metal Management stockholders will hold Sims ADSs representing approximately 30% of the then outstanding Sims ordinary shares. Based upon the shares of Metal Management common stock outstanding on January 25, 2008, Sims will be obligated to issue approximately 53.2 million Sims ADSs in the merger. In addition, Sims may issue up to approximately 1.1 million Sims ADSs pursuant to the exercise of Metal Management options, which will be converted into Sims options upon completion of the merger.

The merger cannot be completed unless Metal Management stockholders adopt the merger agreement. The adoption requires the affirmative vote of the holders of a majority of the shares of Metal Management common stock outstanding on January 25, 2008, the record date for the special meeting.

The Metal Management board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger is in the best interests of Metal Management and its stockholders. The Metal Management board of directors unanimously recommends that Metal Management stockholders vote “FOR” adoption of the merger agreement.

The accompanying proxy statement/prospectus contains detailed information about the merger and the special meeting. This document is also a prospectus for the Sims ordinary shares underlying the Sims ADSs that will be issued in the merger. Metal Management’s stockholders are encouraged to read carefully this proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 15.

Your vote is very important.  Whether or not you plan to attend the Metal Management special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

We are very excited about the opportunities the proposed merger brings to Metal Management’s stockholders, and I thank you for your consideration and continued support.

Sincerely,

Daniel W. Dienst
Chairman of the Board
Metal Management, Inc.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement/prospectus or the securities to be issued pursuant to the merger or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February 12, 2008 and is being mailed to Metal Management stockholders on or about February 14, 2008.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 14, 2008

To the Stockholders of Metal Management, Inc.:

A special meeting of Metal Management, Inc. stockholders will be held at 10:00 a.m., local time, on March 14, 2008, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, 34th Floor, New York, New York, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of September 24, 2007, by and among Sims Group Limited, MMI Acquisition Corporation and Metal Management, which is referred to as the merger agreement (a copy of which is attached as Appendix A to this proxy statement/prospectus).

2. To approve adjournments of the Metal Management special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

3. To consider and take action upon any other business that may properly come before the Metal Management special meeting or any reconvened meeting following an adjournment of the special meeting.

These items are described in the accompanying proxy statement/prospectus, which you should read carefully. Only Metal Management stockholders of record at the close of business on January 25, 2008, the record date for the Metal Management special meeting, are entitled to notice of, and to vote at, the Metal Management special meeting and any adjournments or postponements of the Metal Management special meeting. Under Delaware law, dissenters’ rights will not be available to Metal Management stockholders in connection with the merger.

Your vote is very important.  To ensure that your shares of Metal Management common stock are represented at the special meeting, please complete, date, sign and return the enclosed proxy/voting instruction card(s) and mail it/them promptly in the envelope provided, or vote your shares by telephone or over the Internet as described in the accompanying proxy statement/prospectus. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote but will help to secure a quorum and avoid additional solicitation costs. However, if you do not return or submit the proxy or vote in person at the special meeting, the effect will be the same as a vote against the proposal to approve the merger agreement. You may revoke your proxy at any time before it is voted. Any executed but unmarked proxy/voting instruction card(s) will be voted “FOR” adoption of the merger agreement and as the Metal Management board of directors recommends on any other proposals properly brought before the special meeting.

By order of the Board of Directors of
Metal Management, Inc.

Daniel W. Dienst
Chairman of the Board
February 12, 2008

i

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Metal Management, Inc., which is referred to as Metal Management, from documents filed with the United States Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this document. For a more detailed description of the documents incorporated by reference into this proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 147.

Documents incorporated by reference are available to you without charge upon your written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain any of these documents from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone at the following address:

Georgeson Inc.
17 State Street
New York, New York 10004
Telephone: (866) 288-2196
Facsimile: (212) 440-9009

Sims Group Limited, which is referred to as Sims, and Metal Management are not incorporating the contents of the websites of the SEC, Sims, Metal Management or any other person into this document. Metal Management is providing only the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

In order for you to receive timely delivery of the documents in advance of the Metal Management special meeting, Metal Management should receive your request no later than March 7, 2008.

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Sims (File No. 333-147659), constitutes a prospectus of Sims under Section 5 of the United States Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the Sims ordinary shares underlying the Sims American Depositary Shares, which are referred to as Sims ADSs, to be issued to Metal Management stockholders as required by the Agreement and Plan of Merger, dated as of September 24, 2007, by and among Sims, MMI Acquisition Corporation and Metal Management, which, together with the plan of merger contained therein, is referred to as the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the United States Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, with respect to the special meeting of Metal Management stockholders, at which Metal Management stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement.

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar;

•	“A$” and “Australian dollar” each refer to the Australian dollar;

•	“Metal Management” refers to Metal Management, Inc.;

•	“parties” refers to Sims and Metal Management;

•	“Sims” refers to Sims Group Limited; and

•	“Sims Metal Management” and the “combined company” each refer to the combined company resulting from the proposed merger.

Except as otherwise indicated, all references to dates and times in this proxy statement/prospectus are based on United States Eastern time.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some commonly asked questions about the Metal Management special meeting and the merger. They do not include all the information that may be important to you. Sims and Metal Management urge you to read carefully this entire proxy statement/prospectus, including the appendices and the other documents referenced in this proxy statement/prospectus. Page references are included in certain parts of these questions and answers to direct you to a more detailed description of topics presented elsewhere in this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	Sims and Metal Management have agreed to enter into a merger transaction whereby Metal Management would be merged with a subsidiary of Sims, with Metal Management stockholders receiving Sims ADSs in exchange for their shares in connection with the merger. The terms of the merger are set forth in a merger agreement (any reference to the merger agreement also refers to the plan of merger contained therein) that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	When and where will the Metal Management special meeting be held?

A:	The Metal Management special meeting will be held on March 14, 2008 at 10:00 a.m., local time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, 34th Floor, New York, New York 10036.

Q:	What is a Sims ADS?

A:	An American Depositary Share, or ADS, is a security that allows shareholders in the United States to more easily hold and trade interests in foreign-based companies. ADSs are often evidenced by certificates known as American Depositary Receipts, or ADRs. Sims is an Australian company that issues ordinary shares that are equivalent in many respects to common stock of a U.S. company. Each Sims ADS represents one Sims ordinary share. Sims ordinary shares are quoted in Australian dollars on the Australian Securities Exchange, which is referred to as the ASX and which is the Australian national stock exchange.

Q:	Will Sims ADSs be publicly traded in the United States?

A:	Yes. Sims ADSs will be publicly traded in the United States and will be listed on the New York Stock Exchange, which is referred to as the NYSE, under the symbol “SMS” and quoted in United States dollars.

Q:	How do I vote?

A:	You may vote before the special meeting in one of the following ways:

• use the toll-free number shown on your proxy card;

• visit the website shown on your proxy card to vote via the Internet; or

• complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee automatically vote my shares for me?

A:	No. Your broker or other nominee does not have authority to vote on the merger proposal without instruction from you. Your broker or other nominee will vote your shares held by it in “street name” with respect to this matter only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:	What if I do not vote on the matters relating to the merger?

A:	If you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the merger proposal, it will have the same effect as a vote against the merger proposal. If you respond but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor

v

of the merger proposal. If you respond and abstain from voting on the merger proposal, your proxy will have the same effect as a vote against the merger proposal.

Q:	When is the merger expected to be completed?

A:	If the stockholders of Metal Management give their approval in connection with the merger, the merger is expected to be completed as soon as practicable after the satisfaction of the other conditions to the merger, including the receipt of required regulatory approvals. It is anticipated that the merger will be completed in the first calendar quarter of 2008.

Q:	What are the implications to Metal Management stockholders of Sims being a “foreign private issuer”?

A:	Following completion of the merger, Sims will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Sims will be required to file an annual report on Form 20-F with the SEC within six months after the end of each fiscal year. Sims’s current fiscal year begins on July 1 and ends on June 30. In addition, Sims will be required to furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Sims in Australia or filed with the ASX, or regarding information distributed or required to be distributed by Sims to its shareholders. Sims will be exempt from certain rules under the Exchange Act, including the proxy rules which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, and will not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Sims’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Sims ordinary shares. If Sims loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Metal Management special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Should I send in my stock certificates now?

A:	No. Please DO NOT send your stock certificates with your proxy card. You will receive written instructions from Sims or the exchange agent after the merger is completed on how to exchange your stock certificates for the merger consideration.

Q:	If I am going to attend the special meeting, should I return my proxy card?

A:	Yes. Returning your signed and dated proxy card or voting by telephone or over the Internet ensures that your shares will be represented and voted at the Metal Management special meeting. See “The Metal Management Special Stockholders Meeting — Manner of Voting” beginning on page 30.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the Metal Management special meeting. You may do this in one of four ways:

• by sending a notice of revocation to the corporate secretary of Metal Management;

• by sending a completed proxy card bearing a later date than your original proxy card;

• by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

• by attending the Metal Management special meeting and voting in person.

Your attendance alone will not revoke any proxy.

If you choose either of the first two methods, you must take the described action no later than the beginning of the special meeting; if you choose the third method, you must take the described action no later than 11:59 p.m., United States Eastern time, on the day immediately preceding the special meeting date.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as a brokerage account and a 401(k) account. It is important that you complete, sign, date and return each proxy card you receive, or, if available, vote using the telephone or the Internet as described in the instructions included with your proxy cards.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact the firm below:

Georgeson Inc.
17 State Street
New York, New York 10004
Telephone: (866) 288-2196
Facsimile: (212) 440-9009

Q:	Where can I find more information about Metal Management and Sims?

A:	You can find more information about Metal Management and Sims from various sources described under “Where You Can Find More Information” beginning on page 147.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not include all the information that is important to you. To understand fully the proposed merger, and for a more detailed description of the terms and conditions of the merger and certain other matters being considered at the Metal Management special meeting, you should read this entire proxy statement/prospectus and the documents referred to herein. See “Where You Can Find More Information” beginning on page 147. Page references are included in certain parts of this summary to direct you to a more detailed description of topics presented elsewhere in this proxy statement/prospectus.

The Companies

Metal Management, Inc.

Metal Management, a Delaware corporation, is one of the largest full-service metal recyclers in the United States, with 53 recycling facilities located in 17 states. Metal Management’s operations primarily involve the collection and processing of ferrous and non-ferrous metals. In addition to buying, processing and selling ferrous and non-ferrous metals, Metal Management is periodically retained as a demolition contractor in certain of its large metropolitan markets in which it dismantles obsolete machinery, buildings and other structures containing metal and, in the process, collects both ferrous and non-ferrous metals from these sources. At certain of Metal Management’s locations adjacent to commercial waterways, it also provides stevedoring services.

Metal Management’s principal executive offices are located at 325 N. LaSalle Street, Suite 550, Chicago, Illinois 60610 and its telephone number is (312) 645-0700.

Sims Group Limited

Sims, a corporation incorporated in Victoria, Australia, is, in the belief of Sims’s management, one of the world’s largest metals recycling companies on the basis of its market capitalization and the size and scope of its operations. Sims operates two primary businesses, Metal Recycling and Sims Recycling Solutions. The Metal Recycling business involves the collection, processing and marketing of ferrous and non-ferrous metals. Sims has significant positions in the metals recycling markets of Australasia, the east and west coasts of the United States, and the United Kingdom. Sims also has a strategic network of trading offices in Asia. The Sims Recycling Solutions business involves the “e-recycling” of information technology equipment and electrical and electronic consumer goods, and Sims has an emerging global presence with established operations in the United Kingdom, Continental Europe and North America and a developing presence in the Asia Pacific region.

Sims’s principal executive offices are located at Level 6, 41 McLaren Street, North Sydney NSW 2060, Australia and its telephone number is (61 2) 9956-9100.

MMI Acquisition Corporation

A wholly owned subsidiary of Sims, MMI Acquisition Corporation, a Delaware corporation, was formed exclusively for the purpose of completing the merger. MMI Acquisition Corporation’s separate corporate existence will cease upon completion of the merger.

The Merger

General

The boards of directors of Metal Management and Sims have each unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously determined that the merger agreement is in the best interests of their respective companies and shareholders. The Metal Management board of directors unanimously recommends that the Metal Management stockholders vote “FOR” adoption of the merger agreement at the Metal Management special meeting.

Upon completion of the merger, the separate corporate existence of MMI Acquisition Corporation will cease and Metal Management will continue as the surviving entity and a wholly owned subsidiary of Sims.

The boards of directors of Metal Management and Sims both believe the merger will provide strategic and financial benefits to their respective shareholders by creating one of the pre-eminent global metal recycling companies. Both boards of directors believe that the merger is in the best interests of their respective companies and shareholders. To review the reasons for the merger in greater detail, see “The Merger — Metal Management’s Reasons for the Merger and Recommendation of its Board of Directors” beginning on page 40 and “The Merger — Sims’s Reasons for the Merger” beginning on page 50.

Please carefully read the entire merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A, because it sets forth the terms of and is the principal legal document governing the merger.

Required Votes to Effect the Merger

Holders of a majority of the outstanding shares of Metal Management common stock entitled to vote at the Metal Management special meeting must adopt the merger agreement. See “The Metal Management Special Stockholders Meeting — Vote Required for Approval” beginning on page 30.

Merger Consideration

In the merger, each share of Metal Management common stock outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 2.05 Sims ADSs, which is referred to as the exchange ratio, together with the right to receive cash in lieu of fractional Sims ADSs. No fraction of a Sims ADS will be issued in the merger. Instead, each holder of Metal Management common stock who would otherwise be entitled to receive a fractional Sims ADS in the merger will be entitled to receive a cash payment in U.S. dollars in lieu of such fractional Sims ADS.

Former Metal Management stockholders are currently expected to own ADSs representing approximately 30% of the outstanding ordinary shares of Sims after the merger, based on the number of Sims ordinary shares and shares of Metal Management common stock outstanding as of January 25, 2008.

Metal Management stockholders will have to surrender their common stock certificates to receive the merger consideration payable to them and any dividend they would otherwise be entitled to receive in respect of such Sims ADSs. PLEASE DO NOT SEND ANY CERTIFICATES NOW. Sims or the exchange agent will send Metal Management stockholders written instructions on how to surrender Metal Management common stock certificates for Sims ADSs after the merger is completed.

The Sims ADSs that Metal Management stockholders will receive in the merger are referred to collectively as the merger consideration. For more details on the merger consideration, see “The Merger Agreement — Merger Consideration” beginning on page 63. The exchange ratio is fixed and neither Sims nor Metal Management has the right to terminate the merger agreement based solely on changes in either party’s stock price. The market value of Sims ADSs that Metal Management stockholders receive in the merger may fluctuate significantly from its current value.

Metal Management Option Awards

Upon completion of the merger, options to purchase shares of Metal Management common stock granted by Metal Management to its directors, officers and employees will be assumed by Sims and converted into options to purchase Sims ADSs. Unless Sims and Metal Management otherwise agree, stock options so converted will remain subject to the same terms and conditions as were in effect with respect to the options immediately prior to the effective time of the merger, except that each of these stock options will be exercisable for Sims ADSs equal to the number of shares of Metal Management common stock subject to the option multiplied by 2.05 (rounded down to the nearest whole share), with the new exercise price determined by dividing the existing exercise price by 2.05 (rounded up to the nearest whole cent). Each unvested Metal

Management stock option that is outstanding under any Metal Management stock option plan at the time of the merger will become fully vested and exercisable in connection with the merger.

For a full description of the treatment of Metal Management equity awards, see “The Merger Agreement — Merger Consideration” beginning on page 63.

Opinion of Metal Management’s Financial Advisor

In connection with the merger, the Metal Management board of directors received a written opinion, dated September 24, 2007, from Metal Management’s financial advisor, CIBC World Markets Corp., or CIBC World Markets, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger. The full text of CIBC World Markets’ written opinion, dated September 24, 2007, is attached to this proxy statement/prospectus as Appendix B. Holders of Metal Management common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets’ opinion was provided to the Metal Management board of directors in connection with its evaluation of the exchange ratio from a financial point of view. CIBC World Markets’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Record Date; Shares Entitled to Vote; Outstanding Shares

The record date for the Metal Management special meeting is January 25, 2008. This means that you must have been a stockholder of record of Metal Management’s common stock at the close of business on January 25, 2008 in order to vote at the special meeting. You are entitled to one vote for each share of Metal Management common stock you owned on the record date. On Metal Management’s record date, 26,141,746 shares of Metal Management common stock were outstanding.

Expected Completion of the Merger

If the merger agreement is approved at the Metal Management special meeting, the merger is expected to be completed as soon as practicable after the satisfaction of the other conditions to the merger, including the receipt of required regulatory approvals. It is currently anticipated that the merger will be completed in the first calendar quarter of 2008.

Stock Ownership of Directors and Executive Officers

At the close of business on the record date for the Metal Management special meeting, directors and executive officers of Metal Management and their affiliates were entitled to vote approximately 904,082 shares of Metal Management common stock, collectively representing less than 3.5% of the shares of Metal Management common stock outstanding on that date.

Interests of Metal Management Directors and Executive Officers in the Merger

Certain members of the Metal Management board of directors and executive officers of Metal Management have certain interests in the merger that are in addition to or conflict with the interests of the Metal Management stockholders. These interests include:

•	the designation of certain directors and officers as Sims Metal Management directors or executive officers;

•	the accelerated vesting of options to purchase an aggregate of 120,000 shares of Metal Management common stock held by the Metal Management independent directors upon completion of the merger;

•	the accelerated vesting of 554,699 shares of Metal Management restricted stock held by Metal Management executive officers upon completion of the merger; and

•	the granting of bonuses by Metal Management to certain executive officers (other than its chief executive officer) in an aggregate amount of up to $1.5 million prior to completion of the merger.

In addition, Sims entered into a letter agreement with Metal Management’s chairman and chief executive officer, Daniel W. Dienst that will, upon consummation of the merger, amend his employment agreement. In addition, Metal Management will pay Mr. Dienst his annual bonus for the period ending March 31, 2008 at or before the completion of the merger in an amount equal to 200% of his base salary, plus an additional three months of annualized bonus at the same percentage for anticipated performance through June 30, 2008. The Metal Management board of directors also has advised Mr. Dienst that any discretionary award to him in respect of Metal Management’s fiscal 2008 performance would be increased by an amount of restricted stock with a value of $1 million in recognition of his extraordinary efforts with respect to the merger (but no more than 75,000 shares), which may automatically vest upon the consummation of the merger.

Sims also entered into a letter agreement with Metal Management’s chief financial officer, Robert C. Larry that will, upon consummation of the merger, amend his agreement, increasing his base salary to $600,000. Additionally, Metal Management will pay Mr. Larry his annual bonus for the period ending March 31, 2008 at or before the completion of the merger in an amount equal to 100% of his base salary, plus an additional three months of annualized bonus at the same percentage for anticipated performance through June 30, 2008.

For a full description, see “The Merger — Interests of Metal Management Directors and Executive Officers in the Merger” beginning on page 51.

Board of Directors of Sims Metal Management After the Merger

The size of the Sims board of directors is currently set at seven members. Upon the effective time of the merger, the board of directors of Sims Metal Management will have 12 directors, as follows:

•	Norman R. Bobins, John T. DiLacqua, Robert Lewon and Gerald E. Morris, who are currently non-executive directors of Metal Management;

•	Paul K. Mazoudier, J. Michael Feeney and Paul J. Varello, who are currently non-executive directors of Sims;

•	Masakatsu Iwanaga and Christopher J. Renwick, who are currently non-executive directors of Sims designated by Mitsui & Co., Ltd. of Japan, a subsidiary of which is the largest shareholder of Sims;

•	Jeremy L. Sutcliffe, who is currently chief executive officer of Sims, and Ross B. Cunningham, who is currently executive director group finance and strategy of Sims; and

•	Daniel W. Dienst, who is currently president and chief executive officer of Metal Management.

For information regarding the governance of Sims Metal Management after the merger, including biographical information regarding its directors, see “The Merger — Board of Directors of Sims Metal Management After the Merger” beginning on page 51 and “The Merger Agreement — Corporate Governance Matters” beginning on page 65.

Executive Officers of Sims Metal Management After the Merger

As of the effective time of the merger, Daniel W. Dienst will be appointed as group chief executive officer of Sims Metal Management and will chair the combined North American metal recycling business, and Robert C. Larry, Metal Management’s current chief financial officer, will be appointed as chief financial officer of Sims Metal Management. Jeremy L. Sutcliffe will continue as an executive director of Sims Metal Management reporting to the new board of directors until at least October 2009 and will chair Sims Metal Management’s metal recycling operations in Australasia and Europe as well as the Sims Recycling Solutions business globally. Ross B. Cunningham will also continue as an executive director of Sims Metal Management.

For biographical information regarding the executive officers of Sims Metal Management after the merger, see “The Merger — Executive Officers of Sims Metal Management After the Merger” beginning on page 54.

Listing of Sims ADSs and Delisting of Metal Management Common Stock

Sims will apply to have the Sims ADSs issued in the merger approved for listing on the NYSE under the symbol “SMS.” If the merger is completed, Metal Management common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act and Metal Management will no longer file periodic reports with the SEC.

No Dissenters’ Rights

Under Delaware law, holders of Metal Management common stock are not entitled to dissenters’ rights in connection with the merger.

Principal Conditions to the Completion of the Merger

Sims and Metal Management may not complete the merger unless the following conditions are satisfied or, where permitted, waived:

•	the Metal Management stockholders must adopt the merger agreement;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, or any other applicable competition, merger, antitrust, foreign investment or similar law must have expired or been terminated;

•	the registration statement, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, must not be the subject of any stop order or proceeding seeking a stop order, and Sims must receive all state securities law authorizations necessary to issue the Sims ADSs pursuant to the merger;

•	the Sims ADSs issuable to Metal Management stockholders must have been approved for listing, subject to official notice of issuance, on the NYSE;

•	all other governmental commission, board or other regulatory consents, authorizations, orders, approvals or filings that are necessary to complete the merger must have been obtained and be in full force and effect, subject to exceptions that would not have a material adverse effect on Metal Management or Sims;

•	there must not be any judgment, decree, order or injunction of a court of competent jurisdiction that prohibits or makes illegal the transactions contemplated by the merger agreement;

•	Metal Management must have received an opinion of its tax counsel to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and that Sims, Metal Management and MMI Acquisition Corporation will qualify as parties to a reorganization within the meaning of Section 368(b) of the Code;

•	the respective representations and warranties of Metal Management and Sims in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on Metal Management or Sims, as the case might be, or on Sims Metal Management following completion of the merger; and

•	each of Metal Management and Sims must have performed in all material respects all of its respective obligations under the merger agreement.

Certain of these conditions, including termination of the waiting period under the HSR Act, have been satisfied prior to the date of this proxy statement/prospectus. Under the merger agreement, the parties may elect to waive the satisfaction of any of these conditions, other than the condition relating to the adoption of the merger agreement by the stockholders of Metal Management.

Termination Events and Termination Fees

Each of Sims and Metal Management will be required to pay a fee to the other or reimburse the other for certain fees and expenses if the merger agreement is terminated under the circumstances specified below:

A fee of $25 million, which is referred to as the termination fee, will be payable by a party to the other party if:

•	the paying party terminates the merger agreement to enter into a superior acquisition proposal; or

•	the paying party knowingly breached the representations and warranties in the merger agreement at the date of the merger agreement.

The termination fee will also be payable by Metal Management to Sims if:

•	Sims terminates the merger agreement because the Metal Management board of directors has withdrawn or modified in an adverse manner its recommendation of the merger; or

•	either party terminates the merger agreement because Metal Management’s stockholders failed to approve the merger, if (i) prior to the Metal Management special stockholders meeting, an acquisition proposal was publicly announced or communicated to the Metal Management board of directors and (ii) Metal Management enters into any business combination transaction, or an agreement providing for such transaction, with any third party within 12 months following such termination.

A reimbursement of up to $10 million of out-of-pocket costs and expenses will be payable by one party to the other party if the paying party breaches the merger agreement in a manner that causes the failure of a closing condition (other than the covenants relating to non-solicitation or actions required to register or list the Sims ADSs or call the Metal Management stockholder meeting) that continues for 30 days following notice by the non-breaching party or is not capable of being cured, unless the termination fee is applicable.

If a termination results from the willful and material failure by any party to perform its obligations under the merger agreement, such party will be fully liable for any and all damages suffered or incurred by the other party as a result of such failure.

No Solicitation by Metal Management and Sims

The merger agreement restricts the ability of Metal Management and Sims to initiate, solicit or encourage or facilitate any discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Metal Management or Sims, respectively. However, if Metal Management or Sims receives an unsolicited written acquisition proposal from a third party that its respective board of directors determines in good faith (after consultation with its outside legal and financial advisors) constitutes a superior proposal or is reasonably likely to result in a superior proposal, and for which the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of that board of directors, the party receiving the acquisition proposal may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions described in the merger agreement.

Material Tax Consequences

A United States stockholder of Metal Management that exchanges Metal Management shares for Sims ADSs in the merger generally will not recognize any gain or loss for United States federal income tax purposes except with respect to cash, if any, received instead of a fractional Sims ADS.

Holders of Metal Management common stock should realize no taxable gain or loss and receive no taxable income for Australian tax purposes upon the receipt of Sims ADSs or cash to be issued in connection with the merger in exchange for shares of Metal Management common stock provided that they are not residents of Australia for Australian tax purposes and that they are not using, holding or acquiring the Sims ADSs for the purposes of any business carried on in Australia.

Tax matters relating to the merger are complicated and a full discussion of all possible tax issues that may be applicable to each holder is beyond the scope of this proxy statement/prospectus. You should be aware that the tax consequences of the merger to you will depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not disclosed in this proxy statement/prospectus. We therefore recommend that you consult with your own tax advisor for a full understanding of the tax consequences of the merger to you. In addition, we strongly urge you to carefully read the more detailed discussion regarding the material United States federal income tax consequences and Australian tax consequences resulting from the merger that is included in the sections entitled “Material United States Federal Income Tax Consequences” beginning on page 78 and “Material Australian Tax Consequences” beginning on page 82.

Accounting Treatment

The merger will be accounted for under U.S. GAAP as a business combination under the “purchase method” as defined by Statement of Financial Accounting Standards No. 141, Business Combinations. Sims will be the acquirer for financial accounting purposes. See “Accounting Treatment” beginning on page 84.

Risk Factors

In evaluating the merger, the merger agreement or the issuance of Sims ADSs in the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 15.

Comparison of Stockholders Rights and Corporate Governance Matters

As a result of the merger, the holders of Metal Management common stock will become holders of Sims ADSs. Following the merger, Metal Management stockholders will have different rights as holders of Sims ADSs than they had as Metal Management stockholders due to the differences between the laws of the jurisdiction of incorporation and the certificate of incorporation and bylaws of Metal Management and the jurisdiction of incorporation and constitution of Sims. See “Comparative Rights of Stockholders” beginning on page 130. For a copy of Metal Management’s current certificate of incorporation or bylaws, see “Where You Can Find More Information” beginning on page 147. Sims’s constitution is included as an exhibit to the registration statement of which the proxy statement/prospectus is a part.

Regulatory Approvals

The merger is subject to the United States antitrust laws and laws regulating foreign investment in the United States. Sims and Metal Management have filed the required notifications and received early termination of the waiting period under the HSR Act. The parties have also filed a voluntary notice of the merger with the Committee of Foreign Investment in the United States, which is referred to as CFIUS, under Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, which are referred to as the Exon-Florio Provisions. CFIUS has notified the parties that it has cleared the merger. In addition, Sims and Metal Management have filed notifications with the competition authorities in China, Germany, Greece and Turkey. The merger has received antitrust clearance from the competition authorities in each of these jurisdictions. Despite having received antitrust clearance, the merger may be subject to further antitrust scrutiny in the United States and potentially elsewhere both before and after its completion.

Market Price and Dividend Information

Historical Market Price Information

Metal Management’s common stock is traded on the NYSE under the symbol “MM.” Sims ordinary shares are traded on the ASX under the symbol “SGM.”

Prior to October 5, 2006, Metal Management common stock traded on the NASDAQ National Market System under the symbol “MTLM.” The following table sets forth the high and low closing prices per share of (i) Metal Management common stock on the NASDAQ National Market System for periods prior to October 5, 2006, (ii) Metal Management common stock on the NYSE beginning October 5, 2006 and (iii) Sims ordinary shares as reported on the ASX for the periods indicated:

	Sims Ordinary Shares				Metal Management Common Stock
	High		Low		High	Low

2005
Quarter ended March 31, 2005	A$	19.08	A$	16.56	$30.24	$22.94
Quarter ended June 30, 2005	A$	17.22	A$	12.91	$25.96	$16.88
Quarter ended September 30, 2005	A$	19.45	A$	14.26	$27.62	$19.64
Quarter ended December 31, 2005	A$	19.22	A$	16.07	$25.86	$22.93
2006
Quarter ended March 31, 2006	A$	17.70	A$	14.44	$32.25	$23.48
Quarter ended June 30, 2006	A$	20.30	A$	17.67	$34.91	$27.93
Quarter ended September 30, 2006	A$	21.45	A$	18.00	$31.87	$24.12
Quarter ended December 31, 2006	A$	23.50	A$	19.60	$38.75	$27.39
2007
Quarter ended March 31, 2007	A$	24.45	A$	19.20	$46.20	$36.90
Quarter ended June 30, 2007	A$	27.73	A$	22.85	$51.45	$44.07
Quarter ended September 30, 2007	A$	33.30	A$	23.97	$55.85	$40.60
Quarter ended December 31, 2007	A$	31.15	A$	25.65	$57.62	$44.40
2008
Quarter ending March 31, 2008 (through February 7, 2008)	A$	29.90	A$	24.41	$52.70	$43.38

Dividend Information

The following tables present information on dividends determined or declared on Sims ordinary shares and on Metal Management common stock for the periods indicated.

	Sims Dividends

Fiscal 2006
Half year period ended December 31, 2005
- Hugo Neu Corporation	A$	0.15
- all other shareholders	A$	0.45
Half year period ended June 30, 2006	A$	0.60
Fiscal 2007
Half year period ended December 31, 2006	A$	0.60
Half year period ended June 30, 2007	A$	0.60

Metal Management
Dividends

Fiscal 2006
Quarter ended June 30, 2005	$0.075
Quarter ended September 30, 2005	$0.075
Quarter ended December 31, 2005	$0.075
Quarter ended March 31, 2006	$0.075
Fiscal 2007
Quarter ended June 30, 2006	$0.075
Quarter ended September 30, 2006	$0.075
Quarter ended December 31, 2006	$0.075
Quarter ended March 31, 2007	$0.075
Fiscal 2008
Quarter ended June 30, 2007	$0.075
Quarter ended September 30, 2007	$0.075
Quarter ended December 31, 2007	$0.075

Prior to the merger, the merger agreement permits Metal Management to continue to pay its stockholders its regular quarterly cash dividend consistent with past dividend policy and Sims to continue to pay its shareholders its regular half yearly period cash dividend and to issue Sims ordinary shares in lieu of a cash dividend under its dividend reinvestment plan consistent with past dividend policy.

After the merger, the board of directors of Sims Metal Management will have the power to determine the amount and frequency of the payment of dividends with respect to Sims ordinary shares and Sims ADSs, having regard to shareholder expectations and the capital requirements, earnings and cash flow of the business. The board of directors of Sims Metal Management will evaluate the most effective means to provide returns to shareholders, which may include supplementing dividends with other capital management options, including share buybacks. At the outset, it is contemplated that the combined company will return in the order of 45% to 55% of net profit after tax to its shareholders.

Recent Closing Prices and Comparative Market Price Information

The following table presents the closing prices per share of Sims ordinary shares and Metal Management common stock based on closing prices for those shares on the ASX and NYSE, respectively, as well as the equivalent price per share of Metal Management common stock. These prices and values are presented on two dates:

•	September 21, 2007, the last trading day prior to the public announcement of the proposed merger; and

•	February 7, 2008, the last trading day for which this information could be calculated prior to the date of this proxy statement/prospectus.

	Sims Ordinary	Metal Management	Metal Management
	Shares (Price per	Common Stock	Equivalent Stock Price
	Share)(1)	(Price per Share)	(Price per Share)(2)

As of closing on September 21, 2007:
Price per share	$28.16	$48.86	$57.72
As of closing on February 7, 2008:
Price per share	$26.74	$52.70	$54.82

(1)	Sims ordinary share price as at the close of trading on September 21, 2007 and February 7, 2008 of A$32.55 and A$29.90, respectively, converted into U.S. dollars at the daily noon buying rates, as published by the Federal Reserve Bank of New York, on September 21, 2007 and February 7, 2008, respectively.

(2)	The Metal Management equivalent stock prices were calculated by multiplying the per share price of Sims ordinary shares on each date by the exchange ratio of 2.05.

Because the exchange ratio is fixed and will not be adjusted as a result of changes in the market prices of Sims ordinary shares or Metal Management common stock, the implied value of the merger consideration will fluctuate with the market price of Sims ordinary shares and the Australian dollar — U.S. dollar exchange rate. You should obtain current market quotations for Sims ordinary shares from a newspaper, the Internet or your broker or banker.

Selected Historical Consolidated Financial Information

Selected Historical Consolidated Financial Information of Metal Management

The following table shows selected consolidated financial information for Metal Management. The information as of and for each of the five years ended March 31, 2007 was derived from Metal Management’s audited consolidated financial statements. The information as of September 30, 2007 and for the six months ended September 30, 2007 and 2006 was derived from Metal Management’s unaudited consolidated financial statements.

You should read the following selected financial information together with Metal Management’s historical consolidated financial statements, including the related notes, and the other information incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147.

	Six Months
	Ended
	September 30,		Years Ended March 31,
	2007	2006	2007	2006	2005	2004	2003
	(Unaudited)		(In thousands of U.S. dollars or shares, except for per share amounts)

Statement of Operations Data:
Net sales	$1,369,208	$1,080,620	$2,229,012	$1,589,126	$1,701,958	$1,083,413	$770,009
Net income	$40,502	$73,962	$116,405	$60,264	$92,250	$51,389	$20,501
Basic earnings per share	$1.61	$2.86	$4.54	$2.45	$3.96	$2.42	$1.01
Weighted average shares outstanding	25,197	25,834	25,637	24,579	23,279	21,243	20,323
Diluted earnings per share	$1.58	$2.79	$4.43	$2.35	$3.74	$2.27	$0.99
Weighted average diluted shares outstanding	25,603	26,489	26,251	25,670	24,659	22,653	20,741
Balance Sheet Data:
Total assets	$755,011	N/A	$695,523	$555,317	$478,782	$406,416	$248,651
Long-term debt (including current maturities)	$31,829	N/A	$206	$3,248	$2,531	$44,297	$89,610
Stockholders’ equity	$506,919	N/A	$464,830	$383,889	$312,616	$202,839	$78,282
Cash dividends paid per share	$0.15	$0.15	$0.30	$0.30	$0.15	$—	$—

Selected Historical Consolidated Financial Information of Sims

The following table shows selected consolidated financial information for Sims. The information as of June 30, 2006 and June 30, 2007 and for each of the three years ended June 30, 2007 was derived from Sims’s audited consolidated financial statements. The information as of June 30, 2005, June 30, 2004 and June 30, 2003 and for each of the years ended June 30, 2004 and 2003 is unaudited. You should read the following selected financial information together with Sims’s historical consolidated financial statements, including the related notes, and the other information contained elsewhere in this proxy statement/prospectus. See “Index to Financial Statements” beginning on page F-1.

	Year Ended June 30,
	2007		2006		2005		2004		2003
	(In thousands of Australian dollars or shares, except for per share amounts)

Statement of Operations Data:
Net sales	A$	5,386,044	A$	3,612,313	A$	2,413,262	A$	1,751,101	A$	1,469,536
Net income	A$	249,874	A$	191,128	A$	189,082	A$	119,704	A$	74,735
Basic earnings per share	A$	2.00	A$	1.69	A$	2.08	A$	1.30	A$	0.82
Diluted earnings per share	A$	1.99	A$	1.69	A$	2.07	A$	1.30	A$	0.82
Weighted average shares outstanding		124,916		112,857		91,086		91,766		91,273
Weighted average diluted shares outstanding		125,620		113,193		91,180		91,854		91,319
Balance Sheet Data:
Total assets	A$	1,979,035	A$	1,801,379	A$	817,205	A$	712,327	A$	577,413
Total long-term debt	A$	339,538	A$	302,528	A$	98,946	A$	38,050	A$	8,292
Shareholders’ equity	A$	1,100,367	A$	1,031,726	A$	478,118	A$	457,940	A$	395,040
Cash dividends paid per ordinary share	A$	1.20	A$	1.35	A$	1.30	A$	0.57	A$	0.42

Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma combined financial information shows the pro forma effect of the consummation of the merger of Sims and Metal Management, as provided in the merger agreement as if the merger had occurred on July 1, 2006 for statement of operations purposes and on June 30, 2007 for balance sheet purposes. The information has been prepared in accordance with U.S. GAAP and is derived from, and should be read in conjunction with, the historical consolidated financial statements of Sims for its fiscal year ended June 30, 2007, the index to which is included on page F-1 of this proxy statement/prospectus, and the historical consolidated financial statements of Metal Management for its fiscal year ended March 31, 2007 and fiscal quarter ended June 30, 2007, which are incorporated by reference in this proxy statement/prospectus. The information should also be read in conjunction with the information provided under “Unaudited Pro Forma Combined Financial Information” beginning on page 85 and “Notes to Unaudited Pro Forma Combined Financial Information” beginning on page 90.

The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

Selected Unaudited Pro Forma Combined Statement of Operations Information

	Sims Group		Metal		Pro Forma		Pro Forma
	Limited		Management, Inc.		Adjustments		Combined
	Fiscal Year Ended		Period from July 1,		Fiscal Year		Fiscal Year
	June 30,		2006 to June 30,		Ended June 30,		Ended June 30,
	2007		2007(1)(2)		2007(1)(2)		2007(1)(2)
	(In thousands of Australian dollars, except for per share amounts)

Revenue	A$	5,386,044	A$	3,043,620	A$	—	A$	8,429,664
Operating expenses		(5,017,389)		(2,854,862)		(11,822)		(7,884,073)

Operating income		368,655		188,758		(11,822)		545,591
Income from joint ventures		14,050		2,479		—		16,529
Interest expense		(29,963)		(3,198)		—		(33,161)
Interest and other income, net		11,177		3,224		—		14,401

Income before income taxes		363,919		191,263		(11,822)		543,360
Provision for income taxes		(114,045)		(71,089)		4,611		(180,523)

Net income	A$	249,874	A$	120,174	A$	(7,211)	A$	362,837

Basic earnings per share	A$	2.00					A$	2.02

Selected Unaudited Pro Forma Combined Per Share Information

	Pro Forma Combined
	Fiscal Year Ended
	June 30,
	2007(1)(2)
	(In thousands of
	Australian dollars, except
	for share and per share amounts)

Pro forma net income	A$	362,837
Weighted average number of ordinary shares used in calculating basic earnings per share(3):		179,596,802
Effect of dilution:
Options, including ordinary shares issued under the Sims Group Employee Share Scheme deemed to be options for accounting purposes		704,319

Adjusted weighted average number of ordinary shares used in calculating diluted earnings per share		180,301,121

Basic earnings per share	A$	2.02

Diluted earnings per share	A$	2.01

Selected Unaudited Pro Forma Combined Balance Sheet Information

	Sims Group		Metal		Pro Forma		Pro Forma
	Limited		Management, Inc.		Adjustments		Combined
	June 30,		June 30,		June 30,		June 30,
	2007		2007(2)(4)		2007(2)		2007(2)
	(In thousands of Australian dollars)

ASSETS
Total current assets	A$	775,557	A$	608,205	A$	30,813	A$	1,414,575

Total non-current assets		1,203,478		337,932		1,318,701		2,860,111

Total assets		1,979,035		946,137		1,349,514		4,274,686

LIABILITIES
Total current liabilities		437,841		250,047		30,000		717,888
Total non-current liabilities		440,827		122,024		105,518		668,369

Total liabilities		878,668		372,071		135,518		1,386,257

SHAREHOLDERS’ EQUITY
Ordinary shares		728,378		241,162		1,546,900		2,516,440
Accumulated other comprehensive income		(68,297)		(11,661)		11,661		(68,297)
Retained earnings		440,286		404,841		(404,841)		440,286
Treasury stock, at cost		—		(60,276)		60,276		—

Shareholders’ equity		1,100,367		574,066		1,213,996		2,888,429

Total liabilities and shareholders’ equity	A$	1,979,035	A$	946,137	A$	1,349,514	A$	4,274,686

(1)	The information is derived from the historical consolidated financial statements of Metal Management for its fiscal year ended March 31, 2007, adjusted for the following to derive comparable reporting periods with Sims:

•	quarterly information for the period April 1, 2006 to June 30, 2006 is not included in the pro forma financial information for Metal Management; and

•	quarterly information for the period April 1, 2007 to June 30, 2007 has been included in the pro forma financial information for Metal Management.

(2)	The information for Metal Management and the pro forma adjustments above were originally denominated in U.S. dollars and have been converted to Australian dollars based on the average exchange rate for the period from July 1, 2006 to June 30, 2007 of A$1.275 = $1.00 for the statement of operations and the noon buying rate as of June 29, 2007 of A$1.176 = $1.00 for the balance sheet.

(3)	The merger consideration consists of Sims ADSs representing Sims ordinary shares. The weighted average number of pro forma shares has been adjusted as if the Sims ADSs to be issued in connection with the merger had been issued on July 1, 2006.

(4)	The information is derived from the historical financial statements of Metal Management for its fiscal quarter ended June 30, 2007, which are unaudited.

Audited historical financial statements for Sims are included in this proxy statement/prospectus beginning on page F-2. Audited historical financial statements for the two-month period ending October 31, 2005 for entities operating certain of the recycling businesses of Hugo Neu Corporation are included in this proxy statement/prospectus beginning on page F-38. These entities were acquired by Sims in October 2005. The financial statements for these entities were prepared based on financial information relating to the period of ownership of these entities by Hugo Neu Corporation prior to their acquisition by Sims. Audited and unaudited historical financial statements for Metal Management are incorporated by reference in this proxy statement/prospectus. For additional information, see “Where You Can Find More Information” beginning on page 147.

Unaudited Comparative Per Share Information

The following table summarizes unaudited per share information for Sims and Metal Management on a historical basis, on a pro forma combined basis for the combined company and on an equivalent pro forma combined basis for Metal Management. It has been assumed for purposes of the pro forma financial information provided below that the merger was completed on July 1, 2006 for statement of operations purposes, and on June 30, 2007 for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of Sims and Metal Management as of and for the years ended June 30, 2007 and March 31, 2007, respectively, and the unaudited consolidated financial statements of Metal Management for the quarterly period ended June 30, 2007, each of which is included or incorporated by reference into this proxy statement/prospectus, and with the information under “Unaudited Pro Forma Combined Financial Information” and related notes included elsewhere in this proxy statement/prospectus.

	Year Ended June 30, 2007
			Sims	Metal Management
	Historical	Historical	Pro Forma	Pro Forma
	Sims(1)	Metal Management	Combined	Equivalent(2)
	(In thousands of U.S. dollars, except per share amounts)

Income from continuing operations	$195,980	$94,255	$284,578
Per Common Share
Basic	$1.57	$3.75	$1.58	$3.24
Diluted	$1.56	$3.68	$1.58	$3.24
Dividends	$0.94	$0.30	$0.70	$1.44
Book value of equity	$7.43	$18.89	$13.61	$27.90

(1)	Sims’s results as reported in Australian dollars have been converted into U.S. dollars using an average exchange rate of A$1.275 = $1.00 and a year end rate of A$1.176 = $1.00.

(2)	The Metal Management pro forma equivalent per share amounts are calculated by multiplying the Sims pro forma combined amounts per share by the exchange ratio of 2.05.

Exchange Rate Information

On September 21, 2007, the last trading day before the public announcement of the proposed merger, the exchange rate between the U.S. dollar and the Australian dollar expressed in U.S. dollars per Australian dollar was A$1.00 = $0.865. On February 7, 2008, the most recent practicable day prior to the date of this proxy statement/prospectus, the exchange rate was A$1.00 = $0.894. For additional information regarding historical exchange rates between the U.S. dollar and Australian dollar, see “Currencies and Exchange Rates” beginning on page 120.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this document, including the matters under the caption “Cautionary Statements Regarding Forward-Looking Information” and the matters discussed under the caption “Risk Factors” included in the Annual Report on Form 10-K filed by Metal Management for the 12-month period ended March 31, 2007, as updated by subsequently filed Forms 8-K and 10-Q, you should carefully consider the following factors in deciding whether to vote for adoption of the merger agreement.

Risks Relating to the Merger

Because the market price of Sims ordinary shares will fluctuate, Metal Management stockholders cannot be sure of the value of the consideration they will receive in the merger.

Upon completion of the merger, each share of Metal Management’s common stock will be converted into the right to receive 2.05 Sims ADSs. Each Sims ADS will represent one Sims ordinary share, and the value of the Sims ADSs is accordingly expected to fluctuate based, to a significant extent, on corresponding changes in the value of Sims ordinary shares. The value of Sims ordinary shares may vary significantly from the closing price of Sims ordinary shares on the date the merger was announced, the date that this document was mailed to Metal Management stockholders, the date of the special meeting of Metal Management stockholders and the last trading day preceding the closing date. There will be no adjustment to the exchange ratio for changes in the market price of Sims ordinary shares or Metal Management common stock. Neither company is permitted to terminate the merger agreement, and the Metal Management board of directors is not permitted to change its recommendation to its stockholders to approve the merger, solely because of changes in the market price of either company’s stock. The market value of Sims ADSs to be received in the merger will continue to fluctuate following completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Sims Metal Management’s businesses, operations and prospects, and regulatory considerations. Many of these factors will be beyond the control of Sims Metal Management and its management. Before deciding whether to vote for adoption of the merger agreement, you should obtain current market quotations for Sims ordinary shares and shares of Metal Management common stock.

The value of Sims ADSs to be received in the merger will be subject to currency fluctuations.

Prior to the completion of the merger, any change in the U.S. dollar — Australian dollar exchange rate will affect the U.S. dollar market value of the consideration that Metal Management stockholders will receive upon completion of the merger. There will be no adjustment to the exchange ratio for changes in the U.S. dollar — Australian dollar exchange rate. Neither company is permitted to terminate the merger agreement, and the Metal Management board of directors is not permitted to change its recommendation to its stockholders to approve the merger, solely because of changes in currency exchange rates. Following completion of the merger, fluctuations in the exchange rate between the U.S. dollar and the Australian dollar will continue to affect the U.S. dollar equivalent of the Australian dollar price of Sims ordinary shares listed on the ASX and the market price of Sims ADSs traded on the NYSE. Before deciding whether to vote for adoption of the merger agreement, you should obtain information regarding the U.S. dollar — Australian dollar exchange rate.

Stockholders in the United States may decide to sell Metal Management common stock or Sims ADSs, which could cause a decline in their respective market prices.

Some United States holders of Metal Management common stock may be disinclined to own shares of a company that is organized and has its primary listing outside of the United States. This could result in the sale of Metal Management shares prior to the completion of the merger or the sale of Sims ADSs received in the merger, some of which may be purchased by Australian and other non-U.S. investors. In addition, the market price of Metal Management common stock, Sims ordinary shares and Sims ADSs may be adversely affected by arbitrage activities occurring prior to the completion of the merger. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of Metal Management common stock before the merger is completed and Sims ADSs after the merger is completed.

Sims ADSs may not be as liquid as Metal Management common stock.

Some companies that have issued ADSs on United States stock exchanges have experienced lower levels of liquidity in their ADSs than is the case for their ordinary shares listed on their domestic exchange. There is a possibility that Sims ADSs will be less liquid than Sims ordinary shares listed on the ASX or less liquid than Metal Management common stock. In addition, investors may incur higher transaction costs when buying and selling Sims ADSs than they would incur in buying and selling Metal Management common stock.

The rights of holders of Sims ADSs to be issued in the merger will not be the same as the rights of holders of Metal Management common stock or Sims ordinary shares.

Metal Management is a corporation organized under the laws of Delaware. The rights of holders of Metal Management common stock are governed by the Delaware General Corporation Law, the certificate of incorporation and bylaws of Metal Management and the listing rules of the NYSE. Sims is a company organized under the laws of Australia. Upon completion of the merger, the former holders of Metal Management common stock will receive Sims ADSs, which represent a beneficial ownership interest in Sims ordinary shares. The rights of holders of Sims ADSs will be governed by the Australian Corporations Act 2001 (Cth), which is referred to as the Corporations Act, Sims’s constitution, the listing rules of the ASX and the NYSE and the deposit agreement pursuant to which the ADSs will be issued. There are differences between the rights presently enjoyed by holders of Metal Management common stock and the rights to which the holders of Sims ADSs will be entitled following the merger. In some cases, the holders of Sims ADSs to be issued in the merger may not be entitled to important rights to which they would have been entitled as holders of Metal Management common stock. The rights and terms of the Sims ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to Sims ordinary shares, for which there is currently no active trading market in the United States. However, because of aspects of Australian law, Sims’s constitution and the terms of the deposit agreement under which the Sims ADSs will be issued, the rights of holders of Sims ADSs will not be identical to and, in some respects, may be less favorable than, the rights of holders of Sims ordinary shares. For more information regarding the characteristics of, and differences between, Metal Management common stock, Sims ordinary shares and Sims ADSs, please refer to “Description of Sims Ordinary Shares,” “Description of Sims American Depositary Shares,” and “Comparative Rights of Stockholders.”

After the completion of the merger, the market price of Sims ADSs may not be identical, in U.S. dollar terms, to the market price of Sims ordinary shares.

While the market price of Sims ADSs is expected to fluctuate according to the market price of Sims ordinary shares and according to changes in the U.S. dollar — Australian dollar exchange rate, there is no guarantee that this relationship will be observed at all times, or at any time. The market price of Sims ADSs may differ from the market price of Sims ordinary shares in U.S. dollar terms for a number of reasons, including the relative liquidity of Sims ADSs and Sims ordinary shares.

After the completion of the merger, the market price of Sims ordinary shares may be affected by different factors than those currently affecting Sims ordinary shares or Metal Management common stock.

The businesses of Sims and Metal Management differ in some respects and, accordingly, the results of operations of the combined company following the consummation of the merger and the market price of Sims ordinary shares and Sims ADSs following the transaction may be affected by factors different from those currently affecting the independent results of operations of each of Sims and Metal Management. In particular, Sims operates significant businesses outside of the United States and has a greater exposure to markets and economies outside the United States than Metal Management currently does. For a discussion of the businesses of Sims and Metal Management and of certain factors to consider in connection with those businesses, see

“The Companies — Sims,” “The Companies — Metal Management, Inc.” and the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”

Sims Metal Management will experience significant changes in the composition of its board of directors and senior management as a result of the merger, which could result in disruption in its business and delay or prevent the successful integration of the businesses of Sims and Metal Management.

Following completion of the merger, Sims Metal Management will experience significant changes in the composition of its board of directors and senior management. The board of directors of the combined company will be expanded to 12 members, with the current directors of Metal Management joining the Sims Metal Management board. In addition, Metal Management’s current chief executive officer and chief financial officer will become the chief executive officer and chief financial officer of Sims Metal Management following the merger. After the merger, the executive offices of Sims Metal Management will be relocated to New York, New York, while the group accounting consolidation and external financial reporting processes will be progressively relocated to the United States until approximately September 2008. The success of Sims Metal Management following the merger will depend, to a significant extent, on the performance of its new board of directors and senior management team. Following the merger, Sims Metal Management will be subject to risks associated with its post-transaction management structure, including risks relating to officer and employee integration, potential loss of the services of key officers or employees, managerial efficiency and effectiveness and familiarity with the combined business and operations. In addition, Sims Metal Management will be subject to risks associated with the division of management responsibilities between Mr. Dienst, who will become group chief executive officer and chair of the combined North American metal recycling business, and Mr. Sutcliffe, who will continue as an executive director and will chair Sims Metal Management’s metal recycling business in Australasia and Europe as well as Sims Recycling Solutions globally. While the respective roles of Mr. Dienst and Mr. Sutcliffe have been delineated, there is a risk that the management structure will not yield the intended benefits and may cause difficulties for the execution of group strategies.

Sims Metal Management will be a “foreign private issuer” under the rules and regulations of the SEC and, as a result, will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.

Following completion of the merger, Sims Metal Management will continue to be incorporated in Australia and will be deemed to be a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Sims Metal Management will be exempt from certain rules under the Exchange Act that would otherwise apply if Sims Metal Management were a company incorporated in the United States, including:

•	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

•	the requirement to file financial statements prepared in accordance with U.S. GAAP;

•	the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

•	the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, Sims Metal Management’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the related rules with respect to their purchases and sales of Sims ordinary shares and Sims ADSs. Accordingly, after the completion of the merger, if you hold Sims ADSs, you may receive less information about the combined company than you currently receive about Metal Management and be afforded less protection under the United States federal securities laws than you are entitled to currently.

In addition, if Sims Metal Management loses its status as a foreign private issuer that is exempt from such SEC reporting obligations at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

As a foreign private issuer, Sims Metal Management will not be required to comply with most of the corporate governance standards of the NYSE applicable to companies incorporated in the United States.

Following completion of the merger, the Sims Metal Management board of directors will be required to maintain an audit committee comprised solely of three or more directors satisfying the independence standards of the NYSE applicable to audit committee members. As a foreign private issuer, however, Sims Metal Management will not be required to comply with most of the other corporate governance rules of the NYSE, including the requirement to maintain a majority of independent directors, and nominating and compensation committees of its board of directors comprised solely of independent directors. Holders of Sims ADSs may therefore not be afforded the benefits of the corporate governance standards of the NYSE applicable to companies incorporated in the United States.

Following the completion of the merger, Sims Metal Management will continue to prepare its financial statements using Australian dollars as its reporting currency.

Sims Metal Management will continue to use the Australian dollar as its financial statement reporting currency following completion of the merger. Sims Metal Management’s financial results reported in Australian dollars may differ materially from its results if reported in U.S. dollars due to changes in the exchange rates of the Australian dollar, the U.S. dollar and the currencies of other countries in which Sims Metal Management does business. Future changes in currency exchange rates could have a material adverse effect on Sims Metal Management’s financial results.

Sims’s largest shareholder will have significant influence after the merger over transactions requiring shareholder approval.

Mitsui Raw Materials Development Pty Limited currently holds approximately 19.9% of the outstanding ordinary shares of Sims and is Sims’s largest shareholder. Under Sims’s constitution, Mitsui & Co., Ltd and any of its related bodies corporate, which are collectively referred to as Mitsui, have the right to designate a representative director to serve on the Sims board of directors so long as Mitsui holds 5% or more of Sims ordinary shares and, so long as Mitsui holds 15% or more of Sims ordinary shares, then Mitsui has the right to designate both a representative director and an independent director to serve on the Sims board of directors. Under Sims’s constitution, Mitsui also has a 12-month period in which to reestablish a 15% or greater shareholding in Sims and retain its additional board designation right if its interest is diluted under certain circumstances. These rights of Mitsui will continue to be binding on Sims Metal Management following the merger. Immediately after the merger, Mitsui is expected to hold approximately 14% of the ordinary shares of Sims Metal Management and will therefore have the right to designate a representative director to serve on the Sims board of directors. Under an agreement with Sims, Mitsui is entitled to retain its right to designate an additional independent director if it reestablishes a 15% or greater shareholding in Sims Metal Management within 12 months after the date of completion of the merger. Mitsui may therefore decide to increase its shareholding in Sims Metal Management in order to maintain its additional board designation right. As a result, after the completion of the merger, Mitsui may increase its shareholding in Sims Metal Management, which would give Mitsui significant influence over transactions requiring approval of Sims Metal Management’s shareholders. Mitsui may have interests with respect to its investment in Sims Metal Management that are different from, or in addition to, the interests of other holders of Sims ordinary shares or Sims ADSs. The extent of Mitsui’s shareholding in Sims Metal Management could also have the effect of discouraging offers to acquire control of Sims Metal Management and may preclude holders of Sims ordinary shares or Sims ADSs from receiving any premium above the market price for their shares that may be offered in connection with any attempt to acquire control of Sims Metal Management.

The merger agreement limits Metal Management’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, restrict Metal Management’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Metal Management. Further, there are only limited exceptions to Metal Management’s agreement that the Metal Management board of directors will not withdraw or modify in a way adverse to Sims its recommendation to Metal Management’s stockholders that they vote in favor of the merger, or recommend any other acquisition proposal. Although the Metal Management board of directors is permitted to take these actions in connection with receipt of an unsolicited superior acquisition proposal from another party if it determines that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties, doing so under certain circumstances would entitle Sims to terminate the merger agreement and to receive a termination fee in the amount of $25 million. See “The Merger Agreement — Termination Fee and Expense Reimbursement.” Sims required Metal Management to agree to these provisions as a condition to Sims’s willingness to enter into the merger agreement. However, these provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Metal Management from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or it might result in a potential competing acquirer proposing to pay a lower per share price to acquire Metal Management than it might otherwise have proposed to pay.

Metal Management’s executive officers and directors have financial interests in the merger that are different from, or in addition to, your interests.

Executive officers of Sims and Metal Management negotiated the terms of the merger agreement, and the Metal Management board of directors approved and recommended that Metal Management’s stockholders vote to adopt the merger agreement. In considering these facts and the other information contained in this document, you should be aware that Metal Management’s executive officers and directors have financial interests in the transaction that are different from, or in addition to, the interests of Metal Management’s stockholders. For instance, each outstanding unvested Metal Management stock option and share of restricted stock held by any director, officer or employee will become fully vested upon completion of the merger. Also, Metal Management’s chief executive officer and chief financial officer have entered into modifications to their respective employment agreements pursuant to which their compensation will increase following the merger. The Metal Management board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. See “The Merger — Interests of Directors and Executive Officers in the Merger” for information about these financial interests.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Sims Metal Management and the failure to obtain any such consent or approval may result in the termination of the merger.

Before the merger may be completed, consents, authorizations, orders and approvals of or filings with various governmental commissions, boards or other regulatory authorities in the United States and certain other countries must be obtained. These governmental entities, including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Sims and Metal Management do not currently expect that any such conditions or changes will be imposed, there can be no assurance that there will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, the combined company, any of which might have a material adverse effect on the combined company following completion of the merger. Each of Sims and Metal Management is obligated to use its reasonable best efforts to obtain all such governmental consents and approvals, but neither party is obligated to enter into any agreement or take any other action in order to obtain any such governmental consent or approval if such agreement or action would result in reduction of 5% or more of the aggregate tonnage of ferrous metal processed, on an annual basis, by Sims and Metal Management, taken as a whole, compared with the operations of Sims and Metal Management for the 12 months ended June 30, 2007, or would otherwise have a material adverse effect on the business of Sims or Metal Management or on the ability of Sims or Metal Management to consummate the merger and perform their respective obligations under the merger agreement.

Risks Relating to the Operations of Sims Metal Management Following the Merger

Set forth below are risks that the boards of directors of Sims and Metal Management believe may be material to the combined business operations of Sims Metal Management after completion of the merger. Additional risks and uncertainties that are presently unknown or deemed to be immaterial may also impair the business operations of the combined company after completion of the merger.

The parties may not realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated benefits from combining the businesses of Sims and Metal Management. However, to realize these anticipated benefits, Sims and Metal Management must successfully combine their businesses, which are currently principally conducted in different countries by management and employees coming from different cultural backgrounds. If Sims and Metal Management are not able to achieve these objectives, the anticipated benefits of the transaction may not be realized fully, may take longer to realize than expected or may not be realized at all. Sims and Metal Management have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of the combined company to maintain relationships with customers, suppliers and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management’s attention and resources. These integration matters could have an adverse effect on each of Metal Management and Sims during the transition period and on the combined company following completion of the merger.

The metal recycling industry has historically been, and is expected to remain, highly cyclical and demand from individual export markets, which will be important to Sims Metal Management, is volatile.

The operating results of the metal recycling industry, in general, have historically been, and are expected to remain, highly cyclical in nature and Sims Metal Management’s operations, specifically, are expected to be highly cyclical in nature. The results of Sims Metal Management’s operations will tend to reflect, and be amplified by, changes to general economic conditions, both domestically and internationally. Historically, in periods of recession or periods of slowing economic growth, the results from operations of metal recycling companies have been materially and adversely affected. For example, during recessions or periods of slowing economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum, and it would be expected that, during such periods, there would be significant fluctuations in demand and pricing for Sims Metal Management’s products. Economic downturns in the United States or internationally will likely materially and adversely affect Sims Metal Management’s results of operations and financial condition. Sims Metal Management’s ability to withstand significant economic downturns or recessions in the future will depend, in part, on its level of capital and liquidity at the time. Sims Metal Management’s business may also be adversely affected by increases in steel imports into the United States or other significant market regions, such as Australia, the United Kingdom and New Zealand, which may have an adverse impact on steel production in such market regions and a corresponding adverse impact on the demand for recycled metals from some of Sims Metal Management’s facilities within such market regions. Additionally, the combined company’s business could be negatively affected by changes in currency exchange rates, changes in tariffs, or increased freight costs which could negatively impact export sales or attract imports of recycled metal or metal substitutes, reducing demand for the combined company’s recycled metals. When metals markets weaken, if Sims Metal Management is unable to reduce its costs commensurately, the combined company could experience a material decline in earnings. A material decline in earnings could negatively affect cash flows and capitalization and the market price for Sims ordinary shares and Sims ADSs.

Sims Metal Management will be subject to significant risks relating to changes in commodity prices, currency exchange rates and interest rates, and may not be able to effectively protect against these risks.

Sims Metal Management will be exposed to commodity price risk during the period that it has title to products that are held in inventory for processing or resale. Prices of commodities, including recycled metals, can be volatile due to numerous factors beyond the combined company’s control. In an increasing price environment for raw materials, competitive conditions may limit Sims Metal Management’s ability to pass on price increases to its consumers. In a decreasing price environment for processed recycled metal, the combined company may not have the ability to fully recoup the cost of raw materials it procures, processes and sells to its customers. New entrants into its markets could result in higher purchase prices for raw materials and lower margins from its recycled metal. Sims Metal Management will not be able to hedge positions in certain commodities, such as recycled ferrous metal, where no established futures market exists. Thus, Sims Metal Management’s sales and inventory position will be vulnerable to adverse changes in commodity prices, which could materially adversely impact the combined company’s operating and financial performance. Sims Metal Management will operate a global trading business that is involved in the purchase and sale of ferrous steel making raw materials without a corresponding sale or purchase. At any one time, this global trading business may have a material number of “open” or at risk trading positions. To the extent that markets move in an adverse direction and Sims Metal Management has not hedged its position, this will have an adverse impact on profitability. As a company that will operate in many countries, Sims Metal Management will also be exposed to movements in currency exchange rates, the impact of which cannot be reliably predicted. Following completion of the merger, Sims Metal Management will report its financial results in Australian dollars. The combined company will have significant assets, liabilities and earnings denominated in currencies other than the Australian dollar, in particular U.S. dollars, pounds sterling and euros. These assets, liabilities and earnings, therefore, will be exposed to fluctuations in exchange rates between these currencies and the Australian dollar. Currency exchange rates have been extremely volatile in recent periods. In addition, Sims Metal Management will have significant indebtedness for borrowed money, some or all of which may provide for variable interest rates. It may not be possible for Sims Metal Management to effectively hedge against changes in interest rates at all or on an economically reasonable basis. Increases in interest rates could materially increase the borrowing costs of the combined company and could have a material adverse effect on its results of operations and financial condition.

The loss of export sales could adversely affect the results of operations and financial condition of Sims Metal Management.

A significant portion of the sales of recycled metal by Sims Metal Management following completion of the merger is expected to be exported to markets outside of the United States and Australia, with significant sales to customers in China, Turkey, India, Malaysia and other individual markets. If sales to these individual markets were to decline significantly for any reason and alternative markets could not be found at comparable market prices, it could materially adversely affect the results of operations and financial condition of Sims Metal Management. Other risks associated with the export business of the combined company include, among other factors, political and economic factors, economic conditions in the world’s economies, changes in legal and regulatory requirements, changes in currency exchange rates applicable to the U.S. dollar, Australian dollar and the currencies of other countries in which Sims Metal Management operates, purchases or exports recycled metal, freight costs and customer collection risks. Any of these factors could result in lower export sales, which could have a material adverse effect on the results of operations and financial condition of Sims Metal Management.

Sims Metal Management will be subject to increasing competition from containerized recycled metal exports.

Sims Metal Management will generate a significant proportion of its earnings from the export of recycled metals. Recently, there has been a significant increase in the number of empty containers at ports in the United States, Australia, the United Kingdom and elsewhere which may be used for exporting materials at a relatively low cost because vessel operators provide lower freight costs to container shippers relative to bulk shippers. Small recycled metal operators have taken advantage of this situation by exporting significant quantities of recycled metals in containers in competition with Sims and Metal Management. The increasing competition from containerized recycled metal exports may reduce Sims Metal Management’s export gross margin on sales or volumes and, accordingly, may have a material adverse impact on the results of operations and financial condition of Sims Metal Management.

The concentration of the customers of Sims Metal Management or the termination of material customer contracts could have a material adverse effect on the results of operations and financial condition of the combined company.

Sales to the 10 largest customers of Sims and Metal Management represented approximately 25% of combined consolidated net sales on a pro forma basis for the 12-month period ended June 30, 2007. Accounts receivable balances from these customers comprised approximately 20% of combined consolidated accounts receivable on a pro forma basis as of June 30, 2007. Sims and Metal Management have not generally had long term contracts with their customers and it is not expected that Sims Metal Management will have a significant number of long term contracts with its customers following completion of the merger. The customers of Sims Metal Management will therefore generally have the ability to terminate or modify their contracts with the combined company on short notice without the payment of penalties or other amounts. The loss of significant customers of the combined company, a deterioration in the financial condition of significant customers of the combined company, or the termination of one or more material customer contracts could have a material adverse effect on the results of operations and financial condition of Sims Metal Management.

Potential credit losses from Sims Metal Management’s significant customers could adversely affect the combined company’s results of operations and financial condition.

In connection with the sale of products, Sims Metal Management generally will not require collateral as security for customer receivables nor will it necessarily purchase credit insurance. Sims Metal Management and certain of its subsidiaries may have significant balances owing from customers that operate in cyclical industries and under leveraged conditions that may impair the collectibility of those receivables. Failure to collect a significant portion of amounts due on those receivables could have a material adverse effect on Sims Metal Management’s results of operations and financial condition.

The profitability of the metal recycling operations of Sims Metal Management will depend, in part, on the availability of an adequate source of supply.

Following completion of the merger, Sims Metal Management will procure its recyclable metal inventory from numerous sources, as each of Sims and Metal Management has done historically. These suppliers generally are not bound by long-term contracts and will have no obligation to sell recyclable metal to the combined company. In periods of low industry prices, suppliers may elect to hold recyclable metal to wait for higher prices or intentionally slow their metal collection activities. If a substantial number of suppliers cease selling recyclable metal to Sims Metal Management, the combined company will be unable to recycle metals at desired levels and its results of operations and financial condition could be materially adversely affected. In addition, a slowdown of industrial production in the United States or certain other countries would reduce the supply of industrial grades of metal to the metal recycling industry, resulting in Sims Metal Management having less recyclable metal available to process and market.

A significant increase in the use of substitute materials by consumers of processed recycled ferrous metal could reduce demand for the products of Sims Metal Management.

During periods of high demand, tightness can develop in the available supply of recycled ferrous metal. The relative scarcity of recycled ferrous metal, particularly prime or industrial grades, during such periods, provides opportunities for producers of substitute products, such as pig iron and direct reduced iron pellets. It cannot be assured that the use of substitutes to recycled ferrous metal will not proliferate in the future if the prices for recycled metal rise or if the supply of available unprepared ferrous metal tightens. A number of third parties around the world are working on ways to produce recycled ferrous metal substitutes. If these efforts prove successful, they could become significant competitors and materially adversely impact the results of operations and financial condition of Sims Metal Management.

Sims Metal Management’s operations will be subject to extensive governmental regulation in each of the jurisdictions in which it operates.

In each of the jurisdictions in which it will operate, Sims Metal Management will be subject to a variety of laws and regulations relating to trade, competition, taxes, employees and employee benefits, worker health and safety, land use, the environment and other matters. Sims Metal Management may be required to make significant expenditures and to devote substantial management time and attention in order to operate its business in compliance with such laws and regulations. In addition, changes in these laws or regulations or their interpretations or enforcement may require Sims Metal Management to make significant additional expenditures or to change its business practices. If Sims Metal Management fails to comply with applicable laws and regulations, it could incur criminal or civil fines, penalties, assessments or other damages, which could be substantial, and could have material restrictions or limitations placed on its business operations. In certain cases, governmental compliance actions may also give rise to potential claims for damages by private parties.

Sims Metal Management’s operations will be subject to stringent environmental laws and regulations.

Following completion of the merger, Sims Metal Management will be subject to comprehensive statutory and regulatory environmental requirements relating to, among others:

•	the acceptance, storage, treatment, handling and disposal of solid, hazardous and toxic waste;

•	the discharge of materials into the air;

•	the management and treatment of wastewater and storm water;

•	the remediation of soil and groundwater contamination; and

•	the protection of employee health and safety.

The nature of Sims Metal Management’s business and previous operations by others at facilities currently or formerly owned or operated or otherwise used by the combined company will expose the combined company to risks of claims under environmental laws and regulations, especially for the remediation of soil or groundwater contamination. Sims Metal Management may be required to make material expenditures for remedial activities or capital improvements with regard to sites currently or formerly owned or operated or otherwise used by the combined company.

Environmental statutes and regulations have changed rapidly in recent years by requiring greater and more expensive protective measures, and it is possible that Sims Metal Management will be subject to even more stringent environmental standards in the future. For example, in many jurisdictions in which Sims Metal Management will operate, there is the potential for regulation and or legislation relating to mercury contaminants. Automobile hulks that are purchased and processed by the combined company may contain mercury switches. Legislation or regulations that may be enacted in the future cannot be presently known and neither can the effects, if any, that any such law or regulation could have on Sims Metal Management’s business. For these reasons and others, the future capital expenditures for pollution control equipment, remediation or other initiatives that may be required cannot be predicted with accuracy. However, it is generally expected that environmental standards will become increasingly more stringent and that the expenditures necessary to comply with those heightened standards will correspondingly increase.

Sims Metal Management will be required to maintain, and to comply with, various permits and licenses to conduct its operations. Failure to maintain, or violations of, any permit or license, if not remedied, could result in the combined company incurring substantial fines, suspension of operations or closure of a site. Further, Sims Metal Management’s operations are conducted primarily outdoors and, as such, depending on the nature of the ground cover, such outdoor operations will involve the risk of releases of wastes and other regulated materials to the soil and, possibly, to groundwater. As part of the combined company’s continuous improvement programs, the combined company will incur costs to improve environmental control systems.

Because companies in the metal recycling industry have the potential for discharging wastes or other regulated materials into the environment, in any given year, a significant portion of Sims Metal Management’s capital expenditures could be related, directly or indirectly, to pollution control or environmental remediation.

The operations of Sims Metal Management will generate waste that will need to be treated, stored and disposed of in accordance with applicable environmental laws.

Sims Metal Management’s metal recycling operations will produce significant amounts of waste that it will be required to pay to have treated or discarded. For example, Sims Metal Management will operate shredders for which the primary feedstock is automobile hulks and obsolete household appliances. Approximately 20% of the weight of an automobile hulk consists of non-metallic material, commonly referred to as shredder fluff or automobile shredder residue, which is referred to as ASR, which constitutes the remnant material after the separation of saleable ferrous and non-ferrous metals. Environmental regulations in the United States and many other countries in which Sims Metal Management will operate will require that Sims Metal Management test ASR to determine if it is to be classified as hazardous waste before disposing of it off-site in permitted landfills. Sims Metal Management’s other waste streams in the United States and other countries in which it will operate will be subject to similar requirements. Additionally, Sims Metal Management will employ significant source control programs to ensure, to the fullest extent possible, that prohibited hazardous materials do not enter its raw materials stream. However, it cannot be assured that such materials will be successfully removed from Sims Metal Management’s source streams and resultant recycling by-products. As a result, Sims Metal Management’s waste streams may, from time to time, be classified as a hazardous waste in which case the combined company may incur higher costs for disposal of these waste products.

Environmental assessments, conducted by independent environmental consulting firms, of certain of the operating sites that Sims Metal Management will own upon the completion of the merger have revealed that some soil impacts, potentially including impacts associated with various metals, petrochemical by-products, waste oils, polychlorinated biphenyls, which are referred to as PCBs, and volatile organic compounds are, or may be, present at varying levels. It is likely that such impacts at varying levels may exist at some of the sites and it is expected that some of these sites could require investigation, monitoring and remediation in the future. The costs of such remediation could be significant. The existence of such impacts at some of the facilities of Sims Metal Management potentially could require the combined company to incur significant costs to remediate and could materially adversely affect the combined company’s ability to sell those properties.

Following completion of the merger, Sims Metal Management may have potential environmental investigation and cleanup liabilities.

Certain U.S. subsidiaries of Metal Management have received notices from the United States Environmental Protection Agency, which is referred to as the USEPA, state agencies or third parties that they have been identified as potentially responsible for the cost of investigation and cleanup of landfills or other sites where the subsidiary’s material was shipped. In most cases, many other parties are also named as potentially responsible parties. The Comprehensive Environmental Response, Compensation and Liability Act, which is referred to as CERCLA, enables USEPA and other United States’ regulatory agencies to recover from owners, operators, generators and transporters the cost of investigation and cleanup of sites which pose serious threats to the environment or public health. In certain circumstances, a potentially responsible party can be held jointly and severally liable for the cost of cleanup. In other cases, a party who is liable may only be liable for a divisible share. Liability can be imposed even if the party shipped materials in a lawful manner at the time of shipment. Liability for investigation and cleanup costs can be significant, particularly in cases where joint and several liability may be imposed. CERCLA, including the Superfund Recycling Equity Act of 1999, limits the exposure of metals recyclers for sales of certain recyclable material under certain circumstances. However, the recycling defense is subject to conducting reasonable care evaluations of current and potential consumers. Because CERCLA can be imposed retroactively on shipments that occurred many years ago, and because USEPA and state agencies are still discovering sites that present problems to public health or the environment, it cannot be assured that Sims Metal Management will not become liable in the future for significant costs associated with investigation and remediation of CERCLA waste sites.

Sims Metal Management will not have environmental impairment insurance.

In general, because it believes that the cost of the premiums outweighs the benefit of coverage, Sims Metal Management is not expected to carry environmental impairment liability insurance. If Sims Metal Management were to incur significant liability for environmental damage, such as a claim for soil or groundwater remediation, its results of operations and financial condition could be materially adversely affected.

Sims Metal Management’s operations will present risk of injury or death.

Because of the heavy industrial activities that will be conducted at Sims Metal Management’s facilities, there exists a risk of serious injury or death to Sims Metal Management’s employees or other visitors to its operations, notwithstanding the safety precautions that are taken. Sims Metal Management’s United States operations and its operations in certain other countries will be subject to regulation by governmental agencies responsible for employee health and safety. Sims and Metal Management currently have in place policies to minimize the risk to employees and other visitors to their respective facilities and, accordingly, to minimize the risk that Sims and Metal Management will incur government fines for violations of such regulations. Sims Metal Management may, nevertheless, be unable to avoid material liabilities for any death or injury that may occur in the future and these types of incidents may have a material adverse effect on Sims Metal Management’s results of operations and financial condition.

The loss of any member of the senior management team of Sims Metal Management or a significant number of its managers could have a material adverse effect on Sims Metal Management’s results of operations and financial condition.

After the completion of the merger, Sims Metal Management’s operations will depend heavily on the skills and efforts of its senior management team. In addition, Sims Metal Management will rely substantially on the experience of the management of its businesses with regard to day-to-day operations. While Sims Metal Management will have employment agreements with certain of the members of its senior management team, the combined company may be unable to retain the services of any of those individuals. The loss of any member of the senior management team of Sims Metal Management or a significant number of managers could have a material adverse effect on the combined company’s results of operations and financial condition.

Sims Metal Management may not be able to negotiate future labor contracts on favorable terms.

A significant percentage of Sims Metal Management’s employees will be represented by various labor unions. As the agreements with those unions expire, Sims Metal Management may not be able to negotiate extensions or replacements on terms favorable to it, or at all, or avoid strikes, lockouts or other labor actions from time to time. Therefore, it cannot be assured that new labor agreements will be reached with Sims Metal Management’s unions as those labor contracts expire or on terms that Sims Metal Management finds desirable. Any labor action resulting from the failure to reach an agreement with Sims Metal Management’s unions could have an adverse effect on the combined company’s results of operations and financial condition.

Sims Metal Management will be obligated to contribute to defined benefit pension plans, some of which are underfunded.

Metal Management and Sims currently contribute to defined benefit pension plans that cover various categories of employees and retirees. The obligation to make contributions to fund benefit obligations under these pension plans is based on actuarial valuations, which are based on certain assumptions, including the long-term return on plan assets and discount rate. Three of the Metal Management defined benefit pension plans were underfunded by approximately $1.8 million as of June 30, 2007. Sims Metal Management will have to make additional contributions following completion of the merger to fund its pension benefit plans. Contributions will negatively impact its cash flow and results of operations. In addition, Sims Metal

Management will contribute to various multi-employer pension plans which cover employees under collective bargaining agreements. The required contributions are specified in such collective bargaining agreements. However, Sims Metal Management may be required to fund additional amounts in the future if one or more of these multi-employer plans do not meet the Employee Retirement Income Security Act funding guidelines. Additional contributions will negatively impact Sims Metal Management’s cash flow, results of operations and financial condition.

Sims Metal Management will incur higher expense related to the amortization of intangible assets and may be required to report losses resulting from the impairment of goodwill or other assets recorded in connection with the merger or other completed or future acquisitions.

The merger will be treated as an acquisition of Metal Management by Sims for accounting purposes. Both Sims and Metal Management have in the past expanded their operations through other acquisitions and joint ventures involving metal recycling businesses owned by third parties. Sims Metal Management expects to continue to complete selected acquisitions and joint venture transactions in the future. In connection with acquisition and joint venture transactions, applicable accounting rules generally require the tangible and certain intangible assets of the acquired business to be recorded on the balance sheet of the acquiror at their fair market value. Intangible assets other than goodwill will be required to be amortized over their estimated useful lives and this expense may be significant. Any excess in the purchase price paid by the acquiror over the fair market value of tangible and intangible assets of the acquired business is recorded as goodwill. If it is later determined that the anticipated future cash flows from the acquired business will be less than the fair market value of the assets and goodwill of the acquired business recorded at the time of the acquisition, the assets or goodwill may be deemed to be impaired. In this case, the acquiror may be required under applicable accounting rules to write down the value of the assets or goodwill on its balance sheet to reflect the extent of the impairment. This write down of assets or goodwill is generally recognized as a non-cash expense in the statement of operations of the acquiror for the accounting period during which the write down occurs. If Sims Metal Management determines that any of the assets or goodwill recorded in connection with the merger or any other prior or future acquisitions or joint venture transactions have become impaired, Sims Metal Management will be required to record a loss resulting from the impairment. The metal recycling industry is highly cyclical and, as a result, Sims Metal Management may be more likely than companies in other industries to incur impairment losses. Impairment losses could be significant and could have a material adverse effect on the results of operations and financial condition of Sims Metal Management, and could have a material adverse affect on its ability to pay dividends.

Since Sims was not subject to SEC rules prior to the merger, significant expenditures and senior management time may be required with respect to Sims Metal Management’s internal controls to ensure compliance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002.

Section 404 of the Sarbanes Oxley Act of 2002 and the regulations of the SEC thereunder will require senior executive and senior financial officers of Sims Metal Management to assess the effectiveness of its internal control over financial reporting on an annual basis commencing with the 12-month period ending June 30, 2009. Sims Metal Management’s independent registered public accounting firm will also be required to provide a report with respect to Sims Metal Management’s internal control over financial reporting annually commencing with the 12-month period ending June 30, 2009. To the extent that Sims Metal Management is discovered to have deficient internal controls, the combined company may be required to allocate significant monetary and management resources to remedy the deficiencies that could otherwise be devoted to its business operations. Management for Sims and Metal Management believe that Sims Metal Management may incur additional expenditures of approximately $3 million in its first year after completion of the merger to ensure compliance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002.

Sims Metal Management will be exposed to the risk of legal claims and other liabilities that may have a material adverse effect on its results of operations and financial condition.

Sims Metal Management will be exposed to the risk of legal claims and other liabilities arising in connection with the operation of its business that may have a material adverse effect on the results of operations and financial condition of Sims Metal Management. These claims and liabilities may include claims by employees or former employees relating to personal injury, compensation or employment law violations, environmental, land use and other claims arising out of the ownership or operation of facilities, and disputes with customers, suppliers and other business relations. The nature of Sims Metal Management’s business may make the company more likely than some other companies to be exposed to the risk of legal claims and other liabilities. In particular, metal recycling companies are generally exposed to higher risks of environmental claims and liabilities than companies in non-manufacturing industries, and employees working in the metal recycling industry may be more likely to suffer workplace injuries than employees of companies in other industries. The resolution of these claims and other liabilities may require Sims Metal Management to pay material damages or other costs to third parties, including potentially punitive, treble, exemplary or other special damages. Resolution of claims may also involve an extensive commitment of senior management time and attention, and may require changes in the business practices resulting in decreased revenues or profits or additional costs. Even if claims or other liabilities are resolved successfully, Sims Metal Management may incur significant legal and other expenses in defending against such matters.

The tax liabilities of Sims Metal Management may substantially increase if the tax laws and regulations in the countries in which it will operate change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which Sims Metal Management will operate are substantial and include value added tax, excise duties, taxes on income (including profits and capital gains), payroll related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. In addition, many of the jurisdictions in which Sims Metal Management will operate have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on Sims Metal Management’s results of operations and financial condition. It is possible that taxing authorities in the countries in which Sims Metal Management will operate will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of the combined company and could result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on Sims Metal Management’s results of operations and financial condition. Sims Metal Management may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it will operate or treaties between those jurisdictions are modified in an adverse manner. This may adversely affect Sims Metal Management’s cash flows, liquidity and ability to pay dividends.

The operations of Sims Metal Management will be subject to risks and uncertainties relating to international conflicts and terrorism.

Sims Metal Management will be subject to risks relating to international conflicts, wars, internal civil unrest, trade embargoes and acts of terrorism. Sims Metal Management may be subject to a higher level of risks of this type than some other companies due to its extensive international operations. These operations will include sales in developing countries, which may be more likely than developed countries to be affected by international conflicts and terrorism. Risks of this type may affect facilities owned or operated by Sims Metal Management or facilities of its suppliers or customers. In addition, risks of this type may affect port facilities or other transportation infrastructure owned or used by Sims Metal Management in the operation of its business.

United States investors may have difficulty enforcing civil liabilities against Sims Metal Management and its directors and senior management.

Sims Metal Management will be organized under the laws of Australia. Following the merger, several of Sims Metal Management’s directors and many members of its senior management will be residents of jurisdictions outside the United States. A significant portion of Sims Metal Management’s assets and the assets of these persons will be located outside the United States. As a result, United States investors may find it difficult to effect service of process within the United States upon Sims Metal Management or these persons or to enforce outside the United States judgments obtained against Sims Metal Management or these persons in United States courts, including actions predicated upon the civil liability provisions of the United States federal securities laws. Likewise, it may also be difficult for an investor to enforce in United States courts judgments obtained against Sims Metal Management or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the United States federal securities laws. It may also be difficult for a United States investor to bring an original action in an Australian court predicated upon the civil liability provisions of the United States federal securities laws against the combined company’s directors and senior management and non-United States experts named in this proxy statement/prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Sims, Metal Management and Sims Metal Management and may include statements for the period following completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Sims or Metal Management to predict results or the actual effects of its plans and strategies, or those of Sims Metal Management, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth above under “Risk Factors” and those discussed and identified in filings made with the SEC by Metal Management.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	the ability to consummate the merger, including difficulties and delays in obtaining regulatory approvals for the merger and in meeting the other conditions set forth in the merger agreement;

•	the failure of the parties to realize the anticipated benefits of the merger;

•	cyclicality and volatility in the metal recycling industry;

•	exposure to changes in commodity prices, currency exchange rates and interest rates;

•	loss of export sales and increased competition from containerized recycled metal exports;

•	concentration of customers and exposure to customer credit risks;

•	availability of adequate sources of material supply;

•	failures to comply with or other liabilities incurred pursuant to applicable laws, including applicable environmental laws;

•	the loss of senior executive employees or managers;

•	labor problems;

•	costs and risks associated with defined benefit pension plans and other employee benefits;

•	goodwill impairment and other financial and accounting issues;

•	compliance costs and other risks relating to internal control over financial reporting;

•	existing and future litigation; and

•	the risks of global operations, including international hostilities.

All subsequent written and oral forward-looking statements concerning the transaction or other matters addressed in this proxy statement/prospectus and attributable to Sims or Metal Management or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Sims and Metal Management undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE METAL MANAGEMENT SPECIAL STOCKHOLDERS MEETING

Date, Time, and Place

The special meeting of Metal Management stockholders will be held at 10:00 a.m., local time, on March 14, 2008, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, 34th Floor, New York, New York.

Matters to be Considered

At the Metal Management special meeting, Metal Management stockholders will be asked:

•	To consider and vote on the proposal to adopt the merger agreement.

•	To approve adjournments of the Metal Management special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Metal Management special meeting to approve the proposal.

•	To consider and take action upon any other business that may properly come before the Metal Management special meeting or any reconvened meeting following an adjournment of the special meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

The record date for the special meeting is January 25, 2008. This means that you must have been a stockholder of record of Metal Management’s common stock at the close of business on that date in order to vote at the special meeting. You are entitled to one vote for each share of Metal Management common stock you own. On Metal Management’s record date, Metal Management had 26,141,746 shares of common stock outstanding.

A complete list of Metal Management stockholders entitled to vote at the Metal Management special meeting will be available for inspection at the executive offices of Metal Management during regular business hours no less than ten days prior to the special meeting.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of Metal Management common stock entitled to vote at the special meeting as of the record date, voting either in person or by proxy, is necessary for adoption of the merger agreement. If necessary, approval of a proposal to adjourn the Metal Management special meeting for the purpose of, among other things, soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Metal Management common stock present in person or represented by proxy and entitled to vote at the special meeting, whether or not a quorum is represented.

The holders of a majority of the total number of outstanding shares of Metal Management common stock entitled to vote as of the record date, represented either in person or by proxy, will constitute a quorum at the Metal Management special meeting.

Manner of Voting

If you are a Metal Management stockholder you may vote for or against the proposals submitted at the Metal Management special meeting in person.

If you do not wish to vote in person or you will not be attending the special meeting, you may vote by proxy. You may vote by proxy over the Internet, over the telephone or by mail. The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to http://proxy.georgeson.com to complete an electronic proxy card.

•	To vote by proxy over the telephone, dial the toll-free phone number listed on your proxy card under the heading “Telephone” using a touch-tone phone and follow the recorded instructions.

•	To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.

If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m., United States Eastern time, on March 13, 2008 to be counted.

Metal Management is providing Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

All shares entitled to vote and represented by properly completed proxies received prior to the Metal Management special meeting, and not revoked, will be voted at the Metal Management special meeting as instructed on the proxies. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” adoption of the merger agreement and as the Metal Management board of directors recommends on any other proposals properly brought before the special meeting.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone), delivering a notice of revocation to Metal Management’s corporate secretary, or by voting by ballot at the Metal Management special meeting. Simply attending the Metal Management special meeting without voting will not revoke your proxy.

Shares Held in “Street Name”

If your shares of Metal Management common stock are held in an account at a broker, bank or other nominee and you wish to vote, you must return your instructions to the broker, bank or nominee. If you do not provide your broker with instructions, your broker will not be authorized to vote on the proposal to approve the merger agreement and the plan of merger contained therein. This will have the same effect as a vote against the proposal.

If you wish to vote on the proposal to approve adjournments of the Metal Management special meeting, you should provide instructions to your broker. If you do not provide instructions to your broker, your broker will not be authorized to vote on any proposal to adjourn the special meeting solely relating to the solicitation of proxies to approve the merger agreement and the plan of merger contained therein.

If you own shares of Metal Management common stock through a broker, bank or other nominee and attend the Metal Management special meeting, you should bring a letter from your broker, bank or other nominee identifying you as the beneficial owner of such shares of Metal Management common stock and authorizing you to vote.

Solicitation

This solicitation is made on behalf of the Metal Management board of directors. Metal Management will be responsible for all costs of soliciting proxies, including charges made by brokers and others holding common stock in their names or in the names of nominees, for reasonable expense incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of Metal Management may solicit proxies personally and by telephone, all without extra compensation. Metal Management has engaged the firm of Georgeson Inc. to assist Metal Management in the distribution and solicitation of proxies, which will be paid a fee of $10,000 plus out-of-pocket expenses for its services.

Assistance

Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card should contact or call (toll-free):

Georgeson Inc.
17 State Street
New York, New York 10004
Telephone: (866) 288-2196
Facsimile: (212) 440-9009

Other Business

We are not currently aware of any business to be acted upon at the Metal Management special meeting other than matters discussed in this proxy statement/prospectus. Under the Delaware General Corporation Law, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement/prospectus. If other matters do properly come before the special meeting, Metal Management intends that shares of its common stock represented by properly submitted proxies will be voted by persons named as proxies on the proxy card in accordance with the recommendation of Metal Management’s board of directors.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement and the related documents attached as Appendices to this proxy statement/prospectus. You should read the entirety of those documents as well as the discussion in this proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for the merger of Metal Management and MMI Acquisition Corporation. Upon completion of the merger, the separate corporate existence of MMI Acquisition Corporation will cease and Metal Management will continue as the surviving entity and as a wholly owned subsidiary of Sims. The combined company will be renamed “Sims Metal Management Limited,” subject to approval by the holders of Sims ordinary shares. At the effective time of the merger, each issued and outstanding share of Metal Management common stock will be converted into the right to receive 2.05 Sims ADSs, with each Sims ADS representing one Sims ordinary share.

Upon completion of the merger, it is estimated that Metal Management’s former stockholders will own approximately 30% and Sims’s shareholders will own approximately 70% of the then combined outstanding Sims ordinary shares and ADSs. Sims’s shareholders will continue to own their existing shares, which will not be changed by the merger. Sims ordinary shares will continue to be listed on the ASX under the trading code “SGM” and, upon completion of the merger, Sims ADSs will be listed on the NYSE under the trading symbol “SMS.” Upon completion of the merger, Metal Management common stock, which is listed on the NYSE under the trading symbol “MM,” will be delisted.

Background of the Merger

At various times over the years, the board of directors of each of Sims and Metal Management has considered the possibility of acquisitions, combinations and other business strategies and has engaged with senior management in strategic reviews, with a goal of enhancing shareholder value. Moreover, each company has engaged in a number of acquisitions over the last several years.

In late 2006, against the backdrop of a rapidly changing and evolving global commodities landscape, Mr. Dienst asked Robert Lewon, a Metal Management board member who was a former Sims executive, to arrange a meeting and dialogue with Mr. Sutcliffe. The intentions at that time were to learn about the culture and long-term plans of a public peer and to determine if there were similar goals for creating value for their respective shareholders. On April 17, 2007, Messrs. Dienst and Sutcliffe met informally and discussed in general terms the possibility of Sims and Metal Management entering into a business combination involving Sims’s North American metal recycling operations. They agreed to continue to discuss the possibility of a business combination.

On April 26, 2007, Sims and Metal Management executed a mutual confidentiality agreement and agreed to exchange high level financial information.

At a Metal Management board of directors meeting on April 27, 2007, Mr. Dienst informed the board of his preliminary discussions with Mr. Sutcliffe concerning a possible business combination and indicated that the companies would exchange financial data to allow them to be able to analyze whether the companies would proceed with further discussions. Mr. Dienst described the possible structure for a business combination and some of the opportunities and risks presented by a possible transaction. The board encouraged Mr. Dienst to continue to investigate a possible transaction.

On April 28, 2007, at the direction of Metal Management and Sims, CIBC World Markets, Metal Management’s financial advisor, and UBS AG, Australia Branch and UBS Securities LLC, which are referred to together as UBS, financial advisor to Sims, discussed a possible transaction involving the two companies and what type of financial data Metal Management and Sims could exchange in order to assist in valuation discussions. During the next six weeks, the respective financial advisors of Metal Management and Sims engaged in periodic discussions regarding valuation matters.

On May 10, 2007, Mr. Sutcliffe informed Mr. Dienst that Mr. Sutcliffe had met with Paul K. Mazoudier, the chairman of the board of Sims, and representatives of UBS to discuss the proposed transaction. Mr. Sutcliffe described the principal issues he believed needed to be discussed with Mr. Dienst when they were to meet in London on May 25, 2007, including relative valuation, respective equity ownership, board composition and management structure.

Between May 10 and June 7, 2007, Messrs. Dienst and Sutcliffe continued to communicate about the transaction.

On May 22, 2007, the Metal Management board held a meeting. At the meeting, Mr. Dienst updated the board on the discussions with Sims concerning the possible acquisition by Metal Management of Sims’s North American metal recycling operations. Mr. Dienst noted that the transaction structure could be complex and any transaction of this scale was less than certain.

On May 25, 2007, Mr. Sutcliffe, Mr. Dienst, Norman R. Bobins, a Metal Management independent director, and Paul J. Varello, an independent Sims director, met in London to discuss the possible transaction between Sims and Metal Management and the terms of a draft term sheet. Messrs. Dienst, Bobins, Sutcliffe and Varello believed they had made substantial progress on financial and governance issues and agreed to continue their discussions, with a view toward reaching agreement on a term sheet by June 14, 2007.

On June 7, 2007, Messrs. Sutcliffe and Dienst spoke by telephone about the structure and financial terms of the possible transaction, including a review of the potential cost synergies that could be obtained, but noted the difficulties in achieving a business combination of Metal Management and Sims’s North American operations, including those arising from Sims’s becoming a substantial stockholder in Metal Management as a result of the possible transaction. Mr. Sutcliffe informed Mr. Dienst that the Sims board would discuss the possible transaction at its next scheduled meeting on June 12, 2007.

On June 12, 2007, the Sims board of directors held a meeting. The Sims board of directors was then comprised of Mr. Mazoudier, as chairman, Mr. Sutcliffe, Mr. Varello, Geoffrey N. Brunsdon, Ross B. Cunningham, Robert L. Every, J. Michael Feeney, Masakatsu Iwanaga and Christopher J. Renwick. At the meeting, reference was made to a possible transaction involving Metal Management, but it was agreed to defer discussion until a subsequent meeting of the Sims board of directors to be held on June 15, 2007.

On June 15, 2007, the Sims board of directors held a meeting at which Mr. Sutcliffe updated the board on discussions with Metal Management concerning a possible transaction, and representatives of UBS reviewed various transaction structural alternatives with the Sims board. The board concluded that a transaction that involved Metal Management acquiring Sims’s North American metal recycling operations was not favored because a partial combination would be likely to involve a complex operational and governance structure and would result in Sims giving up full control over its North American operations. The Sims board determined, however, that a full merger should be explored further.

On a telephone call on June 16, 2007, Mr. Sutcliffe informed Mr. Dienst that the Sims board of directors had reviewed the possible transaction involving Metal Management and Sims’s North American assets. Mr. Sutcliffe indicated that the Sims board had concluded that the previously discussed transaction involving only its North American metal recycling operations did not accomplish Sims’s objectives. Mr. Sutcliffe accordingly suggested that a merger of Sims and Metal Management might present better opportunities for the two companies and their respective shareholders, and suggested that Sims and Metal Management consider a merger.

On June 18, 2007, Messrs. Dienst and Larry, representatives of CIBC World Markets, representatives of King & Spalding LLP, Metal Management’s legal counsel, Mr. Sutcliffe and representatives of UBS met to discuss Sims’s proposal for a merger, which at that time contemplated that the parent company following the merger would be determined according to the structure that would yield the greatest benefits for both sets of shareholders.

On June 19, 2007, Messrs. Dienst and Mazoudier further discussed by telephone a possible merger. On a conference call on June 21, 2007, Mr. Dienst informed the Metal Management board of directors of the Sims proposal for the merger. The Metal Management board of directors agreed that Metal Management should engage in appropriate discussion and diligence to determine whether the company should pursue the transaction.

On June 22, 2007, Messrs. Dienst and Larry and representatives of King & Spalding and CIBC World Markets had a conference call with Mr. Sutcliffe and representatives of Baker & McKenzie LLP, Sims’s legal counsel, and UBS to discuss the relative financial contributions of the companies and review financial information relating to the companies.

On June 22, 2007, Messrs. Dienst and Sutcliffe discussed where the combined company after the merger would maintain its headquarters. They also discussed the diligence process, including environmental due diligence.

On June 27, 2007, representatives of King & Spalding, Minter Ellison, Australian legal counsel to Metal Management, and CIBC World Markets had a conference call with representatives of Baker & McKenzie, UBS and Ernst & Young LLP, tax advisor to Sims. During the conference call, tax structuring issues and the financial and tax due diligence process were discussed.

On or about July 2, 2007, at the direction of Metal Management and Sims, representatives of CIBC World Markets and UBS had a conference call regarding relative valuation of the companies with respect to the merger. Later that day, Messrs. Dienst and Sutcliffe concluded that the preferred transaction structure would be for Sims to be the surviving parent due to the tax inefficiencies and difficulty of implementation of a transaction involving Metal Management as the parent.

On a conference call on July 5, 2007, representatives of King & Spalding, Minter Ellison and CIBC World Markets discussed the possible timing of the merger and the companies’ due diligence process with representatives of Baker & McKenzie and UBS. These discussions also occurred on July 9, 2007.

Also on July 9, 2007, Messrs. Sutcliffe and Dienst discussed possible synergies, the possible premium to be reflected in the exchange ratio in connection with the merger and the due diligence process.

On July 10, 2007, representatives of Baker & McKenzie, GaiaTech, environmental consultants for Sims, King & Spalding and Metal Management participated in a conference call regarding environmental due diligence. Representatives of CIBC World Markets were also present on the call. Also on July 10, 2007, at the direction of Metal Management and Sims, representatives of CIBC World Markets and UBS discussed the type of financial information that would be necessary to evaluate the merger. Later that day, due to general concerns by both Sims and Metal Management that the due diligence that each party would need to conduct could result in potential leaks concerning the proposed merger, Metal Management and Sims agreed that no substantial due diligence (specifically including site visits) would occur until both companies had reached a general consensus on relative valuation.

On July 19, 2007, members of Sims’s Finance & Investment Committee, which is referred to as the F&I Committee, held a meeting. The F&I Committee was then comprised of Messrs. Brunsdon, Cunningham, Every, Renwick, Sutcliffe and Varello. At the meeting, the F&I Committee discussed issues pertaining to a possible merger, including the proposed transaction structure and future regulatory and compliance obligations, potential synergies, the headquarters and management of the combined company resulting from a merger, due diligence requirements and valuation considerations. Following the meeting, Mr. Sutcliffe sent Mr. Dienst correspondence updating him on discussions of the F&I Committee and raising the possibility of Sims delivering a letter and term sheet to Metal Management summarizing the terms of a possible merger.

On July 23, 2007, members of the F&I Committee held a meeting at which they further discussed issues pertaining to a possible merger, in particular concerning the composition and structure of the board of directors of the combined company resulting from a possible merger. Mr. Sutcliffe updated Mr. Dienst again on July 23, 2007 regarding the discussions by the F&I Committee.

On July 26, 2007, members of the F&I Committee held a meeting at which they and representatives of UBS discussed key transaction issues and valuation considerations. The F&I Committee resolved to recommend to the Sims board of directors proceeding with a possible merger on the basis of a maximum premium of 12.5% to 15% to the one-week volume weighted average price of Metal Management’s shares and a maximum exchange ratio of 2.10 to 2.15.

Mr. Sutcliffe updated Mr. Dienst again on July 26, 2007 on discussions by members of the Sims board of directors. On July 26, 2007, Mr. Dienst updated Mr. Sutcliffe on discussions by the Metal Management board of directors.

On July 27, 2007, the Sims board of directors met to consider the terms of a draft letter and term sheet describing a non-binding proposal with respect to a possible merger. Following a discussion regarding the letter and term sheet, the Sims board of directors authorized Mr. Mazoudier to send the letter and term sheet on behalf of Sims to Mr. Dienst and the Metal Management board of directors.

Also on July 27, 2007, Mr. Dienst and the Metal Management board of directors received the letter and term sheet sent by Mr. Mazoudier. The Sims letter and term sheet proposed that the exchange ratio be calculated at a maximum implied premium of 12.5% to Metal Management’s share price (based upon an average of the five-day volume weighted prices and an average daily currency exchange rate prior to execution of a merger agreement), and a maximum exchange ratio of 2.10 Sims ADSs for each outstanding share of Metal Management common stock. The term sheet also had proposals regarding the location of executive headquarters (New York) and infrastructure (Chicago), senior management (with Mr. Dienst as chief executive officer, Mr. Larry as chief financial officer, Mr. Sutcliffe and Ross B. Cunningham, Sims’s chief financial officer, continuing as executive directors and a designee of Sims as chairman of the board), board composition (substantially as included in the merger agreement, except that the initial proposal was for four non-executive directors to be nominated by Sims) and deal protection provisions (referring generally to mutual “fiduciary outs” with customary termination fees).

At a Metal Management board meeting on July 29, 2007, Mr. Dienst updated the board on the negotiations with Sims’s management regarding the proposed merger. Representatives of King & Spalding discussed with the Metal Management board aspects of the proposal and term sheet, including a discussion of director fiduciary duties, and CIBC World Markets discussed with the Metal Management board financial aspects of the proposal. Mr. Dienst also discussed the strategic rationale for the transaction, including the following factors: the global nature of the combined entity; the expansion of Metal Management’s existing North American operations; the potential synergies that would result from the proposed merger; the geographic and segment diversification of the combined company’s operations; the balance between domestic and export markets; the potential to further capitalize on Sims’s strong global trading operations; the retention of qualified managers at the corporate and regional levels; and a global platform for future growth. The Metal Management board instructed Mr. Dienst to prepare and send to Sims a letter with Metal Management’s counter-proposal.

On July 30, 2007, Mr. Dienst and Gerald E. Morris, lead independent director of Metal Management, sent a letter to Mr. Mazoudier and the Sims board of directors with the Metal Management counter proposal to the Sims July 27, 2007 non-binding proposal. The Metal Management letter proposed that the exchange ratio be calculated using a minimum exchange ratio of 2.10 Sims ADSs for each outstanding share of Metal Management common stock and a maximum implied premium of 17.5% to Metal Management’s share price. The letter also suggested that the companies continue to try to reach an understanding on financial terms, board composition and other matters with respect to the proposed merger.

On July 31, 2007, Messrs. Dienst and Sutcliffe discussed the details of the proposed merger and each company’s position in the negotiations. At the direction of Metal Management and Sims, Metal Management’s and Sims’s respective financial advisors also had discussions on July 31, 2007 about, among other matters, the financial terms of the proposed transaction, including the possible exchange ratio and implied premium to Metal Management’s share price.

On or about August 1, 2007, representatives of UBS and CIBC World Markets participated in a conference call to discuss Metal Management’s latest proposal sent on July 30, 2007, in which representatives of UBS indicated that Sims was willing to calculate the exchange ratio using a maximum exchange ratio of 2.10 Sims ADSs for each outstanding share of Metal Management common stock, subject to a maximum implied premium of 15% to Metal Management’s share price (based on the five-day volume weighted average trading prices at the time a merger agreement would be signed).

On August 2, 2007, the Metal Management board of directors held a telephonic meeting. During the board meeting, Mr. Dienst again updated the Metal Management board on the negotiations for the proposed merger. CIBC World Markets discussed with the board financial terms of the latest Sims proposal, including the exchange ratio, premium and implied pro forma ownership of the combined company. The board also discussed the potential strategic rationale for the merger, including the potential creation of shareholder value to Metal Management stockholders and whether to initiate due diligence with the ability to negotiate the terms of the deal after substantially completing due diligence or whether to negotiate the terms of the proposed merger before initiating the due diligence process. The Metal Management board of directors then discussed the parameters for a counter-proposal to Sims’s current proposal. While the Metal Management board acknowledged that no consensus with Sims had been reached regarding the appropriate relative valuation for the two companies, the Metal Management board’s view was that the Sims and Metal Management positions were reasonably close. The Metal Management board of directors then instructed Mr. Dienst to expand the due diligence efforts to determine if a transaction was feasible and to allow final valuation discussions to occur following the completion of due diligence.

On or around August 3, 2007, Mr. Sutcliffe sent an email to Mr. Dienst indicating that Sims would be prepared to proceed with discussions on the basis of an exchange ratio of approximately 2.15 or a premium of approximately 15%.

Between August 3, 2007 and September 23, 2007, Messrs. Dienst and Sutcliffe updated each other concerning the due diligence process and the positions of each company regarding the proposed merger.

During August 7 through August 10, 2007, Mr. Dienst and Alan D. Ratner, President of Metal Management Northeast, Inc., toured Sims’s facilities in Europe with members of Sims’s management.

On or about August 14, 2007, Metal Management and Sims agreed on a mutual due diligence request list, began to exchange documents and financial and other information and commenced more in-depth due diligence efforts. Due diligence, including site visits by environmental consultants, commenced promptly thereafter, and continued through to September 24, 2007.

On August 17, 2007, representatives of Baker & McKenzie sent representatives of King & Spalding an initial draft of a merger agreement for the proposed merger. From August 17, 2007 until September 24, 2007, representatives of King & Spalding and Baker & McKenzie negotiated the terms of the draft merger agreement.

During August 15 through August 18, 2007, Messrs. Dienst, Ratner and Larry toured Sims’s facilities in Australia with members of Sims’s management.

During August 19, 2007 through August 23, 2007, Mr. Sutcliffe toured Metal Management’s facilities in the United States with members of Metal Management’s senior management.

On August 29, 2007, Mr. Sutcliffe communicated with Mr. Dienst regarding the proposed dividend policy of the combined company after the proposed merger and a suggested timeline for the reelection and retirement of certain members of the board of directors of the combined company after the merger, which proposals were subsequently agreed on by both boards of directors.

On August 30, 2007, members of the F&I Committee held a meeting at which they discussed the progress of due diligence, listing and filing matters, financial parameters and other outstanding issues relating to the merger. Also on August 30, 2007, at the direction of Metal Management and Sims, their respective financial advisors further discussed, among other things, valuation matters.

On August 31, 2007, the Sims board of directors held a meeting. At the meeting, the board discussed and approved wording for the dividend policy of the combined company following the proposed merger. The board authorized Mr. Sutcliffe to convey the approved dividend policy to the Metal Management board of directors.

At meetings of the Metal Management board of directors on September 5 and September 6, 2007, Mr. Dienst and Mr. Larry provided updates on the due diligence process, representatives of King & Spalding led discussions of the directors’ fiduciary duties in the context of considering the proposed merger, summarized the key terms of the draft merger agreement, including the termination and termination fee provisions and also updated the board on diligence matters, and CIBC World Markets updated the board on financial aspects of the proposed merger. The board again discussed the strategic rationale for the merger, including the similarity of the assets of Sims and Metal Management, the potential synergies to be derived from the merger and the global footprint that the combined company would create. On September 6, some members of the board of directors of Sims and Metal Management met and discussed the proposed merger. The following day, those members toured several of Metal Management’s operating sites.

On or about September 5, 2007, Mr. Mazoudier informed Mr. Morris that Sims was close to reaching its aggregate cap for non-executive directors’ compensation and that Sims would need to seek shareholder approval to increase the cap at the next shareholders’ meeting to accommodate a larger board after the merger.

On September 9, 2007, a representative of Baker & McKenzie distributed a revised draft of the merger agreement to representatives of King & Spalding.

On September 12, 2007, Mr. Mazoudier sent Mr. Morris an email setting out the basis for non-executive directors’ fees, which are determined through a comparison of the fees of ASX companies with similar market capitalizations, and outlined Sims’s non-executive directors’ compensation structure, which does not include the grant of shares or options to non-executive directors. Mr. Mazoudier noted that Metal Management directors would be entitled to a higher cash base salary as non-executive directors of Sims Metal Management but that the loss of option grants could result in lower compensation overall.

On September 13, 2007. Mr. Mazoudier corresponded with Mr. Morris regarding whether there should be an increase in Mr. Dienst’s salary after the merger and the expectation of future share grants to Mr. Dienst, and noted issues regarding required shareholder approval of any future share grants.

On September 14, 2007, Mr. Morris updated the remaining members of the Metal Management board of directors about his discussions with Mr. Mazoudier.

On September 17, 2007, Mr. Mazoudier discussed separately with Messrs. Feeney and Varello, the members of the Sims Remuneration Committee, Mr. Dienst’s proposed compensation package, including short-term and long-term incentive plans, compensation package review, the vesting of the restricted stock grant and a sign-on bonus.

On September 18, 2007, Mr. Mazoudier sent Mr. Dienst an email proposing a continuation of Mr. Dienst’s current salary through June 30, 2009 (which would then be subject to review). The proposal also contemplated that Mr. Dienst would become eligible to participate in Sims’s short-term and long-term incentive plans for the year ending June 30, 2009 in lieu of the current Metal Management bonus plan and historical stock grant policy and would be entitled to receive a $1 million integration bonus upon achievement of synergies to be specified. The proposal also contemplated that Mr. Dienst’s existing restricted stock would vest upon closing of the merger but that he would agree to pay a cash clawback amount if he were not to continue to serve as the Sims Metal Management chief executive officer through July 26, 2010, with a lesser clawback amount if he were to leave before July 26, 2011 or July 26, 2012.

On September 18, 2007, the Metal Management board of directors (without Mr. Dienst participating) discussed Sims’s proposal regarding Mr. Dienst’s possible compensation as chief executive officer of the combined company after consummation of the merger, including whether it would be appropriate to accelerate vesting of his restricted stock that did not already automatically vest upon consummation of the merger. The board also determined that any discretionary restricted stock award to Mr. Dienst in respect of Metal Management’s fiscal 2008 performance would be increased by an amount of restricted stock with a value of $1 million in recognition of his extraordinary efforts with respect to the merger (but in no event to exceed a total grant of 75,000 shares). The board also agreed to modify its short-term bonus program upon completion of the merger to make the 2008 payments after completion of the audit of Sims Metal Management’s 2008 financial statements, but the bonus payments would be calculated as of March 31, 2008 at 125% of the amount that the eligible employee would have received had such payment been made after completion of Metal Management’s 2008 financial statements, reflecting a 15 month period, except that, in respect of Messrs. Dienst and Larry, they would receive, prior to closing of the merger, the maximum percentage payable to them under the RONA Plan, plus an additional three months of annualized bonus compensation at the same percentage. The board also determined that it would create a potential discretionary bonus pool (for which Mr. Dienst would not be eligible) to compensate certain employees for their extraordinary efforts with respect to the merger.

On September 21, 2007, members of the F&I Committee held a meeting at which they discussed at length a draft merger proposal and resolved to recommend the proposal to the Sims board of directors for further consideration. Following the meeting of the F&I Committee, the Sims board of directors held a meeting at which the board discussed various outstanding issues pertaining to the merger. Representatives of UBS discussed valuation issues, the financial impact of the proposed merger on Sims and key market considerations regarding the proposed merger. Representatives of Baker & McKenzie discussed the progress of the legal and environmental due diligence process and provided a summary of the key terms of the draft merger agreement. The board agreed to instruct representatives of UBS to continue discussions with CIBC World Markets regarding the exchange ratio. Based on these instructions, an exchange ratio was proposed to Metal Management, of 2.00 Sims ADSs for each outstanding share of Metal Management common stock, which, due to significant movements in the Australian dollar — U.S. dollar exchange rate and the relative prices of Sims and Metal Management shares since July 2007, reflected at that time an implied premium of approximately 15% to Metal Management’s share price.

On September 21, 2007, Mr. Sutcliffe conveyed to Mr. Dienst the position of Sims’s board of directors that Mr. Dienst’s unvested shares must vest upon the closing of the merger and that any integration bonus would be payable in August 2009 upon completion of the combined company’s audit. Mr. Sutcliffe also conveyed the approval of the compensation terms outlined by Mr. Mazoudier regarding non-executive directors.

On the morning of September 23, 2007, the Metal Management board of directors held a meeting. At that meeting, representatives of King & Spalding provided an update on the merger agreement and again reviewed with the directors their fiduciary duties. CIBC World Markets provided an update on financial terms of the proposed merger. The Metal Management board of directors authorized Mr. Dienst and CIBC World Markets to propose an exchange ratio of 2.10 and indicated that the minimum exchange ratio that would be acceptable to the Metal Management board of directors was 2.05 Sims ADSs for each outstanding share of Metal Management common stock with a minimum pro forma equity ownership of 30% for Metal Management stockholders. After the Metal Management board meeting, and as instructed by the Metal Management board of directors, CIBC World Markets proposed on behalf of Metal Management to UBS an exchange ratio of 2.10 Sims ADSs for each outstanding share of Metal Management common stock. UBS representatives responded that a middle ground exchange ratio of between 2.00 and 2.10 might be acceptable to the Sims board of directors.

In the afternoon of September 23, 2007, the Metal Management board of directors met again. CIBC World Markets updated the board on its discussions with UBS. The Metal Management board of directors instructed CIBC World Markets to resume discussions regarding the exchange ratio.

Later that day, representatives of Metal Management’s financial advisor attempted to resume discussions with representatives of UBS in accordance with the directives of the Metal Management board of directors and were informed by UBS that the Sims board of directors would be meeting the next day to consider authorizing a 2.05 exchange ratio.

On September 23, 2007, Sims, through Mr. Sutcliffe, sent Messrs. Dienst and Larry letters that would revise their respective current employment agreements if the proposed merger was consummated.

On September 23 and September 24, 2007, representatives of King & Spalding and Baker & McKenzie finalized the terms of the merger agreement, subject to approval by the boards of directors of Sims and Metal Management.

On September 24, 2007, the Sims board of directors held a meeting. At the meeting, representatives of UBS provided the board with an update on the financial terms of the proposed merger and representatives of Baker & McKenzie reviewed with the board the terms of the proposed merger agreement. Following discussion and the consideration of a range of strategic and financial matters and risks and potential benefits, including the risks and potential benefits discussed under “— Sims’s Reasons for the Merger,” the Sims board of directors unanimously approved the merger based on an exchange ratio of 2.05 Sims ADSs for each outstanding share of Metal Management common stock and authorized the management of Sims to finalize and execute the merger agreement based on the terms presented to the board.

On the morning of September 24, 2007, the Metal Management board of directors held a telephonic meeting. Mr. Dienst updated the board of directors on negotiations with Sims and informed the board that the Sims board of directors approved the merger at an exchange ratio of 2.05. Representatives of King & Spalding reviewed the terms of the merger agreement. Also at this meeting, CIBC World Markets reviewed with the Metal Management board of directors its financial analysis of the exchange ratio and rendered to the Metal Management board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated September 24, 2007, as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger. The Metal Management board of directors unanimously approved the merger agreement.

Metal Management’s Reasons for the Merger and Recommendation of its Board of Directors

By unanimous vote, the Metal Management board of directors, at a meeting held on September 24, 2007, determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of the Metal Management stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. The Metal Management board of directors unanimously recommends that the Metal Management stockholders vote “FOR” adoption of the merger agreement and the transactions contemplated by the merger agreement at the Metal Management special meeting.

In evaluating the merger, the Metal Management board of directors consulted with Metal Management’s management and legal and financial advisors and considered a variety of factors, including the material factors described below. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Metal Management board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Metal Management board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of Metal Management’s reasons for the proposed merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the facts discussed under “Cautionary Statements Regarding Forward-Looking Information.”

Strategic Considerations

The Metal Management board of directors considered a number of factors pertaining to the strategic rationale for the merger as generally supporting its decision to enter into the merger agreement, including the following:

•	its view of the anticipated strategic fit between Metal Management and Sims, which the Metal Management board of directors believes will provide the combined company with significantly greater capabilities and financial resources enhancing competitiveness to a degree that neither company has, or could develop, on its own;

•	its expectation that the combined company would be a leading global recycler with:

•	operations on four continents and in over 200 locations;

•	the ability to serve global ferrous and non-ferrous consumers; and

•	a significant expansion in the North American market, with Metal Management’s strong domestic presence complementing Sims’s export-focused North American business;

•	its view that the combined company would have a broad product diversification, including recycling solutions and other industrial segments, and be able to capitalize on Sims’s strong global trading operations; and

•	its view that a global platform provides the best opportunity for future growth.

Financial Considerations

The Metal Management board of directors also considered a number of financial factors pertaining to the merger as generally supporting its decision to enter into the merger agreement, including the following:

•	based upon the advice of Metal Management management who engaged in an analysis with Sims management, the significant synergies that could result from the transaction, including:

•	approximately $35 million of tangible operating synergies, including approximately $9 million of plant and staffing consolidation benefits, $22 million of selling, transportation and logistics and handling benefits and $4 million of joint purchasing of non-scrap consumables and reduced waste removal and handling costs; and

•	the mutual identification of additional sources of synergies by Metal Management’s and Sims’s management team;

•	the financial terms of the transaction, including:

•	the fixed exchange ratio of 2.05 Sims ADSs for each share of Metal Management common stock, representing a premium of approximately 18.2% based on the closing price of Metal Management’s common stock on September 21, 2007, the last trading day immediately preceding the announcement of the entry into the merger agreement by Sims, Metal Management and MMI Acquisition Corporation, which resulted in a valuation that exceeded the 52-week high intra-day trading price of Metal Management common stock by more than 10%;

•	because the exchange ratio for the stock is fixed, the opportunity for Metal Management stockholders to benefit from any increase in the trading price of Sims ordinary shares or in the appreciation of the Australian dollar between the announcement of the merger and the closing of the merger;

•	the earnings, cash flow and balance sheet impact of the proposed combined company relative to the historical financial performance of Metal Management and the historical trading price of its common stock, which the board believed would result in the potential enhancement of Metal Management stockholder value; and

•	the expectation that Metal Management stockholders will hold ADSs representing approximately 30% of the outstanding ordinary shares of the combined company immediately after closing and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares for cash at any time;

•	the opinion, and financial presentation, dated September 24, 2007, of CIBC World Markets to the Metal Management board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger, as more fully described below under the sub-section entitled “Opinion of Metal Management’s Financial Advisor;” and

•	the expectation that the merger would qualify as a reorganization for United States federal income tax purposes and that, as a result, the exchange by Metal Management stockholders of their shares of Metal Management common stock for Sims ADSs in the merger generally would be tax-free to Metal Management stockholders.

Other Considerations with Respect to the Merger

The Metal Management board of directors also considered a number of additional factors as generally supporting its decision to enter into the merger agreement, including the following:

•	its view that based upon information then available, it was unlikely that there would be available an alternative transaction, if one were to be pursued, that would provide greater value to the Metal Management stockholders than the merger with Sims;

•	the ability under the merger agreement of Metal Management under certain limited circumstances to provide non-public information to, and engage in discussions with, third parties that proposed an alternative transaction;

•	its view that the terms of the merger agreement, including the termination fee, would not preclude a proposal for an alternative transaction involving Metal Management;

•	its view that, as a percentage of the merger consideration at the time of the announcement of the transaction, the termination fee was at or below the range of termination fees provided for in recent comparable acquisition transactions;

•	the mutuality of the representations, warranties and covenants of the merger agreement, including the ability of Metal Management to receive a termination fee if Sims terminated the merger agreement under certain circumstances;

•	the proposed management arrangements of the combined company under which:

•	the chief executive officer and the chief financial officer of Metal Management would be the chief executive officer and chief financial officer of the combined company; and

•	the board of directors of the combined company would be comprised of 12 directors, including (i) five directors to be nominated by Sims (including the chairman, the current chief executive officer and chief financial officer of Sims), (ii) five directors nominated by Metal Management (including the chief executive officer of Metal Management) and (iii) two directors to be nominated by Mitsui;

•	the executive offices of the combined company would be located in New York and the operational headquarters would be located in Chicago, Illinois; and

•	the prospects for the merger receiving necessary regulatory approvals and the anticipated timing and conditions of those approvals.

Risks

The Metal Management board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

•	the Metal Management stockholders would receive ADSs issued by a foreign company instead of common stock of a domestic company;

•	the difficulties and challenges inherent in and increased costs attributable to completing the merger and integrating the businesses, especially since the businesses currently reside in different national jurisdictions;

•	the challenges implicit in and expenses attributable to subjecting the Sims business to the internal control reporting and certifications required under the Exchange Act;

•	the risk that the expected synergies and other benefits of the merger might not be fully achieved or may not be achieved within the timeframes expected;

•	given the size of the combined company and the mix of assets it will own, the challenges that it will face in continuing to grow its revenues profitably;

•	the risks of the type and nature described under “Risk Factors;”

•	the possibility that regulatory or governmental authorities might seek to impose conditions on or otherwise prevent or delay the merger (and that the merger ultimately may not be completed as a result of material adverse conditions imposed by regulatory authorities or otherwise);

•	certain provisions of the merger agreement may have the effect of discouraging proposals for alternative transactions with Metal Management, including:

•	the requirement that Metal Management provide Sims the right to obtain information with respect to proposals for alternative transactions;

•	the requirement that the Metal Management board of directors provide Sims with the right to offer to modify the merger agreement to match the terms of any superior proposal for an alternative transaction; and

•	the requirement that Metal Management pay a termination fee of $25 million to Sims in certain circumstances following the termination of the merger agreement, including if Sims terminates the merger agreement as a result of the Metal Management board of directors’ withdrawal of its recommendation for the merger or its recommendation of an alternative transaction or the Metal Management stockholders failing to approve the merger in light of a publicly announced alternative transaction and Metal Management enters into an alternative transaction within 12 months (see “The Merger Agreement - Termination Fee and Expense Reimbursement”);

•	certain of Metal Management’s directors and officers have interests in the merger as individuals that are in addition to, or that conflict with, the interests of the Metal Management stockholders (see “The Merger — Interests of Directors and Executive Officers in the Merger”);

•	the fees and expenses associated with completing the merger;

•	the risk that certain members of Metal Management senior management or Sims senior management might choose not to remain employed with the combined company;

•	the risk that the Metal Management stockholders may fail to approve the merger;

•	the risk that a significant number of Metal Management stockholders may cease to hold stock in the combined company because the combined company might be a foreign private issuer or a company that is not incorporated in the United States;

•	the risk and costs that the merger might not be completed, the potential impact of the restrictions under the merger agreement or Metal Management’s ability to take certain actions during the period prior to the closing of the merger agreement (which may delay or prevent Metal Management from undertaking business opportunities that may arise pending completion of the merger), the potential for diversion of management and employee attention and for increased employee attrition during that period and the potential effect of these on Metal Management’s business and relations with customers and service providers;

•	the disparities in compensation levels, compensation systems and philosophy between Sims and Metal Management and, more generally, Australian and United States-based companies, could pose cultural and management challenges for the combined company. The disparities include the following:

•	with respect to employee’s total compensation, the component that is comprised of base salary is a higher percentage of total compensation for Sims employees than Metal Management employees;

•	Metal Management’s equity based awards are distributed more widely throughout the company than Sims’s equity based awards;

•	while both the Metal Management and Sims long-term incentive compensation programs are performance based, Metal Management exercises more flexibility in determining the amount of awards to specific employees based on his or her individual performance; and

•	awards of equity to directors of Australian companies listed on the ASX generally must be approved by shareholders and the payment of fees to non-executive directors of such companies is generally exclusively in cash;

•	because the exchange ratio for the stock is fixed, Metal Management stockholders will potentially be adversely affected by any decrease in the sale price of Sims ordinary shares between the date of execution of the merger agreement and the closing of the merger, which would not have been the case had the consideration been based on a fixed value (a fixed dollar amount of value per share in all cases); and

•	the effect that fluctuations in the U.S. dollar — Australian dollar exchange rate may have on the relative value of the merger consideration to be received by the Metal Management stockholders.

The Metal Management board of directors weighed the potential benefits, advantages and opportunities of a merger and the risk of not pursuing a transaction with Sims against the risks and challenges inherent in the proposed merger. The Metal Management board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Metal Management board of directors concluded that the potential benefits outweighed the risks for consummating the merger with Sims.

After taking into account these and other factors, the Metal Management board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of the Metal Management stockholders, approved the merger with Sims and the other transactions contemplated by the merger agreement, and approved the merger agreement.

Opinion of Metal Management’s Financial Advisor

Metal Management has engaged CIBC World Markets as its financial advisor in connection with the merger. In connection with this engagement, the Metal Management board of directors requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of Metal Management common stock of the exchange ratio provided for in the merger. On September 24, 2007, at a meeting of the Metal Management board of directors held to evaluate the merger, CIBC World Markets rendered to the Metal Management board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated September 24, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Metal Management common stock.

The full text of CIBC World Markets’ written opinion, dated September 24, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Appendix B. CIBC World Markets’ opinion was provided to the Metal Management board of directors in connection with its evaluation of the exchange ratio from a financial point of view. CIBC World Markets’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of CIBC World Markets’ opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Metal Management common stock are encouraged to read the opinion carefully in its entirety.

In arriving at its opinion, CIBC World Markets:

•	reviewed the merger agreement;

•	reviewed publicly available audited financial statements of Metal Management for fiscal years ended March 31, 2005, March 31, 2006 and March 31, 2007 and unaudited financial statements of Metal Management prepared by the management of Metal Management for the three months ended June 30, 2007, and also reviewed publicly available audited financial statements of Sims for fiscal years ended June 30, 2005, June 30, 2006 and June 30, 2007;

•	reviewed other historical financial data, as adjusted to reflect certain acquisitions and other items, of Metal Management and Sims provided to CIBC World Markets by the respective managements of Metal Management and Sims;

•	reviewed financial forecasts and estimates relating to Metal Management for the fiscal year ending March 31, 2008 prepared by the management of Metal Management as well as estimates as to the potential cost savings anticipated by the managements of Metal Management and Sims to result from the merger;

•	held discussions with the senior managements of Metal Management and Sims with respect to the businesses and prospects of Metal Management and Sims;

•	reviewed historical market prices and trading volumes for Metal Management common stock and Sims ordinary shares;

•	reviewed and analyzed certain publicly available financial data for companies that CIBC World Markets deemed relevant in evaluating Metal Management and Sims;

•	reviewed and analyzed certain publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

•	reviewed and analyzed the premiums paid, based on publicly available financial information, in merger and acquisition transactions CIBC World Markets deemed relevant in evaluating the merger;

•	reviewed the relative contributions of Metal Management and Sims to selected operational metrics of the combined company based on historical financial data of Metal Management and Sims;

•	reviewed the potential pro forma financial effect of the merger on Sims’s earnings per share based on historical financial data of Metal Management and Sims and estimates as to the potential cost savings anticipated to result from the merger prepared by the managements of Metal Management and Sims;

•	reviewed other public information concerning Metal Management and Sims; and

•	performed such other analyses, reviewed such other information and considered such other factors as CIBC World Markets deemed appropriate.

In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by Metal Management and Sims and their respective employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. CIBC World Markets was not provided with any financial forecasts and estimates relating to Sims prepared by Sims’s management and, accordingly, CIBC World Markets did not undertake an analysis of the financial performance of Sims beyond June 30, 2007. In addition, CIBC World Markets was advised that financial forecasts and estimates relating to Metal Management for periods beyond March 31, 2008 were not prepared by the management of Metal Management and, accordingly, CIBC World Markets did not undertake an analysis of Metal Management’s financial performance beyond March 31, 2008. With respect to the financial forecasts and estimates provided to CIBC World Markets relating to Metal Management, CIBC World Markets assumed, at the direction of the management of Metal Management and with Metal Management’s consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Metal Management as to Metal Management’s future financial condition and operating results. With respect to adjusted historical financial data relating to Metal Management and Sims provided to CIBC World Markets by the respective managements of Metal Management and Sims and estimates as to the potential cost savings anticipated by the managements of Metal Management and Sims to result from the merger, CIBC World Markets assumed, at the direction of the respective managements of Metal Management and Sims and with Metal Management’s consent, without independent verification or investigation, that such data and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Metal Management and Sims as to the matters covered by such data and estimates. CIBC World Markets assumed, with Metal

Management’s consent, that the financial results reflected in such forecasts and estimates, including estimates as to the potential cost savings and synergies anticipated to result from the merger, would be achieved at the times and in the amounts projected. CIBC World Markets relied, without independent verification, upon the assessments of the management of Metal Management as to market trends and prospects for the metal recycling industry and the potential impact of such trends and prospects on Metal Management and Sims. CIBC World Markets also relied, at Metal Management’s direction, without independent verification or investigation, on the assessments of the management of Metal Management as to the ability to integrate the businesses of Metal Management and Sims and to retain key customers of Metal Management and Sims.

CIBC World Markets assumed, with Metal Management’s consent, that the merger would qualify for federal income tax purposes as a reorganization under Section 368(a) of the Code. CIBC World Markets also assumed, with Metal Management’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Metal Management, Sims or the merger, including the contemplated benefits of the merger. CIBC World Markets neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Metal Management or Sims. CIBC World Markets’ opinion related to the relative values of Metal Management and Sims. CIBC World Markets did not express any opinion as to the underlying valuation, future performance or long-term viability of Metal Management or Sims, or the prices at which Metal Management common stock, Sims ordinary shares or Sims ADSs would trade at any time. CIBC World Markets expressed no view as to, and its opinion did not address, any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. In addition, CIBC World Markets expressed no view as to, and its opinion did not address, Metal Management’s underlying business decision to proceed with or effect the merger nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for Metal Management or the effect of any other transaction in which Metal Management might engage. In connection with its engagement, CIBC World Markets was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of Metal Management. CIBC World Markets’ opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of its opinion. It should be understood that, although subsequent developments may affect CIBC World Markets’ opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Except as described above, Metal Management imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

This summary is not a complete description of CIBC World Markets’ opinion or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. CIBC World Markets arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.

In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Metal Management and Sims. No company, business or transaction used in the analyses is identical or directly comparable to Metal Management, Sims or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The forecasts and estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the forecasts and estimates used in, and the results derived from, CIBC World Markets’ analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger were determined through negotiation between Metal Management and Sims, and the decision to enter into the merger was solely that of the Metal Management board of directors. CIBC World Markets’ opinion and financial presentation were only one of many factors considered by the Metal Management board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Metal Management board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

The following is a summary of the material financial analyses reviewed with the Metal Management board of directors in connection with CIBC World Markets’ opinion dated September 24, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses.

Selected Companies Analysis

CIBC World Markets performed separate selected companies’ analyses of Metal Management and Sims in which CIBC World Markets reviewed financial and stock market information of selected publicly held companies in the metal recycling industry. Financial data of the selected companies were based on public filings, publicly available research analysts’ estimates and other publicly available information. Estimated financial data of Metal Management were based on internal estimates of the management of Metal Management and historical financial data of Metal Management and Sims were provided by the respective managements of Metal Management and Sims. Latest 12 months financial data of Metal Management, Sims and the selected companies were for the 12-month period ended June 30, 2007.

Metal Management.  CIBC World Markets reviewed financial and stock market information of Metal Management and the following four selected publicly held companies. These companies, referred to as the Metal Management selected companies, were selected primarily because they are publicly traded companies in the metals industry which engage in scrap metal recycling, which is the business in which Metal Management operates:

•	Commercial Metals Company
•	Gerdau Ameristeel Corporation
•	Schnitzer Steel Industries, Inc.
•	Sims Group Limited

CIBC World Markets reviewed enterprise values of the Metal Management selected companies, calculated as fully-diluted market value based on closing stock prices on September 21, 2007, plus net debt, as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, and calendar year 2007 estimated EBITDA. CIBC World Markets also reviewed closing stock prices of the Metal Management selected companies on September 21, 2007 as a multiple of latest 12 months earnings per share, which is referred to as EPS, and calendar year 2007 estimated EPS.

Sims.  CIBC World Markets reviewed financial and stock market information of Sims and the following seven selected publicly held companies. These companies, referred to as the Sims selected companies, were selected primarily because they are publicly traded companies in the metals industry which engage in scrap metal recycling (which is the principal business in which Sims operates) or, given that Sims also engages in other types of metal recycling and has operations that are directly affected by commodity iron ore prices, publicly traded companies in the metals industry engaged in other types of metal recycling or in iron ore mining which, in CIBC World Markets’ view, were deemed relevant for purposes of comparison:

•	Asahi Pretec Corporation
•	BHP Billiton PLC
•	Commercial Metals Company
•	Gerdau Ameristeel Corporation
•	Metal Management, Inc.
•	Rio Tinto plc
•	Schnitzer Steel Industries, Inc.

CIBC World Markets reviewed enterprise values of the Sims selected companies as a multiple of latest 12 months EBITDA. CIBC World Markets also reviewed closing stock prices of the Sims selected companies on September 21, 2007 as a multiple of latest 12 months EPS.

Based on the implied per share equity reference ranges for Metal Management and Sims calculated by applying a range of selected multiples of the above-referenced metrics derived from the Metal Management selected companies and the Sims selected companies to corresponding data, as adjusted to reflect certain acquisitions and non-recurring items, of Metal Management and Sims, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio
Reference Range	Merger Exchange Ratio

1.5373x — 2.0331x	2.05x

Selected Precedent Transactions Analysis

CIBC World Markets reviewed the transaction values of the following six selected transactions involving companies in the metal recycling industry:

Announcement Date	Acquirer	Target

• 10/16/06	• Sims	• Metall + Recycling Gmbh
• 04/27/06	• European Metal Recycling Ltd.	• Southern Recycling, LLC
• 06/24/05	• Sims	• Hugo Neu Corporation
• 06/17/04	• IMCO Recycling Inc.	• Commonwealth Industries, Inc.
• 03/19/03	• IMCO Recycling Inc.	• VAW-IMCO Guss und Recycling Gmbh
• 01/14/03	• Eco-Bat Technologies PLC	• Revere Smelting and Refining Corporation (smelting facilities)

CIBC World Markets reviewed transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus net debt, as a multiple of latest 12 months EBITDA. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Metal Management were provided by the management of Metal Management. Based on the implied per share equity reference range for Metal Management calculated by applying a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to Metal Management’s latest 12 months (as of June 30, 2007) EBITDA, as adjusted to reflect certain acquisitions and non-recurring items, and on the implied per share equity reference range derived for Sims from the selected companies analysis described above, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio
Reference Range	Merger Exchange Ratio

1.3836x — 1.8298x	2.05x

Premiums Paid Analysis

CIBC World Markets reviewed the premiums paid in 24 selected all-stock transactions announced between January 1, 2005 and September 21, 2007 in which the pro forma equity ownership of the target company’s shareholders upon consummation of the transaction ranged between 20% and 50% relative to the closing stock prices of the target companies in such transactions one trading day, one week and four weeks prior to public announcement of the relevant transaction. Based on the implied per share equity reference range for Metal Management calculated by applying a range of selected premiums derived from the selected transactions to the closing prices of Metal Management common stock one trading day, one week and four weeks prior to September 21, 2007 and on the closing price of Sims ordinary shares on September 21, 2007, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio
Reference Range	Merger Exchange Ratio

1.6878x — 1.9635x	2.05x

Contribution Analysis

CIBC World Markets reviewed the relative contributions of Metal Management and Sims to the combined company’s latest 12 months (as of June 30, 2007) net income, as adjusted to reflect certain acquisitions and non-recurring items. Financial data of Metal Management and Sims were provided by the respective managements of Metal Management and Sims. Based on the implied equity ownership percentage of Metal Management’s stockholders in the combined company derived from the relative contributions of Metal Management and Sims to the latest 12 months net income of the combined company, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio
Reference Range	Merger Exchange Ratio

1.6733x — 2.2130x	2.05x

Miscellaneous

Metal Management has agreed to pay CIBC World Markets for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $8.8 million, a portion of which was payable in connection with CIBC World Markets’ engagement, a portion of which was payable upon delivery of its opinion and approximately $8 million of which is contingent upon consummation of the merger. In addition, Metal Management has agreed to reimburse CIBC World Markets for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Metal Management and Sims for its and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Metal Management selected CIBC World Markets as its financial advisor based on CIBC World Markets’ reputation and experience. CIBC World Markets is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Sims’s Reasons for the Merger

The Sims board of directors, at a meeting held on September 24, 2007, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of the shareholders of Sims and approved the merger agreement and the transactions contemplated thereby, including the merger.

In reaching this decision, the Sims board of directors considered a range of strategic and financial considerations, including:

•	the combined company would have a leading position in the North American metal recycling market;

•	the complementary nature of Sims’s export-focused and Metal Management’s domestic-focused North American operations and Metal Management’s significant non-ferrous metal recycling operations;

•	the merger provides a sound platform for future growth, including a listing on the NYSE, which would provide acquisition currency for further acquisitions in the recycling industry;

•	the merger would combine two strong management teams with the capabilities to drive further growth, particularly in the North American metal recycling market;

•	that the holders of Sims ordinary shares and the holders of Metal Management common stock would own approximately 70% and 30%, respectively, of the combined company;

•	the merger would have the potential to generate significant cost synergies in North America; and

•	through the achievement of synergies, the merger would have a positive financial impact on Sims.

The Sims board of directors also considered a range of risks and other issues, including:

•	that the merger involves a significant increase in Sims’s exposure to the United States domestic market at a time of uncertainty regarding the outlook for the United States economy;

•	the risk that Metal Management’s stockholders may not want to hold securities in a foreign corporation;

•	the terms of the merger agreement, including the restrictions on both parties in pursuing alternative transactions, the requirement that Sims move its executive offices to New York, New York and operational headquarters to Chicago, Illinois, the risk that conditions to the closing of the merger would not be satisfied (including Metal Management stockholders not approving the merger) and the corporate governance arrangements to apply post merger;

•	that the merger will involve significant integration risks, both within the combined company’s North American operations and through the transition of Sims’s head office to the United States;

•	that there would be significant changes in the composition of the board of directors and senior management of the combined company, including a new chief executive officer and chief financial officer;

•	that the merger would require the combined company to comply with the rules and regulations of the SEC and the listing standards of the NYSE applicable to foreign private issuers, which could increase compliance costs;

•	the impact of any conditions imposed by any regulator whose consent to the merger was a condition to completion of the merger;

•	possible lack of liquidity in the trading market for Sims ADSs listed on the NYSE; and

•	that Sims ordinary shares have historically traded at a higher price-earnings ratio than Metal Management common stock and that the combination of Sims and Metal Management could result in the shares of the combined company trading at a lower price-earnings ratio than Sims ordinary shares.

The Sims board of directors weighed the potential benefits, advantages and opportunities of a merger and the risk of not pursuing a transaction with Metal Management against the risks and challenges inherent in the proposed merger. The Sims board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Sims board of directors concluded that the potential benefits outweighed the risks for consummating the merger with Metal Management.

After taking into account these and other factors, the Sims board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interest of the shareholders of Sims, approved the merger with Metal Management and the other transactions contemplated by the merger agreement, and approved the merger agreement.

Interests of Metal Management Directors and Executive Officers in the Merger

Certain members of the Metal Management board of directors and executive officers of Metal Management, in their capacities as such, have certain interests in the merger that are in addition to or different from their interests as Metal Management stockholders generally. See “The Merger — Effect of Merger on Metal Management Executive Employment Agreements and Severance Arrangements,” “The Merger — Effect of Merger on Equity Awards” and “The Merger — Indemnification and Directors’ and Officers’ Insurance.” The Metal Management board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Board of Directors of Sims Metal Management After the Merger

Board of Directors

Upon completion of the merger, the Sims Metal Management board of directors will consist of 12 directors. The Sims Metal Management board of directors will consist of seven current Sims directors and the five current Metal Management directors. Paul K. Mazoudier will be the chairman of the board of Sims Metal Management.

Name and Age	Principal Outside Business Activities and Five-Year Employment History

Paul K. Mazoudier, 66	Chairman of Sims since 1999 and Independent Non-Executive Director since 1991; Director of HPAL Limited (2001-2007); Director of AMP Limited (2000-2003); and Director and Chairman of Ambition Group Limited (1999-2003).
Jeremy L. Sutcliffe, 50	Executive Director and Group Chief Executive of Sims since 2002; Vice President (since 2004) and Board member (since 2002) of the Ferrous Division of the Bureau of International Recycling; Member of the Australian Institute of Company Directors since 2002.
Ross B. Cunningham, 62	Executive Director (since 1991) and Executive Director, Group Finance and Strategy of Sims; Fellow of the Australian Institute of Company Directors.
J. Michael Feeney, 61	Independent Non-Executive Director of Sims since 1991; Executive Director, Collins Partners Corporate Advisory until 2007; Director of Ausdoc Group Limited (1999-2002); and Director of Feltex Carpets Limited (2001-2006).
Christopher J. Renwick, 65	Independent Non-Executive Director of Sims since June 2007; Director of Coal and Allied Industries Limited since 2004, and Chairman since 2005; Director of Downer EDI Limited since 2004; Director of Transurban Group since 2005; and employed with the Rio Tinto group for over 35 years and was Chief Executive, Rio Tinto Iron Ore (1997-2004).

Name and Age	Principal Outside Business Activities and Five-Year Employment History

Paul J. Varello, 64	Independent Non-Executive Director of Sims since 2005; President and Chief Executive Officer of Commonwealth Engineering and Construction of Houston, Texas since 2003; Chairman and Chief Executive Officer of American Ref-Fuel Company (1990-2003); and Independent Director of The Ryland Group, Inc. since 1999.
Masakatsu Iwanaga, 66	Non-Independent, Non-Executive Director of Sims since June 2007; Member of the Australia & New Zealand Chamber of Commerce in Japan; employed with Mitsui from 1963 through 2005 and worked in various divisions of Mitsui, including as President and Managing Director, Mitsui Iron Ore Development from 1999-2005.
Norman R. Bobins, 64	Director of Metal Management since 2006; Chairman Emeritus of LaSalle Bank Corp. since 2007; Chairman of LaSalle Bank Corp. from 2000 to 2003; President and Chief Executive Officer of LaSalle Bank Corp. from 2001 to 2007; Chairman, President and Chief Executive Officer of LaSalle Bank N.A. from 2001 to 2007; President of LaSalle Bank Midwest National Association from 2005 to 2007; Director of Global Hyatt Corporation since 2006; Director of Nicor, Inc. since 2007; Director of RREEF America REIT II, Inc. since 1996; and Director of AAR Corp. since 2007.
Daniel W. Dienst, 42	Director of Metal Management since 2001; Chairman of the Board of Metal Management since 2003, Chief Executive Officer and President of Metal Management since 2004; and Managing Director of the Corporate and Leveraged Finance Group of CIBC World Markets (2000-2004).
John T. DiLacqua, 55	Director of Metal Management since 2001; and Executive Chairman of Envirosource, Inc. from May 2004 until his retirement in December 2004, President and Chief Executive Officer of Envirosource, Inc. (1999-2004).
Robert Lewon, 64	Director of Metal Management since 2004; served as a consultant to scrap metal companies since his retirement from Simsmetal USA Corp. in 1993.
Gerald E. Morris, 74	Director of Metal Management since 2004 and designated lead director since 2006; President and Chief Executive Officer of Intalite International N.V., a position he has held for more than five years; and Director and Chairman of the audit committee of Beacon Trust Company.

If any of the foregoing persons is unavailable for any reason to serve as a director of Sims Metal Management upon the effective date of the merger, the board of directors of Sims or Metal Management, as applicable, will be entitled to designate another person to serve on the board of directors of Sims Metal Management.

Under the merger agreement, Sims Metal Management directors will serve three-year terms and be eligible for reelection to further three-year terms. Three of the four former Metal Management non-executive directors will stand for reelection at the 2008 annual general meeting of Sims Metal Management shareholders. The fourth former Metal Management non-executive director, who has not yet been identified, will not stand for reelection and will retire and, therefore, will no longer be a Sims Metal Management director after Sims Metal Management’s 2008 annual general meeting of shareholders.

If any of the former Metal Management non-executive directors vacates his directorship prior to the 2008 annual general meeting of shareholders, whether due to removal, resignation or death, the former Metal Management directors will have the exclusive authority to nominate individuals to fill such vacant seats, as long as the nominees are reasonably acceptable to the Nomination Committee of the Sims Metal Management board of directors.

Board Committees

Following completion of the merger, the board of directors of Sims Metal Management will have six committees; the Safety, Health, Environment & Community Committee, the Risk & Audit Committee, the Remuneration Committee, the Finance & Investment Committee, the Nomination Committee and the Integration Committee. The composition of each Committee will be determined in accordance with the merger agreement on or prior to the date of the completion of the merger, subject to the ASX Corporate Governance Council’s Principles of Good Corporate Governance and Best Practice Recommendations, which are referred to as the ASX corporate governance guidelines.

Director Compensation

Upon completion of the merger, the non-executive directors of Sims Metal Management (other than the chairman of the board) will each receive total annual compensation of A$170,610, excluding any fees received for holding the position of a board committee chair. The chair of the Risk & Audit Committee will receive an annual retainer of A$60,000. The chairs of the Safety, Health, Environment & Community Committee, Remuneration Committee, Finance & Investment Committee and the Integration Committee will each receive an annual retainer of A$30,000. No annual retainer will be paid to the chair of the Nomination Committee. The chairman of the board of Sims Metal Management will receive A$393,800. No board or committee meeting fees are paid. Subject to the Corporations Act, Sims Metal Management’s constitution and listing rules of the ASX and subject to shareholder approval to the extent that annual compensation to non-executive directors would exceed A$2,500,000 in aggregate, the board of directors of Sims Metal Management will have the authority to modify the compensation paid to board and committee members.

Executive Officers of Sims Metal Management After the Merger

The following executive officers of Sims and Metal Management are expected to serve as executive officers of Sims Metal Management following the merger:

Expected Position with Sims
	Current Position with Sims or	Metal Management
Name and Age	Metal Management	Following the Merger

Daniel W. Dienst, 42	President and Chief Executive Officer of Metal Management	Chief Executive Officer and Chair of the North American Metal Recycling business operations of Sims Metal Management
Jeremy L. Sutcliffe, 50	Group Chief Executive Officer of Sims	Executive Director and Chair of the Metal Recycling business operations of Sims Metal Management in Australasia and Europe and Recycling Solutions business operations in Australasia and Europe
Ross B. Cunningham, 62	Executive Director Group Finance and Strategy of Sims	Executive Director of Sims Metal Management
Robert C. Larry, 46	Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Metal Management	Executive Vice President and Chief Financial Officer of Sims Metal Management
Graham Davy, 42	Chief Executive Officer of Sims Metal Recycling European operations and Sims Recycling Solutions global operations	Chief Executive Officer of European Metal Recycling business operations and global Sims Recycling Solutions business of Sims Metal Management
Robert Kelman, 44	President and Chief Operating Officer of Sims Group USA Holdings	President — Commercial, North America of Sims Metal Management
Darron McGree, 60	Managing Director of Sims Group Australia Holdings Limited	Managing Director — Australia and New Zealand of Sims Metal Management
Alan D. Ratner, 56	President of Metal Management Northeast, Inc.	President — Operations, North America of Sims Metal Management

Biographical information for Messrs. Dienst, Sutcliffe and Cunningham is included above under “Board of Directors of Sims Metal Management After the Merger.”

Principal Outside Business Activities and
Name and Age	Five-Year Employment History

Robert C. Larry, 46	Chief Financial Officer of Metal Management since August 1996. Treasurer of Metal Management since April 2004.
Graham Davy, 42	Chief Executive Officer of Sims’s Metal Recycling European operations since 2007 and Sims Recycling Solutions global operations since 2002.
Robert Kelman, 44	President and Chief Operating Officer of Sims Group USA Holdings since 2007. Vice President and General Manager of Northeast Metals Operations of Sims Group USA since 2005. Prior to that time, was the Senior Vice President and General Manager of Hugo Neu Schnitzer East, a joint venture between Hugo Neu Corporation and Schnitzer Steel, since 1997.
Darron McGree, 60	Managing Director of Sims Group Australia Holdings Limited since 2005. Prior to that time, held various senior management positions with Sims since joining the company in 1983.
Alan D. Ratner, 56	President of Metal Management Northeast, Inc. since April 2001.

Additional information about the current Metal Management executive officers can be found in Metal Management’s proxy statement on Schedule 14A for its 2007 annual meeting of stockholders as filed with the

SEC on July 30, 2007, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Compensation During the Last Full Fiscal Year of Directors and Executive Officers

Compensation Information Regarding Sims Directors and Executive Officers

The following table presents information regarding the compensation (in Australian dollars) paid during the last full financial year ended June 30, 2007 by Sims to each Sims director and executive officer expected to become a director or executive officer of Sims Metal Management following the merger:

	Short-Term Employee Benefits					Long-Term Benefits				Share-Based
				Accruals				Post Employment		Payments
			Other								Options/
	Cash	Non-	Short-			Long		Pension/	Retire-		Rights/
	Salary	Monetary	Term	STI	Annual	Service	LTI	Super-	ment	LTI	Restricted
	& Fees	Benefits	Benefits	Bonus	Leave	Leave	Bonus	annuation	Benefits	Shares	Stock Units	Total
	(In Australian dollars)

Directors
Paul K. Mazoudier	328,440	—	—	—	—	—	—	29,560	41,393	—	—	399,393
Jeremy L. Sutcliffe	1,225,739	1,000	—	959,310	23,829	35,448	458,494	184,011	—	246,881	305,365	3,440,077
Ross B. Cunningham	594,745	1,000	—	661,600	90,037	54,754	280,000	104,255	—	70,000	228,102	2,084,493
J. Michael Feeney	142,293	—	—	—	—	—	—	12,806	19,134	—	—	174,233
Christopher J. Renwick	7,662	—	—	—	—	—	—	690	—	—	—	8,352
Paul J. Varello	155,100	—	—	—	—	—	—	—	—	—	—	155,100
Masakatsu Iwanaga	8,352	—	—	—	—	—	—	—	—	—	—	8,352
Executive Officers
Graham Davy	462,772	36,495	81,224	344,802	—	—	112,480	55,417	—	—	56,246	1,149,436
Robert Kelman	586,357	16,871	12,163	491,556	16,230	—		25,102	—	—	171,077	1,319,356
Darron McGree	467,085	1,000	—	254,650	(9,238)	27,006	110,000	81,915	—	55,000	—	987,418

On July 28, 2006, Sims issued, pursuant to its former executive long term incentive plan, 36,738 Sims ordinary shares to Mr. Sutcliffe, 10,417 Sims ordinary shares to Mr. Cunningham and 8,185 Sims ordinary shares to McGree. Also on July 28, 2006, Sims issued performance rights in the amount of 3,003 Sims ordinary shares to Mr. Davy.

A total of 20,000 and 3,983 Sims ordinary shares were issued on November 2, 2006 and May 4, 2007, respectively, for no consideration as a result of the vesting of performance rights issued to Mr. Sutcliffe on October 6, 2005 pursuant to his employment contract with Sims.

Compensation Information Regarding Metal Management Directors and Executive Officers

Information regarding the compensation paid by Metal Management to each Metal Management director and executive officer expected to become a director or executive officer of Sims Metal Management following the merger can be found in Metal Management’s proxy statement on Schedule 14A for its 2007 annual meeting of stockholders under the headings “Proposal No. 1 — Election of Directors” and “Executive Compensation” as filed with the SEC on July 30, 2007, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Ownership of Sims Ordinary Shares

As of November 15, 2007, the directors and executive officers of Sims who will serve as a director or executive officer of Sims Metal Management after the merger own Sims ordinary shares as shown in the table below:

	Directly Owned	Indirectly Owned		Percentage of Capital
Name	Shares	Shares	Total Shares	Stock

Paul K. Mazoudier	14,363	—	14,363	0.011
Jeremy L. Sutcliffe	—	52,255	52,255	0.041
Ross B. Cunningham	—	10,417	10,417	0.008
J. Michael Feeney	1	25,503	25,504	0.02
Christopher J. Renwick	—	—	—	—
Paul J. Varello	—	4,600	4,600	0.004
Masakatsu Iwanaga	—	—	—	—
Graham Davy	3,003	—	—	0.002
Robert Kelman	—	—	—	—
Darron McGree	—	8,185	—	0.006

Also, as of November 15, 2007, Mr. Sutcliffe has 320,464 performance rights, Mr. Cunningham has 81,836 performance rights, Mr. Davy has 94,069 performance rights, Mr. Kelman has 54,507 restricted stock units and Mr. McGree has 66,737 performance rights.

As of November 15, 2007, to the knowledge of Sims, the following persons, having provided Sims with substantial shareholder notices in accordance with the Corporations Act, beneficially owned 5% or more of Sims ordinary shares:

Principal Shareholders	Number of Shares	Percentage

Mitsui Raw Materials Development Pty Limited	25,208,600	19.93%
M & G Investment Funds (1)	14,169,532	11.20%
AXA Group	7,706,433	6.09%
Perpetual Limited	6,959,548	5.50%
Vanguard Precious Metals and Mining Fund	6,500,000	5.14%

As of November 15, 2007, approximately 120,052,213 Sims ordinary shares were held by record holders with addresses in Australia, which represents approximately 94.9% of the Sims ordinary shares outstanding, and there were approximately 19,439 record holders in Australia, which represents approximately 98.8% of the record holders of Sims ordinary shares.

Effect of Merger on Metal Management Executive Employment Agreements and Severance Arrangements

Employment Agreement of Daniel W. Dienst

If Mr. Dienst resigns for “good reason,” or if Metal Management or Sims after completion of the merger involuntarily terminates Mr. Dienst without “cause,” his employment agreement provides that:

•	for a period of two years after the date of termination, he will be entitled to receive his annual base salary, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;

•	for a period of two years after the date of termination, he will be entitled to receive his target annual bonuses for such years, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;

•	if Mr. Dienst’s termination date occurs before March 31, he will be entitled to receive the pro rata portion of his annual bonus for such year, based on actual performance, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;

•	all of his unvested stock options, stock grants or long term incentive plan compensation will immediately become vested; and

•	for a period of two years after the date of termination (other than death, disability or the expiration of the employment agreement), he will be furnished with accident, health and life insurance programs.

“Good reason” and “cause” are defined in Mr. Dienst’s employment agreement.

In addition, the restricted stock agreements held by Metal Management employees (other than with respect to the restricted stock granted to Mr. Dienst on July 26, 2007) provide that, upon consummation of the merger, all unvested restricted stock will become fully vested. Mr. Dienst had agreed to waive his right to have the restricted stock granted to him on July 26, 2007 vest upon a change of control, but as part of the transaction negotiations, it was agreed that the restricted stock vest upon completion of the merger. The number of shares of Mr. Dienst’s restricted stock that will vest upon completion of the merger is 440,532, including 196,532 shares granted to him on July 26, 2007.

On September 24, 2007, Mr. Dienst entered into a letter agreement with Sims that will amend his employment agreement upon completion of the merger to provide that:

•	beginning on July 1, 2008, Mr. Dienst will be eligible to receive an annual bonus under the Sims Metal Management revised short term incentive plan as determined by the Remuneration Committee of Sims Metal Management consistent with the combined salary and cash bonus earnings potential under his employment agreement;

•	beginning on July 1, 2008, Mr. Dienst will be entitled to participate in the Sims Metal Management long term incentive plan for an amount equal to 200% of his base salary, subject to approval of Sims Metal Management shareholders at the 2008 annual general meeting, and thereafter to annual grants under the Sims Metal Management long term incentive plan;

•	on August 1, 2009, Mr Dienst will be entitled to receive a cash bonus of up to $1 million, payable in whole or in part as determined by the Remuneration Committee of Sims Metal Management based upon performance against specified targets set by the Sims Metal Management Integration Committee; and

•	upon consummation of the merger, the restricted stock granted to Mr. Dienst on July 26, 2007 will become fully vested; provided, however, that Mr. Dienst will pay Sims (i) $3 million if he resigns other than for “good reason” before July 1, 2010, (ii) $2 million if he resigns other than for “good reason” before July 1, 2011 and (iii) $1 million if he resigns other than for “good reason” before July 1, 2012.

At the request of Sims and by prior agreement with the Metal Management board of directors, Metal Management will pay Mr. Dienst his annual bonus for the period ending March 31, 2008 at or before completion of the merger in an amount equal to 200% of his base salary, plus an additional three months of annualized bonus at the same percentage for anticipated performance through June 30, 2008.

If any payment to Mr. Dienst, alone or taken together with any other payment, is deemed to be a “parachute payment” under Code section 280G, it will be reduced to an amount that would no longer constitute a “parachute payment” under the Code. If the reduced amount, however, is less than 90% of the total amounts Mr. Dienst would otherwise have been entitled to receive, he will receive a payment grossed up to an amount such that after payment of the excise tax imposed by Code section 4999, Mr. Dienst will receive the same amount, on an after-tax basis, that he would have received had no excise tax been imposed.

A copy of the letter agreement between Sims and Mr. Dienst is filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part.

Employment Agreement of Robert C. Larry

If Sims terminates Mr. Larry’s employment within 12 months after completion of the merger, his employment agreement provides that:

•	Mr. Larry will receive a lump sum payment in an amount equal to two times his then-current annual base salary;

•	he will receive COBRA coverage for a period of 18 months to the extent he is eligible; and

•	he has the option to reduce the amount of his severance payments such that they are not subject to an excise tax.

In addition, upon completion of the merger, all 45,333 shares of Mr. Larry’s unvested restricted stock will become fully vested.

On October 10, 2007, Mr. Larry entered into a letter agreement with Sims that will amend his employment agreement upon completion of the merger to provide that:

•	Mr. Larry’s base salary will be $600,000 per year;

•	beginning on July 1, 2008, Mr. Larry will be eligible to receive an annual bonus of up to 100% of his base salary under the Sims Metal Management revised short term incentive plan as determined by the Remuneration Committee of Sims Metal Management consistent with the combined salary and cash bonus earnings potential under his employment agreement;

•	beginning on July 1, 2008, Mr. Larry will be entitled to participate in the Sims Metal Management long term incentive plan for an amount equal to 100% of his base salary, and thereafter to annual grants under the Sims Metal Management long term incentive plan; and

•	he will receive five weeks of vacation per year.

A copy of the letter agreement between Sims and Mr. Larry is filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part.

At the request of Sims and by prior agreement with the Metal Management board of directors, Metal Management will pay Mr. Larry his annual bonus for the period ending March 31, 2008 at or before completion of the merger in an amount equal to 100% of his base salary, plus an additional three months of annualized bonus at the same percentage for anticipated performance through June 30, 2008.

Other Arrangements for Officers and Directors

Metal Management may, prior to completion of the merger, grant shares of restricted stock to its employees, including its executive officers, as reasonably determined by the compensation committee of the Metal Management board of directors in an aggregate amount not to exceed 225,000 shares (of which up to a maximum of 75,000 shares may be granted to Mr. Dienst), which are intended to be compensation for fiscal 2008 performance. The Metal Management board of directors has advised Mr. Dienst that any discretionary award of restricted stock to Mr. Dienst in respect of fiscal 2008 performance would be increased by an amount of stock with a value of $1 million in recognition of his extraordinary efforts with respect to the merger (but in no event would the total shares so awarded to him exceed 75,000 shares). Any grant of shares of restricted stock may provide that some or all of such shares will automatically vest upon the consummation of the merger.

Metal Management may grant bonuses to certain executive officers (other than its chief executive officer) in an aggregate amount of up $1.5 million prior to completion of the merger.

The Metal Management board of directors also approved a special fee payment of $35,000, payable to each of the independent directors of Metal Management, in recognition of the additional time and efforts expended in considering the merger with Sims.

Effect of Merger on Equity Awards

Options to acquire Metal Management common stock outstanding and unexercised immediately prior to the completion of the merger will remain subject to the same terms and conditions as were in effect with respect to the options immediately prior to the effective time of the merger, except that each of these stock options will be exercisable for Sims ADSs equal to the number of shares of Metal Management common stock subject to such option multiplied by 2.05 (rounded down to the nearest whole share), with the new exercise price determined by dividing the existing exercise price by 2.05 (rounded up to the nearest whole cent). Each outstanding unvested Metal Management stock option held by any director, officer or employee will become fully vested and exercisable upon completion of the merger.

The table below shows the number of shares covered by Metal Management stock options held by the directors and executive officers of Metal Management and the total number of substitute Sims stock options these directors and executive officers would receive in substitution for these Metal Management stock options upon completion of the merger under the formula described above. The table below also shows the number of shares of Metal Management restricted stock held by the directors and executive officers of Metal Management.

					Weighted
	Metal	Metal	Weighted		Average
	Management	Management	Average	Sims ADS	Exercise
	Restricted Stock	Stock Options	Exercise Price	Options	Price of
Name	Pre-Merger	Pre-Merger	of Options	Post-Merger	Options

Executive Officers
Christopher R. Dandrow	9,334	—	—	—	—
Daniel W. Dienst	440,532	200,000	$30.63	410,000	$14.94
Robert C. Larry	45,333	—	—	—	—
Kenneth P. Mueller	10,333	—	—	—	—
Alan D. Ratner	20,333	—	—	—	—
Larry S. Snyder	11,833	—	—	—	—
Thomas O. Whitman	17,001	—	—	—	—
Independent Directors
Norman R. Bobins	—	60,000	$38.78	123,000	$18.91
John T. DiLacqua	—	60,000	$38.78	123,000	$18.91
Robert Lewon	—	90,000	$33.52	184,500	$16.35
Gerald E. Morris	—	130,000	$28.63	266,500	$13.97

All of the Metal Management pre-merger stock options are fully vested other than options to purchase 30,000 of Metal Management common stock held by each Metal Management independent director. All unvested options will fully vest upon completion of the merger. All of the shares of Metal Management restricted stock will fully vest upon completion of the merger.

Indemnification and Directors’ and Officers’ Insurance

Sims has agreed that, after the merger, Sims will, subject to any limits imposed by the Corporations Act, cause Metal Management to indemnify, defend and hold harmless the present and former directors and executive officers of Metal Management and its subsidiaries, from liabilities and expenses (including reasonable attorney fees and expenses) for acts or omissions occurring at or prior to the effective time of the merger, to the same extent and subject to the same terms and conditions as provided in their respective certificates of incorporation and by-laws as in effect on the date of the merger agreement. These obligations will survive the merger and continue in full force and effect in accordance with their terms.

Sims has agreed to use its reasonable best efforts to maintain in effect, for a period of six years after completion of the merger, the current Metal Management directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to those persons who are currently covered by Metal Management’s directors’ and officers’ liability insurance policies (or substitute policies with a reasonable and financially sound insurer with substantially similar coverage). If the annual premiums payable with respect to this insurance exceed 200% of the annual premiums paid by Metal Management at the date of the merger agreement for such insurance, Sims will be obligated only to obtain a policy with the maximum coverage available for a cost not exceeding 200% of the annual premiums paid by Metal Management as of the date of the merger agreement.

No Dissenters’ Rights

No holders of record of Metal Management capital stock will be entitled to dissenters’ rights in connection with the merger.

Delisting and Deregistration of Metal Management’s Common Stock

If the merger is completed, Metal Management common stock will be delisted from the NYSE and will be deregistered under the Exchange Act and Metal Management will no longer be required to file periodic and other reports with the SEC. The Metal Management stockholders will become holders of Sims ADSs and their rights as shareholders will be governed by the Corporations Act, the constitution of Sims, the listing rules of the ASX, general Australian law and the deposit agreement pursuant to which the ADSs will be issued. See “Comparative Rights of Stockholders,” “Description of Sims Ordinary Shares” and “Description of Sims American Depositary Shares.”

Regulatory Approvals Required for the Merger

Antitrust Approvals

Under the HSR Act and the rules promulgated under that act by the Federal Trade Commission, the merger may not be completed until notifications have been filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and until the specified waiting period has expired or been terminated. Sims and Metal Management each filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice on October 9, 2007, and early termination of the waiting period was granted effective as of October 30, 2007. At any time before or after completion of the merger, the federal antitrust authorities could take any action under the antitrust laws as they deem necessary, including seeking to enjoin completion of the merger or seeking divestiture of substantial assets of Sims or Metal Management. The merger is also subject to review under state antitrust laws and could be the subject of challenges by private parties under the antitrust laws.

Sims and Metal Management also filed notifications with the competition authorities in China, Germany, Greece and Turkey. The merger has received antitrust clearance from the competition authorities in each of these jurisdictions.

Other Regulatory Authorities

Sims and Metal Management filed a voluntary notice of the merger with CFIUS under the Exon-Florio Provisions on November 30, 2007. On December 13, 2007, CFIUS notified the parties that it has cleared the merger.

Obtaining Regulatory Approvals

Although Sims and Metal Management do not expect that any of the foregoing regulatory authorities will raise any significant concerns in connection with their review of the merger, there can be no assurance that Sims and Metal Management will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on Sims or Metal Management.

Other than the filings described above, neither Sims nor Metal Management is aware of any regulatory approvals required to be obtained, or waiting periods that must expire, to complete the merger. If they discover that other approvals or waiting periods are necessary, they will seek to comply with them. If any additional approval or action is needed, however, Sims or Metal Management may not be able to obtain it, as is the case with respect to other necessary approvals. Even if Sims and Metal Management do obtain all necessary approvals, conditions may be placed on any such approval that could cause either Sims or Metal Management to abandon the merger.

Sale of Barges and Tugs

Metal Management subsidiaries currently own and operate various barges and tugs, including pursuant to a joint venture, known as Port Albany Ventures LLC, between Metal Management and Donjon Marine

Company, Inc. These barges and tugs are used in the coastwise trade primarily on New York/New Jersey waterways, the Hudson River, the Sanitary Ship Canal, Des Plaines River and the Chicago River. United States federal law generally prohibits operation of coastwise trade barges and tugs on these waterways by a non-US-citizen-controlled person. After the merger, Metal Management and Port Albany Ventures LLC will no longer be deemed to be US-citizen-controlled persons and will be ineligible to own and operate coastwise trade vessels. Metal Management and Port Albany Ventures LLC intend to transfer these barges and tugs to one or more third party US-citizen-controlled vessel owners for time charter back to Sims Metal Management and Port Albany Ventures LLC. Negotiations to finalize these arrangements are ongoing.

Joint Venture Purchase Right

In September 2007, Sims completed the merger of its Southern California metal recycling assets with those of Adams Steel LLC, which is referred to as Adams Steel. The newly created joint venture company, SA Recycling LLC, operates within a territory encompassing Southern California, Arizona, Southern Nevada and Northern Mexico and combines Sims’s deep water facility at the Port of Los Angeles with Adams Steel’s two inland shredding operations and extensive network of inland feeder yards. Pursuant to the terms of the SA Recycling operating agreement at the time the transactions contemplated by the merger agreement were publicly disclosed, Sims was required to promptly provide notice to Adams Steel. Adams Steel then was entitled for a period of 30 days to elect to cause SA Recycling to acquire that portion of the business to be conducted by Sims Metal Management within the territory of the joint venture following completion of the merger. This overlapping territory is currently located in Arizona. Since the announcement of the transactions contemplated by the merger agreement, Sims and Adams Steel have agreed to defer this notice requirement until shortly after the consummation of the transactions under the merger agreement.

Federal Securities Law Consequences; Resale Restrictions

All Sims ADSs that will be distributed to Metal Management stockholders in the merger will be freely transferable, except for restrictions applicable to “affiliates” of Metal Management and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of Metal Management may resell Sims ADSs received by them only in transactions permitted by the resale provisions of Rule 145 of the rules and regulations promulgated under the Securities Act or under an effective registration statement or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Metal Management generally include executive officers, directors and holders of more than 10% of the outstanding shares of Metal Management. The merger agreement requires Metal Management to use reasonable best efforts to deliver to Sims a letter, in form and substance reasonably satisfactory to Sims, from each of Metal Management’s directors and executive officers who are, in Metal Management’s reasonable judgment, affiliates of Metal Management, containing an agreement by the director or executive officer to comply with the provisions of Rule 145 with respect to the Sims ADSs received in connection with the merger. Sims, however, has agreed to file a registration statement before the completion of the merger that will allow resale of Sims ADSs held by or issuable to Metal Management executives and directors.

This proxy statement/prospectus does not cover any resales of the Sims ADSs to be received by Metal Management stockholders in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

The following summary describes selected material provisions of the merger agreement, which is included as Appendix A and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety.

The terms of the merger agreement are intended to govern the contractual rights and relationships, and to allocate risks, between Sims and Metal Management with respect to the merger. The representations and warranties made by Sims and Metal Management to one another were negotiated between the parties for the principal purpose of setting forth their respective rights and obligations regarding closing of the merger if events or circumstances change. While not expected, these changes could nevertheless occur. Moreover, the representations and warranties are themselves specifically qualified in a number of important respects set forth below and you are encouraged to consider those qualifications as you read the representations and warranties in the merger agreement:

•	First, some of the representations and warranties that deal with the business and operations of Sims and Metal Management are qualified to the extent that any inaccuracy would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the party making the representation and warranty. The materiality standard described in the merger agreement may differ from what may be viewed as material under federal securities laws.

•	Second, none of the representations or warranties will survive the closing of the merger and therefore cannot be the basis for any claims among the parties to the merger agreement after the closing, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close except as described below under “— Conditions to Completion of the Merger.”

•	Third, the assertions embodied in certain representations and warranties are qualified by information contained in confidential disclosure letters that the parties to the merger agreement exchanged in connection with signing the merger agreement. Investors are not third-party beneficiaries under the merger agreement and should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure letters. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Metal Management’s public disclosures.

The Merger

At the effective time of the merger, MMI Acquisition Corporation, which is a newly formed, wholly owned subsidiary of Sims incorporated in Delaware, will merge with and into Metal Management. Metal Management will be the surviving corporation in the merger, and the separate existence of MMI Acquisition Corporation will cease.

Effective Time and Completion of the Transaction

The effective time of the merger will be the time of filing the certificate of merger with the Secretary of State of the State of Delaware or a later time that is specified by the parties in the certificate of merger. The transaction will be completed as promptly as practicable but in no event later than the second business day after the satisfaction or waiver of each of the conditions to the completion of the transaction (other than those conditions that by their nature are to be satisfied at the completion of the transaction).

The transaction is currently expected to be completed in the first calendar quarter of 2008. However, completion of the transaction could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the transaction. There can be no assurances as to whether, or when, Sims and Metal Management will obtain the required approvals or complete the transaction. If the transaction is not completed by March 31, 2008, either Sims or Metal Management may terminate the merger agreement, unless the failure to complete the transaction by such date results primarily from the failure of the party seeking to terminate to perform its obligations under the merger agreement.

Merger Consideration

Conversion to Sims ADSs

At the effective time of the merger, each share of Metal Management common stock outstanding immediately prior to the effective time (other than any shares of Metal Management common stock owned by Metal Management as treasury stock, by any subsidiary of Metal Management or by Sims or any of its subsidiaries immediately prior to the effective time of the merger) will be converted into the right to receive 2.05 Sims ADSs, each representing one ordinary share of Sims, which is referred to as the exchange ratio, together with the right, if any, to receive cash in U.S. dollars in lieu of any fractional ADSs (see “— Fractional ADSs”).

Certain Overseas Shareholders

If Sims reasonably determines that the issue of Sims ADSs in the jurisdiction of a relevant proposed recipient of Sims ADSs (other than recipients resident in the United States or any jurisdiction to which Sims ADSs may be issued pursuant to exemptions from the registration and prospectus delivery requirements that apply to public offerings of securities to persons in such jurisdictions) is either prohibited or unduly onerous or impracticable, Sims will have a sales agent designated by it sell Sims ADSs attributable to such persons and pay the proceeds of the sale to such persons as soon as reasonably practicable after the effective time of the merger.

Cancellation of Metal Management Common Stock

Each share of Metal Management common stock held in treasury by Metal Management, held by any subsidiary of Metal Management or held by Sims or any subsidiary of Sims immediately prior to the effective time of the merger will be canceled, and no payment will be made with respect to such shares.

Fractional ADSs

Fractional Sims ADSs will not be issued in the merger. Instead, each holder of shares of Metal Management common stock who would otherwise be entitled to receive a fractional Sims ADS in the merger will be entitled to receive a cash payment in U.S. dollars in an amount equal to the fractional part of a Sims ADS multiplied by the U.S. dollar equivalent of the closing price of one Sims ordinary share on the ASX on the last trading day preceding the closing date.

Exchange Procedures

At the effective time of the merger, Sims will deposit with the principal Melbourne, Australia office of National Australia Bank (as custodian of The Bank of New York, the depositary for the Sims ADSs) the number of Sims ordinary shares equal to the aggregate number of Sims ADSs to be issued to holders of Metal Management common stock as consideration for the merger, and will deposit receipts representing such Sims ADSs with The Bank of New York, the exchange agent for the merger, each for the benefit of holders of shares of Metal Management common stock to be converted into the right to receive Sims ADSs in the merger. Promptly after the effective time of the merger, Sims will cause The Bank of New York to mail to each record holder of Metal Management common stock a letter of transmittal for use in the exchange of such holder’s certificates representing shares of Metal Management common stock for Sims ADSs. Those holders of Metal Management common stock who properly surrender their certificates representing shares of Metal Management common stock in accordance with the exchange agent’s instructions will receive the merger consideration to which the holder is entitled under the terms of the merger agreement. The surrendered certificates representing Metal Management common stock will be canceled. After the effective time of the merger, each certificate representing shares of Metal Management common stock that has not been surrendered will represent only the right to receive the merger consideration.

Adjustments to Prevent Dilution

The merger consideration will be adjusted to provide holders of Metal Management common stock the same economic effect contemplated by the merger agreement if at any time between September 24, 2007 and the effective time, there is any change in the outstanding shares of capital stock of Metal Management or Sims by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend with a record date during such period.

Termination of Exchange Fund; Unclaimed Merger Consideration

Any portion of the merger consideration, or dividends payable pursuant to the merger agreement, made available to the exchange agent that remains unclaimed by holders of Metal Management common stock for two years after the closing date will be returned to Sims. Thereafter, a holder of Metal Management common stock must look only to Sims for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Sims will not be liable to any holder of shares of Metal Management common stock for any amount paid to a public authority under any applicable abandoned property, escheat or similar laws.

Distributions with Respect to Unexchanged Shares

After the effective time of the merger, holders of shares of Metal Management common stock will be entitled to dividends and other distributions payable with a record date after the effective time of the merger with respect to the number of Sims ADSs (or the underlying Sims ordinary shares) to which they are entitled upon exchange of their shares of Metal Management common stock, without interest, but they will not be paid any dividends or other distributions on such Sims ADSs (or the underlying Sims ordinary shares) until they surrender their Metal Management common stock to the exchange agent in accordance with the exchange agent’s instructions.

Transfers of Ownership and Lost Stock Certificates

Following the effective time of the merger, Metal Management will not register any transfers of shares of Metal Management common stock on its stock transfer books. If a certificate representing Metal Management common stock is lost, stolen or destroyed, the holder of such certificate will be required to deliver an affidavit (and may be required to deliver a bond) prior to receiving the merger consideration payable in respect of the shares of Metal Management common stock represented by such certificate.

Stock Options

At the effective time of the merger, each outstanding option to purchase shares of Metal Management common stock granted under Metal Management’s or its subsidiaries’ stock-based compensation or benefit plans, whether vested or unvested, will be converted into an option to acquire Sims ADSs, on the same terms and conditions as were applicable to such option prior to the effective time of the merger, provided that the number of Sims ADSs and the exercise price of the option will be adjusted to reflect the exchange ratio.

Warrants

Metal Management will use reasonable best efforts to cause, as of or prior to the effective time, the cancellation of all warrants to purchase shares of Metal Management common stock in exchange for the issuance of shares of Metal Management common stock equal to the excess of the fair market value of the total number of shares of Metal Management common stock for which the warrant is the exercisable, determined based on the closing price of a share of Metal Management common stock on the NYSE as of the trading day immediately preceding the closing date over the aggregate exercise price of the warrant by the closing price of a share of Metal Management common stock on the NYSE as of the trading day immediately preceding the closing date. Thereafter, the Metal Management common stock issued in exchange for the warrants will be converted into merger consideration. If Metal Management is unable to obtain the consent of any warrant holder, then the Metal Management warrants will be exchanged into warrants to purchase Sims ADSs in a manner exempt from taxation under Section 409A of the Code.

Corporate Governance Matters

New Corporate Name

Under the merger agreement, Sims has agreed to seek shareholder approval at its next annual general meeting of shareholders after the effective time of the merger to change its corporate name to “Sims Metal Management Limited.”

Executive Offices

After the merger, the group accounting consolidation and external financial reporting processes of Sims Metal Management will be progressively relocated to the United States until approximately September 2008. The corporate headquarters of Sims Metal Management will be located in New York, New York and the operational headquarters of Sims Metal Management will be located in Chicago, Illinois. The Sims Metal Management board of directors may change the corporate headquarters or operational headquarters of Sims Metal Management after the effective time of the merger.

Board of Directors of Sims Metal Management Following the Merger

Upon the effective time of the merger, the board of directors of Sims Metal Management will have 12 directors, as follows:

•	four non-executive directors of Metal Management to be designated by Metal Management;

•	three non-executive directors of Sims to be designated by Sims;

•	two Sims directors to be designated by Mitsui, one of whom will be independent of Mitsui for the purpose of the ASX corporate governance guidelines; and

•	Jeremy L. Sutcliffe, Daniel W. Dienst and Ross B. Cunningham.

Metal Management has designated Norman R. Bobins, John T. DiLacqua, Robert Lewon and Gerald E. Morris, and Sims has designated Paul K. Mazoudier, J. Michael Feeney and Paul J. Varello, to serve as non-executive directors of Sims Metal Management following the merger. Mitsui has designated Masakatsu Iwanaga to serve as its representative director and Christopher J. Renwick to serve as a non-executive director of Sims Metal Management following the merger.

The members of the Sims Metal Management board of directors will serve three-year terms and will thereafter be eligible for reelection to three-year terms according to the listing rules of the ASX. Unless it would result in a breach of their fiduciary duties, the members of the Sims board of directors will recommend the election of three of the four designees of Metal Management at the first annual general meeting of Sims after the effective time of the merger. In addition, if any of the Metal Management designees vacates his seat prior to the first annual general meeting of Sims after the effective time of the merger, the remaining designees of Metal Management will have the exclusive authority to nominate individuals to fill such vacant seats, as long as the nominees are reasonably acceptable to the Nomination Committee of the Sims Metal Management board of directors.

Sims is entitled to designate Mr. Mazoudier or, if he is unavailable, one of the other directors designated by Sims to serve as the non-executive chairman of the Sims Metal Management board of directors as of the effective date of the merger. The initial term of the chairman will expire as of the date of the first meeting of the Sims Metal Management board of directors following Sims Metal Management’s annual general meeting of shareholders in or around November 2009. In addition, if Mr. Cunningham’s employment with Sims Metal Management ceases, Mr. Cunningham will cease to be a director and the number of directors comprising the Sims Metal Management board of directors will be reduced accordingly.

If, in connection with the arrangements between Sims and Mitsui, Mitsui ceases to be entitled to designate one or both of the Sims Metal Management directors it is entitled to designate, the director seat or seats formerly occupied by the Mitsui representative or representatives will be eliminated and the number of directors comprising the Sims Metal Management board of directors will be reduced accordingly.

Executive Positions

As of the effective time of the merger, Mr. Dienst will be appointed as chief executive officer of the combined company, and Mr. Larry will be appointed as chief financial officer of the combined company. If Mr. Dienst or Mr. Larry is unable or unwilling to hold his respective office, his successor will be selected by the Sims Metal Management board of directors.

Representations and Warranties

The merger agreement contains various mutual representations and warranties by Sims and Metal Management that relate to:

•	corporate organization;

•	corporate authority, approval and opinion of financial advisor;

•	approvals, governmental filings and absence of violations;

•	capital structure;

•	subsidiaries;

•	SEC (in the case of Metal Management) and ASX and the Australian Securities and Investments Commission (in the case of Sims) filings and financial statements;

•	compliance and governance matters;

•	absence of undisclosed liabilities;

•	absence of material adverse changes;

•	litigation and legal compliance;

•	contract matters;

•	tax matters;

•	employee benefit plans;

•	environmental matters;

•	title to properties;

•	intellectual property matters;

•	employees and labor matters;

•	takeover statutes; and

•	advisors and finders.

Certain representations and warranties of Sims and Metal Management are qualified as to materiality or as to “material adverse effect.” When used with respect to Sims or Metal Management, material adverse effect means any events, facts, changes or circumstances which would have a material adverse effect on the business, financial condition, operations or results of operations of Sims or Metal Management, as the case may be, and its respective subsidiaries taken as a whole, but excluding any effect to the extent resulting from or arising in connection with:

•	any general change in economic, regulatory or political conditions;

•	any change, effect, event, occurrence, state of facts or development generally affecting the financial or securities markets;

•	any change, effect, event, occurrence, state of facts or development generally affecting the recycling industries;

•	any change in the foreign currency exchange rates applicable to the Australian or U.S. dollar;

•	any adverse change attributable to the execution of the merger agreement or the transactions contemplated by the merger agreement;

•	any failure by Metal Management or Sims or their respective subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (other than as a result of an event otherwise constituting a material adverse effect);

•	any action expressly required to be taken by Metal Management or Sims or their respective subsidiaries pursuant to the merger agreement; or

•	any action or inaction by Metal Management or Sims or any other their respective subsidiaries approved or consented to in writing by the other party after the date of the merger agreement.

The representations and warranties made by each of Metal Management and Sims are subject to information disclosed in the confidential disclosure letters that each of Sims and Metal Management delivered to the other. In addition, the representations and warranties are subject to information in Metal Management’s SEC filings and Sims’s filings with the ASX or Australian Securities and Investments Commission.

Covenants and Agreements

Conduct of Sims and Metal Management

Each of Sims and Metal Management has agreed that until the effective time of the merger or termination of the merger agreement, it will conduct its operations in the ordinary course consistent with past practice. The merger agreement also provides that except as expressly contemplated by the merger agreement or otherwise disclosed in the disclosure letters each party provided to the other, each of Metal Management and Sims will not, and will not permit its subsidiaries to:

•	amend its or any of its subsidiaries’ organizational documents if such amendment would have a material adverse effect;

•	authorize or effect any stock split or combination or reclassification of shares of its or any of its subsidiaries’ capital stock if such action would have a material adverse effect;

•	repurchase, redeem or otherwise acquire for value any shares of its capital stock, or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or declare or pay any dividend or distribution with respect to its capital stock, except for (i) in the case of Metal Management, regular quarterly cash dividends in an amount per share not exceeding the amount of the most recent quarterly dividend paid by Metal Management and (ii) in the case of Sims, regular half yearly cash dividends in an amount per share not exceeding the amount of the most recent half yearly dividend paid by Sims (provided that this restriction does not apply to the withholding of Metal Management restricted stock granted pursuant to the terms of its Amended and Restated 2002 Incentive Stock Plan);

•	issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options and the issuance of shares pursuant to the Sims or Metal Management employee benefit plans or Sims’s dividend reinvestment plan) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;

•	merge or consolidate with any entity if it would have a material adverse effect;

•	sell, lease or otherwise dispose of any of its capital assets, including any shares of the capital stock of any of its subsidiaries, if it would have a material adverse effect;

•	liquidate, dissolve or effect any recapitalization or reorganization in any form if it would have a material adverse effect;

•	acquire any interest in any business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture if the business or joint venture interest acquired would have a fair market value, as determined in good faith by the board of directors of Sims or Metal Management, as applicable, in excess of $50 million in the aggregate;

•	create, incur, assume or suffer to exist any indebtedness for borrowed money (including capital lease obligations), other than indebtedness existing as of the date of the merger agreement and other indebtedness incurred in the ordinary course of business, consistent with past practice;

•	create, incur, assume or suffer to exist any lien affecting any of its material assets or properties other than in the ordinary course of business, consistent with past practice;

•	except as required as the result of changes in United States or Australian generally accepted accounting principles, change any of the accounting principles or practices used by it or revalue in any material respect any of its assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice;

•	except as required under the terms of any collective bargaining agreement in effect as of the date of the merger agreement or in the ordinary course of business, consistent with past practice, grant any general or uniform increase in the rates of pay of its employees or grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment;

•	except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of the merger agreement or in ordinary course of business, consistent with past practice, increase the compensation payable or to become payable to officers, salaried employees or agents with a base salary in excess of $150,000 per year or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents;

•	make any material tax election or settle or compromise any material tax liability;

•	pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected or reserved for in its consolidated financial statements or otherwise incurred in the ordinary course of business, consistent with past practice;

•	settle or compromise any material pending or threatened suit, action or proceeding; or

•	commit to do any of the foregoing.

Other Offers

The merger agreement provides that Metal Management and its subsidiaries will not, and will use their reasonable best efforts to cause their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors or representatives, which are referred to collectively as representatives, not to, directly or indirectly:

•	initiate, solicit or take any action to facilitate or encourage any inquiries with respect to, or the making of, any proposal or offer, which is referred to as an acquisition proposal;

•	engage in any negotiations or discussions with, provide any information or data to or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party with respect to an acquisition proposal;

•	effect any change in recommendation by Metal Management’s board of directors;

•	grant any waiver or release under any standstill or similar agreement with respect to acquisitions of its shares by any party other than Sims; or

•	propose publicly or agree to any of the foregoing relating to an acquisition proposal.

The merger agreement provides that Sims and its subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, directly or indirectly:

•	initiate, solicit or take any action to facilitate or encourage any inquiries with respect to, or the making of, any proposal or offer, which is referred to as an acquisition proposal;

•	engage in any negotiations or discussions with, provide any information or data to or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party with respect to an acquisition proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to acquisitions of its shares by any party; or

•	propose publicly or agree to any of the foregoing relating to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal for, whether or not in writing of:

•	all or greater than 20% of the assets of, or more than 20% of the equity interest in, Metal Management and its subsidiaries or Sims and its subsidiaries, each taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction involving Metal Management and its subsidiaries or Sims and its subsidiaries, each taken as a whole, including any single or multi-step transaction or series or related transactions that is structured to permit the party to acquire beneficial ownership of greater than 20% of the assets of, or greater than 20% of the equity interest in, Metal Management and its subsidiaries or Sims and its subsidiaries, each taken as a whole.

The merger agreement also provides that each of Sims and its subsidiaries and Metal Management and its subsidiaries will and will cause their respective representatives to immediately cease any discussions and negotiations presently being conducted on September 24, 2007, with respect to any other acquisition proposal.

The merger agreement obligates each of Sims and Metal Management to promptly notify the other party upon receipt of any acquisition proposal, or any request for non-public information by any third party that has made or intends to make an acquisition proposal. Such notice must be given in writing no later than 24 hours after the receipt of such acquisition proposal and must identify the third party and set forth the material terms of the acquisition proposal. The merger agreement also provides that each of Sims and Metal Management keep the other party informed of the status and material terms of any such acquisition proposal or request, including any material amendments or proposed material amendments to such acquisition proposal or request.

The merger agreement also provides that the above restrictions would not prevent Sims and its board of directors, on the one hand, or Metal Management and its board of directors, on the other hand, at any time prior to, but not after, the time the merger agreement is approved by the requisite vote of such party’s stockholders, from furnishing non-public information to, or entering into discussions with, any person who has made a bona fide written acquisition proposal that was not initiated, solicited, encouraged or facilitated by Sims or Metal Management, as the case may be, or its representatives in violation of the merger agreement, provided that:

•	the party receiving the acquisition proposal provides not less than 48 hours prior written notice of any such action;

•	the board of directors of the party receiving the acquisition proposal determines in its good faith judgment (after consulting with its outside legal counsel and a financial advisor of recognized reputation) that such acquisition proposal is reasonably likely to result in a bona fide acquisition proposal for or in respect of more than 50% of the outstanding shares of capital stock of the party or more than 50% assets of the party and its subsidiaries, taken as a whole, on terms that the board of directors of such party determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of recognized reputation), taking into account all of the terms and conditions of such acquisition proposal, including any break-up fees, expense reimbursement provisions, conditions to completion and long-term strategic considerations, (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, (ii) if providing for the payment of cash to the company or its shareholders, is supported by fully-committed financing subject to customary conditions, and (iii) is more favorable to the company and its shareholders, taken as a whole after consideration of financial and other terms, than the merger (such a proposal being a “superior acquisition proposal”);

•	the board of directors of the party receiving the acquisition proposal determines in its good faith judgment (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under applicable law;

•	the party receiving such acquisition proposal has complied with the terms of the merger agreement relating to acquisition proposals; and

•	the party receiving such acquisition proposal enters into a confidentiality agreement with the third party, on terms no less favorable to the party receiving the acquisition proposal than those contained in the confidentiality agreement between Sims and Metal Management.

The merger agreement does not prevent the board of directors of Metal Management from complying with its disclosure obligations under the Exchange Act with regard to an acquisition proposal.

Recommendation of the Metal Management Board of Directors; Stockholders Meetings

The merger agreement requires Metal Management to take all action necessary to convene a meeting of its stockholders for the purpose of obtaining approval of the transactions contemplated by the merger agreement, as promptly as practicable and no later than 60 calendar days after the registration statement (of which this proxy statement/prospectus forms a part) is declared effective by the SEC.

The Metal Management board of directors will recommend that Metal Management stockholders vote to adopt the merger agreement and the transactions contemplated thereby.

Notwithstanding the obligations of the Metal Management board of directors described in the preceding paragraph, the Metal Management board of directors will be permitted to withdraw or modify in a manner adverse to Sims its recommendation that its stockholders vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, or recommend any superior proposal, but only if prior to the Metal Management stockholder meeting to vote upon the approval and adoption of the merger agreement and the transactions contemplated thereby, and after receipt of a superior acquisition proposal, the Metal Management board of directors, in the exercise of its fiduciary duties, determines in good faith, after consultation with outside legal counsel, that to do otherwise would be reasonably likely to result in a breach of its fiduciary duties under Delaware law.

The merger agreement requires Metal Management to take all necessary action to seek to obtain the approval of its stockholders in favor of the adoption of the merger agreement and the transactions contemplated thereby (subject to the ability of its board of directors to withdraw or modify its recommendation as described above) and to comply with all applicable legal requirements with respect to its stockholders meeting. Regardless of whether its board of directors has effected a change in recommendation, Metal Management will submit the transactions contemplated by the merger agreement for approval by its stockholders.

The merger agreement requires Sims to take all necessary action to convene a meeting of its shareholders to be held by November 24, 2007 to increase the maximum aggregate amounts payable by Sims to its non-executive directors.

Reasonable Best Efforts

Metal Management and Sims are each required to cooperate with the other and will use their respective reasonable best efforts to promptly:

•	take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the merger agreement and applicable law to consummate the merger and the transactions contemplated by the merger agreement, including preparing and filing all documentation to effect all necessary filings, applications and other documents;

•	obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party required to consummate the merger and the transactions contemplated by the merger agreement;

•	defend any lawsuits or other legal proceedings challenging the merger agreement or the completion of the transactions contemplated by the merger agreement; and

•	execute and deliver any additional instruments necessary to consummate the merger and the transactions contemplated by the merger agreement.

Neither Sims nor Metal Management will be required to enter into any agreement, consent decree, mitigation agreement or other commitment requiring Sims or Metal Management or any of their respective subsidiaries to divest or hold separate assets that would reduce by 5% of more the aggregate tonnage of ferrous metal processed on an annualized basis by the parties and their subsidiaries, taken as a whole, as compared with the operations of the parties and their subsidiaries for the 12 months ended June 30, 2007, or to take any other action that would have a material adverse effect on the business, financial condition, operations or results of operations of Sims or Metal Management or their respective subsidiaries, in each case, taken as a whole, or on the ability of Metal Management or Sims to complete the merger or perform their respective obligations under the merger agreement.

Directors’ and Officers’ Liability

The merger agreement provides that, from and after the closing date, the combined company will indemnify, defend and hold harmless the present and former directors and executive officers of Metal Management and its subsidiaries for actions arising at or prior to the closing date to the extent provided in the organizational documents of Metal Management in effect prior to September 24, 2007. The merger agreement further requires the combined company to, for a minimum of six years following the effective time of the merger, use its reasonable best efforts to maintain coverage under an officers’ and directors’ liability insurance policy on terms and conditions no less advantageous to the directors and officers than the liability insurance policy that Metal Management maintained for its directors and officers prior to the merger, subject to certain limitations, including that Sims is not obligated to make annual premium payments with respect to such policies to the extent the premiums exceed 200% of the annual premiums paid by Metal Management as of September 24, 2007.

Employee Matters

From the effective time of the merger through June 30, 2008, except as determined by the chief executive officer of Sims in his reasonable discretion, Sims has agreed to preserve the bonus opportunities for those Metal Management employees who had such opportunities immediately before the effective time at levels which are no less favorable than the level of their opportunities immediately before the effective time. Sims has also agreed, from the effective time of the merger through June 30, 2009, except as may be determined by the chief executive officer of Sims in his reasonable discretion, to (i) continue to provide benefits to Metal Management employees under its employee welfare benefit plans and employee pension benefit plans in effect at the effective time of the merger, except to the extent that Sims or Metal Management is required to amend the plan pursuant to applicable law, or (ii) provide on a plan by plan basis benefits that are at least as favorable to Metal Management employees as the benefits provided immediately before the effective time under Metal Management’s employee welfare benefit plans and employee pension benefit plans. Sims has also agreed to grant credit for their time of employment by Metal Management to those Metal Management employees who continue after the effective time to work for Sims or Metal Management under all employee benefit plans, programs and policies, including vacation and severance pay plans, programs and policies, in which such employees are eligible to participate, except that Sims and Metal Management are not required to grant credit for the accrual of benefits under a defined benefit plan unless required by law. In addition, as of the effective time of the merger, all vesting conditions with respect to outstanding Metal Management stock options and all outstanding grants of Metal Management restricted stock will be deemed to be fully vested.

Proxy Statement and Registration Statement

Sims and Metal Management have agreed to cooperate in connection with the preparation of the Metal Management proxy statement contained in this proxy statement/prospectus, the registration statement (of which this proxy statement/prospectus forms a part) to register the Sims ordinary shares to be issued in connection with the merger, and the registration statement to register the Sims ADSs representing the Sims ordinary shares to be issued in connection with the merger. Each party has also agreed, to the extent practicable, to review in advance and consult with each other with respect to the information relating to the other party that appears in the proxy statement/prospectus and other filings made by the parties.

Access to Information

Each party has agreed to provide the other party, its counsel, financial advisors, auditors and other authorized representatives with full access at all reasonable times to its offices, properties, books and records and other information that is reasonably requested by the other party. All such information is to remain confidential in accordance with the terms of the confidentiality agreement between the parties.

Tax Treatment

Each of Sims and Metal Management have agreed that they will not take, or fail to take, any action that would prevent the merger from constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Public Announcements

Sims and Metal Management have agreed to consult with each other before issuing any press release or any public statement with respect to the merger agreement, unless otherwise required by applicable law or any rule of the NYSE or the ASX.

Notice of Certain Events

Each party has agreed to give prompt oral and written notice to the other party of any material development affecting it or any of its respective subsidiaries, including any change or event having, or which would reasonably be expected to have a material adverse effect on one of the parties or would which would cause a material breach of any of the party’s representations, warranties or covenants, or of any material development affecting the ability of the parties to complete the merger. Metal Management has agreed to deliver to Sims a letter identifying all persons who, in Metal Management’s reasonable judgment, are as of record date for the Metal Management stockholders meeting, affiliates of Metal Management for purposes of Rule 145 under the Securities Act. Metal Management will use its reasonable best efforts to cause each person identified as an affiliate to deliver to Sims prior to the effective time of the merger, a written agreement relating to sales of Sims ADSs in accordance with Rule 145.

Stock Exchange Listing

Sims has agreed to use its reasonable best efforts to cause the Sims ADSs to be issued in connection with the merger and made available on the exercise of Metal Management stock options or upon the exercise or conversion of Metal Management warrants to be approved for listing on the NYSE.

Fees and Expenses

Unless agreed in writing by the parties, each of Metal Management and Sims will pay all costs and expenses incurred by it in connection with the merger agreement, except for the termination fees described below, and except that each of Metal Management and Sims has agreed to pay 50% of the filing fees arising in connection with antitrust filings in connection with the transactions contemplated by the merger agreement and 50% of all printing and mailing costs relating to the preparation and distribution of the registration statement and proxy statement/prospectus.

Obligations of Merger Sub

Sims has agreed to take all actions necessary to cause MMI Acquisition Corporation to perform its obligations under the merger agreement.

Conditions to Completion of the Merger

The obligations of Sims, MMI Acquisition Corporation and Metal Management to consummate the merger are subject to the satisfaction or waiver, where legally permissible, of the following conditions:

•	the merger agreement will have been approved by the affirmative vote of the holders of a majority of Metal Management’s outstanding common stock;

•	the registration statement of which this proxy statement/prospectus forms a part will have been declared effective by the SEC, and no stop order suspending its effectiveness will have been issued and remain in effect; and Sims will have received all state securities law authorizations necessary to issue the Sims ADSs pursuant to the merger;

•	the Sims ADSs to be issued to the stockholders of Metal Management in the merger will have been approved for listing on the NYSE, subject to official notice of issuance;

•	the waiting period applicable to the completion of the merger under the HSR Act and certain non-US competition laws will have expired or been earlier terminated, and if a filing with CFIUS is made, the period of time for any applicable review process under the Exon-Florio provisions will have expired, without any action being taken to prevent the completion of the merger;

•	all required governmental consents, authorizations, orders and approvals will have been received and all requisite filings, notices or notifications will have been made, other than those the absence of which would not result in a material adverse effect on either Metal Management or Sims; and

•	none of the parties will be subject to any judgment, decree, order or injunction of a court of competent jurisdiction which prohibits or makes the completion of the merger illegal.

The obligation of Metal Management to consummate the merger is subject to the satisfaction or waiver, prior to the effective time of the merger, of the following conditions:

•	the representations and warranties of Sims in the merger agreement relating to the capital stock of Sims will be true and correct in all material respects as of the date specified in such representation and as of the effective time of the merger (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date);

•	the representations and warranties of Sims set forth in the merger agreement (read without any materiality or material adverse effect qualifications, other than the representation and warranty with respect to no material adverse change, which will be read with a material adverse effect qualification), will be true and correct in all respects when made and at and as of the effective time of the merger as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sims;

•	each of Sims and MMI Acquisition Corporation will have in all material respects performed and complied with all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	Metal Management will have received a certificate from Sims, signed by the chief executive officer and the chief financial officer of Sims, certifying that Sims has performed its obligations under the merger agreement in all material respects and that the representations and warranties of Sims satisfy the conditions set forth above; and

•	Metal Management will have received the opinion of King & Spalding LLP, counsel to Metal Management, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that each of Sims, MMI Acquisition Corporation and Metal Management will qualify as parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

The obligations of Sims and MMI Acquisition Corporation to consummate the merger are subject to the satisfaction or waiver, prior to the effective time of the merger, of the following conditions:

•	the representations and warranties of Metal Management in the merger agreement relating to the capital stock of Metal Management will be true and correct in all material respects as of the date specified in such representation and as of the effective time of the merger (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date);

•	the representations and warranties of Metal Management set forth in the merger agreement (read without any materiality or material adverse effect qualifications, other than the representation and warranty with respect to no material adverse change, which will be read with a material adverse effect qualification), will be true and correct in all respects when made and at and as of the effective time of the merger as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Metal Management;

•	Metal Management will have in all material respects performed and complied with all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger; and

•	Sims will have received a certificate from Metal Management, signed by the chief executive officer and the chief financial officer of Metal Management, certifying that Metal Management has performed its obligations under the merger agreement in all material respects and that the representations and warranties of Metal Management satisfy the conditions set forth above.

Under Delaware law, the merger cannot become effective unless the merger agreement is adopted by the stockholders of Metal Management. Accordingly, the parties to the merger agreement may not waive this condition to the completion of the merger. At any time prior to the effective time of the merger, the parties to the merger agreement may waive the satisfaction of any of the other conditions to the completion of the merger set forth in the merger agreement. Any waiver is required to be in writing and to be signed by Sims, MMI Acquisition Corporation and Metal Management. See “— Amendment and Waiver.”

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval by the stockholders of Metal Management of the adoption of the merger agreement and the transactions contemplated thereby:

•	by mutual written consent of Sims and Metal Management;

•	by either Sims or Metal Management if:

•	if a court of competent jurisdiction or other governmental agency has issued a final and nonappealable order, decree or ruling or taken any action restraining or prohibiting the completion of the merger;

•	the merger is not completed by March 31, 2008; unless the failure to complete the merger by that date results primarily from the failure of the party seeking to terminate the merger agreement or perform its obligations;

•	the approval of the Metal Management stockholders was not obtained at the Metal Management stockholders meeting duly convened to vote on the merger, or at any adjournment or postponement of such meeting; or

•	the approval of Sims shareholders for the increase of the maximum aggregate amounts payable by Sims to its non-executive directors was not obtained at the Sims shareholders’ meeting duly convened to vote on such matters, or at any adjournment or postponement of such meeting;

•	by Sims if:

•	prior to the receipt of approval of the merger agreement by Metal Management’s stockholders, the board of directors of Metal Management has withdrawn or modified in a manner adverse to Sims its recommendation that the Metal Management stockholders vote in favor of such matters; or

•	Metal Management materially breaches any of its obligations with respect to (i) holding the meeting of Metal Management stockholders to approve the merger agreement, (ii) preparing and filing with the SEC a proxy statement with respect to the meeting of Metal Management stockholders, (iii) providing Sims with information concerning Metal Management required to be included in the registration statement of which this proxy statement/prospectus forms a part, or (iv) a third party acquisition proposal with respect to Metal Management;

•	Metal Management breaches any of its representations or warranties, or fails to perform any covenant or other agreement in the merger agreement (other than the provisions discussed above), such that the closing conditions to Sims’s obligation to effect the merger would not be satisfied and the breach or failure to perform would not be curable, of if curable, would not be cured within 30 days following receipt of written notice from Sims of such breach or failure to perform;

•	Immediately prior to it entering into a definitive agreement with respect to a superior proposal by a third party to acquire Sims, provided that (i) Sims has not materially violated its obligations under the merger agreement with respect to the superior acquisition proposal, (ii) the Sims board of directors has determined to terminate the merger agreement and has authorized Sims to enter into an agreement with the third party with respect to the superior acquisition proposal, (iii) immediately prior to the termination of the merger agreement, Sims pays to Metal Management the termination fee discussed below, and (iv) immediately after the termination of the merger agreement, Sims enters into the agreement with the third party with respect to the superior acquisition proposal; or

•	Daniel W. Dienst ceases for any reason to continue to serve as the chief executive officer of Metal Management.

•	by Metal Management if:

•	Sims materially breaches any of its obligations with respect to (i) filing a registration statement with the SEC as promptly as practicable to register the issuance of the Sims ADSs to the Metal Management stockholders in connection with the merger, providing Metal Management with information concerning Sims required to be included in proxy statement/prospectus to be delivered to Metal Management stockholders to seek their approval of the transactions contemplated by the merger agreement, filing a registration statement to register the issuance of the Sims ADSs equal to the number of Metal Management shares issuable upon exercise of all Metal Management stock options, and using its reasonable best efforts to cause the Sims ADSs issuable in the merger to be approved for listing on the NYSE, and (ii) a third party acquisition proposal with respect to Sims;

•	Sims breaches any of its representations or warranties, or fails to perform any covenant or other agreement in the merger agreement (other than the provisions discussed above), such that the closing conditions to Metal Management’s obligation to effect the merger would not be satisfied and the breach or failure to perform would not be curable or, if curable, would not be cured within 30 days following receipt of written notice from Metal Management of such breach or failure to perform; or

•	Immediately prior to it entering into a definitive agreement with respect to a superior proposal by a third party to acquire Metal Management, provided that (i) Metal Management has not materially violated its obligations under the merger agreement with respect to the superior acquisition proposal, (ii) the Metal Management board of directors has determined to terminate the merger agreement and has authorized Metal Management to enter into an agreement with the third party with respect to the superior acquisition proposal, (iii) immediately prior to the termination of the merger agreement, Metal Management pays to Sims the termination fee discussed below, and (iv) immediately after the termination of the merger agreement, Metal Management enters into the agreement with the third party with respect to the superior acquisition proposal.

Effect of Termination

If the merger agreement is terminated as described above, the merger agreement will be void and of no effect, with no liability on the part of any party to the merger agreement, other than the obligation to pay, if applicable, fees and expenses in accordance with the merger agreement, and any damages resulting from any willful and material breach of the merger agreement, including in the case of Metal Management any withdrawal or modification in any manner adverse to Sims of the recommendation by the Metal Management board of directors other than in accordance with the merger agreement. In addition, the parties’ obligations under the confidentiality agreement previously entered into will survive termination of the merger agreement.

Termination Fee and Expense Reimbursement

Under the merger agreement, Metal Management must pay Sims a termination fee of $25 million:

•	on the second business day after the date of termination of the merger agreement, if Sims terminates the merger agreement because the board of directors of Metal Management has withdrawn or modified in a manner adverse to Sims its recommendation that the Metal Management stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby;

•	on the second business day after the date of termination of the merger agreement, if (i) Sims terminates the merger agreement as a result of the failure of any of Metal Management’s representations and warranties in the merger agreement to be true and correct on and as of the date of the merger agreement, such that the closing conditions to Sims’s obligation to effect the merger would not be satisfied and the breach would not be curable, of if curable, would not be cured within 30 days following receipt of written notice from Sims of such breach and (ii) any director or executive officer of Metal Management has actual knowledge of such failure as of the date of the merger agreement;

•	immediately prior to the termination of the merger agreement, if Metal Management terminates the merger agreement immediately prior to entering into a definitive agreement with respect to a superior proposal by a third party to acquire Metal Management, provided that (i) Metal Management has not materially violated its obligations under the merger agreement with respect to the superior acquisition proposal, (ii) the Metal Management board of directors has determined to terminate the merger agreement and has authorized Metal Management to enter into an agreement with the third party with respect to the superior acquisition proposal, and (iii) immediately after the termination of the merger agreement, Metal Management enters into the agreement with the third party with respect to the superior acquisition proposal; or

•	on the second business day after the definitive agreement is signed or the acquisition proposal is completed, whichever is earlier, if (i) either Sims or Metal Management terminates the merger agreement because the stockholders do not approve the merger agreement and the transactions contemplated thereby at the Metal Management stockholders meeting, (ii) between the date of the merger agreement and the date of the Metal Management stockholders meeting, a proposal by a third party to acquire greater than 50% of the assets of or equity interests in Metal Management and its subsidiaries, taken as a whole, has been publicly announced or communicated to the board of directors of Metal Management, or any person or entity has publicly announced a bona fide intention to make such an acquisition proposal, and (iii) within 12 months after the date of termination of the merger agreement, Metal Management enters into a definitive agreement with respect to such an acquisition proposal or such an acquisition proposal is completed.

Under the merger agreement, Sims must pay Metal Management a termination fee of $25 million:

•	on the second business day after the date of termination of the merger agreement, if (i) Metal Management terminates the merger agreement as a result of the failure of any of Sims’s representations and warranties in the merger agreement to be true and correct on and as of the date of the merger agreement, such that the closing conditions to Metal Management’s obligation to effect the merger would not be satisfied and the breach would not be curable or, if curable, would not be cured within 30 days following receipt of written notice from Metal Management of such breach and (ii) any director or executive officer of Sims has actual knowledge of such failure as of the date of the merger agreement; or

•	immediately prior to the termination of the merger agreement, if Sims terminates the merger agreement immediately prior to entering into a definitive agreement with respect to a superior proposal by a third party to acquire Sims, provided that (i) Sims has not materially violated its obligations under the merger agreement with respect to the superior acquisition proposal, (ii) the Sims board of directors has determined to terminate the merger agreement and has authorized Sims to enter into an agreement with the third party with respect to the superior acquisition proposal, and (iii) immediately after the termination of the merger agreement, Sims enters into the agreement with the third party with respect to the superior acquisition proposal.

Under the merger agreement, Metal Management and Sims must reimburse the other party, within two business days after the submission of statements, for up to $10 million of the out-of-pocket costs and expenses incurred by such party and its subsidiaries in connection with the transactions contemplated by the merger agreement if (i) the party terminates the merger agreement due to a breach by the non-terminating party of any of its representations or warranties, or failure by the non-terminating party to perform any covenant or other agreement in the merger agreement (other than the provisions discussed above), such that the closing conditions to the terminating party’s obligation to effect the merger would not be satisfied and the breach or failure to perform would not be curable or, if curable, would not be cured within 30 days following receipt of written notice from the terminating party of such breach or failure to perform and (ii) the terminating party is not entitled to receive from the other party the termination fee above.

Amendment and Waiver

The merger agreement may be amended by a writing signed by Sims, MMI Acquisition Corporation and Metal Management at any time before or after the adoption of the merger agreement by the stockholders of Metal Management, provided that after the date of adoption of the merger agreement by the stockholders of Metal Management, no amendment may be made without the approval of the stockholders of Metal Management if such approval is required by Delaware law. At any time prior to the effective time of the merger, the parties may waive compliance with any of the covenants or agreements of the other parties or any breach of any of the representations or warranties of the other parties as long as the waiver is in writing and is signed by Sims, MMI Acquisition Corporation and Metal Management.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of the material United States federal income tax consequences of the merger that may be relevant to United States Holders (as defined below) of Metal Management common stock, and the material United States federal income tax consequences applicable to the ownership and disposition of Sims ADSs held by United States Holders. This discussion is based upon the Code, the Treasury Regulations thereunder, rulings of the Internal Revenue Service, which is referred to as the IRS, judicial decisions and administrative pronouncements in effect on the date of this proxy statement/prospectus. These laws and authorities may change, possibly retroactively, and any change could affect the continuing validity of this discussion. Sims and Metal Management do not presently anticipate seeking any advance income tax ruling from the IRS regarding the tax consequences of the merger or any transactions entered into concurrently or in connection with the merger, and neither Sims nor Metal Management can provide assurances that the IRS will agree with the conclusions expressed herein.

For purposes of this discussion, the term “United States Holder” means:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income tax without regard to its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust.

This discussion is addressed only to Metal Management stockholders to the extent that they exchange Metal Management common stock for Sims ADSs in the merger and therefore are treated for United States federal income tax purposes as receiving the Sims ordinary shares represented by such Sims ADSs. This discussion assumes that a United States Holder has held shares of Metal Management common stock as a capital asset within the meaning of Section 1221 of the Code (generally, an asset held for investment) and will hold Sims ADSs received in the merger as capital assets.

This discussion is not intended to be a complete analysis and does not address all potential tax consequences that may be relevant to a United States Holder in light of such holder’s particular circumstances. Moreover, this discussion does not apply to a United States Holder that is subject to special treatment under the Code, including a United States Holder that is:

•	a foreign person or entity;

•	a tax-exempt organization, a financial institution, a mutual fund, a dealer or broker in securities or an insurance company;

•	a trader who elects to mark-to-market its securities;

•	a person who holds Metal Management common stock as part of an integrated investment, such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

•	a person who holds Metal Management common stock in an individual retirement or other tax-deferred account;

•	a person whose functional currency is not the U.S. dollar;

•	an individual who received shares of Metal Management common stock, or who acquires Sims ADSs or Sims ordinary shares, pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

•	a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership for United States federal income tax purposes) and persons who hold an interest in such entities; or

•	a person subject to the alternative minimum tax.

If shares of Metal Management common stock are held through a partnership, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding shares of Metal Management common stock should consult its own tax advisor.

In addition, this discussion does not address the tax consequences to a United States Holder if such holder is or will become a “5% transferee shareholder” of Sims within the meaning of the applicable Treasury Regulations under Section 367 of the Code. In general, a 5% transferee shareholder is a person that holds Metal Management common stock and will own directly, indirectly or constructively through attribution rules, at least 5% of either the total voting power or total value of Sims shares immediately after the merger. United States Holders that believe they could become 5% transferee shareholders of Sims are strongly encouraged to consult their tax advisors about the special rules and time-sensitive tax procedures, including the requirement to file gain recognition agreements, that might apply regarding their ability to obtain nonrecognition treatment in the merger.

With the exception of Australian tax consequences, which are described under “Material Australian Tax Consequences,” this discussion does not address the tax consequences of the merger under foreign, state, local or other tax laws, or the tax consequences of transactions effectuated prior or subsequent to, or concurrently or in connection with, the merger. It is recommended that United States Holders consult their own tax advisors as to the United States federal income tax consequences of the merger, including the income tax consequences arising from such holders’ own unique facts and circumstances, and as to any estate, gift, state, local or non-United States tax consequences, including Australian tax consequences, arising out of the merger and the ownership and disposition of Sims ADSs and/or Sims ordinary shares. It is also recommended that United States Holders consult their tax advisors as to the United States federal income tax consequences of any other transactions entered into in connection with or in contemplation of the merger, which may depend on such holders’ particular situations.

United States Federal Income Tax Consequences of the Merger

The following discussion as to the United States federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this proxy statement/prospectus. Metal Management has received an opinion from King & Spalding to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that King & Spalding confirms this opinion as of the closing date of the merger. In rendering such opinion, King & Spalding has relied upon certificates of officers of Sims and Metal Management. The tax opinion and the following discussion are not binding on the IRS or any court, however, and do not preclude the IRS or a court from reaching a contrary conclusion. Therefore, while Sims and Metal Management believe that the merger will be treated as a tax-free reorganization under Section 368(a) of the Code, no assurance can be provided that the IRS will agree with this conclusion.

A United States Holder that receives Sims ADSs pursuant to the merger will be treated as the owner of the underlying Sims ordinary shares for United States federal income tax purposes. Accordingly, if Sims ADSs are later exchanged for Sims ordinary shares, no gain or loss will be recognized upon the exchange. Subject to the qualifications and limitations set forth above, (i) no gain or loss will be recognized by a United States Holder receives Sims ADSs in exchange for its Metal Management common stock as a result of the merger (except with respect to cash received in lieu of a fractional interest in a Sims ADS, (ii) the aggregate tax basis of the Sims ADSs received in the merger will be the same as the aggregate tax basis of the Metal Management common stock surrendered in exchange therefor and (iii) the holding period of the Sims ADSs received in the merger will include the holding period of the Metal Management common stock surrendered in exchange therefor.

Any cash received by a United States Holder in lieu of a fractional Sims ADS will likely be treated as if such fractional interest was issued to the United States Holder and then redeemed. The deemed redemption will likely be taxable as a sale of the fractional interest for cash. The amount of any capital gain or loss attributable to the deemed sale will be equal to the amount of cash received with respect to the fractional interest, less the ratable portion of the tax basis of the Metal Management common stock surrendered that is allocated to the fractional interest. If a United States Holder is an individual, any gain recognized will generally be subject to United States federal income tax at a maximum 15% rate if such holder’s holding period in the Metal Management common stock is more than one year on the date of completion of the merger. The deductibility of capital losses is subject to limitations.

If the IRS were to successfully challenge the qualification of the merger as a reorganization, a United States Holder would generally be required to recognize gain or loss with respect to the Metal Management common stock surrendered in the merger equal to the difference between such holder’s adjusted tax basis in the surrendered stock and the fair market value, as of the effective time of the merger, of the Sims ADSs (including any fractional Sims ADSs) received or to be received in the merger. Generally, in such event, the United States Holder’s tax basis in the Sims ADSs received would equal the fair market value of such ADSs as of the date of the merger, and the United States Holder’s holding period for the Sims ADSs would begin on the day after the merger. It is recommended that United States Holders consult their tax advisors regarding the allowance or deductibility of any loss they may have with respect to their Metal Management common stock.

United States Federal Income Tax Consequences of Holding Sims ADSs

Any cash distribution paid by Sims out of its earnings and profits, as determined under United States federal income tax law, will be subject to tax as ordinary dividend income and will be includible in the gross income of a United States Holder when such distribution is received by the holder if the holder holds Sims ordinary shares, or when such distribution is received by the Depositary if the holder holds Sims ADSs. Cash distributions paid by Sims in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of the United States Holder’s adjusted basis in its Sims ADSs (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset. Any cash distribution that is treated as a dividend will be includible in the gross income of a United States Holder, for United States federal income tax purposes, in an amount equal to the gross amount (i.e., before Australian withholding tax) of the dividend. A dividend paid in Australian dollars generally will be includible in income in a U.S. dollar amount based on the prevailing U.S. dollar — Australian dollar exchange rate at the time of receipt of such dividend. Such dividend income generally will constitute foreign source income for United States federal income tax purposes. Subject to certain complex limitations, any Australian tax withheld from a cash dividend made to a United States Holder will be treated as a foreign income tax that may be claimed as a credit against the United States federal income tax liability of such holder. Alternatively, any Australian tax withheld may be deducted currently at the election of the United States Holder. See the discussion of Australian withholding tax in the section entitled “Material Australian Tax Consequences.” The dividend income generally will not be eligible for the dividends received deduction allowed to corporations. Under current law, for taxable years that begin after December 31, 2002 and on or before December 31, 2010, dividends paid by Sims will be taxable to a non-corporate United States Holder at the special rate normally applicable to long-term capital gains, provided that (i) Sims qualifies for the benefits of the income tax treaty between Australia and the United States or (ii) Sims ADSs are readily tradeable on an established securities market in the United States. A non-corporate United States Holder will be eligible for this special rate only if it has held the shares for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date.

Upon the sale, exchange or other disposition of Sims ADSs, a United States Holder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount realized upon the disposition and the United States Holder’s tax basis in such Sims ADSs. Such gain or loss will be capital gain or loss and will be long-term if the holding period of such Sims ADSs exceeds one year, including the holding period of the Metal Management shares exchanged for the Sims ADSs. Any such capital gain generally will be treated as United States source income.

United States Information Reporting and Backup Withholding

A United States Holder that receives Sims ADSs in the merger will be required to (i) file a statement with such holder’s United States federal income tax return providing a complete statement of all facts pertinent to the non-recognition of gain or loss upon such holder’s exchange of Metal Management common stock, including the tax basis in the Metal Management common stock that such holder surrendered and the fair market value of the Sims ADSs and any cash that such holder received in the merger and (ii) retain permanent records of these facts relating to the merger.

Additionally, a United States Holder may be subject to a backup withholding tax at the rate of 28% with respect to any cash received in the merger in lieu of fractional Sims ADSs, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number (which for an individual stockholder is the stockholder’s United States social security number), certifies that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the backup withholding tax on payments made to a United States Holder pursuant to the merger, such holder must provide the exchange agent with a correct taxpayer identification number by completing an IRS Form W-9 or a substitute Form W-9. If a United States Holder does not provide a correct taxpayer identification number, such holder may be subject to penalties imposed by the IRS, as well as the backup withholding tax. However, any amounts withheld under these rules will be credited against a United States Holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

IT IS RECOMMENDED THAT HOLDERS OF METAL MANAGEMENT COMMON STOCK CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND OF HOLDING SIMS ADSs AND/OR SIMS SHARES, INCLUDING TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

MATERIAL AUSTRALIAN TAX CONSEQUENCES

Merger

United States tax resident holders of Metal Management common stock should realize no taxable gain or loss and receive no taxable income for Australian tax purposes upon the receipt of Sims ADSs to be issued in connection with the merger in exchange for the common stock provided that they are not residents of Australia for Australian tax purposes and they did not acquire and are not using or holding the common stock for the purposes of any business carried on in Australia.

Holding Sims ADSs

The following discussion provides general information about the material Australian income tax consequences under Australian tax law of holding Sims ADSs as a result of the merger and does not purport to be a complete technical analysis or listing of all potential tax effects to U.S. holders of Sims ADSs. In addition, this discussion may not apply to certain classes of holders such as dealers. It is recommended that prospective recipients of Sims ADSs pursuant to the merger agreement consult their tax advisor as to the tax consequences to them under the laws of Australia of receiving Sims ADSs in the merger and of holding those Sims ADSs.

The following discussion regarding dividends does not apply if Sims ADSs are held by a United States holder as business assets through a permanent establishment in Australia. In that case, any dividends are subject to tax in Australia, although credits may be allowed under the franking rules to the extent that the dividends carry franking credits.

Under the Australian imputation system of taxation, dividends (as determined for Australian tax purposes) that are “fully franked dividends” paid to a holder of Sims ADSs who is not a tax resident of Australia are free from withholding tax and are not subject to Australian income tax in the hands of such holder of Sims ADSs.

Dividends that are not fully franked dividends, are subject to withholding tax on the unfranked portion when paid to a holder of Sims ADSs who is not a tax resident of Australia except to the extent that the dividend is declared to be “conduit foreign income” (in essence income and gains that have a foreign source from an Australian perspective).

Depending on the dividend policy of Sims, if the profits out of which Sims pays a dividend have been taxed in Australia at a rate that is less than the maximum Australian corporate tax rate, then the dividend may be partially unfranked or wholly unfranked. Sims will send to holders of Sims ADSs statements that indicate the extent to which dividends are franked, paid out of conduit foreign income and the amount of tax (if any) withheld.

If withholding tax is payable, the standard rate is 30% on the portion of the dividend that is subject to withholding tax. Under the tax treaty currently in effect between Australia and the United States, the withholding tax imposed on dividends paid to a United States tax resident who is a “qualified person” for the purposes of the treaty by a corporation resident in Australia (such as Sims) is limited to 15% of the gross dividend.

A United States holder of Sims ADSs (who is not also a tax resident of Australia and who does not hold Sims ADSs as a business asset through a permanent establishment in Australia) with no other Australian source income is not required to file an Australian income tax return.

Upon the sale, exchange or other disposition of Sims ADSs, a United States holder who is not a tax resident of Australia and has not held or disposed of such Sims ADSs in the course of activities conducted or carried on in Australia, is generally only liable to tax in Australia if (i) such U.S. holder of Sims ADSs has, either alone or in combination with associates (as defined in the Income Tax Assessment Act 1997, as amended), held 10% or more of the issued share capital of Sims throughout a 12-month period beginning 24 months from the date of disposal for Australian capital gains tax purposes and (ii) more than 50% of the total market value of Sims’s worldwide assets is represented by “taxable Australian real property.”

There should be no Australian stamp duty or other transfer tax on a sale, exchange or other disposition of Sims ADSs by a United States holder.

Neither Australia nor any political subdivision of Australia imposes any gift, estate or death tax or duty in respect of the gift, devise or bequest of Sims ADSs.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors of the Combined Company Following the Effective Time of the Merger

Upon the effective time of the merger, the board of directors of Sims Metal Management will have 12 directors, as follows:

•	four non-executive directors of Metal Management to be designated by Metal Management;

•	three non-executive directors of Sims to be designated by Sims;

•	two Sims directors to be designated by Mitsui, one of whom will be independent of Mitsui for the purpose of the ASX corporate governance guidelines; and

•	Jeremy L. Sutcliffe, Daniel W. Dienst and Ross B. Cunningham.

Metal Management has designated Norman R. Bobins, John T. DiLacqua, Robert Lewon and Gerald E. Morris, and Sims has designated Paul K. Mazoudier, J. Michael Feeney and Paul J. Varello, to serve as non-executive directors of Sims Metal Management following the merger. Mitsui has designated Masakatsu Iwanaga to serve as its representative director and Christopher J. Renwick to serve as a non-executive director of Sims Metal Management following the merger.

The members of the Sims Metal Management board of directors will serve three-year terms and will thereafter be eligible for reelection to three-year terms according to the listing rules of the ASX. Any director, other than the chief executive officer, appointed by resolution of directors since Sims’s last annual general meeting (such as those directors designated by Metal Management under the merger) must retire (and are eligible for reelection if they so choose) at Sims Metal Management’s next annual general meeting in 2008. Unless it would result in a breach of their fiduciary duties, the members of the Sims board of directors will recommend the election of three of the four designees of Metal Management at the first annual general meeting of Sims after the effective time of the merger. In addition, if any of the Metal Management designees vacates his seat prior to the first annual general meeting of Sims after the effective time of the merger, the remaining designees of Metal Management will have the exclusive authority to nominate individuals to fill such vacant seats, as long as the nominees are reasonably acceptable to the Nomination Committee of the Sims Metal Management board of directors.

Sims is entitled to designate Mr. Mazoudier or, if he is unavailable, one of the other directors designated by Sims to serve as the non-executive chairman of the Sims Metal Management board of directors as of the effective date of the merger. The initial term of the chairman will expire as of the date of the first meeting of the Sims Metal Management board of directors following Sims Metal Management’s annual general meeting of shareholders in or around November 2009. In addition, if Mr. Cunningham’s employment with Sims Metal Management ceases, Mr. Cunningham will cease to be a director and the number of directors comprising the Sims Metal Management board of directors will be reduced accordingly.

If Mitsui ceases to be entitled to designate one or both of the Sims Metal Management directors it is entitled to designate, the director seat or seats formerly occupied by the Mitsui representative or representatives will be eliminated and the number of directors comprising the Sims Metal Management board of directors will be reduced accordingly.

Executive Positions

As of the effective time of the merger, Mr. Dienst will become group chief executive officer of Sims Metal Management, will chair the combined North American metal recycling business and will have overall responsibility for global marketing, and Mr. Larry will be appointed as chief financial officer of Sims Metal Management. If Mr. Dienst or Mr. Larry is unable or unwilling to hold his respective office, his successor will be selected by the board of directors of Sims Metal Management. Mr. Sutcliffe will continue as an executive director reporting to the new board of directors until at least October 2009 and will chair Sims Metal Management’s metal recycling operations in Australasia and Europe as well as the Sims Recycling Solutions business globally. Mr. Cunningham will also continue as an executive director of Sims Metal Management. Messrs. Sutcliffe and Cunningham will continue to be based in Sydney, Australia.

Corporate Name and Headquarters

Under the merger agreement, Sims has agreed to seek shareholder approval at its next annual general meeting of shareholders after the effective time of the merger to change its corporate name to “Sims Metal Management Limited.” After the merger, the group accounting consolidation and external reporting processes of Sims Metal Management will be progressively relocated to the United States until approximately September 2008. The corporate headquarters will be located in New York, New York, and the operational headquarters will be located in Chicago, Illinois.

Dividend Policy

After the merger, the board of directors of Sims Metal Management will have the power to determine the amount and frequency of the payment of dividends with respect to Sims ordinary shares and Sims ADSs, having regard to shareholder expectations and the capital requirements, earnings and cash flow of the business. The board of directors of Sims Metal Management will evaluate the most effective means to provide returns to shareholders, which may include supplementing dividends with other capital management options, including share buybacks. At the outset, it is contemplated that the combined company will return in the order of 45% to 55% of net profit after tax to its shareholders.

ACCOUNTING TREATMENT

The merger will be accounted for under U.S. GAAP as a business combination under the “purchase method” as defined by Statement of Financial Accounting Standards No. 141, “Business Combinations.” Sims will be the acquirer for financial accounting purposes.

Under the purchase method, the cost of the purchase will be based on the market value (with reference to the Sims share price around the date of announcement of the merger) of the new Sims ADSs issued to Metal Management stockholders, the fair value of Metal Management stock options assumed by Sims and the direct transaction costs incurred by Sims. In the Sims Metal Management consolidated financial statements, the cost of the purchase will be allocated to the Metal Management assets acquired and liabilities and contingent liabilities assumed, based on their estimated fair values at the acquisition date, with any excess of the costs over the amounts allocated being recognized as goodwill. This method may result in the carrying value of assets, including goodwill, acquired from Metal Management being substantially different from the former carrying values of those assets.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information, which is referred to as the pro forma financial information, shows the pro forma effect of the consummation of the merger of Sims and Metal Management as provided in the merger agreement as if the merger had occurred on July 1, 2006 for statement of operations purposes and on June 30, 2007 for balance sheet purposes. The pro forma financial information is derived from, and should be read in conjunction with, the historical consolidated financial statements of Sims for its fiscal year ended June 30, 2007, which are included elsewhere in this proxy statement/prospectus, and the historical consolidated financial statements of Metal Management for its fiscal year ended March 31, 2007 and fiscal quarters ended June 30, 2006 and 2007, which are incorporated by reference in this proxy statement/prospectus. The pro forma financial information should also be read in conjunction with the notes set forth under “Notes to Unaudited Pro Forma Combined Financial Information.”

The financial statements of Sims and Metal Management and the pro forma financial information have been prepared in accordance with U.S. GAAP. The pro forma financial information has been prepared using the purchase method of accounting.

Sims, MMI Acquisition Corporation and Metal Management have entered into the merger agreement, which sets out the terms for the merger. Under the terms of the merger agreement, upon completion of the merger all of the outstanding shares of Metal Management common stock will be automatically converted into the right to receive Sims ADSs. Upon completion of the merger, the shareholders of Sims will own approximately 70% and the pre-merger shareholders of Metal Management will own approximately 30% of the outstanding shares of the combined company resulting from the merger.

The pro forma financial information is presented for illustrative purposes only and, therefore, does not purport to represent what the actual results of operations or the combined company’s financial position would have been if the merger occurred on the dates assumed and it is not necessarily indicative of the combined company’s future operating results or combined financial position. In this regard, the pro forma financial information does not give effect to (i) any integration costs that may be incurred as a result of the merger, (ii) any synergies, operating efficiencies and cost savings that may result from the merger, (iii) any benefits that may be derived from the combined company’s growth projects or expansions, (iv) changes in commodities prices subsequent to the dates of such financial information or (v) restructuring charges that may be incurred to fully integrate and operate the combined company more efficiently.

The pro forma financial information reflects estimates made by Sims management and assumptions that it believes to be reasonable. The allocation of the purchase price to acquired assets and liabilities is based on valuation estimates made available to Sims by Metal Management. These allocations will be finalized based on valuation and other studies to be performed by management, which may include the services of outside valuation specialists, after the completion of the merger. Accordingly, the purchase price allocation adjustments and related impacts on the pro forma financial information are preliminary and are subject to revision, which may be material, after the completion of the merger.

Unaudited Pro Forma Combined Statement of Operations Information

	Sims Group		Metal		Pro Forma			Pro Forma
	Limited		Management, Inc.		Adjustments			Combined
	Fiscal Year		Period From		Fiscal Year			Fiscal Year
	Ended June 30,		July 1, 2006 to		Ended June 30,			Ended June 30,
	2007		June 30, 2007(1)(2)		2007(1)(2)		Notes	2007(1)(2)
	(In thousands of Australian dollars, except for per share amounts)

Revenue	A$	5,386,044	A$	3,043,620	A$	—		A$	8,429,664
Operating expenses:
Cost of sales excluding depreciation		(4,747,195)		(2,694,603)		—			(7,441,798)
General and administrative expense		(197,157)		(122,227)		(800)	6		(320,184)
Depreciation and amortization expense		(73,037)		(37,503)		(11,022)	3,4		(121,562)
Severance and other charges		—		(529)		—			(529)

Operating income		368,655		188,758		(11,822)			545,591
Income from joint ventures		14,050		2,479		—			16,529
Interest expense		(29,963)		(3,198)					(33,161)
Interest and other income, net		11,177		3,224		—			14,401

Income before income taxes		363,919		191,263		(11,822)			543,360
Provision for income taxes		(114,045)		(71,089)		4,611	9		(180,523)

Net income	A$	249,874	A$	120,174	A$	(7,211)		A$	362,837

Basic earnings per share	A$	2.00						A$	2.02

Unaudited Pro Forma Combined Per Share Information

	Pro Forma
	Combined
	Fiscal Year Ended
	June 30,
	2007(1)(2)
	(In thousands of
	Australian dollars, except
	for share and per share amounts)

Pro forma net income	A$	362,837
Weighted average number of ordinary shares used in calculating basic earnings per share(3):		179,596,802
Effect of dilution:
Options, including ordinary shares issued under the Sims Group Employee Share Scheme deemed to be options for accounting purposes		704,319

Adjusted weighted average number of ordinary shares used in calculating diluted earnings per share		180,301,121

Basic earnings per share	A$	2.02

Diluted earnings per share	A$	2.01

Unaudited Pro Forma Combined Balance Sheet Information

	Sims Group		Metal		Pro Forma			Pro Forma
	Limited		Management, Inc.		Adjustments			Combined
	June 30,		June 30,		June 30,			June 30,
	2007		2007(2)(4)		2007(2)		Notes	2007(2)
	(In thousands of Australian dollars)

ASSETS
Current assets
Cash and cash equivalents(5)	A$	36,795	A$	26,144	A$	—		A$	62,939
Trade and other receivables, net		350,181		273,865		—			624,046
Inventories		359,316		288,180		30,813	1		678,309
Deferred income tax assets		14,467		6,590		—			21,057
Prepaid expenses and other assets		—		13,426		—			13,426
Derivative financial instruments		14,798		—		—			14,798

Total current assets		775,557		608,205		30,813			1,414,575
Non-current assets
Investments in joint ventures		58,575		24,998		—			83,573
Property and equipment, net		531,918		235,412		100,129	4		867,459
Retirement benefit surplus		8,819		—		—			8,819
Deferred income tax assets		50,641		11,927		—			62,568
Other Assets		—		3,524		(1,788)	5		1,736
Intangible assets, net		93,988		30,478		140,342	3		264,808
Goodwill		459,537		31,593		1,080,018	2		1,571,148

Total non-current assets		1,203,478		337,932		1,318,701			2,860,111

Total assets	A$	1,979,035	A$	946,137	A$	1,349,514		A$	4,274,686

LIABILITIES
Current liabilities
Trade and other accounts payables	A$	378,180	A$	206,096	A$	30,000	10	A$	614,276
Derivative financial instruments		492		—		—			492
Income tax payable		35,403		12,495		—			47,898
Other accrued liabilities		16,754		30,603		—			47,357
Deferred income tax liabilities		7,012		—		—			7,012
Current portion of long-term debt		—		853		—			853

Total current liabilities		437,841		250,047		30,000			717,888
Non-current liabilities
Long-term debt		339,538		110,992		—			450,530
Deferred income tax liabilities		82,397		—		105,518	7		187,915
Other accrued liabilities		18,892		11,032		—			29,924

Total non-current liabilities		440,827		122,024		105,518			668,369

Total liabilities	A$	878,668	A$	372,071	A$	135,518		A$	1,386,257

SHAREHOLDERS’ EQUITY
Ordinary shares	A$	728,378	A$	241,162	A$	1,546,900	8,11	A$	2,516,440
Accumulated other comprehensive income		(68,297)		(11,661)		11,661	11		(68,297)
Retained earnings		440,286		404,841		(404,841)	11		440,286
Treasury stock, at cost		—		(60,276)		60,276	11		—

Shareholders’ equity	A$	1,100,367	A$	574,066	A$	1,213,996		A$	2,888,429

Total liabilities and shareholders’ equity	A$	1,979,035	A$	946,137	A$	1,349,514		A$	4,274,686

(1)	The information is derived from the historical consolidated financial statements of Metal Management for its fiscal year ended March 31, 2007, adjusted for the following to derive comparable reporting periods with Sims:

• quarterly information for the period April 1, 2006 to June 30, 2006 is not included in the pro forma financial information for Metal Management; and

• quarterly information for the period April 1, 2007 to June 30, 2007 has been included in the pro forma financial information for Metal Management.

(2)	The information for Metal Management and the pro forma adjustments above were originally denominated in U.S. dollars and have been converted to Australian dollars based on the average exchange rate for the period from July 1, 2006 to June 30, 2007 of A$1.275 = $1.00 for the statement of operations and the noon buying rate as of June 29, 2007 of A$1.176 = $1.00 for the balance sheet.

(3)	The merger consideration consists of Sims ADSs representing Sims ordinary shares. The weighted average number of pro forma shares has been adjusted as if the Sims ADSs to be issued in connection with the merger had been issued on July 1, 2006.

(4)	The information is derived from the historical financial statements of Metal Management for its fiscal quarter ended June 30, 2007, which are unaudited.

(5)	The pro forma combined cash and cash equivalents does not reflect the use of cash for payments in lieu of the issuance of fractional Sims ADSs to former Metal Management stockholders in accordance with the terms of the merger agreement. The amount of cash to be used for this purpose is not expected to be material.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Basis of Presentation

The pro forma financial information has been prepared to give effect to the merger. The information with respect to Metal Management reflected in the pro forma information is derived from the historical financial statements of Metal Management or from other financial information made available to Sims by Metal Management.

The purchase price consideration for the merger is estimated below (in thousands of Australian dollars, except for share and per share amounts):

Metal Management common stock assumed to be outstanding at transaction date		26,050,153
Exchange ratio		2.05

Total number of Sims shares to be issued		53,402,814
Sims average stock price for the period beginning 2 days before and ending 2 days after the September 24, 2007 (Sydney, Australia time) announcement of the proposed transaction	A$	33.16

Purchase consideration common stock	A$	1,770,837

Metal Management stock options assumed to be outstanding at transaction date		623,332
Exchange ratio		2.05

Total number of Sims shares to be issued		1,277,831
Weighted average fair value of options	A$	13.48

Purchase consideration stock options	A$	17,225

Total purchase consideration for Metal Management common stock and option holders	A$	1,788,062

Estimated transaction costs	A$	30,000
Total	A$	1,818,062

The estimated purchase price consideration does not reflect the use of cash for payments in lieu of the issuance of fractional Sims ADSs to former Metal Management stockholders in accordance with the terms of the merger agreement. The amount of cash to be used for this purpose is not expected to be material.

Pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, ”Goodwill and Other Intangible Assets,” goodwill is not amortized. Instead, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the merger will be subject to an impairment test at least annually.

Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the separately identifiable assets and liabilities acquired. These benefits could include, but are not limited to, expanded growth opportunities in the metal recycling business, cost savings from synergies of the merger, and the sharing of best practices in the operations of both companies. The individual pro forma adjustments are further described in the following footnotes. All pro forma adjustments to the statement of operations are deemed to have recurring effects.

The allocation of the purchase price to acquired assets and liabilities in the pro forma financial information is based on valuation information provided to Sims by Metal Management. Such allocations will be finalized based on valuation and other studies to be performed by management, which may include the services of outside valuation specialists, after the completion of the merger. Accordingly, the purchase price allocation adjustments and related impacts on the pro forma financial information are preliminary and are subject to revision, which may be material, after the completion of the merger.

Notes

(1)	Represents the adjustment to reflect the estimated fair value of acquired finished goods inventory based on estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

(2)	Incremental goodwill has been determined as a residual of the purchase price after allocating fair values to all identifiable assets and liabilities. The purchased goodwill represents acquired synergies and an assembled workforce.

(3)	Identified intangibles acquired through the merger are:

•	the Metal Management trade name, which has an estimated fair value of A$47 million to the combined group; this intangible asset has been ascribed a useful life of 15 years; and

•	certain relationships with long standing industrial suppliers in the recycled metal industry, which have an estimated fair value of A$93 million to the combined group, are determined based on a business’ ability to obtain material (in contrast to most other industries where volumes are determined by customer sales). As such, it is accepted industry practice to value supplier relationships in a business combination. Metal Management has a number of key, long standing relationships with industrial suppliers, for which a value has been ascribed. As these relationships can change, they are considered finite lived and have been ascribed a useful life of 20 years.

(4)	In performing a preliminary purchase price allocation, incremental value has been ascribed to property and equipment. The majority of this incremental value relates to freehold properties, which are currently recognized by Metal Management at their historical cost. While most of the incremental value relates to land, which is not depreciated, a portion relates to buildings, plant and equipment. As such, incremental depreciation of A$3 million based on a weighted average life of 10 years has been included in the pro forma statement of operations.

(5)	Certain deferred costs of financing arrangements have been assigned a nil fair value and are therefore eliminated in the pro forma combined balance sheet information.

(6)	This adjustment has been made to conform accounting policies related to defined benefit pension plans. The identified accounting policy difference relates to timing of recognition of defined benefit fund gains and losses. Sims’s policy is immediate recognition of gains and losses in the statement of operations (as opposed to the “corridor” approach).

(7)	Deferred tax impacts have been recognized as a result of the pro forma adjustments. In this regard, Sims has assumed that the merger will qualify as a tax-free reorganization for tax purposes. This non-current deferred tax liability arises primarily due to the financial statement amounts for identifiable intangible assets and property, plant and equipment being in excess of their relevant tax values.

(8)	Share capital increases to the extent of the Sims ADSs issued to Metal Management shareholders. This has been calculated based on the volume weighted average of Sims’s ordinary shares for the five business days surrounding the announcement of the business combination (two days prior, the day of the announcement and two days after).

(9)	This represents the income tax effect of the entries for deprecation and amortization and defined benefit plans.

(10)	Amount represents estimated transaction costs to consummate the merger.

(11)	Elimination of Metal Management pre-acquisition equity balances.

THE COMPANIES

Sims

History and Development of Sims

Sims is an Australian domiciled corporation that is incorporated in the State of Victoria, Australia, and operates under the Corporations Act.

Sims was originally established in 1917 by Albert Sims, a Sydney-based recycled metals dealer. The business was incorporated as Albert G. Sims Limited in 1928 and was renamed Simsmetal Limited in 1968. In 1970, it merged with Consolidated Metal Products Limited and the merged ASX-listed company was named Sims Consolidated Limited. In 1979, Sims Consolidated Limited was acquired by Peko-Wallsend Limited and subsequently delisted. Sims Consolidated Limited was then acquired by North Limited (previously known as North Broken Hill Holdings Limited, and then North Broken Hill Peko Limited) in 1988. In 1989, North Limited sold the business to Elders Resources NZFP Limited, a diversified resources company. In 1990, Carter Holt Harvey Limited made a successful takeover bid for Elders Resources NZFP Limited and divested that company’s non-forestry businesses, which included Sims. Sims changed its name to Simsmetal Limited in 1990 and relisted on the ASX in 1991. Simsmetal Limited changed its name to Sims Group Limited in 2003.

Sims’s corporate strategy includes leading industry consolidation through acquisitions. Over a number of years, with experience gained from numerous international acquisitions, Sims has established strict acquisition criteria. The acquisition criteria require that any acquisition target holds the number one or number two market position, delivers access to domestic and international customers, offers a sound platform for future growth and, above all else, will likely enhance shareholder value. The acquisition criteria have underpinned Sims’s strong track record of international expansion.

In October 2005, Sims merged with entities operating certain of the recycling businesses of Hugo Neu Corporation, a privately owned U.S. corporation, which entities are referred to as Hugo Neu. The merger created a new ASX listed company named Sims Group Limited, which is traded under the ASX code “SGM.” Since the Hugo Neu merger, Sims has continued to grow its metals recycling operations with the acquisitions of Cymru Metals Recycling (United Kingdom: December 2006), which is referred to as Cymru Metals, the operating assets of Menzies Metals Recycling (Australia: January 2007), which is referred to as Menzies Metals, the operating assets of McInerney Metals (Australia: August 2007), which is referred to as McInerney Metals, and ER Coley (Steel) (United Kingdom: November 2007), which is referred to as ER Coley. Sims was also a party to the creation of a joint venture with Adams Steel LLC (United States: September 2007), which is referred to as SA Recycling.

Sims Recycling Solutions, Sims’s innovative recycling solutions business which includes electronic product de-manufacturing and processing operations, which is referred to as e-recycling, was launched with the construction of an end-of-life refrigerator recycling plant in the United Kingdom in 2002. Since then, the business has expanded with the acquisitions of the Mirec Group (The Netherlands: October 2004), which is referred to as Mirec, Metall + Recycling (Germany: October 2006), which is referred to as M+R, United Recycling Industries (United States: February 2007), which is referred to as URI, and the e-recycling assets of Noranda Recycling (United States: April 2007), which is referred to as Noranda.

Globally, Sims has approximately 50 subsidiaries as well as interests in several joint ventures. The complete list of Sims’s subsidiaries, with their country of incorporation, is included as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Sims has its registered office at Level 6, 41 McLaren Street, North Sydney, NSW 2060, Australia, telephone (6 12) 9956 9100. Its principal executive offices are also located at Level 6, 41 McLaren Street, North Sydney, NSW 2060 Australia.

Overview of Sims’s Business

Sims, in the belief of Sims’s management, is one of the world’s largest metals recycling companies on the basis of its market capitalization and the size and scope of its operations. Sims operates a geographically diverse metals recycling business with a network of processing facilities, many with deep-water port access, supported by an extensive network of feeder yards from which to source recyclable ferrous and non-ferrous metals. Sims has significant positions in the metals recycling markets of Australasia, the east and west coasts of the United States, and the United Kingdom. Sims also has a strategic network of trading offices in Asia. Through its Sims Recycling Solutions business, Sims has an emerging global e-recycling business, with established operations in the United Kingdom, Continental Europe and North America and a developing presence in the Asia Pacific region.

Sims is headquartered in Australia. Over 60% of its income before interest and tax, however, is currently derived from operations outside Australasia, including approximately 43% derived from North America. Sims generates over 70% of its sales from exports.

Sims’s business consists of Metal Recycling, Sims Recycling Solutions and several other smaller businesses. The Metal Recycling business collects and processes ferrous and non-ferrous metals for sale to customers in domestic and international markets. The Sims Recycling Solutions business collects and processes post-consumer products such as televisions, radios, computers and other electronic and electrical consumer goods. Sims also operates, or has interests in, other businesses, including manufacturing and renewable energy businesses.

For the 12-months ended June 30, 2007, Sims generated approximately 88% of its sales from its Metal Recycling business. Approximately 8% of Sims’s sales were generated from the Sims Recycling Solutions business and the remaining 4% of sales were generated from Sims’s other businesses.

Metal Recycling

Sims’s metals recycling operations encompass buying, processing and selling of ferrous and non-ferrous recycled metals. Sims is a geographically diverse metals recycler with a network of processing facilities, many with deep-water port access, supported by an extensive network of feeder yards from which to source recyclable ferrous and non-ferrous metals. The Metal Recycling business has operations in five countries, including the United States, Australia and the United Kingdom. For the 12-months ended June 30, 2007, the Metal Recycling business processed and sold approximately 6.4 million tons of ferrous metal (including non-ferrous shred recovery product, referred to as NFSR or Zorba) and over 301,000 tons of non-ferrous metals.

Sims buys ferrous metal from metal dealers, peddlers, auto wreckers, demolition firms and others who generate obsolete metal and from manufacturers who generate industrial metal. Sims processes ferrous metal for resale through a variety of methods, including sorting, shredding, cutting, torching, baling or breaking. After processing, ferrous recycled metal is sold to end users such as electric arc furnace mills, integrated steel mills, foundries and brokers.

Sims sources non-ferrous metals from manufacturers, known as production offcuts, and from generators of electricity, telecommunication service providers, and others, who generate obsolete metal. Peddlers and metal dealers, who collect from a variety of sources, also deliver material direct to Sims’s facilities. In addition, significant quantities of non-ferrous metal is sourced as a by-product, which is referred to as NFSR, from Sims’s ferrous shredding operations. NFSR earnings are incorporated into Sims’s ferrous trading earnings.

North America

Sims’s North American metals recycling business, including Sims’s 50% interest in SA Recycling LLC, consists of 48 physical operations located across California, Arizona, Arkansas, Virginia, Connecticut, New Jersey, New York and British Columbia (Canada). Sims has shredders located in Virginia (Richmond, Chesapeake and Petersburg), New Jersey (Jersey City), California (Los Angeles and Redwood City) and Richmond (British Columbia). This geographic diversity and deep water port access provides flexibility and enables Sims to divert sales, when deemed appropriate, between export and domestic markets to maximize profitability.

Sims has a significant presence on the west coast of the United States, with operations in northern California, based around San Francisco, and southern California, based around Los Angeles. The scale of operations, including the 9,000 horsepower mega shredder at Terminal Island, Los Angeles, together with the recyclable non-ferrous metal recovery plant at the Port of Los Angeles, provides low operating costs and enhanced non-ferrous recoveries, and puts Sims in a strong competitive position. Sims has recently strengthened this position through the combination of its southern Californian metal recycling assets with those of Adams Steel LLC to create a new entity, SA Recycling. This merger, which was completed in September 2007, is expected to improve Sims’s domestic sourcing of material and improve Sims’s ability to compete with containerized recycled metal exports.

On the east coast of the United States, Sims has significant operations in New York, New Jersey and Virginia. Sims has the ability to conduct “two-port loading,” with ships being loaded with processed recycled metal at either New York or New Jersey and Virginia, providing operational flexibility and competitive advantage.

For the 12-months ended June 30, 2007, Sims’s North American metal recycling operations had sales of approximately 3.5 million tons of recycled ferrous metal and approximately 84,000 tons of recycled non-ferrous metals.

Australasia

Sims, in the belief of Sims’s management, is one of the largest metals recyclers in the southern hemisphere, with 33 metal recycling operations in Australia, 10 metal recycling operations in New Zealand and three metal recycling operations in Papua New Guinea. Sims operates five shredders in Australia and two shredders in New Zealand. Sims recently augmented its Victorian operations through the acquisition of Menzies Metals in January 2007 and McInerney Metals in August 2007. For the 12-months ended June 30, 2007, Sims’s Australasian metals recycling operations had sales of approximately 1.5 million tons of recycled ferrous metal and approximately 160,000 tons of recycled non-ferrous metals.

Europe

An acquisition from Philip Services in 2000 established Sims, in the belief of Sims’s management, as one of the largest metals recyclers in the United Kingdom. Sims recovers and processes recycled ferrous metal through 30 physical operations and currently operates five ferrous metal shredders, strategically located to serve domestic customers and export markets. The mega shredder at Newport, with rapid loading dock crane and rail link delivering material direct to the facility, has delivered significant logistics efficiencies and enabled the closure of two smaller shredders in the region.

Satellite feeder yard operations, extending throughout England and Wales, facilitate the supply of metal through to larger processing facilities. Sims recently expanded these operations through the acquisition of Cymru Metals in December 2006 and ER Coley in November 2007. The non-ferrous operations are integrated with many ferrous metal sites throughout the United Kingdom, offering a comprehensive service to suppliers.

For the 12-months ended June 30, 2007, Sims’s United Kingdom metals recycling operations had sales of approximately 1.4 million tons of recycled ferrous metal and approximately 57,000 tons of recycled non-ferrous metals.

Marketing

Sims’s export and import marketing activities are conducted through its international businesses, consisting of Sims International, based in Hong Kong, which deals with non-ferrous metals, and Sims Global Trade, based in New York, which deals with ferrous metal. These activities consist of teams of traders and exclusive agents, marketing and brokering recycled ferrous, non-ferrous metals and alternative steel making raw materials on behalf of Sims and third parties.

Sims International, through its network of offices in Australia, Hong Kong, Malaysia, Vietnam and India, and Sims Global Trade manage relationships with a large percentage of Sims’s overseas client base in over 20 countries in various regions, including Asia, Africa, Eastern Europe and South America. The international businesses are also involved in the global trading of numerous metal-related commodities and provide a service to Sims’s customer base through their market and product knowledge, financial strength and expertise in shipping and banking. In the year ended June 30, 2007, Sims International and Sims Global Trade had brokerage sales of over 2.6 million tons of ferrous metal and over 90,000 tons of non-ferrous metals.

Sims Recycling Solutions

Through its Sims Recycling Solutions business, Sims has an emerging global e-recycling business, with established operations in the United Kingdom, Continental Europe and North America and a developing presence in the Asia Pacific region. The Sims Recycling Solutions business handles in excess of 300,000 tons of electronic material each year, much of it under contract with waste management companies, local authorities and original equipment manufacturers.

Sims Recycling Solutions was launched as a corporate business unit in 2002 with the construction, in response to the increasing social and political pressures to prevent undesirable and often hazardous materials being disposed of in an environmentally unsound manner, of an end-of-life refrigerator recycling plant in the United Kingdom. Key legislation initiatives supporting the establishment of this business include:

•	European Union producer responsibility legislation, including the Ozone Depleting Substances Regulation and the Waste from Electrical and Electronic Equipment, which is referred to as WEEE, Directive, which requires producers to dispose of post-consumer products in a compliant manner, with great emphasis placed on the mandatory requirement to achieve recycling targets; and

•	arrangements similar to the interim contract between the Department of Sanitation of New York and Sims, whereby a company or companies have a commercial arrangement to collect, receive and recycle post-consumer products from a particular area.

The Sims Recycling Solutions business has delivered strong growth since 2005, with earnings before interest and tax growing at a compound annual rate of 70%.

North America

Sims operates e-recycling operations through a facility in Hayward, California. This facility processes both business to business products on behalf of major information technology clients and obsolete products arising as a consequence of California’s e-recycling legislation. This legislation, in particular that relating to the banning of cathode ray tube disposal in landfills, combined with the infrastructure acquired in Los Angeles through the Hugo Neu merger, also offers the potential for e-recycling facilities in southern California, expanding upon Sims’s presence in northern California. Potential e-recycling legislation in New York and New Jersey is also expected to provide a suitable environment for Sims to operate.

The acquisitions of URI in February 2007 and Noranda in April 2007 consolidated Sims’s position in North America. URI, based in Chicago, is a fully integrated e-recycler offering a range of services including the collection, refurbishment and re-sale of working equipment, parts recovery for re-sale, mechanized testing and processing of monitors, mechanical recycling of e-waste and secondary smelting and refining of high grade electronics by-product materials. The Noranda acquisition consisted of the end of life recycling assets of Xstrata Copper Canada’s electronics recycling business in Roseville, California, Brampton, Canada and LaVergne, Tennessee.

Sims also recycles post-consumer materials through an interim recycling contract with the Department of Sanitation of New York City, which was acquired through the Hugo Neu merger in 2005. A 20-year New York City recycling contract is expected to be entered into in the near future.

Europe

Through its Sims Recycling Solutions business, Sims operates one of the United Kingdom’s largest and most sophisticated refrigerator recycling facilities using leading technology to fragment domestic and commercial fridges within an enclosed environment. The purpose of this is to safely remove ozone depleting substances for destruction. The remaining materials are separated mechanically into product streams including steel, non-ferrous metals, plastics and foam. These products are then marketed in the recycled materials market.

Under the European Union Directive, producers of WEEE are obliged to meet the costs of recovery and recycling of WEEE. Servicing the needs of the WEEE manufacturing industry and local authorities in processing WEEE in an effective, environmentally sound and legislative compliant manner is expected to be a growth opportunity for the Sims Recycling Solutions business. Each of the 15 original members of the European Union has formally adopted WEEE legislation.

Sims has made a number of European e-recycling acquisitions, including Mirec in October 2004 and M+R in October 2006. The acquisition of Mirec provided Sims with operations in the United Kingdom, the Netherlands, Belgium and Sweden, with alliances in Denmark, Ireland, Germany, France, Switzerland and Italy. The acquisition of M+R provided Sims with unique technical capabilities for the recycling of electronic and electrical equipment and non-ferrous metals processing as well as a broadened operational base in Europe. These acquisitions are expected to provide Sims with a platform to further enhance the European Recycling Solutions Business as legislation continues to take effect across the region.

Australia

Sims is committed to providing an effective and efficient e-recycling program and has operations in Australia to address the growing social and environmental problem that end-of-life computers and other information technology equipment represents. As part of this program, Sims has recently established Australia’s first national e-recycling network, in joint venture with a leading global environmental services company.

Other Businesses

Sims operates a number of small manufacturing businesses in Australia, including secondary aluminum, plastics and tire recycling operations which produce, for resale, specification aluminium alloy products, pellets and crumb rubber, respectively. Sims also operates a commodities trading business and has a 50% interest in Australian Refined Alloys, which is referred to as ARA, Australia’s largest secondary lead smelter, in a joint venture with Nyrstar.

Sims also operates a small steel distribution business in Australia, selling a wide range of steel products to customers through warehouse facilities, many of which are located on Sims-owned properties.

Sims has a 50% interest in LMS Generation Pty Limited, which is referred to as LMS, a specialist landfill gas and renewable energy company, which researches, installs and develops landfill gas extraction systems, renewable energy and power generation technologies.

Sources and Availability of Raw Materials

Metal Recycling

Sims purchases metals for its Metal Recycling business from two primary sources:

•	obsolete metal which is sourced from metal dealers, peddlers (individuals that constitute Sims’s retail trade), auto wreckers, demolition firms, railroads and others who generate steel or non-ferrous metals; and

•	industrial generated materials which are sourced mainly from manufacturers who generate off cuts or by-products made from steel, iron or non-ferrous metals, known as prompt or industrial metal.

Suppliers are generally not bound by long-term contracts and have no obligation to sell metals to Sims. Among other things, the supply of these raw materials can be dependent on prevailing market conditions, including the buy and sell prices of ferrous and non-ferrous recycled metals. In periods of low prices, suppliers may elect to hold metal to wait for higher prices or intentionally slow their metal collection activities. In addition, a global slowdown of industrial production, or slowdowns, would reduce the supply of industrial grades of metal to the metal recycling industry, potentially reducing the amount of metals available for Sims to recycle.

Sims Recycling Solutions

Sims sources raw materials for its Sims Recycling Solutions business from a number of sources, including:

•	curbside collections, through contracts such as the interim New York City recycling contract;

•	manufacturers of post-consumer electronic products who must comply with specific end of life disposal requirements under legislation such as the WEEE Directive; and

•	the business community for remarketable, reusable or recyclable electronic and electrical products.

The availability of these raw materials may depend on the continuation of existing disposal legislation and the ability of Sims to extend existing contracts or enter new contracts for the collection of post-consumer recyclable materials.

Government Regulation

In each of the jurisdictions in which it operates, Sims is subject to a variety of laws and regulations relating to trade, competition, taxes, employees and employee benefits, worker health and safety, land use, the environment and other matters. Certain of these laws and regulations, in particular those relating to worker health and safety and the environment, have a material impact on Sims’s ongoing business operations. Changes in these laws or regulations or their interpretations or enforcement may require Sims to make expenditures or change its business practices. For example, changes in environmental laws and regulations have in the past, and may in the future, require Sims to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs. There is a general trend toward increased government regulation, including environmental regulation, in many of the jurisdictions in which Sims operates.

Property

Sims’s principal executive offices are located in North Sydney, Australia, with regional executive offices in Long Marston, Stratford upon Avon, United Kingdom, and New York, New York. Sims leases each of its executive office facilities.

Sims has well over 100 operating facilities located in Australasia, Europe and North America. These properties are generally industrial sites located in the outer suburbs of major cities and regional centers. These properties range in size from approximately 6,100 square feet to 3,172,500 square feet. The following table is a list of Sims’s major operating facilities. This list is not intended to be a complete list of all Sims’s operating facilities.

AUSTRALASIAN SITES

	Leased or	Principal
Location	Owned	Activities

Milperra, New South Wales, Australia	Owned	metal recycling yard
Wetherill Park, New South Wales, Australia	Owned	metal recycling yard
Alexandria, New South Wales, Australia	Owned (50% interest)	ARA secondary lead smelting operation
St. Marys, New South Wales, Australia	Owned	metal recycling yard / shredder / steel distribution
Broadmeadows, Victoria, Australia	Owned	metal recycling yard / steel distribution
Brooklyn, Victoria, Australia	Owned	metal recycling yard / shredder
Noble Park, Victoria, Australia	Owned	metal recycling yard / steel distribution
Laverton North, Victoria, Australia	Owned	secondary aluminum / melting & processing operation
Laverton North, Victoria, Australia	Owned (50% interest)	ARA secondary lead smelting operation
Moolap, Victoria, Australia	Owned	aluminum salt slag recovery plant
Somerton, Victoria, Australia	Owned	tire recycling facility
Maribyrnong, Victoria, Australia	Leased	plastics recycling facility
Braeside, Victoria, Australia	Leased	e-recycling facility
Northgate, Queensland, Australia	Owned	metal recycling yard / steel distribution
Rocklea, Queensland, Australia	Owned	metal recycling yard / shredder
Gladstone, Queensland, Australia	Owned	metal recycling yard
Salisbury, Queensland, Australia	Leased	steel distribution facility
Coopers Plains, Queensland, Australia	Leased	steel distribution facility
Spearwood, Western Australia, Australia	Owned	metal recycling yard / shredder / e-recycling
Karratha, Western Australia, Australia	Owned	metal recycling yard / feeder yard
Gillman, South Australia, Australia	Owned	metal recycling yard / shredder
Christchurch, New Zealand	Owned (50% interest)	metal recycling yard / shredder
Wellington, New Zealand	Owned (50% interest)	metal recycling yard
Auckland, New Zealand	Owned (50% interest)	metal recycling yard / shredder

EUROPEAN SITES

Principal
Location	Leased or owned	Activities

Yateley, Hants, UK	Owned	metal recycling yard / shredder
Dunkirk, Nottingham, UK	Owned	metal recycling yard / shredder
Wimborne, Dorset, UK	Owned	metal recycling yard / shredder
Longside Industrial Estate, Dumfries, UK	Owned	e-recycling facility
Avonmouth, Bristol, UK	Leased	metal recycling yard / dock / shredder
South Dock, Newport, UK	Leased	metal recycling yard / dock / shredder / fridges processing and e-recycling facility
Long Marston, Stratford upon Avon, UK	Leased	UK head office, metal recycling yard / dense media plant / R & D centre
Rathenaustrasse, Bergkamen, Germany	Owned	e-recycling facility
Dillenburgstraat, Eindhoven, Netherlands	Owned	e-recycling facility
Sint Janskamp, Echt, Netherlands	Leased	e-recycling facility
Europark Nord, Sint Niklaas, Belgium	Leased	e-recycling facility
Karosserigatan, Katrineholm, Sweden	Leased	e-recycling facility

NORTH AMERICAN SITES

Principal
Location	Leased or owned	Activities

Richmond, California, USA	Owned	regional HO / metal recycling yard
Anaheim, California, USA	Owned (50% interest)	regional HO / metal recycling yard / shredder
Bakersfield, California, USA	Owned (50% interest)	metal recycling yard / shredder
Claremont Pier, Jersey City, New Jersey, USA	Owned	metal recycling yard / shredder / materials recovery facility
Chesapeake, Virginia, USA	Owned	metal recycling yard / shredder
Richmond, Virginia, USA	Owned	regional HO / metal recycling yard / shredder
Franklin Park, Illinois, USA	Owned	precious metal refining
West Chicago, Illinois, USA	Leased	e-recycling facility
Terminal Island, California, USA	Leased (50% interest)	metal recycling yard / shredder
Hayward, California, USA	Leased	e-recycling facility
Roseville, California, USA	Leased	e-recycling facility
Sun Valley, California, USA	Leased (50% interest)	metal recycling yard
Redwood City, California, USA	Leased	metal recycling yard / shredder
Sacramento, California, USA	Leased	metal recycling yard
San Jose, California, USA	Leased	metal recycling yard
Port of Albany, New York, USA	Leased	metal recycling yard
La Vergne, Tennessee, USA	Leased	e-recycling facility
Petersburg, Virginia, USA	Leased	metal recycling yard / shredder
Richmond, British Columbia, Canada	Leased (50% interest)	metal recycling yard / shredder
Brampton, Ontario, Canada	Leased	e-recycling facility

Management believes that Sims’s facilities are suitable for their present use and are generally in good operating condition. Sims carries insurance covering property and casualty and certain other risks to which its facilities and operations may be subject. Management does not believe that Sims’s earnings are materially dependent upon any single operating facility.

Environmental Matters

Sims’s business is subject to comprehensive statutory and regulatory environmental requirements in each of the jurisdictions in which it operates, including, among others, regulations governing: the acceptance, storage, treatment, handling, and disposal of waste, including ASR, and PCB materials; the discharge of materials into the atmosphere, potentially including chlorofluorocarbons; the management and treatment of wastewater and storm water discharges; the potential remediation of soil and groundwater impacts; the resolution of potential impacts to natural resources; and the protection of public and employee health and safety. Management does not believe that pending or potential matters under these statutory and regulatory environmental requirements, if adversely determined, would have a material adverse effect on Sims’s financial condition.

The nature of Sims’s business and previous operations by others at facilities currently or formerly owned or operated or otherwise used by Sims exposes Sims to risks of claims under environmental laws and regulations and for the remediation of soil or groundwater impacts. Management does not believe that pending or potential claims and remediation matters, if adversely determined, would have a material adverse effect on Sims’s financial condition.

Legal Proceedings

In addition to the environmental matters described above, Sims is involved from time to time in litigation and claims arising out of its operations in the normal course of business. Management does not believe that such matters, if adversely determined, would have a material adverse effect on Sims’s financial condition.

Exchange Controls and Other Limitations Affecting Security Holders

The Australian Banking (Foreign Exchange) Regulations and other Australian legislation and regulations control and regulate, or permit the control and regulation of, a broad range of payments and transactions involving non-residents of Australia. Sims is not restricted from transferring funds from Australia or placing funds to the credit of non-residents of Australia subject to:

•	withholding for Australian tax due in respect of dividends (to the extent they are unfranked) and interest and royalties paid to non-residents of Australia; and

•	a requirement for approval from the Reserve Bank of Australia or in some cases the Minister for Foreign Affairs for certain payments or dealings in or out of Australia to or on behalf of:

•	members of the previous government of Iraq, its senior officials and their immediate families;

•	certain supporters of the former government of the Federal Republic of Yugoslavia;

•	the Taliban or any undertaking owned or controlled directly or indirectly by the Taliban and certain other named terrorist organizations and individuals; or

•	certain ministers and senior officials of the Government of Zimbabwe.

This list is subject to change from time to time.

Accordingly, at the present time, remittance of dividends on Sims ordinary shares to the depositary is not subject to exchange controls.

Other than under the Corporations Act, the Australian Foreign Acquisitions and Takeovers Act (insofar as such laws apply) or as contained in associated Australian government policy (and except as otherwise described above), there are no limitations, either under Australian law or under Sims’s constitution on the right to hold or vote Sims ordinary shares.

Operational and Financial Review

The purpose of the following discussion is to facilitate the understanding and assessment of significant changes and trends related to Sims’s results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and notes thereto included within this proxy statement/prospectus.

Overview

Sims is a global metals recycling company with major operations in Australasia, North America and Europe. Its two primary businesses are Metal Recycling and Sims Recycling Solutions. Sims’s Metal Recycling business has significant positions in the metals recycling markets of Australasia, the east and west coasts of the United States, and the United Kingdom. The Sims Recycling Solutions business has established operations in the United Kingdom, Continental Europe and North America and a developing presence in the Asia Pacific region.

The Metal Recycling business primarily involves the collection, processing and marketing of ferrous and non-ferrous metals. Sims collects obsolete and industrial metals and then processes and supplies them to its customers, including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metal brokers.

Sims provides one of the most comprehensive global product offerings of both ferrous and non-ferrous metals. Sims’s ferrous products primarily include shredded, sheared and bundled recycled metal, plus other products such as turnings, cast and broken furnace iron. Sims also processes non-ferrous metals, including aluminum, copper, stainless steel and other nickel-bearing metals, brass, titanium and high-temperature alloys.

Sims’s marketing activities are conducted through the Sims international businesses, consisting of Sims International, which is based in Hong Kong and deals with non-ferrous metals, and Sims Global Trade, which is based in New York and deals with ferrous metal. These activities consist of a team of traders brokering and trading recycled ferrous and non-ferrous metals and alternative steel making raw materials as well as delivering real time market information to Sims’s global recycling operations.

Sims, through its Sims Recycling Solutions business, is an emerging global e-recycler of information technology equipment and electrical and electronic consumer goods. It conducts a range of activities including refrigerator recycling, WEEE goods recycling and recovery and asset management operations, non-ferrous dense media separation facilities as well as the recycling of curbside post-consumer metals, plastics and glass.

In addition to these two primary businesses, Sims also operates relatively small manufacturing businesses in Australia, consisting of aluminum recycling and ingot manufacture, plastics recycling, tire recycling, commodities trading and a secondary lead smelting business through a 50% joint venture interest in ARA. Sims also operates a small steel distribution business in Australia, and has a 50% equity interest in LMS, a specialist landfill gas and renewable energy company.

Recent Developments

On October 31, 2007, Sims announced unaudited summary financial results for its quarter ended September 30, 2007. These results, as presented in this section, have been prepared in accordance with U.S. GAAP and are presented in Australian dollars. Sims’s sales revenue for the quarter was A$1.3 billion, an increase of A$45.0 million, or approximately 4%, from the A$1.2 billion in sales revenues reported for the prior year period. Sims’s net income after tax for the quarter was A$51.6 million, representing a decrease of A$11.1 million, or approximately 18%, from the net income after tax of A$62.7 million for the prior year period.

Sims’s results for the quarter ended September 30, 2007 were adversely affected by historically high bulk ocean freight rates, changes in the relative strength of the Australian dollar — U.S. dollar exchange rate and intensive buy price competition in most markets in which Sims operates. Bulk ocean freight rates are presently at historically high levels and the ability of Sims to adjust the prices at which it buys recyclable metals to reflect these high freight rates has been impaired by the availability of lower cost container freight rates in the same markets. Sims believes this differential in freight rates is likely to decrease over time but, in the short term, Sims is responding by shipping a significant amount of material in containers. Sims is also increasing its efforts to purchase material at its source.

The strengthening of the Australian and New Zealand dollars, Pounds Sterling and Euro against the U.S. dollar compared with the prior year quarter also reduced Sims’s translated overseas revenues and earnings. During the quarter ended September 30, 2007, the average Australian dollar — U.S. exchange rate was approximately A$1.00 = $0.85, compared with an average exchange rate of approximately A$1.00 = $0.76 for the prior year quarter. Compared with the prior year quarter, changes in exchange rates had a calculated theoretical negative impact of approximately A$19 million on Sims’s reported earnings before interest and taxes, before allowing for compensating adjustments to metal buying prices.

Recent Acquisitions

On October 12, 2006, Sims completed the acquisition of M + R, one of Germany’s leading recycling specialists. M+R is a specialist recycler of electrical and electronic equipment and a processor of non ferrous metals produced as a by-product of conventional metal shredding plants.

On December 11, 2006, Sims completed the acquisition of certain of the assets of Maroochy Steel, a steel distribution business servicing the Sunshine Coast area of Queensland, Australia.

On December 19, 2006, Sims completed the acquisition of Cymru Metals, a well established metal recycling business in South Wales, UK, handling in excess of 150,000 tons of material per annum.

On January 31, 2007, Sims completed the acquisition of Menzies Metals, which operates in the Seaford area of Melbourne, Australia.

On February 23, 2007, Sims completed the acquisition of Chicago USA-based URI. URI is a fully integrated e-recycler offering a full range of e-recycling services including collection, refurbishment and re-sale of working equipment, part recovery for re-sale, mechanical testing and processing of monitors, mechanical recycling of e-waste and secondary smelting and refining of high grade electronics by-products materials.

On April 30, 2007, Sims completed the acquisition of Noranda. Noranda consists of the End of Life Recycling assets of Xstrata Copper Canada’s electronics recycling business in Roseville, California, LaVergne, Tennessee and Brampton, Canada.

On June 6, 2007, Hugo Neu Corporation sold 19.9% of its holding in Sims to Mitsui Raw Materials Development Pty Limited. As a result of the sale, Sims granted Mitsui substantially similar rights to those previously enjoyed by Hugo Neu Corporation. These include the right of Mitsui, subject to the Sims’s board nomination committee’s consideration, to nominate one director and another independent director to the Sims board of directors for as long as Mitsui holds at least 15% of the outstanding Sims ordinary shares.

On August 1, 2007 Sims completed the acquisition of McInerney Metals, which operates in the Geelong area of Victoria, Australia.

On September 1, 2007, Sims completed the merger of its Southern Californian Metal Recycling assets with those of Adams Steel LLC. The newly created joint venture company, SA Recycling, operates within a territory encompassing Southern California, Arizona, Southern Nevada and Northern Mexico and combines Sims’s deep water facility at the Port of Los Angeles with Adams Steel’s two inland shredding operations and extensive network of inland feeder yards.

On November 1, 2007, Sims completed the acquisition of ER Coley, a well established metal recycling business in Halesowen (near Birmingham), West Midlands in the United Kingdom, which handles in excess of 150,000 tons of material per annum.

Results of Operations

Sims’s results of operations have been prepared in accordance with U.S. GAAP and are presented in Australian dollars.

Sims’s operating results for the 12-month period ended June 30, 2007, the 12-month period ended June 30, 2006, and the 12-month period ended June 30, 2005 were strong, which was attributable to favorable industry conditions, financial discipline and a number of acquisitions. For the 12-month period ended June 30, 2007, Sims achieved record profits as Sims generated sales revenue and net income of A$5.4 billion and A$249.9 million, respectively. For the 12-month period ended June 30, 2006, Sims generated sales revenue and net income of A$3.6 billion and A$191.1 million, respectively. For the 12-month period ended June 30, 2005, Sims generated sales revenue of A$2.4 billion and net income of A$189.1 million, respectively.

Sims’s operating results are historically cyclical in nature. They tend to reflect and be amplified by changes to general economic conditions, both domestically and internationally. This leads to significant fluctuations in demand and pricing for its products. Over the last three years, Sims has experienced strong industry conditions but also encountered periods of high volatility in recycled metal prices.

Sims’s results during the last three years have generally benefited from strong domestic and international steel markets. Changes in ferrous recycled metal prices can cause collection rates for ferrous metal to increase (when prices are higher) or decrease (when prices are lower) and these variations have had an effect on the sales volumes Sims has handled through its metal recycling yards. Together with changing prices, changing volumes is a key driver of Sims’s results.

Non-ferrous selling prices have also received strong support from domestic and international markets. Copper, aluminum, nickel and lead prices have all increased dramatically since the beginning of the 12-month period ended June 30, 2005 due to strong demand from China and other countries. Sales volumes of recovered metals have also been positively affected by improved shred recovery technology as well as collection rates. As is the case with ferrous metals, non-ferrous earnings are driven by changing prices as well as changing volumes.

Sims’s diverse international operations and access to both domestic and export markets allow it to take advantage of relative strengths in either domestic or export markets. For example, during periods of weakness in demand from domestic consumers of ferrous recycled metal, Sims is able to leverage its operational flexibility and multifaceted distribution network to take advantage of more favorable international markets and to mitigate the effects of periodic weakness in domestic demand. Sims exported approximately 4.4 million tons of ferrous recycled metal for the 12-month period ended June 30, 2007, which is a record for Sims. The expansion of the Sims Recycling Solutions business, which has historically generated income through fee-for-service arrangements, has also assisted, to some degree, in reducing the cyclicality of Sims’s earnings.

Sims’s favorable results over the last three years are in part a function of demand from industrializing countries such as China, Turkey and India which have become significant consumers of ferrous and non-ferrous metals. Sims’s export sales to Europe rose to 19% of total sales for the 12-month period ended June 30, 2007 from 12% for the 12-month period ended June 30, 2006, largely due to increased sales to Turkey. While sales to China and Hong Kong fell for the 12-month period ended June 30, 2007, Sims generated higher sales to South East Asia, North East Asia and the Oceania region.

The following sets forth selected consolidated statement of operations and sales volume data for the past three years.

Consolidated Statement of Operations Selected Items

	Years Ended June 30,
	2007		%	2006		%	2005		%
	(In thousands of Australian dollars)

Sales by geography:
Australasia	A$	1,302,907	24%	A$	1,084,605	30%	A$	1,089,682	45%
North America		2,938,245	55%		1,735,205	48%		582,956	24%
Europe		1,144,892	21%		792,503	22%		740,624	31%

Net sales	A$	5,386,044	100%	A$	3,612,313	100%	A$	2,413,262	100%

Sales by product group:
Ferrous metals	A$	2,519,873	47%	A$	1,922,469	53%	A$	1,380,815	57%
Non-ferrous metals		846,271	16%		617,268	17%		398,667	17%
Ferrous brokerage		972,736	18%		469,953	13%		239,339	10%
Non-ferrous brokerage		375,556	7%		154,225	4%		38,763	2%
Recycling solutions		450,177	8%		250,894	7%		166,515	7%
Other		221,431	4%		197,504	6%		189,163	7%

Net sales		5,386,044	100%		3,612,313	100%		2,413,262	100%
Cost of sales excluding depreciation		(4,747,195)	88%		(3,132,539)	87%		(2,009,464)	83%
General and administrative expense		(197,157)	4%		(151,554)	4%		(111,908)	5%
Depreciation and amortization		(73,037)	1%		(55,197)	2%		(32,719)	1%
Income from joint ventures		14,050	—		12,411	—		10,913	—
Interest expense		(29,963)	—		(17,033)	—		(5,834)	—
Interest and other income, net		11,177	—		2,924	—		3,815	—
Provision for income taxes		(114,045)	2%		(80,197)	2%		(78,983)	3%

Net income	A$	249,874	5%	A$	191,128	5%	A$	189,082	8%

	2007	2006	2005
	(In thousands)

Sales volume by commodity:
Ferrous metal (tons)	6,372	5,715	3,977
Non-ferrous metal (tons)	301	281	269
Brokerage — ferrous metal (tons)	2,608	1,429	628
Brokerage — non-ferrous metal (tons)	91	62	19

12-Month Period Ended June 30, 2007 Compared to 12-Month Period Ended June 30, 2006

Sales Revenue

Sales revenue increased by A$1,774.0 million, or 49.1%, to A$5.4 billion for the 12-month period ended June 30, 2007, compared to A$3.6 billion for the 12-month period ended June 30, 2006. Of the increase in sales revenue, A$1,046 million was attributable to a full year contribution from Hugo Neu, which Sims acquired in October 2005. The remaining increase was predominantly the result of strong ferrous prices, particularly in the fourth quarter following a rebound in global ferrous prices. A relatively small increase in sales volume comprised the remainder of the increase in sales revenue. Sims’s European operations were driven by strong demand from Turkey and tight regional supply. The prices of non-ferrous metals, including nickel, copper, lead and tin also remained at or near record highs during the course of the 12-month period ended June 30, 2007, with particularly strong Asian market demand.

Segment Reporting

Sims’s primary segment reporting is based on the following geographical divisions of its business: Australasia, North America and Europe. Sims also discloses limited financial information on the following product groups: ferrous trading, ferrous brokerage, non-ferrous trading, non-ferrous brokerage (which together constitute Sims’s Metal Recycling business) and Sims Recycling Solutions.

Australasia

Australasian sales increased by A$218.3 million, or 20.1%, to A$1.3 billion for the 12-month period ended June 30, 2007 compared to A$1.1 billion for the 12-month period ended June 30, 2006. The increase was attributable to improved metal prices.

North America

North American sales increased by A$1.2 billion, or 69.3%, to A$2.9 billion for the 12-month period ended June 30, 2007 compared to A$1.7 billion for the 12-month period ended June 30, 2006. The increase was principally due to the effect of a full year contribution from Hugo Neu (A$1,046.0 million), an increased contribution from Sims Recycling Solutions flowing from the acquisition of URI (A$30.1 million) and Noranda (A$3.5 million) during the financial year, and a relatively small contribution from higher metal prices.

Europe

European sales increased by A$352.4 million, or 44.5%, to A$1.1 billion for the 12-month period ended June 30, 2007 compared to A$792.5 million for the 12-month period ended June 30, 2006. The increase was attributable to strong growth in metals recycling (A$204.5 million) flowing particularly from significant volume growth of 10%, which included the benefit from the acquisition of Cymru Metals (A$33.6 million) in January 2007. Sims Recycling Solutions also experienced strong sales growth of A$147.9 million, which included the acquisition of M+R Recycling in October 2006 (A$102.1 million).

Ferrous Trading (Including NFSR) Sales

Ferrous trading (including NFSR) sales increased by A$597.4 million, or 31.1%, to A$2.5 billion for the 12-month period ended June 30, 2007 compared to A$1.9 billion for the 12-month period ended June 30, 2006. The increase was due to higher average selling prices, increased unit shipments and sales generated from recent acquisitions including the effect of a full year contribution from Hugo Neu (A$328.7 million). For the 12-month period ended June 30, 2007, shredded ferrous (including NFSR) and other processed ferrous volumes increased by approximately 657,000 tons, or 11.5%, to 6.4 million tons compared to 5.7 million tons for the 12-month period ended June 30, 2006.

Average Price for #1 HMS to Asia C&F	12-Month Period Ended	12-Month Period Ended
(per ton, in U. S. dollars)	June 30, 2007	June 30, 2006

First Quarter	$291	$238
Second Quarter	$279	$249
Third Quarter	$316	$233
Fourth Quarter	$365	$272

Ferrous Brokerage Sales

Ferrous brokerage sales increased by A$502.8 million, or 107.0%, to A$972.7 million for the 12-month period ended June 30, 2007 compared to A$470.0 million for the 12-month period ended June 30, 2006. The increase was primarily due to strong volumes from a full year contribution of Hugo Neu’s global trade business. For the 12-month period ended June 30, 2007, ferrous brokerage volumes increased by 1.2 million tons, or 82.5%, to 2.6 million tons compared to 1.4 million tons for the 12-month period ended June 30, 2006.

Non-Ferrous Trading Sales

Non-ferrous trading sales increased by A$229.0 million, or 37.1%, to A$846.3 million for the 12-month period ended June 30, 2007 compared to A$617.3 million for the 12-month period ended June 30, 2006. The increase was principally due to higher average selling prices. For the 12-month period ended June 30, 2007, the non-ferrous trading sales volumes increased by approximately 20,000 tons, or 7.1%, to approximately 301,000 tons compared to approximately 281,000 tons for the 12-month period ended June 30, 2006.

Sims’s non-ferrous operations also benefited from higher prices for copper, aluminum and stainless steel (nickel base metal) for the 12-month period ended June 30, 2007. The increase in non-ferrous prices was evident in data published by COMEX and LME. According to COMEX data, average prices for copper were 70.4% higher for the 12-month period ended June 30, 2007 compared to the 12-month period ended June 30, 2006. According to LME data, average aluminum and nickel prices were 31.4% and 110.6% higher, respectively, for the 12-month period ended June 30, 2007 compared to the 12-month period ended June 30, 2006. Sims believes recent non-ferrous prices are significantly higher than historical average prices due primarily to increases in industrial production and demand from industrializing countries such as China.

Non-Ferrous Brokerage Sales

Non-ferrous brokerage sales increased by A$221.4 million, or 143.5%, to A$375.6 million for the 12-month period ended June 30, 2007 compared to A$154.2 million for the 12-month period ended June 30, 2006. The increase was primarily a result of increased sales prices and the inclusion of a full year contribution from Hugo Neu. Sales volumes increased by approximately 29,000 tons, or 46.7%, to approximately 91,000 tons for the 12-month period ended June 30, 2007 compared to approximately 62,000 tons for the 12-month period ended June 30, 2006.

Sims Recycling Solutions

Sales from Sims Recycling Solutions increased by A$199.3 million, or 79.4%, to A$450.2 million for the 12-month period ended June 30, 2007 compared to A$250.9 million for the 12-month period ended June 30, 2006. The increase was primarily due to a number of acquisitions made during the year, including M+R Recycling in October 2006, URI in February 2007 and Noranda in April 2007. In the 12-month period ended June 30, 2007 sales also benefited from a full year contribution from Hugo Neu via the interim New York City recycling contract.

Other Sales

Other sales from Sims’s manufacturing, steel distribution and other businesses increased by A$23.9 million, or 12.1%, to A$221.4 million for the 12-month period ended June 30, 2007 compared to A$197.5 million for the 12-month period ended June 30, 2006. The increase was largely due to higher commodity selling prices.

Cost of Sales; General and Administrative Expenses

Cost of sales, excluding depreciation, was A$4,747.2 million for the 12-month period ended June 30, 2007 compared to A$3,132.5 million for the 12-month period ended June 30, 2006. This increase reflects the impact of increased volumes and commodity prices as discussed above. General and administrative expenses also increased by A$45.6 million from A$151.6 million to A$197.2 million. The rise in expenses was primarily attributable to the inclusion of a full year contribution from Hugo Neu.

Sims has defined benefit superannuation plans for certain employees. While long-term discount rates and rates of return are considered in calculating net periodic benefit cost, their impact on operating performance is not considered material.

Depreciation and Amortization

Depreciation and amortization expense was A$73.0 million for the 12-month period ended June 30, 2007 compared to A$55.2 million for the 12-month period ended June 30, 2006.

The increase of A$17.8 million in depreciation expense reflects the incremental depreciation associated with capital expenditures and assets acquired in acquisitions and a full-year ownership of Hugo Neu.

Interest Expense

Interest expense was A$30.0 million for the 12-month period ended June 30, 2007 compared to A$17.0 million for the 12-month period ended June 30, 2006. As of June 30, 2007, Sims had access to A$717.4 million of credit by way of unsecured global multi-currency/multi-option loan facilities, of which A$377.9 million remained unused. The weighted average interest rate on Sims’s financial liabilities for the 12-month period ended June 30, 2007 was 6.7%, as compared to 5.8% for the 12-month period ended June 30, 2006.

Interest and Other Income

Interest and other income was A$11.2 million for the 12-month period ended June 30, 2007 compared to A$2.9 million for the 12-month period ended June 30, 2006. The increase was mainly due to an insurance recovery of A$7.6 million on fire-destroyed assets in Sweden.

Income Taxes

For the 12-month period ended June 30, 2007, Sims recognized an income tax expense of A$114.0 million, resulting in an effective tax rate of 31.3%. For the 12-month period ended June 30, 2006, Sims’s income tax expense was A$80.2 million, resulting in an effective tax rate of approximately 29.6%. The effective tax rate differs from the Australian statutory tax rate of 30% mainly due to differences in overseas tax rates and extra territorial income tax credits. The increase in the effective tax rate from the 12-month period ended June 30, 2006 to the 12-month period ended June 30, 2007 was primarily due to an increasing amount of Sims’s earnings being generated outside Australia, particularly in the United States following the acquisition of Hugo Neu.

Net Income

Consolidated net income was a record of A$249.9 million for the 12-month period ended June 30, 2007 compared to A$191.1 million for the 12-month period ended June 30, 2006. Net income increased due to higher sales and margins on ferrous and non-ferrous metals and net income generated by recent acquisitions.

12-Month Period Ended June 30, 2006 Compared to 12-Month Period Ended June 30, 2005

Sales Revenue

Sales revenue rose by A$1,199.0 million, or 49.7%, to A$3.6 billion for the 12-month period ended June 30, 2006 compared to A$2.4 billion for the 12-month period ended June 30, 2005. The increase in sales revenue during the year was principally as a result of the eight month contribution from Hugo Neu (A$1,121.0 million).

Australasia

Australasian sales fell by A$5.0 million, or 0.5%, to A$1,084.6 million for the 12-month period ended June 30, 2006 compared to A$1,089.7 million for the 12-month period ended June 30, 2005. The fall was primarily due to lower ferrous metal prices in the first half of the fiscal year with volumes remaining strong throughout the year.

North America

North American sales increased by A$1.2 billion, or 197.7%, to A$1.7 billion for the 12-month period ended June 30, 2006 compared to A$583.0 million for the 12-month period ended June 30, 2005. The increase was principally due to an eight month contribution from Hugo Neu (A$1,121.0 million).

Europe

European sales increased by A$51.9 million, or 7.0%, to A$792.5 million for the 12-month period ended June 30, 2006 compared to A$740.6 million for the 12-month period ended June 30, 2005. The increase was partly attributable to a significant increase in sales from Sims Recycling Solutions (A$37.6 million), which included an additional A$27.6 million contribution from Mirec.

Ferrous Trading (Including NFSR) Sales

Ferrous sales (including NFSR) increased by A$541.7 million, or 39.2%, to A$1.9 billion for the 12-month period ended June 30, 2006 compared to A$1.4 billion for the 12-month period ended June 30, 2005. The increase was predominantly due to the eight month contribution of Hugo Neu, which was acquired during the year. Shredded ferrous (including NFSR) and other processed ferrous sales volumes increased by 1.7 million tons, or 43.7%, to 5.7 million tons compared to 4.0 million tons for the 12-month period ended June 30, 2005. Excluding the contribution of Hugo Neu, ferrous sales volumes experienced a modest decline. Sales volumes of NFSR rose strongly, recording a 54% increase to approximately 83,000 tons, primarily due to an eight month contribution from Hugo Neu.

Average Price for #1 HMS to Asia C&F	12-Month Period Ended	12-Month Period Ended
(per ton, in U. S. dollars)	June 30, 2006	June 30, 2005

First Quarter	$238	$305
Second Quarter	$249	$294
Third Quarter	$233	$286
Fourth Quarter	$272	$297

Ferrous Brokerage Sales

Ferrous brokerage sales increased by A$230.6 million, or 96.4%, to A$470.0 million for the 12-month period ended June 30, 2006 compared to A$239.3 million for the 12-month period ended June 30, 2005. The increase was primarily a result of increased sales volumes due to an eight month contribution from Hugo Neu.

Non-Ferrous Trading Sales

Non-ferrous trading sales increased by A$218.6 million, or 54.8%, to A$617.3 million for the 12-month period ended June 30, 2006 compared to A$398.7 million for the 12-month period ended June 30, 2005. The increase was primarily due to higher average selling prices. For the 12-month period ended June 30, 2006, non-ferrous trading sales volumes increased by approximately 12,000 tons, or 4.5%, to approximately 281,000 tons compared to approximately 269,000 tons for the 12-month period ended June 30, 2005.

The increase in non-ferrous prices was evident in data published by COMEX and LME. According to COMEX data, average prices for copper were 39% higher for the 12-month period ended June 30, 2006 compared to the 12-month period ended June 30, 2005. According to LME data, average prices for aluminum and nickel were higher by 14% and 5%, respectively, for the 12-month period ended June 30, 2006 compared to the 12-month period ended June 30, 2005.

Non-Ferrous Brokerage Sales

Non-ferrous brokerage sales increased by A$115.5 million, or 297.9%, to A$154.2 million for the 12-month period ended June 30, 2006 compared to A$38.8 million for the 12-month period ended June 30, 2005. The increase was primarily a result of increased sales volumes due to an eight month contribution from Hugo Neu, coupled with high non-ferrous metals prices.

Sims Recycling Solutions

Sales from Sims Recycling Solutions increased by A$84.4 million, or 50.7%, to A$250.9 million for the 12-month period ended June 30, 2006 compared to A$166.5 million for the 12-month period ended June 30, 2005. The increase was primarily due to the acquisition of Hugo Neu, which included the interim New York City recycling contract. The Sims Recycling Solutions result also benefited from a full year’s contribution from Mirec.

Other Sales

Sales from Sims’s manufacturing, steel distribution and other businesses increased by A$8.3 million, or 4.4%, to A$197.5 million for the 12-month period ended June 30, 2006 compared to A$189.2 million for the 12-month period ended June 30, 2005.

Cost of Sales; General and Administrative Expenses

Cost of sales excluding depreciation was A$3,132.5 million for the 12-month period ended June 30, 2006 compared to A$2,009.5 million for the 12-month period ended June 30, 2005. This increase reflects the impact of increased volumes as discussed above. General and administrative expenses also increased to A$151.6 million from A$111.9 million. The rise in expenses was primarily attributable to an eight month contribution of Hugo Neu.

Sims has defined benefit superannuation plans for certain employees. While long-term discount rates and rates of return are considered in calculating net periodic benefit cost, their impact on operating performance is not considered material.

Depreciation and Amortization

Depreciation and amortization expense was A$55.2 million for the 12-month period ended June 30, 2006 compared to depreciation and amortization expense of A$32.7 million for the 12-month period ended June 30, 2005.

The increase of A$22.5 million in depreciation expense reflects the incremental depreciation associated with capital expenditures and an eight month contribution of Hugo Neu.

Interest Expense

Interest expense was A$17.0 million for the 12-month period ended June 30, 2006 compared to A$5.8 million for the 12-month period ended June 30, 2005. The increase was primarily attributable to interest expense on bank debt incurred in relation to the acquisition of Hugo Neu. As of June 30, 2006, Sims had access to A$628.3 million of credit by way of unsecured global multi-currency/multi-option loan facilities, of which A$326.8 million remained unused. The weighted average interest rate on Sims’s financial liabilities for the 12-month period ended June 30, 2006 was 5.8%.

Interest and Other Income

Interest and other income was A$2.9 million for the 12-month period ended June 30, 2006 compared to A$3.8 million for the 12-month period ended June 30, 2005.

Income Taxes

For the 12-month period ended June 30, 2006, Sims recognized an income tax expense of A$80.2 million, resulting in an effective tax rate of 29.6%. For the 12-month period ended June 30, 2005, Sims’s income tax expense was A$79.0 million, resulting in an effective tax rate of approximately 29.5%. The effective tax rate differs from the Australian statutory tax rate of 30% mainly due to differences in overseas tax rates and extra territorial income tax credits. The increase in the effective tax rate from the 12-month period ended June 30, 2005 to the 12-month period ended June 30, 2006 was primarily due to an increasing amount of Sims’s earnings being generated outside Australia, particularly in the United States following the acquisition of Hugo Neu.

Net Income

Consolidated net income increased slightly to A$191.1 million for the 12-month period ended June 30, 2006 compared to A$189.1 million for the 12-month period ended June 30, 2005. The relatively small increase was partially due to reduced ferrous volumes, particularly in the United Kingdom, which experienced very difficult ferrous market conditions in the first half of the 12-month period ended June 30, 2006. Ferrous margins across the group came under pressure in the first half, as selling prices declined during the second quarter and intense competition in some markets precluded a corresponding drop in ferrous buying prices. By contrast, the second half of the 12-month period ended June 30, 2006 was particularly strong, with record fourth quarter net income. The strong second half was largely due to a full six month contribution from Hugo Neu and very strong non-ferrous metals prices.

Liquidity and Capital Resources

Sims’s sources of liquidity include cash and short-term investments, collections from customers and amounts available under Sims’s unsecured global multi-currency/multi-option loan facilities. Sims believes these sources are adequate to fund operating expenses and related liabilities, planned capital expenditures and acquisitions, the payment of cash dividends to shareholders and any stock repurchase program for at least the next 12 months.

Cash Flows

For the 12-month period ended June 30, 2007, cash and cash equivalents increased by A$23.2 million to A$36.8 million at June 30, 2007 compared to A$13.5 million at June 30, 2006. The following sets forth Sims’s cash flows for the last three years (in thousands):

	Years Ended June 30,
	2007		2006		2005

Net cash provided by operating activities	A$	312,469	A$	205,830	A$	191,215
Net cash used in investing activities	A$	(227,915)	A$	(100,753)	A$	(113,704)
Net cash used in financing activities	A$	(61,312)	A$	(138,170)	A$	(51,803)

Total cash increase / (decrease) for year	A$	23,242	A$	(33,093)	A$	25,708

Operating Activities

Sims has generated positive cash flow from operations in each of the last three years. Net cash provided by operating activities increased for the 12-month period ended June 30, 2007 primarily due to increased earnings. Cash used for working capital was A$6.7 million for the 12-month period ended June 30, 2007 compared to A$40.7 million for the 12-month period ended June 30, 2006. The decrease in working capital investments for the 12-month period ended June 30, 2007 was mainly due to a decrease in accounts receivable of A$41.2 million and an increase in accounts payable of A$6.8 million, offset in part by an increase in inventories of A$9 million.

Investing Activities

Net cash used in investing activities increased for the 12-month period ended June 30, 2007 compared to the 12-month period ended June 30, 2006. The increase was primarily due to cash payments for acquisitions during the 12-month period ended June 30, 2007. Cash used for acquisitions increased to A$147.1 million for the 12-month period ended June 30, 2007 compared to A$28.5 million for the 12-month period ended June 30, 2006. For the 12-month period ended June 30, 2007, Sims completed six acquisitions compared to one acquisition for the 12-month period ended June 30, 2006. Capital expenditures increased to A$88.9 million for the 12-month period ended June 30, 2007 compared to A$74.1 million for the 12-month period ended June 30, 2006. Higher capital expenditures reflected additional investment in plant and equipment for the newly acquired Hugo Neu operations and for the Sims Recycling Solutions business.

Financing Activities

Net cash used in financing activities decreased for the 12-month period ended June 30, 2007 compared to the 12-month period ended June 30, 2006. The decrease was due to higher net borrowings compared to the previous year. Dividends paid to shareholders amounted to A$120.0 million for the 12-month period ended June 30, 2007 compared to A$113.3 million for the 12-month period ended June 30, 2006.

Indebtedness

As of June 30, 2007, Sims had access to A$717.4 million of credit by way of unsecured global multi-currency/multi-option loan facilities, under which Sims had A$339.5 million of borrowings outstanding. The loan facilities have floating interest rates and the weighted average interest rate on the facilities for the 12-month period ended June 30, 2007 was 6.7%. The facilities are provided by Commonwealth Bank, Westpac Bank, HSC Bank, ASB Bank and Bank of New York, are subject to annual reviews and have maturities in excess of one year and less than three years. Pursuant to these facilities agreements, Sims pays a fee on the undrawn portion of the facility which ranges from 0.1% to 0.2%. Significant covenants under these facilities agreements include the satisfaction of a leverage ratio and interest coverage ratio.

Contractual Obligations and Commitments

Contractual Obligations

Sims has various financial obligations and commitments assumed in the normal course of its operations and financing activities. Financial obligations are considered to represent known future cash payments that Sims is required to make under existing contractual arrangements, such as debt and lease agreements.

The following table sets forth Sims’s known contractual obligations as of June 30, 2007, and the effect such obligations are expected to have on its liquidity and cash flow in future periods (in thousands):

			Less than		One to		Three to
	Total		One Year		Three Years		Five Years		Thereafter

Long-term debt	A$	339,538	A$	—	A$	339,538	A$	—	A$	—
Interest on long-term debt(1)		29,452		22,869		6,583		—		—
Operating leases		177,001		35,834		54,307		37,237		49,623
Purchase commitments		13,955		13,955		—		—		—
Pension commitments		2,500		2,500		—		—		—

Total contractual cash obligations	A$	562,446	A$	75,158	A$	400,428	A$	37,237	A$	49,623

(1)	Sims’s interest commitment on long-term debt has been based on June 30, 2007 floating interest rates.

Derivatives and Hedging Arrangements

Sims is party to derivative financial instruments in the normal course of business in order to hedge exposure to currency fluctuations in foreign exchange rates and commodity prices in accordance with Sims’s financial risk management policies. As of June 30, 2007, Sims had assets relating to derivatives of A$14.8 million and liabilities relating to derivatives of A$0.5 million.

Forward Exchange Contracts

Sims enters into forward foreign exchange contracts to buy and sell specific amounts of various foreign currencies in the future at predetermined exchange rates. The contracts are entered into to hedge contracted purchase and sale commitments denominated in foreign currencies. These contracts are hedging highly probable forecasted transactions for the ensuing financial year. The contracts are timed to mature when monies from the forecasted sales of recycled metal are scheduled to be received or when payment for purchases is scheduled to be made.

Forward Commodity Contracts

Sims enters into forward commodity contracts to buy and sell specific amounts of various metal commodities in the future at predetermined rates. The commodity contracts are entered into to hedge contracted purchase and sale of metal and precious metal commitments denominated in foreign currencies.

Critical Accounting Policies

Revenue Recognition

Sims’s primary source of revenue is from the sale of processed ferrous and non-ferrous scrap metals. Sims also generates revenues from the collection of end-of-life post customer products for the purposes of recycling and other miscellaneous sources. Sims recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” Revenues from ferrous and non-ferrous metal recycling sales are recognized when the goods have been dispatched to a customer pursuant to a sales order, when associated risks have passed to the carrier or customer and when the amount of revenue can be reliably measured. Where estimates are used, these are based on historical outcomes taking into consideration the type of customer, the product type sold and the specifics of each arrangement. Revenues from services are recognized when the service has been provided. Service revenue received in advance of the service being rendered is deferred. Sales adjustments related to returns, trade allowances, rebates and amounts collected on behalf of third parties are accrued against revenues as incurred.

Government grants are recognized at their fair value when there is a reasonable assurance that the grant will be received and Sims will comply with all attached conditions. Government grants relating to costs are deferred and recognized in the income statement over the period necessary to match them with the costs that they are intended to compensate. Government grants relating to the purchase of property, plant and equipment are included in current liabilities as deferred income and are credited to the income statement on a straight line basis over the expected lives of the related assets.

Accounts Receivable and Allowance for Uncollectible Accounts Receivable

Accounts receivable represents amounts due from customers on product and other sales. Accounts receivables are due for settlement no more than 90 days from the date of recognition. The carrying amount of accounts receivable approximates fair value. An allowance for uncollectible accounts receivable is established when there is objective evidence that Sims will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the customer, the probability that the customer will enter bankruptcy or financial reorganization, and default or delinquency in payments (more than 90 days overdue) are considered indicators that the accounts receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows. The amount of the allowance is recognized in the statement of operations in other expenses. Allowance for uncollectible accounts was approximately A$1.8 million and A$3.1 million at June 30, 2007 and 2006, respectively.

Inventory

Raw materials and stores, work in progress and finished goods are stated at the lower of cost and market value. Cost comprises direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs are assigned to inventory on the basis of first-in first-out or weighted average costs depending on the nature of the inventory. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Goodwill and Other Intangible Assets

Goodwill is the excess of the acquisition cost of an acquired entity over the fair value of identifiable net assets acquired. Pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangibles,” goodwill is not amortized, but is subject to an impairment test annually, or earlier if certain events occur indicating that the carrying value of goodwill may be impaired. Each year, Sims tests for impairment of goodwill using a two-step approach. In the first step, Sims estimates the fair value of its reporting units using the present value of future cash flows. If the carrying amount exceeds the fair value, the second step is performed to measure the amount of the impairment loss. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step reduced by the fair values of other tangible and intangible assets of the reporting unit. An impairment loss is recognized in an amount equal to the excess of the carrying value over the fair value of goodwill, not exceeding the carrying amount of the goodwill. At June 30, 2007, Sims determined that no impairment existed as a result of its annual impairment test. Sims’s intangible assets with definite lines are amortized over the lives of the respective relationships or agreements on a straight-line basis. Sims’s other intangible assets with indefinite lives, including permits, are not amortized but are also tested for impairment at least annually or as events and circumstances arise which may trigger an impairment test consisting of a comparison of the fair value of the intangible assets to their carrying amount.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition and installation of the items. Interest is capitalized on qualifying assets. Major rebuilds and improvements are capitalized, while repairs and maintenance costs are expensed as incurred. Depreciation expense is determined for financial reporting purposes using the straight-line method based on estimated useful lives of 25 to 40 years for buildings and three to 14 years for plant and equipment. Leasehold improvements are depreciated over the term of the related lease, generally five to 15 years. Land is not depreciated. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in the consolidated statement of operations.

Stock-Based Compensation

On July 1, 2004, Sims adopted SFAS No. 123R “Share-Based Payments (revised 2004),” which requires all employee share-based payments to be accounted for under the fair value method. Sims elected to use the modified prospective method of adoption whereby prior periods were not restated for comparative purposes. Prior to July 1, 2004, Sims accounted for stock-based compensation using the intrinsic value method supplemented by pro forma disclosures in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures.” Under the intrinsic value method, compensation expense for stock options was recorded only if, on the date of the grant, the current fair value of Sims’s ordinary shares exceeded the exercise price of the stock option. Other equity-based awards for which stock-based compensation expense was recorded were generally grants of restricted stock awards which were measured at fair value on the date of grant based on the number of shares granted and the quoted price of Sims’s ordinary shares. Such value was recognized as an expense over the corresponding service period of the awards.

Pension Plans

Employees of Sims and its subsidiaries are entitled to benefits from Sims’s superannuation plans on retirement, disability or death. Sims has a defined benefit section and a defined contribution section within its plans. The defined benefit section provides defined lump sum benefits based on years of service and final average salary. The defined contribution section receives fixed contributions from Sims and Sims’s legal or constructive obligation is limited to these contributions. A liability or asset in respect of defined benefit superannuation plans is recognized in the balance sheet, and is measured as the present value of the defined benefit obligation at the reporting date less the fair value of the superannuation fund’s assets at that date and any unrecognized past service cost. The present value of the defined benefit obligation is based on expected future payments which arise from membership of the fund to the reporting date, calculated annually by independent actuaries using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on high quality corporate bonds (to the extent there is a deep and liquid market in such instruments) or national government bonds, with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized in the period in which they occur directly in the income statement. Past service costs are recognized immediately in income, unless the changes to the superannuation fund are conditional on the employees remaining in service for a specified period of time, referred to as the vesting period. In this case, the past service costs are amortized on a straight-line basis over the vesting period. Contributions to the defined contribution fund are recognized as an expense as they become payable. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Income Taxes

Income taxes are accounted for under the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Sims assesses the realizability of deferred tax assets based on whether management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is recorded for the portion of the deferred tax assets that are not expected to be realized based on the level of historical taxable income or projections for future taxable income over the periods in which the temporary differences are deductible.

Contingencies

Sims records accruals for estimated liabilities which include environmental remediation and potential legal claims. A loss contingency is accrued when Sims’s assessment indicates that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Sims’s estimates are based upon currently available facts and presently enacted laws and regulations. These estimated liabilities are subject to revision in future periods based on actual costs or new information.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which is referred to as FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for Sims on July 1, 2007. Any differences between the amounts recognized in the consolidated balance sheet prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. Sims is currently assessing the impact that FIN 48 will have on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which is referred to as SAB 108. SAB 108 was issued to eliminate the diversity of practice in how public companies quantify financial statement misstatements. Sims adopted the provisions of SAB 108 on June 30, 2007. The adoption of SAB 108 did not have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is referred to as SFAS No. 157. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Sims does not expect the adoption of SFAS No. 157 will have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities — Including an amendment of FASB Statement No. 115,” which is referred to as SFAS No. 115. SFAS No. 159 permits entities to choose to measure certain financial assets and liabilities at fair value. Unrealized gains and losses, a rising subsequent to adoption, are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Sims does not expect the adoption of SFAS No. 159 will have a material impact on its consolidated financial statements.

Quantitative and Qualitative Disclosure of Market Risk

Sims is exposed to financial risk resulting from fluctuations in commodity prices, interest rates and currency exchange rates. Sims seeks to minimize these risks through regular operating and financing activities. Sims may use derivative financial instruments to manage against commodity price, interest rate or currency exchange rate changes. These instruments are not designated as hedges and accordingly gains and losses are recognized immediately in the statement of operations.

Commodity Price Risk

Sims is exposed to risks associated with fluctuations in the market price for both ferrous and non-ferrous metals which are at times volatile. The metal recycling industry has historically been, and is expected to remain, highly cyclical and demand from export markets, which will be important to Sims Metal Management, is volatile. Sims attempts to mitigate this risk by seeking to turn its inventories quickly instead of holding inventories in speculation of higher commodity prices. Where appropriate, Sims enters into forward commodity contracts matched to purchases or sales of metal and precious metal commitments.

The following table presents a maturity analysis of Sims’s forward commodity contracts and the fair value gains and losses on derivative financial instruments held at June 30, 2007.

	Expected Maturity Date or Transaction Date
								Fair
								Value
								Gain/(Loss)
						There-		as of
Commodity Rate Sensitivity	2008	2009	2010	2011	2012	after	Total	06/30/07
	(A$ equivalent in thousands, unless otherwise indicated)

Sell 1,200 metric tonnes LME Nickel	64,803	—	—	—	—	—	64,803	13,561
Average rate per metric tonne	US$49,507	—	—	—	—	—	US$49,507
Sell 1,100 metric tonnes LME Primary Aluminium	3,560	—	—	—	—	—	3,560	47
Average rate per metric tonne	US$2,751	—	—	—	—	—	US$2,751
Sell 1,250 troy oz Gold	972	—	—	—	—	—	972	58
Average rate per troy oz	US$661	—	—	—	—	—	US$661
Sell 5,000 troy oz Silver	78	—	—	—	—	—	78	40
Average rate per troy oz	US$13	—	—	—	—	—	US$13
Sell 5,000 troy oz Palladium	169	—	—	—	—	—	169	(10)
Average rate per troy oz	US$361	—	—	—	—	—	US$361
Sell 30 troy oz Platinum	46	—	—	—	—	—	46	20
Average rate per troy oz	US$1,310	—	—	—	—	—	US$1,310

Interest Rate Risk

Sims is exposed to interest rate risk on its floating rate borrowings. Sims’s variable rate borrowings consist mainly of any borrowings it makes under its unsecured global multi-currency/multi-option loan facilities. As of June 30, 2007, Sims had access to A$717.4 million of credit by way of its global loan facilities, under which Sims had A$339.5 million of borrowings outstanding. Any increase in the rates applicable to these borrowings would lead to higher interest expense. Sims does not have any interest rate swaps or caps in place which would mitigate its exposure to fluctuations in the interest rate on this indebtedness.

The following table provides further information about Sims’s debt obligations that are sensitive to changes in interest rates and principal cash flows and related average interest rates by expected maturity dates. The information is presented in Australian dollar equivalents, which is Sims’s reporting currency, however, the actual underlying amounts are denominated in foreign currencies of the countries to which they relate.

	Expected Maturity Date
						There-		Fair
Interest Rate Sensitivity	2008	2009	2010	2011	2012	after	Total	Value

Liabilities
Long Term Debt (A$’000s)	—	170,000	169,538	—	—	—	339,538	339,538
Variable Rate (A$)
Average interest rate	0.00%	6.70%	6.70%	0.00%	0.00%	0.00%	6.70%

Foreign Currency Risk

Sims operates internationally and is exposed to foreign exchange risk arising from currency exposures to the U.S. dollar, Great British pound, Euro and New Zealand dollar. Where appropriate, forward contracts for periods up to 12 months are used to manage foreign exchange risk and exposure in each foreign currency.

The following table presents a maturity analysis of Sims’s forward exchange contracts and the fair value gains and losses on derivative financial instruments held at June 30, 2007.

	Expected Maturity Date or Transaction Date
								Fair
								Value
								Gain/(Loss)
						There-		as of
Exchange Rate Sensitivity	2008	2009	2010	2011	2012	after	Total	06/30/07
	(A$ equivalent in thousands)

NZD Functional Currency:
Buy NZD, Sell USD Contract Amount	12,313	—	—	—	—	—	12,313	1,079
Average Contractual Exchange Rate	0.7033	—	—	—	—	—	0.7033
Buy AUD, Sell NZD Contract Amount	9,004	—	—	—	—	—	9,004	(61)
Average Contractual Exchange Rate	1.1107	—	—	—	—	—	1.1107
GBP Functional Currency:
Buy GBP, Sell USD Contract Amount	36,632	—	—	—	—	—	36,632	(183)
Average Contractual Exchange Rate	1.9954	—	—	—	—	—	1.9954
Buy GBP, Sell EUR Contract Amount	54,200	—	—	—	—	—	54,200	(268)
Average Contractual Exchange Rate	1.4795	—	—	—	—	—	1.4795
Buy USD, Sell GBP Contract Amount	1,813	—	—	—	—	—	1,813	8
Average Contractual Exchange Rate	1.9878	—	—	—	—	—	1.9878
Buy EUR, Sell GBP Contract Amount	509	—	—	—	—	—	509	3
Average Contractual Exchange Rate	1.4761	—	—	—	—	—	1.4761
SEK Functional Currency:
Buy SEK, Sell USD Contract Amount	150	—	—	—	—	—	150	(3)
Average Contractual Exchange Rate	1.4761	—	—	—	—	—	1.4761

Credit Risk

As Sims has a large number of internationally dispersed customers, there is no concentration of credit risk with respect to current and non-current receivables. Credit risk arises from the potential failure of counterparties to meet their obligations under Sims’s forward contracts, described above, at maturity. It arises from amounts receivable from unrealized gains on derivative financial instruments. As of June 30, 2007, Sims had a recognized receivable from forward currency and commodity contracts of A$14.8 million.

Metal Management, Inc.

Metal Management is one of the largest metal recycling companies in the United States. Metal Management has 53 facilities in 17 states with leadership positions in many markets, such as Birmingham, Chicago, Cleveland, Denver, Detroit, Hartford, Houston, Memphis, Mississippi, Newark, New Haven, Phoenix, Pittsburgh, Salt Lake City, Toledo and Tucson. Through two joint venture investments, it also has operations in Albany and Nashville.

Metal Management’s operations primarily involve the collection, processing and marketing of ferrous and non-ferrous metals. Metal Management collects industrial metal and obsolete metal, processes it into reusable forms and supplies the recycled metals to its customers, including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metal brokers. In addition to the buying, processing and marketing of ferrous and non-ferrous metals, Metal Management is periodically retained as demolition contractors in certain of its large metropolitan markets in which it dismantles obsolete machinery, buildings and other structures containing metal and, in the process, collects both the ferrous and non-ferrous metals from these sources. At certain of its locations adjacent to commercial waterways, it provides stevedoring services.

Metal Management provides a comprehensive product offering of both ferrous and non-ferrous recycled metals. Its processed ferrous products primarily include shredded, sheared, cold briquetted and bundled metal, and other purchased metal, such as turnings, cast and broken furnace iron. Metal Management also processes non-ferrous metals, including aluminum, copper, stainless steel and other nickel-bearing metals, brass, titanium and high-temperature alloys, using similar techniques and through the application of its proprietary technologies.

For the 12-month period ended March 31, 2007, Metal Management generated net sales of $2.2 billion, pre-tax income of $187.3 million and net income of $116.4 million. For the six months ended September 30, 2007, Metal Management generated net sales of $1.4 billion, pre-tax income of $66.8 million and net income of $40.5 million.

Metal Management is mainly a holding company, incorporated under the laws of Delaware in 1986, with operations conducted in its subsidiaries. For more information on Metal Management, see “Where You Can Find More Information.”

CURRENCIES AND EXCHANGE RATES

The following table shows, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the Australian dollar. This information is provided solely for your information, and Sims and Metal Management do not represent that Australian dollars could be converted into U.S. dollars at these rates or any other rate. These rates are not the rates used by Sims in the preparation of its consolidated financial statements included in this proxy statement/prospectus.

The data provided in the following table are expressed in U.S. dollars per Australian dollar and are based on noon buying rates published by the Federal Reserve Bank of New York for the Australian dollar. On September 21, 2007, the last trading day before the public disclosure of the merger, the exchange rate between the U.S. dollar and the Australian dollar expressed in U.S. dollars per Australian dollar was A$1.00 = $0.865. On February 7, 2008, the most recent practicable day prior to the date of this proxy statement/prospectus, the exchange rate was A$1.00 = $0.894.

	Period-End
	Rate(1)	Average Rate(2)	High	Low

Recent Monthly Data
January 2008 (through February 7, 2008)	0.8942	0.8856	0.9091	0.8654
December 2007	0.8776	0.8719	0.8867	0.8557
November 2007	0.8848	0.8964	0.9369	0.8698
October 2007	0.9271	0.8996	0.9271	0.8785
September 2007	0.8855	0.8477	0.8855	0.8238
August 2007	0.8157	0.8291	0.8618	0.7860
July 2007	0.8594	0.8677	0.8841	0.8509
June 2007	0.8491	0.8423	0.8491	0.8313
May 2007	0.8272	0.8254	0.8348	0.8190
April 2007	0.8326	0.8273	0.8367	0.8131
March 2007	0.8104	0.7932	0.8104	0.7728
February 2007	0.7892	0.7830	0.7933	0.7726
January 2007	0.7740	0.7826	0.7960	0.7724
December 2006	0.7884	0.7858	0.7914	0.7795
November 2006	0.7896	0.7728	0.7896	0.7629
Annual Data (12-month period ended December 31,)
2007	0.8776	0.8385	0.9369	0.7724
2006	0.7884	0.7535	0.7914	0.7056
2005	0.7342	0.7627	0.7974	0.7261
2004	0.7805	0.7365	0.7979	0.6840
2003	0.7520	0.6525	0.7520	0.5629
2002	0.5625	0.5437	0.5748	0.5060

(1)	The period-end rate is the noon buying rate on the last business day of the applicable period.

(2)	The average rates were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York, over the relevant period.

DESCRIPTION OF SIMS ORDINARY SHARES

The rights of holders of Sims ordinary shares are governed by the Corporations Act, Sims’s constitution, the listing rules of the ASX and Australian law. This section contains a summary of some of those rights. It is not intended to be a complete description of all of the rights and obligations of holders of Sims ordinary shares.

General

The issued capital of Sims as of January 25, 2008 was 126,505,842 fully paid ordinary shares. Holders of Sims ordinary shares may hold and vote shares subject to the restrictions set forth below. Sims’s constitution does not specify the number of Sims’s authorized shares, as the concept of authorized capital is no longer applicable under the Corporations Act.

Voting Rights

Sims’s constitution provides that, generally, each shareholder has one vote on a show of hands and, on a poll, one vote for each ordinary share fully paid and, if not fully paid, a fraction of a vote equivalent to the proportion of the ordinary share paid up.

A shareholder may not vote at any general meeting in respect of ordinary shares it holds on which calls or other moneys are due and payable to Sims at the time of the meeting. However, a shareholder holding ordinary shares on which no calls or other moneys are due and payable to Sims is entitled to receive notices of, and to attend, any general meeting and to vote and be counted in a quorum even though that shareholder has moneys then due and payable to Sims in respect of other ordinary shares which that shareholder holds.

Joint holders of Sims ordinary shares may vote at any shareholders’ meeting either personally or by proxy or by attorney or representative in respect of those ordinary shares as if they were solely entitled to those ordinary shares. If more than one joint holder votes, then the vote of the joint holder whose name appears first on the register will be counted.

Proxies

A shareholder who is entitled to attend and cast a vote at a general meeting may appoint not more than two other persons as that shareholder’s proxy or proxies to attend, and vote at, the meeting on its behalf. If a shareholder appoints one proxy, then the proxy may vote on a show of hands and may demand or join in demanding a poll. If a shareholder is present at any general meeting for which the shareholder has validly appointed a proxy to attend and vote for the shareholder, then the proxy’s authority to speak for the shareholder is suspended while the shareholder is present and the proxy’s authority to vote for the shareholder on any resolution is not suspended while the shareholder is present but is revoked by the shareholder voting in person on that resolution.

A proxy may vote or abstain as he or she chooses except to the extent that an appointment of the proxy indicates the manner in which the proxy must vote on any resolution. The proxy may only vote or abstain on a poll or show of hands as instructed by proxy appointment.

Shareholders’ Meetings

Under the Corporations Act and Sims’s constitution, there are two types of shareholders’ meetings: annual general meetings and general meetings. Annual general meetings, under the Corporations Act, are required to be held at least once every calendar year and within five months after the end Sims’s fiscal year.

Place of Meeting

Under the Corporations Act, any shareholders’ meeting must be held at a reasonable time and place. Sims’s constitution does not specify any requirements in relation to where shareholders’ meetings may take place.

Notice

Under the Corporations Act, notice of a general meeting must be given to Sims’s shareholders at least 28 days before the date of such general meeting. The notice must specify the date, time and place of the general meeting and state the general nature of the business to be transacted at the general meeting.

Under the Corporations Act, a general meeting of shareholders may be called by individual directors or by shareholders holding at least 5% of the total votes that may be cast at the meeting or at least 100 shareholders who are entitled to vote. The constitution of the Company also allows for the Sims board of directors to call meetings as they determine.

Quorum

A quorum for a general meeting is three shareholders.

Resolutions

All resolutions are decided at general meetings by a simple majority of votes except where a greater majority is required by the constitution, the Corporations Act or the listing rules of the ASX. Under the Corporations Act, a special resolution is passed by at least 75% of the votes cast by shareholders entitled to vote and voting on the resolution.

Approval by special resolution of Sims’s shareholders is required for actions such as modifying or repealing Sims’s constitution, changing Sims’s name or type, selectively reducing or buying back capital (in some circumstances), providing financial assistance in connection with the acquisition of Sims ordinary shares and undertaking a voluntary winding up of Sims. Sims’s constitution also requires redemption of shares to be approved by special resolution. In addition, Sims may only buy or cancel the rights of a class of shares with either the written consent of the holders of at least 75% of such issued shares or a special resolution passed at a shareholders’ meeting of holders of the shares of such class.

Every resolution submitted at the annual general meeting or a general meeting, in the first instance, will be determined by a show of hands, unless a poll is demanded by (i) the chairperson; (ii) at least five shareholders who are present; or (iii) any one or more shareholders who are present, holding shares conferring not less than 5% of the total voting rights of all shareholders having the right to vote on the resolution.

If an equal number of votes occurs on a show of hands or on a poll, then the chairperson does not have a casting vote in addition to any votes to which the chairperson may be entitled as a shareholder, proxy, attorney or representative.

Preemptive Rights

Preemptive rights on transfers of shares are not applicable to listed companies in Australia. ASX listing rule 7.1 provides the extent to which listed companies can place shares without offering them to existing shareholders on a rights basis. Generally, placements are limited to 15% of the company’s outstanding share capital in any rolling 12-month period.

Dividend Rights

Under Sims’s constitution, the Sims board of directors may, from time to time, determine that a dividend is payable to Sims’s shareholders. Subject to Sims’s constitution, the Corporations Act, the listing rules of the ASX and the rights of holders of shares with special rights as to dividends, dividends are to be apportioned and paid among Sims’s shareholders in proportion to the amounts paid up (not credited) on the shares held by the shareholders. In relation to partly paid shares, any amount paid on a share in advance of a call will be ignored when calculating the relevant proportion.

The Corporations Act and Sims’s constitution provide that no dividend is payable except out of Sims’s profits. Sims’s constitution provides that the declaration of the Sims board of directors as to the amount of Sims’s profits is conclusive. Under Australian law, the term “profits” has a particular legal meaning that broadly requires ensuring that the past fiscal year’s retained earnings (deducting any current fiscal year losses) are sufficient to satisfy the dividend amount payable.

The Sims board of directors may deduct from any dividend payable to a shareholder all sums of money presently payable by the shareholder to Sims on account of calls on shares held by it or otherwise.

Except as otherwise provided by law, all dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Sims board of directors for the benefit of Sims until claimed.

In addition, Sims has adopted a dividend reinvestment plan, which permits eligible participants to elect to be issued Sims ordinary shares in lieu of a cash dividend for some or all of their Sims ordinary shares.

Reserves

Before declaring any dividends, the Sims board of directors may set aside out of Sims’s profits any sums it thinks proper as reserves to be applied to meet contingencies, to equalize dividends, to pay special dividends, to repair, improve or maintain any of Sims’s property or for any other purpose that the Sims board of directors, in its absolute discretion, considers to be in Sims’s interest.

Pending that application, the reserves may, at the discretion of the Sims board of directors, be used in Sims’s business or be invested as the Sims board of directors deems appropriate, including the purchase of Sims ordinary shares. The board of directors may deal with and vary these investments and dispose of all or any part for Sims’s benefit and may divide the reserves into special reserves as it deems appropriate.

Redemption

Sims’s constitution provides that subject to the Corporations Act and the listing rules of the ASX, Sims may redeem its shares on any terms and conditions determined by its board of directors. The consideration paid for a redemption of shares may include specific assets, including Sims ordinary shares or of any other corporation, trust or entity.

Under the Corporations Act, Sims may buy back its own shares if the buy-back does not materially prejudice Sims’s ability to pay its creditors and it follows the procedure set forth in the Corporations Act.

Sims is required to obtain shareholder approval in order to redeem any of its shares. When shareholder approval is required, whether an ordinary resolution or a special resolution is required, and the notice period and disclosure requirements to be given to shareholders, will depend on the type of redemption. Under Sims’s constitution, shares may be redeemed or varied without obtaining consent or approval of shareholders by special resolution where such redemption or variation is in accordance with the terms of issue of those shares. Redemptions that intend to redeem more than 10% of the votes attaching to the smallest number of shares in the previous twelve months require approval by Sims’s shareholders by way of an ordinary resolution.

The Corporations Act only permits a company to redeem redeemable preference shares if such shares (i) are redeemed on the terms on which they are on issue, (ii) are fully paid-up, and (iii) are redeemed out of profits or the proceeds of a new issue of shares made for the purpose of the redemption.

Election of Directors

Under the listing rules of the ASX, Sims’s directors are elected for three year terms and must retire from office or seek re-election by no later than the third annual general meeting following such director’s election or three years, whichever is longer.

The number of director slots up for election at an annual general meeting depends upon the number of directors due to retire or seek re-election that year. However, Sims’s constitution provides that, unless otherwise determined by a resolution of the Sims board of directors while Sims is listed on the ASX, at least one director must retire from office at each annual general meeting, unless there has been an election of directors earlier that year. If no director is required to retire at the annual general meeting due to having been in office for 3 years or due to being appointed that year, the director required to retire will be the one who has been longest in office since his or her last election.

Directors are elected by an ordinary resolution of the holders of Sims ordinary shares. However, the Sims board of directors has the power to appoint any other person as a director either to fill a casual vacancy (on retirement of a director or where the maximum allowable number of directors has not been appointed). Directors appointed in this manner must retire from office at (and will be eligible for re-election) at the next annual general meeting.

Liquidation Rights

In a winding up, any assets available for distribution to shareholders will, subject to the rights of the holders of shares issued on special terms and conditions, Sims’s constitution, the Corporations Act and the listing rules of the ASX, be distributed amongst the shareholders in proportion to the capital paid up on their shares and any surplus distributed in proportion to the amount paid up (not credited) on shares held by them.

Sims must not pay any director or liquidator any fee or commission on the sale or realization of the whole or part of Sims’s undertaking or assets without Sims’s shareholders’ approval. Such approval must be given at a general meeting convened by notice specifying the fee or commission proposed to be paid.

If Sims is wound up, whether voluntarily or otherwise, the liquidator may (i) with the shareholders’ approval via a special resolution, divide among the contributories in specie or kind any part of the assets of Sims; (ii) with the shareholders’ approval via a special resolution, vest any part of the assets of Sims in trustees of trusts for the benefit of the contributories or any of them as the liquidator deems appropriate; and (iii) determine the values it considers fair and reasonable on any property to be divided and determine how the division is to be carried out.

Liability to Further Calls

The Sims board of directors may make calls on the shareholders as it deems fit for all moneys unpaid on shares held by such shareholders which are not moneys made payable by the conditions of allotment at fixed times.

A call is deemed to have been made when the board resolution authorizing such call was passed. A call may be made payable by instalments. The Sims board of directors may revoke or postpone a call.

Sims must give written notice of a call at least 30 business days before such call is due. The notice must specify the time and place for payment and any other information required by the listing rules of the ASX. The non-receipt of any notice by, or the accidental omission to give notice of any call to, any shareholder will not invalidate the call.

The Directors may, on the issue of shares, differentiate between the shareholders as to the amount of calls to be paid and the time for payment of those calls.

Any sum which, by the terms of issue of a share, becomes payable on allotment or at any fixed date, will for the purposes of Sims’s constitution be deemed to be a call duly made and payable on the date on which the sum is payable. In case of non-payment, all the relevant provisions of Sims’s constitution as to payment of interest and expenses, forfeiture or otherwise will apply as if the sum had become payable by virtue of a call duly made and notified.

A sum called in respect of a share and not paid on or before the date for payment bears interest from the date for payment to the time of actual payment at any rates as the Sims board of directors may determine. The board of directors may waive payment of interest, either in whole or in part.

Restrictions on Takeovers

The Corporations Act places restrictions on the acquisition of greater than 20% of Sims’s issued voting shares (or where a shareholder’s voting power, whose voting power was already above 20% but below 90%, increases in any way). Such acquisitions must comply with the takeover provisions of the Corporations Act. For instance, such an acquisition may be made under an offer made to all shareholders on the same terms and which complies with certain timetable and disclosure requirements.

In addition to these takeover offer requirements, the Corporations Act provides that a company may include proportional takeover provisions in its constitution which, in effect, mean that the shareholders must pass a resolution to approve the bid before it registers a transfer giving effect to a takeover contract for the bid. Sims’s constitution provides that where an offer has been made under a proportional takeover bid (meaning an off-market bid for a specified proportion of the securities in the bid class) in respect of shares included in a class of shares in Sims, registration of a transfer to effect a contract resulting from the acceptance of an offer made under the proportional takeover bid is prohibited unless and until a resolution to approve the proportional takeover bid is passed in accordance with Sims’s constitution.

Sims’s constitution provides that the vote required for such a resolution is that which is required for an ordinary resolution. The provisions of Sims’s constitution that apply to a general meeting apply, with any modifications as the circumstances require. Any shareholder that (i) is not the bidder or an associate of the bidder and (ii) at the end of the day on which the first offer under the proportional takeover bid was made, held shares included in that class, is entitled to vote on such resolution and is entitled to one vote for each share owned.

Where takeover offers have been made under a proportional takeover bid, then the Sims board of directors must ensure that a resolution to approve the proportional takeover bid is voted on in accordance with Sims’s constitution before the approving resolution deadline in relation to the proportional takeover bid. The approving resolution deadline is the fourteenth day before the last day of such proportional takeover bid period. A proportional takeover bid period for an off-market bid starts when the bidder’s statement is given to the target company and ends one month later if no offers are made under the bid, or at the end of the offer period.

Where a resolution to approve a proportional takeover bid is voted on before the approving resolution deadline, Sims must, on or before the approving resolution deadline, deliver to the bidder and serve on the ASX a written notice stating that a resolution to approve the proportional takeover bid has been voted on and that the resolution has been passed, or has been rejected, as the case may be.

If, as of the end of the day before the approving resolution deadline, no resolution approving the proportional takeover bid has been voted on in accordance with Sims’s constitution, then a resolution to approve the proportional takeover bid is deemed to have been passed in accordance with Sims’s constitution.

The proportional takeover bid provisions in Sims’s constitution cease to have effect on the third anniversary of the later of the date of their adoption or of their most recent renewal. The proportional takeover bid provisions in Sims’s constitution were adopted on August 19, 2005, and have not been renewed since.

Generally, a company listed on the ASX may not acquire a substantial asset from, or dispose of a substantial asset to, a person who (together with associates) controls more than 10% of such company’s voting shares, or issue securities to a related party (generally connoting control of the company), unless such transaction has been approved by such company’s shareholders. The Corporations Act also imposes limitations on transactions between public companies and related parties which do not have shareholder approval.

DESCRIPTION OF SIMS AMERICAN DEPOSITARY SHARES

NYSE Listing of Sims ADSs

Sims will use its reasonable best efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of Sims ADSs be issued in the merger and to be made available on the exercise of Metal Management stock options. Approval of the listing on the NYSE of the Sims ADSs to be issued in the merger is a condition to each party’s obligation to complete the transaction.

American Depositary Shares

The Bank of New York, as depositary, will register and deliver Sims ADSs. Each Sims ADS will represent one Sims ordinary share (or a right to receive one Sims ordinary share) deposited with the principal Melbourne, Australia office of National Australia Bank, as custodian for the depositary. Each Sims ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the Sims ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold Sims ADSs either (i) directly (A) by having an ADR, which is a certificate evidencing a specific number of Sims ADSs, registered in your name, or (B) by having Sims ADSs registered in your name in the Direct Registration System, or (ii) indirectly by holding a security entitlement in Sims ADSs through your broker or other financial institution. If you hold Sims ADSs directly, you are a Sims ADS holder. This description assumes you are a Sims ADS holder. If you hold the Sims ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS registered holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated Sims ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated Sims ADSs.

As an ADS holder, Sims will not treat you as one of its shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the Sims ordinary shares underlying your Sims ADSs. As a registered holder of ADSs, you will have ADS registered holder rights. A deposit agreement among Sims, the depositary ADS registered holder, and all other persons indirectly holding Sims ADSs sets out ADS registered holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the Sims ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Deposit Agreement

Deposit of Deposited Securities

Under the Deposit Agreement, the Depositary has agreed that upon delivery to the custodian of Sims ordinary shares, along with any appropriate instrument or instruments of transfer or endorsement, in industry-standard form satisfactory to the custodian, together with any documents, fees and payments required under the Deposit Agreement, subject to the terms of the Deposit Agreement, the Depositary will deliver, to or upon the order of the person or persons entitled thereto, the number of ADSs issuable in respect of that deposit.

Withdrawal of Deposited Securities

Upon surrender to the Depositary ADSs for the purpose of withdrawal of the Sims ordinary shares represented thereby, and upon payment of all fees, taxes and governmental charges provided in the Deposit Agreement to be payable in connection with such surrender and withdrawal, the owner of such ADSs will be entitled to delivery of the amount of Sims ordinary shares at the time represented by the ADSs so surrendered. Such delivery will take place at the office of the custodian or at the Depositary’s office as the person designated in the written instructions may request.

Restrictions on the Right to Deposit and Withdraw Deposited Securities

The surrender of outstanding ADSs and withdrawal of the Sims ordinary shares represented thereby may only be suspended for (i) temporary delays caused by a shareholders’ meeting or the payment of dividends,

(ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or regulations relating to the ADSs or the Sims ordinary shares.

Pre-Release of ADSs

In certain circumstances, subject to the provisions of the Deposit Agreement, the Depositary may deliver ADSs prior to the receipt of Sims ordinary shares, which is referred to as a Pre-Release. The Depositary may deliver Sims ordinary shares upon the surrender of ADSs that have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADSs have been Pre-Released. The Depositary may receive ADSs in lieu of Sims ordinary shares in satisfaction of a Pre-Release. Each Pre-Release must be (a) preceded or accompanied by a written representation from the person to whom ADSs or Sims ordinary shares are to be delivered, that such person, or its customer, owns the ADSs or Sims ordinary shares to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of Sims ordinary shares represented by ADSs which are outstanding at any time as a result of Pre-Release will not normally exceed 30% of the ADSs or Sims ordinary shares deposited under the Deposit Agreement; however, the Depositary has the right to change or disregard such limit from time to time as it deems appropriate.

Payment of Taxes

If any tax or other governmental charge will become payable by the custodian or the Depositary with respect to any Sims ADS or any Sims ordinary shares represented thereby, such tax or other governmental charge will be payable by the owner thereof to the Depositary. The Depositary may refuse to register any transfer of those ADSs or any withdrawal of Sims ordinary shares represented by those ADSs until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner thereof any part or all of the Sims ordinary shares represented by those ADSs, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge.

Dividends, Other Distributions and Rights

The Depositary has agreed to pay to holders of Sims ADSs the cash dividends or other cash distributions it or the custodian receives on Sims ordinary shares or other deposited securities after deducting its fees and expenses, unless those fees and expenses have been paid by Sims. Holders of Sims ADSs will receive these distributions in proportion to the number of shares their Sims ADSs represent. The Depositary will convert all cash dividends and other cash distributions in a foreign currency that it receives in respect of the deposited securities into U.S. dollars if in its judgment it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. Before making a distribution, any withholding taxes that must be paid will be deducted. If at any time the Depositary determines that in its reasonable judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into U.S. dollars transferable to the United States, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same, except that the Depositary must continue to use commercially reasonable efforts to effect a distribution of the funds to such owners pursuant to the terms of the Deposit Agreement. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, holders of Sims ADSs may lose some or all of the value of the distribution.

If a distribution by Sims consists of a dividend in, or free distribution of, Sims ordinary shares, the Depositary may deliver to the holders of outstanding Sims ADSs, in proportion to their holdings, additional Sims ADSs representing the number of Sims ordinary shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement. In lieu of delivering fractional ADSs in any such case, the Depositary will, subject to applicable law and applicable rules of any securities exchange or automated quotation system on which the ADSs or Sims ordinary shares are listed or quoted, sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds in the same manner as it distributes cash. If additional Sims ADSs are not so distributed, each Sims ADS will represent the additional Sims ordinary shares distributed in respect of the Sims ordinary shares represented by such Sims ADS prior to such dividend or free distribution.

If Sims offers or causes to be offered to the holders of its ordinary shares any rights to subscribe for additional shares or any rights of any other nature, the Depositary, after consultation with and having given reasonable consideration to the suggestions of Sims, and subject to applicable law and applicable rules of any securities exchange or automated quotation system on which the ADSs or Sims ordinary shares are listed or quoted, will have discretion as to the procedure to be followed in making such rights available to all or certain of the holders of ADSs or in disposing of such rights. If for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary may allow the rights to lapse.

If the Depositary, after consultation with Sims to the extent practical using reasonable efforts, has distributed rights to all or certain owners of ADSs, then upon instruction from said owners and the payment of all fees and expenses required under the Deposit Agreement, the Depositary will exercise the rights and purchase the shares, and Sims will cause them to be delivered to the Depositary on behalf of such owners. The Depositary will cause the shares so purchased to be deposited and will deliver ADSs to such owners.

If the Depositary determines that it is not lawful and feasible to make such rights available, it will use reasonable efforts to sell the rights in proportion to the number of ADSs held by the owners to whom it is not lawful or feasible to make such rights available, and allocate the net proceeds of such sales for the account of such owners.

Sims has not yet determined whether its dividend reinvestment plan will be extended to include holders of Sims ADSs.

Record Date

The Depositary will fix a record date (a) to establish which holders of Sims ADSs are (i) entitled to receive a dividend, distributions or rights, or the net proceeds of any sale thereof; (ii) entitled to give instructions for the exercise of voting rights at any meeting of Sims ordinary shares; or (iii) subject to the terms of the Deposit Agreement, responsible for any fee or charge assessed by the Depositary pursuant to the Deposit Agreement, or (b) on or after which date each ADS will represent a different number of Sims ordinary shares.

Voting of the Underlying Sims Ordinary Shares

Upon receipt of notice of any meeting of holders of Sims ordinary shares, if requested in writing by Sims, the Depositary will mail to the owners of ADSs a notice containing (a) such information as is contained in such notice of meeting received by the Depositary from Sims, (b) a statement, as applicable, that the owners of the ADSs are entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Sims ordinary shares represented by their respective ADSs and (c) a statement as to the manner in which such instructions may be given. Upon the written request of an owner, the Depositary will endeavor, insofar as practicable using reasonable efforts, to vote or cause to be voted the amount of Sims ordinary shares in accordance with the instructions set forth in such request. The Depositary will not vote or attempt to exercise the right to vote other than in accordance with such instructions.

In order to give owners of ADSs a reasonable opportunity to instruct the Depositary as to the exercise of such voting rights, Sims has agreed to give the Depositary notification of any such meeting at least 45 days prior to the meeting date and details concerning the matters to be voted upon not less than 30 days prior to the meeting date.

Reports

The Depositary will make available for inspection by owners of Sims ADSs at its Corporate Trust Office any reports and communications, including any proxy solicitation material, received from Sims which are both

(a) received by the Depositary as the holder of the Sims ordinary shares and (b) made generally available by Sims to the holders of Sims ordinary shares.

Inspection of Transfer Books

The Depositary will make available for inspection by Sims and by owners of Sims ADSs at its Corporate Trust Office books for the registration and transfer of Sims ADSs. Subject to certain exceptions, the Depositary may close such transfer books from time to time when deemed expedient by it in connections with the performances of its duties under the Deposit Agreement or at the request of Sims.

Fees and Expenses

The following charges will be incurred by any party depositing or withdrawing Sims ordinary shares or by any party surrendering ADSs or to whom ADSs are issued, or by owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Sims ordinary shares generally and applicable to transfers of Sims ordinary shares to or from the name of the Depositary, the custodian or their nominees on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to the Deposit Agreement, (5) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the delivery or surrender of ADSs pursuant to the Deposit Agreement, (6) a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, (7) a fee for the distribution of securities pursuant to the Deposit Agreement, (8) in addition to any fee charged under (6), a fee of $.02 or less per ADS (or portion thereof) per annum for depositary services, and (9) any other charges payable by the Depositary, any of the Depositary’s agents, including the custodian, or the agents of the Depositary’s agents in connection with the servicing of Sims ordinary shares or other deposited securities (which charge will be payable at the sole discretion of the Depositary by billing such owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions). Pursuant to the terms of the Deposit Agreement, Sims may, at its election, pay on behalf of the owners of the ADSs any of the fees, expenses and charges payable by such owners to the Depositary under the Deposit Agreement. Sims is not obligated, however, to pay any such fees, expenses and charges.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and any provisions of the Deposit Agreement may be amended by agreement between Sims and the Depositary without the consent of the owners of ADSs. However, any amendment which imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of owners, will, not become effective as to outstanding Sims ADSs until the expiration of thirty days after notice of such amendment is given to the owners of outstanding ADSs. Every owner that continues to hold such ADSs at the time any amendment becomes effective, will be deemed to have consented and agreed to such amendment. No amendment will impair the right of the owner to surrender ADSs and receive the Sims ordinary shares represented thereby, except in order to comply with mandatory provisions of applicable law.

Sims may at any time terminate the Deposit Agreement by instructing the Depositary to mail a notice of termination to the owners of outstanding ADSs at least 30 days prior to the termination date included in such notice. The Depositary may likewise terminate the Deposit Agreement if, upon the expiration of 90 days after the Depositary delivered to Sims a written resignation notice, a successor depositary has not been appointed and accepted its appointment. After the date of termination, the owners of ADSs will, upon (a) surrender of such ADSs, (b) payment of the fee of the Depositary for the surrender of ADSs referred to above, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery of the amount of Sims ordinary shares represented by those ADSs. If any ADSs will remain outstanding after the date of termination, the Depositary will discontinue the registration of transfers of ADSs, suspend the distribution of dividends to the owners thereof, and will not give any further notices or perform any further acts under the Deposit

Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to Sims ordinary shares as provided in the Deposit Agreement, and will continue to deliver Sims ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, upon surrender of ADSs.

At any time after the expiration of four months from the date of termination, the Depositary may sell the Sims ordinary shares then held under the Deposit Agreement and hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADSs not surrendered. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash, and except for its obligations of indemnification set forth in the Deposit Agreement. Upon the termination of the Deposit Agreement, the Company will be discharged from all obligations under the Deposit Agreement, except for its obligations of indemnification set forth in the Deposit Agreement.

Limitations on Obligations and Liability to Sims ADS Holders

The Deposit Agreement expressly limits the obligations and liability of both Sims and the Depositary. Sims and the Depositary are only obligated to take the actions specifically set forth in the Deposit Agreement, without negligence or bad faith, and are not liable for any action or inaction if either relies upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any owner, or any other person believed to be competent to give such advice or information. Further, neither have any obligation to become involved in a lawsuit or other proceeding related to the Sims ADSs or on behalf holders of Sims ADSs or on behalf of any other party. In the Deposit Agreement, Sims and the Depositary agree to indemnify each other under certain circumstances.

Transfer Agent and Registrar

The Depositary will, subject to the terms of the Deposit Agreement, register transfers of ADSs on its transfer books from time to time, upon (i) in the case of certificated ADSs, surrender of the ADR evidencing those ADSs, by the owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer or (ii) in the case of uncertificated ADSs, receipt from the owner of a proper instruction (including instructions through DRS and Profile as described above), and, in either case, duly stamped as may be required by the laws of the State of New York and of the United States of America.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting registration of transfers of ADSs and combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the Depositary.

COMPARATIVE RIGHTS OF STOCKHOLDERS

Sims is a company incorporated in Australia and is governed by the Corporations Act. The rights of holders of Sims ordinary shares are governed by the Corporations Act, the listing rules of the ASX, general Australian law and by Sims’s constitution. Metal Management is a Delaware corporation and is governed by the Delaware General Corporation Law, which is referred to as the DGCL. The rights of Metal Management stockholders are governed by Delaware law and by Metal Management’s second amended and restated certificate of incorporation, which is referred to as the Certificate of Incorporation, and its amended and restated by-laws, which is referred to as the By-laws. Upon completion of the merger, to the extent you will become a shareholder of Sims, your rights will be governed by Australian law and Sims’s constitution. See “Description of Sims Ordinary Shares” for more information about Sims ordinary shares. For more information about Sims ADSs, which are separate from Sims ordinary shares, see “Description of Sims American Depositary Shares.”

The following discussion of the material differences between the rights of Sims shareholders and Metal Management stockholders is only a summary and does not purport to be a complete description of these differences. The following discussion is qualified in its entirety by reference to the Corporations Act and the DGCL, as well as the full text of Sims’s constitution, which is filed as an exhibit to this document, and Metal Management’s Certificate of Incorporation and By-laws, copies of which are on file with the SEC. For information on how you can obtain copies of these documents, see “Where You Can Find More Information.”

CORPORATE GOVERNANCE

METAL MANAGEMENT	SIMS

Metal Management’s Certificate of Incorporation and By-laws and the DGCL govern the rights of the holders of Metal Management’s common stock.	Sims’s constitution, the Corporations Act, the listing rules of the ASX and general Australian law govern the rights of the holders of Sims ordinary shares.

AUTHORIZED CAPITAL STOCK

METAL MANAGEMENT	SIMS

Authorized Shares. The total number of authorized shares of Metal Management capital stock is 52,000,000, consisting of 50,000,000 shares of Metal Management common stock, par value $0.01 per share, and 2,000,000 shares of Metal Management preferred stock, par value $0.01 per share.	The issued capital of Sims is 126,505,842 fully paid ordinary shares. Holders of Sims ordinary shares may hold and vote shares subject to the restrictions set forth below. Sims’s constitution does not specify the number of Sims’s authorized shares, as the concept of authorized capital is no longer applicable under the Corporations Act.

PREFERENCE STOCK

METAL MANAGEMENT	SIMS

Subject to limitations prescribed by law, Metal Management’s certificate of incorporation authorizes the Metal Management board of directors to provide for the issuance of preferred stock in one or more series and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rate, voting rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any wholly unissued series of shares of preferred stock.

Metal Management has never issued any preferred stock.	Sims’s constitution provides that Sims may issue preference shares, including preference shares which are, or which at the option of Sims or the holder may be, liable to be redeemed or converted into ordinary shares.

Sims has never issued any preference shares.

VOTING RIGHTS; ACTION BY WRITTEN CONSENT

METAL MANAGEMENT	SIMS

Voting Rights.  The holders of Metal Management common stock are entitled to one vote per share on all matters presented to stockholders.

Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing by any such stockholders.	Voting Rights. Sims’s constitution provides that, generally, each shareholder has one vote on a show of hands and, on a poll, one vote for each share fully paid and if not fully paid, a fraction of a vote equivalent to the proportion of the share paid up.

Action by Written Consent. A public company such as Sims does not generally provide for the passing of resolutions by written consent given the difficulty of obtaining consents from all shareholders.

AMENDMENT TO CERTIFICATE OF INCORPORATION (or CONSTITUTION)

METAL MANAGEMENT	SIMS

Under Delaware law, amendments to a corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. Delaware law also permits a corporation to require in its certificate of incorporation a greater proportion of voting power to approve a specified amendment.

Metal Management’s Certificate of Incorporation provides that Metal Management reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders therein are granted subject to this reservation.	Under the Corporations Act, approval by special resolution of a company’s shareholders is required to modify or repeal such company’s constitution. A special resolution is passed by at least 75% of the votes cast by shareholders entitled to vote and voting on the resolution.

Sims’s constitution provides that, subject to the Corporations Act and the listing rules of the ASX, all or any of the rights and privileges attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied or cancelled, including by converting or reclassifying shares from one class to another (i) with the written consent of holders of at least 75% of the shares issued in such class; or (ii) with the approval of a special resolution passed at a meeting of holders of the shares of such class.

The rights of shareholders of any class will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally in respect of those rights.

AMENDMENT TO BY-LAWS

METAL MANAGEMENT	SIMS

Metal Management’s Certificate of Incorporation authorizes the Metal Management board of directors to alter, amend or repeal Metal Management’s By-laws upon the affirmative vote of a majority of the directors present at any meeting at which there is a quorum. Metal Management’s By-laws may also altered, amended or repealed by the affirmative vote of the majority of shares present in person or represented by proxy at any meeting at which there is a quorum.	Not applicable.

RIGHTS TO DIVIDENDS

METAL MANAGEMENT	SIMS

Under Delaware law, subject to any restriction in the corporation’s certificate of incorporation, the board of directors may declare and pay dividends out of

(1) surplus of the corporation, which is defined as net assets less statutory capital; or

(2) if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year;

provided, however, that if the net assets of the corporation have been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Holders of Metal Management common stock are entitled to receive dividends ratably when, as and if declared by the Metal Management board of directors from assets legally available for payment of dividends, after payment of all dividends on preferred stock, if any, is outstanding.	Under Sims’s constitution, the Sims board of directors may, from time to time, determine that a dividend is payable to the shareholders. Subject to Sims’s constitution, the Corporations Act, the listing rules of the ASX and the rights of holders of shares with special rights as to dividends, dividends are to be apportioned and paid among Sims’s shareholders in proportion to the amounts paid up (not credited) on the shares held by the shareholders. In relation to partly paid shares, any amount paid on a share in advance of a call will be ignored when calculating the relevant proportion.

The Corporations Act and Sims’s constitution provide that no dividend is payable except out of Sims’s profits. Sims’s constitution provides that the declaration of the Sims board of directors as to the amount of Sims’s profits is conclusive. Under Australian law, the term “profits” has a particular legal meaning that broadly requires ensuring that the past fiscal year’s retained earnings (deducting any current fiscal year losses) are sufficient to satisfy the dividend amount payable.

The Sims board of directors may deduct from any dividend payable to a shareholder all sums of money presently payable by the shareholder to Sims on account of calls on shares held by it or otherwise.

Except as otherwise provided by law, all dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Sims board of directors for the benefit of Sims, until claimed.

In addition, Sims has adopted a dividend reinvestment plan, which permits eligible participants to elect to be issued Sims ordinary shares in lieu of a cash dividend for some or all of their Sims ordinary shares.

APPRAISAL RIGHTS

METAL MANAGEMENT	SIMS

Delaware law provides stockholders of a corporation involved in a merger the right to a judicial appraisal of their shares and to receive payment of the fair value of their stock so appraised in some mergers. However, appraisal rights are not available to holders of stock:

•   listed on a national securities exchange;

•   designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

•   held of record by more than 2,000 stockholders; unless holders of such stock are required to accept in the merger anything other than any combination of:

  •   shares of stock or depositary receipts of the surviving corporation in the merger;

  •   shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be

     (i) listed on a national securities exchange,

     (ii) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

     (iii) held of record by more than 2,000 holders; or

     (iv) cash in lieu of fractional shares of the stock or depositary receipts received.

In addition, appraisal rights are not available to the holders of stock of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.	Australian law does not generally provide for appraisal rights.

PREEMPTIVE RIGHTS

METAL MANAGEMENT	SIMS

Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the corporation’s certificate of incorporation. Metal Management’s Certificate of Incorporation does not provide for preemptive rights. Thus, the holders of Metal Management common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Metal Management before such securities are offered to others.	Preemptive rights on transfers of shares are not applicable to listed companies in Australia. ASX listing rule 7.1 provides the extent to which listed companies can place shares without offering them to existing shareholders on a rights basis. Generally, placements are limited to 15% of the company’s outstanding share capital in any rolling 12-month period.

ATTENDANCE AND VOTING AT MEETINGS OF STOCKHOLDERS/
SPECIAL MEETINGS OF STOCKHOLDERS

METAL MANAGEMENT	SIMS

Special meetings of stockholders may be called by the board of directors, or by the chairman of the board, or by the president or chief executive officer.	Under the Corporations Act, a general meeting of shareholders may be called by individual directors or by shareholders holding at least 5% of the total votes that may be cast at the meeting or at least 100 shareholders who are entitled to vote. Sims’s constitution also allows for the Sims board of directors to call meetings as they determine.

STOCKHOLDER PROPOSALS AND NOMINATIONS

METAL MANAGEMENT	SIMS

Metal Management’s By-laws establish procedures that stockholders must follow to nominate persons for election to the Metal Management board of directors or to bring other business before an annual meeting of the stockholders. Such a stockholder must deliver notice to Metal Management’s secretary between 90 and 120 days prior to the first anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is called for a date which is not within 60 days before or after such anniversary date, the stockholder making the nomination must deliver notice to Metal Management’s secretary no later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.	Under ASX listing rule 14.3, Sims is required to accept nominations for the election of directors up to 35 days (30 days in the case of a meeting requested by shareholders) before the date of a general meeting at which the directors are elected.

Under Sims’s constitution, both a nomination of the person by a shareholder and a consent to the nomination signed by the person nominated must be given to Sims at least 30 business days before the relevant general meeting.
The notice must set forth certain information about the person to be nominated and/or such other business that such stockholder proposes to bring before the annual meeting similar to the information required for disclosure in proxy solicitations pursuant to Exchange Act Regulation 14A.

RIGHTS OF INSPECTION

METAL MANAGEMENT	SIMS

Under Delaware law, stockholders have the right to inspect, during normal business hours, the corporation’s stock ledger, a list of the corporation’s stockholders, and other books and records of the corporation, after making a written demand stating their purpose so long as the purpose is reasonably related to the person’s interest as a stockholder.	Under the Corporations Act, unless a company otherwise consents, a shareholder of the company must obtain a court order to obtain access to the company’s books and records. Subject to payment of a prescribed fee, anyone may inspect or obtain copies of the company’s register of members.

RIGHTS OF PURCHASE AND REDEMPTION

METAL MANAGEMENT	SIMS

Under Delaware law, any corporation may purchase, redeem and dispose of its own shares out of the corporation’s surplus (as defined above), and a corporation may purchase or redeem any of its shares of preferred stock (or its common stock if no preferred stock is outstanding) out of capital if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation, and the remaining assets of the corporation are sufficient to pay its debts.	Sims’s constitution provides that subject to the Corporations Act and the listing rules of the ASX, Sims may redeem its shares on any terms and conditions determined by its board of directors. The consideration paid for a redemption of shares may include specific assets, including Sims ordinary shares or of any other corporation, trust or entity.

Under the Corporations Act, Sims may buy back its own shares if the buy-back does not materially prejudice Sims’s ability to pay its creditors and it follows the procedure set forth in the Corporations Act.

Sims is required to obtain shareholder approval in order to redeem any of its shares. When shareholder approval is required, whether an ordinary resolution or a special resolution is required, and the notice period and disclosure requirements to be given to shareholders, will depend on the type of redemption. Under Sims’s constitution, shares may be redeemed or varied without obtaining consent or approval of shareholders by special resolution where such redemption or variation is in accordance with the terms of issue of those shares. Redemptions that intend to redeem more than 10% of the votes attaching to the smallest number of shares in the previous twelve months require approval by Sims’s shareholders by way of an ordinary resolution.

The Corporations Act only permits a company to redeem redeemable preference shares if such shares (i) are redeemed on the terms on which they are on issue; (ii) are fully paid-up; and (iii) are redeemed out of profits or the proceeds of a new issue of shares made for the purpose of the redemption.

STOCKHOLDER VOTES ON CERTAIN TRANSACTIONS

METAL MANAGEMENT	SIMS

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or sale of substantially all of a corporation’s assets or dissolution requires the approval of the board of directors and approvals by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Metal Management’s Certificate of Incorporation does not contain a provision with respect to the vote required to complete a merger or consolidation or sale of substantially all of its assets or dissolution.	The Corporations Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require the approval of (i) more than 50% of the creditors or shareholders present and voting at the meeting who represent 75% of the total debts or nominal value of the shares of those present and voting at the meeting; and (ii) the court.

Once such scheme of arrangement is approved, sanctioned and becomes effective, all share owners and creditors of the relevant class, including any dissenting shareholders or creditors, are bound by the terms of such scheme.

There are also special voting requirements in relation to reductions of share capital and redemptions, which can be used to implement a merger transaction.

Under the listing rules of the ASX, any proposed disposal of a company’s main undertaking requires the approval of ordinary shareholders. Also, shareholder approval is generally required for any transaction which results in shares issued by the company in the preceding 12 months exceeding 15% of the number of shares on issue at the start of that 12 months unless one of the exceptions in the ASX listing rules applies (e.g. pro rata issue of shares to shareholders, shares issued in a scrip takeover, or shares issued pursuant to an employee incentive scheme, by way of dividend reinvestment or in a small-scale fundraising to existing shareholders). Similarly, any share transaction which results in a person and its associates having voting power in more than 20% of the company’s shares (or increasing their voting power starting from a point above 20%) may only proceed under one of the exceptions in s.611 of the Corporations Act (which include by way of non-associated shareholder approval of the transaction or by regulated takeover bid/scheme of arrangement).

Also, see “Description of Ordinary Shares — Restrictions on Takeovers.”

BOARD OF DIRECTORS
Size and Classification of Board of Directors

METAL MANAGEMENT	SIMS

Metal Management’s By-laws provide that the Metal Management board of directors shall establish the number of directors who serve on its board from time to time. The current number of directors has been established at five. Directors are elected at each annual meeting of Metal Management’s stockholders to hold office until the next annual meeting. Each director of the Company holds office until his successor is elected and qualified or until his earlier death, resignation or removal.	Under the listing rules of the ASX, Sims’s directors are elected for three year terms and must retire from office or seek re-election by no later than the third annual general meeting following such director’s election or three years, whichever is longer. The foregoing does not apply to Sims’s managing director/chief executive officer.

The number of director slots up for election at an annual general meeting depends upon the number of directors due to retire or seeking re-election that year. However, Sims’s constitution provides that, unless otherwise determined by a resolution of the Sims board of directors while Sims is listed on the ASX, at least one director must retire from office at each annual general meeting, unless there has been an election of directors earlier that year. If no director is required to retire at the annual general meeting due to having been in office for 3 years or due to being appointed that year, the director required to retire will be the one who has been longest in office since his or her last election.

Election

METAL MANAGEMENT	SIMS

Delaware law provides that, unless its certificate of incorporation or the bylaws specify otherwise, a corporation’s directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Each Metal Management share carries one vote per director to be elected. Holders of Metal Management common stock are not entitled to cumulate their votes in the election of directors.	Directors are elected by an ordinary resolution of the holders of Sims ordinary shares. However, the Sims board of directors has the power to appoint any other person as a director either to fill a casual vacancy (on retirement of a director or where the maximum allowable number of directors has not been appointed). Directors appointed in this manner, other than Sims’s managing director/chief executive officer, must retire from office at (and will be eligible for re-election) at the next annual general meeting.

Standard of Conduct for Directors

METAL MANAGEMENT	SIMS

Delaware law does not contain any specific provisions setting forth the standard of conduct of a director. Thus, the scope of the fiduciary duties of Metal Management’s board is determined by the courts of the State of Delaware.

The board of directors is responsible for managing the business and affairs of a corporation under Delaware law. In discharging that responsibility, directors of Delaware corporations owe a duty of care and a duty of loyalty to the corporation, as well as to its stockholders. The Delaware courts have made clear that directors are required to exercise an informed business judgment in the performance of their duties. To do so, directors must have informed themselves of all material information reasonably available to them. In general, directors have a duty to act in a manner they reasonably believe to be in the best interests of the stockholders.	Under Australian law, the directors of Sims have certain fiduciary and other obligations to Sims. These fiduciary obligations include: a duty to act in good faith in the interests of the company; a duty to act for a proper purpose; a duty not to fetter his or her discretion; a duty to exercise care, skill and diligence; a duty to avoid conflicts of interest; a duty not to use the position to his or her advantage and a duty not to misappropriate Sims’s property.

In addition to these general duties, the Corporations Act and other legislation impose a number of specific duties on directors.

Removal

METAL MANAGEMENT	SIMS

Metal Management’s By-laws provide that, unless otherwise restricted by statute, by Metal Management’s Certificate of Incorporation or by its By-laws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Also, Metal Management’s By-laws provide that no reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.	Under the Corporations Act and Sims’s constitution, shareholders may remove a director at any time and for any reason by passing an ordinary resolution at a general meeting. Notice of the intention to move the resolution must be given to Sims at least two months before the meeting is to be held. However, if Sims calls a meeting after the notice of intention is given, the meeting may pass the resolution even though the meeting is held less than two months after the notice of intention is given.

Vacancies

METAL MANAGEMENT	SIMS

Metal Management’s By-laws provide that when one or more directors resign and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Metal Management’s By-laws also provide that, unless otherwise provided in its Certificate of Incorporation or its By-laws:

(i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(ii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of Metal Management’s Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

(iii) Vacancies and newly created directorships resulting from an increase in the authorized number of directors due to the amendment of Metal Management’s By-Laws by a vote of the board of directors pursuant to Metal Management’s Certificate of Incorporation may be filled by a majority of the directors then in office.	Sims’s constitution provides that the directors may appoint someone as director either to fill a vacancy or as an addition to the Sims board of directors when the maximum number of director slots have note been filled. Any director appointed in this way must retire from office (and will be eligible for re-election) at the next annual general meeting following his or her appointment.

Sims’s constitution provides that a director will be removed from his or her position as director (i) if such director is an executive director and his or her employment agreement with Sims terminates for any reason; or (ii) when the director (a) is declared bankrupt; (b) becomes of unsound mind; (c) is prohibited from being a director in accordance with the listing rules of the ASX or the Corporations Act; (d) resigns; or (e) fails to attend board meetings for a continuous period of six months without leave.

Director Liability and Indemnification

METAL MANAGEMENT	SIMS

Metal Management’s Certificate of Incorporation provides that no director will be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, willful or negligent violation of provisions of the DGCL governing payment of dividends and stock purchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Delaware law provides that a corporation may indemnify a person who is made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the officer or director:(1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Metal Management’s Certificate of Incorporation states that Metal Management will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law.	The Corporations Act prohibits a company from indemnifying its directors for liabilities (i) owed to the company or a related body corporate; (ii) for a pecuniary penalty order or a compensation order; or (iii) that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

The Corporations Act prohibits a company from indemnifying its directors and officers for legal costs in specific circumstances, such as when the costs are incurred in defending proceedings in which the person is found to have a liability for which the company could not indemnify the person under the above principle, or in defending or resisting criminal proceedings in which the person is found guilty or in connection with relief proceedings in which the court denies the relief.

Payments by a company of insurance premiums that cover conduct involving a wilful breach of duty or a breach of certain statutory director duties is also prohibited under the Corporations Act.

STOCKHOLDER DERIVATIVE SUITS AND CLASS ACTION SUITS

METAL MANAGEMENT	SIMS

Under Delaware law, stockholders may bring derivative actions on behalf of the corporation to enforce the rights of the corporation. Prior to bringing an action, a stockholder plaintiff is required to make a demand on the directors of the corporation to assert the claim, unless it is able to show that making such a demand would be futile.

The complaint must:

(1) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

(2) (a) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors; or

(b) state the reasons for the plaintiff’s failure to obtain the action or for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.	Under common law, Sims’s shareholders have only a very limited potential right to bring a common law action on behalf of Sims.

Under the Corporations Act, a statutory derivative action may be instituted by a Sims shareholder, a former Sims shareholder or a person entitled to be registered as a Sims shareholder. Leave of the court is required in order to bring a statutory derivative action. Such leave will be granted if (i) it is probable that Sims will not institute the proceedings or properly take responsibility for them; (ii) the petitioner is acting in good faith; (iii) such action is in Sims’s best interests; (iv) there is a serious question to be tried pursuant to such action; and (v) either (a) at least 14 days before instituting the action, the petitioner provided Sims with written notice of its intention to apply for leave and of the reasons for bringing the action; or (b) it is otherwise appropriate for the court to grant leave.

Also, a shareholder of an Australian company potentially has a range of legal avenues available to him or her, including (i) statutory remedies for misleading and deceptive conduct under (a) the Trade Practices Act 1974, (b) Section 12DA of the Australian Securities and Investments Commission Act 2001, (c) Section 728 of the Corporations Act and (d) Section 1041 H of the Corporations Act; (ii) tortious rights in relation to negligent misstatements by such company; (iii) rights in relation to breaches of the continuous disclosure rules of the Corporations Act under Section 674(2); (v) injunctive relief and damages available if the shareholder’s interests are affected by such company’s contravention of the Corporations Act under Section 1324; and (vi) proceedings to enforce such company’s compliance with the listing rules of the ASX under Section 793C.

BUSINESS COMBINATIONS WITH AN INTERESTED STOCKHOLDER

METAL MANAGEMENT	SIMS

Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity became an interested stockholder, unless:	Generally, a company listed on the ASX may not acquire a substantial asset from, or dispose of a substantial asset to, a person who (together with associates) controls more than 10% of such company’s voting shares, unless such transaction has been approved by such company’s shareholders.

(1) the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

(2) after completion of the transaction in which the person became an interested stockholder, the interested stockholder held at least 85% of the voting stock of the corporation not including(a) shares held by officers and directors and(b) shares held by specified employee benefit plans; or

(3) after the person became an interested stockholder, the business combination was approved by the board and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

The merger is not governed by the limitations set forth in Section 203. The Metal Management board of directors has unanimously approved and adopted the merger and the merger agreement.

DISCLOSURE OF INTERESTS

METAL MANAGEMENT	SIMS

Acquirers of Metal Management common stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5% of the outstanding Metal Management common stock must, within 10 days after such acquisition:

(1) file a Schedule 13D with the SEC disclosing specified information; and

(2) send a copy of the Schedule 13D to Metal Management and to each securities exchange on which Metal Management common stock is traded.

Metal Management is required by the rules of the SEC to disclose in the proxy statement relating to its annual meeting of stockholders the identity and number of shares of Metal Management common stock beneficially owned by:

(1) each of its directors;

(2) all individuals serving as its principal executive officer;

(3) all individuals serving as its principal financial officer;

(4) Its three most highly compensated executive officers other than its principal executive officer(s) and principal financial officer(s);

(5) all of its directors and executive officers as a group; and

(6) any beneficial owner of 5% or more of the Metal Management common stock of whom it is aware.	The Corporations Act provides that where a person holds a “substantial holding” in a company listed on the ASX, he or she must give notice of such holding to the company and to the ASX.

A person is considered to hold a “substantial holding” when the total votes attaching to such person’s (and his or her associate’s) voting shares totals 5% or more of the total votes attached to the voting shares in the company.

Under the listing rules of the ASX, a listed company is required to disclose its directors’ security holdings in the company.

A listed company is required, in its annual report to shareholders, to disclose the remuneration paid during the year to each of its directors and its five highest paid executives.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-UNITED STATES PERSONS AND
ENFORCEABILITY OF JUDGMENTS

METAL MANAGEMENT	SIMS

Metal Management is a U.S. corporation incorporated under the laws of Delaware and has substantial assets located in the United States. As a result, investors generally can initiate lawsuits in the United States against Metal Management and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.	Sims is an Australian corporation. Many of the directors and officers of Sims following the merger will be residents of jurisdictions outside the United States. Following the completion of the merger, Sims Metal Management’s corporate headquarters will be located in New York, New York and its operational headquarters will be located in Chicago, Illinois; however, a significant proportion of Sims Metal Management’s assets and a large proportion of the assets of certain of its directors and officers will be located outside of the United States.

As a result of the foregoing, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the United States federal securities laws: (i) to effect service within the United States upon Sims Metal Management and Sims Metal Management’s directors and officers that are located outside the United States; (ii) to enforce in U.S. courts or outside the United States, judgments obtained against those persons in U.S. courts; (iii) to enforce, in U.S. courts, judgments obtained against those persons in courts in jurisdictions outside the United States; and (iv) to enforce against those persons in Australia, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the United States federal securities laws.

SHORT-SWING PROFITS

METAL MANAGEMENT	SIMS

Directors and officers of Metal Management are governed by rules under the Exchange Act that may require directors and officers to forfeit to Metal Management any “short-swing” profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of Metal Management equity securities.	Directors, officers and principal shareholders of Sims Metal Management will not be subject to the Exchange Act’s “short-swing” profit rules, because Sims Metal Management will be a foreign private issuer under the Exchange Act.

However, directors of Sims Metal Management will be subject to applicable Australian and U.S. laws prohibiting insider trading. These laws generally apply to prohibit (subject to exceptions) any person who possesses price sensitive information relating to Sims Metal Management or its securities from buying or selling those securities or procuring others to do so, or from communicating the information to third parties.

PROXY STATEMENTS AND REPORTS

METAL MANAGEMENT	SIMS

Under the Exchange Act proxy rules, Metal Management must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.	As a foreign private issuer, Sims Metal Management will not be governed by the proxy rules under the Exchange Act. However, Sims Metal Management will be governed by the Corporations Act, which provides that notice of a general meeting of the company must be given to shareholders at least 28 days before the date of the meeting. The notice must specify the date, time and place of the meeting and state the general nature of the business to be transacted in the meeting.

REPORTING REQUIREMENTS

METAL MANAGEMENT	SIMS

As a U.S. public company, Metal Management must file with the SEC, among other reports and notices:

(1) an Annual Report on Form 10-K within 60 days after the end of a fiscal year;

(2) a Quarterly Report on Form 10-Q within 40 days after the end of a fiscal quarter; and

(3) Current Reports on Form 8-K upon the occurrence of important corporate events, in most instances, within 4 business days after the occurrence of such important corporate event.	Since Sims Metal Management will become a foreign private issuer and, following the completion of the merger, its securities will be quoted on the NYSE and registered under Section 12 of the Exchange Act, Sims Metal Management will be required to publicly file with the SEC annual reports on Form 20-F within six months after the end of each fiscal year and reports on Form 6-K.

In addition, the listing rules of the ASX generally require Sims to disclose immediately to ASX any information concerning Sims that a reasonable person would expect to have a material effect on the price or the value of its shares or options.

EXCHANGE CONTROLS AND OTHER LIMITATIONS

The Australian Banking (Foreign Exchange) Regulations and other Australian legislation and regulations control and regulate, or permit the control and regulation of, a broad range of payments and transactions involving non-residents of Australia. Sims is not restricted from transferring funds from Australia or placing funds to the credit of non-residents of Australia subject to:

•	withholding for Australian tax due in respect of dividends (to the extent they are unfranked or not paid out of foreign conduit income) and interest and royalties paid to non-residents of Australia; and

•	a requirement for approval from the Reserve Bank of Australia or in some cases the Minister for Foreign Affairs for certain payments or dealings in or out of Australia to or on behalf of:

•	members of the previous government of Iraq, its senior officials and their immediate families;

•	certain supporters of the former government of the Federal Republic of Yugoslavia;

•	the Taliban or any undertaking owned or controlled directly or indirectly by the Taliban and certain other named terrorist organizations and individuals; or

•	certain ministers and senior officials of the Government of Zimbabwe.

This list is subject to change from time to time.

Accordingly, at the present time, remittance of dividends on Sims ordinary shares, represented by Sims ADSs, to the depositary is not subject to exchange controls.

There are no limitations, either under Australian law or under the constitution of Sims, on the right to hold or vote Sims ordinary shares, represented by Sims ADSs, other than under the Australian Foreign Acquisitions and Takeovers Act of 1975 and the Corporations Act insofar as such laws apply.

LEGAL MATTERS

The validity of the Sims ADSs offered by this proxy statement/prospectus and the Sims ordinary shares they represent will be passed upon for Sims by Baker & McKenzie LLP, Sydney, Australia and Chicago, Illinois. In addition, certain United States federal income tax consequences relating to the transaction will be passed upon for Metal Management by King & Spalding LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sims and its subsidiaries as of June 30, 2007 and 2006, and for each of the three years in the period ended June 30, 2007 included in this proxy statement/prospectus have been included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) of Metal Management incorporated in this proxy statement/prospectus by reference to Metal Management’s Annual Report on Form 10-K for the year ended March 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The combined statements of operations and cashflows of Hugo Neu Schnitzer East, Hugo Neu Proler Company and Hugo Neu Schnitzer Global Trade LLC, collectively the Hugo Neu Recycling Entities, for the two month period ended October 31, 2005 included in this proxy statement/prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Metal Management files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Metal Management at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Metal Management, who file electronically with the SEC. The address of that site is www.sec.gov.

Metal Management’s SEC filings are also available at the office of the NYSE. Please call 212-656-5060 for further information on obtaining copies of Metal Management’s public filings at the NYSE.

Sims has filed a registration statement on Form F-4 to register with the SEC the Sims ordinary shares underlying the Sims ADSs to be issued to Metal Management stockholders in the merger. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Sims, in addition to being a proxy statement of Metal Management for its special meeting. The registration statement, including exhibits, contains additional relevant information about Metal Management and Sims. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Metal Management to “incorporate by reference” information into this proxy statement/prospectus. This means that Metal Management can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Metal Management has previously filed with the SEC. They contain important information about Metal Management and the financial condition of the company.

Metal Management SEC Filings (File No. 001-33044)	Period
Annual Report on Form 10-K	Year ended March 31, 2007 and filed on May 24, 2007
Quarterly Reports on Form 10-Q	Quarterly Periods ended June 30, 2007, September 30, 2007 and December 31, 2007, filed on August 2, 2007, November 6, 2007 and February 6, 2008, respectively
Current Reports on Form 8-K (in each case with respect to information filed and not furnished)	Filed on May 9, 2007; May 9, 2007; May 24, 2007 (except for Item 2.02 of such Form 8-K); June 11, 2007; June 13, 2007; July 30, 2007 (except for Item 2.02 of such Form 8-K); August 1, 2007; August 2, 2007; September 24, 2007; and November 9, 2007
Proxy Statement on Schedule 14A for Metal Management’s 2007 Annual Meeting of Stockholders	Filed on July 30, 2007

In addition, Metal Management incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Metal Management special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Metal Management has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Metal Management, and Sims has supplied all information contained in this proxy statement/prospectus relating to Sims and MMI Acquisition Corporation. You can also find information about Metal Management and Sims at their Internet websites at www.mtlm.com and www.sims-group.com. Information contained on their websites does not constitute part of this proxy statement/prospectus.

You can obtain any of the documents that Metal Management has filed with the SEC through Metal Management or from the SEC through the SEC’s website at www.sec.gov. These documents are available from Metal Management without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Metal Management stockholders may request a copy of such documents as follows:

Georgeson Inc.
17 State Street
New York, New York 10004
Telephone: (866) 288-2196
Facsimile: (212) 440-9009

In order for you to receive timely delivery of the documents in advance of the Metal Management special meeting, Metal Management should receive your request no later than March 7, 2008.

Metal Management and Sims have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

CONSOLIDATED FINANCIAL STATEMENTS

Financial Statement Schedules:

Schedule II — Valuation and Qualifying Accounts for the years ended June 30, 2007, 2006 and 2005 (See Note 4)
Schedules not listed above have been omitted because they are not required or they are inapplicable.

HUGO NEU RECYCLING ENTITIES

Report of Independent Auditors	F-38
Combined Statement of Operations for the two-month period ended October 31, 2005	F-39
Combined Statement of Cash Flows for the two-month period ended October 31, 2005	F-40
Notes to Combined Financial Statements	F-41

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of Sims Group Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Sims Group Limited and its subsidiaries (‘the Company’) at June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

Sydney, Australia
27 November 2007

SIMS GROUP LIMITED.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended June 30,
	2007		2006		2005
	(In thousands of Australian dollars,
	except share and per share amounts)

Net Sales		$5,386,044		$3,612,313		$2,413,262

Operating expenses:
Cost of sales excluding depreciation		(4,747,195)		(3,132,539)		(2,009,464)
General and administrative expense		(197,157)		(151,554)		(111,908)
Depreciation and amortization expense		(73,037)		(55,197)		(32,719)

Operating income		368,655		273,023		259,171
Income from joint ventures		14,050		12,411		10,913
Interest expense		(29,963)		(17,033)		(5,834)
Interest and other income		11,177		2,924		3,815

Income before income taxes		363,919		271,325		268,065
Provision for income taxes		(114,045)		(80,197)		(78,983)

Net income		$249,874		$191,128		$189,082

Earnings Per Share:
Basic Earnings Per Share	A$	2.00	A$	1.69	A$	2.08

Diluted Earnings Per Share	A$	1.99	A$	1.69	A$	2.07

Weighted average number of shares:
Basic		124,916,157		112,856,555		91,086,086

Diluted		125,620,476		113,192,836		91,179,605

Cash dividends paid per share	A$	1.20	A$	1.35	A$	1.30

See accompanying notes to consolidated financial statements

SIMS GROUP LIMITED.

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2007	2006
	(In thousands of Australian dollars, except share amounts)

ASSETS
Current assets
Cash and cash equivalents	$36,795	$13,542
Trade and other receivables, net	350,181	338,986
Inventories	359,316	328,659
Deferred income tax assets	14,467	10,496
Derivative financial instruments	14,798	903

Total current assets	775,557	692,586

Non-current assets
Investments in joint ventures	58,575	52,336
Property and equipment, net	531,918	513,484
Retirement benefit assets	8,819	588
Deferred income tax assets	50,641	23,128
Intangible assets, net	93,988	101,239
Goodwill	459,537	418,018

Total non-current assets	1,203,478	1,108,793

Total assets	$1,979,035	$1,801,379

LIABILITIES
Current liabilities
Trade and other accounts payable	$378,180	$344,162
Derivative financial instruments	492	1,263
Income tax payable	35,403	19,292
Other accrued liabilities	16,754	19,388
Deferred income tax liabilities	7,012	2,389

Total current liabilities	437,841	386,494

Non-current liabilities
Long-term debt	339,538	302,528
Deferred income tax liabilities	82,397	57,326
Other accrued liabilities	18,892	19,570
Retirement benefit obligations	—	3,735

Total non-current liabilities	440,827	383,159

Total liabilities	$878,668	$769,653

Commitments and contingencies (note 11)
Shareholders’ equity
Ordinary shares (125,851,663 and 124,317,284 shares outstanding at June 30, 2007 and 2006 respectively, of no par value, net of 191,348 and 187,164 shares issued under the executive long-term incentive plan at June 30, 2007 and 2006 respectively.)	$728,378	$693,679
Accumulated other comprehensive income	(68,297)	(2,387)
Retained earnings	440,286	340,434

Total shareholders’ equity	1,100,367	1,031,726

Total liabilities and shareholders’ equity	$1,979,035	$1,801,379

See accompanying notes to consolidated financial statements

SIMS GROUP LIMITED.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2007	2006	2005
	(In thousands of Australian dollars)

Cash flows from operating activities
Receipts from customers (inclusive of goods and services tax)	$5,501,731	$3,575,996	$2,513,425
Payments to suppliers and employees (inclusive of goods and services tax)	(5,028,883)	(3,265,166)	(2,237,626)

	472,848	310,830	275,799
Cash interest received	2,187	1,951	400
Cash interest paid	(30,405)	(18,360)	(5,834)
Cash income taxes paid	(132,161)	(88,591)	(79,150)

Net cash provided by operating activities	312,469	205,830	191,215

Cash flows from investing activities
Purchases of property and equipment	(88,890)	(74,118)	(60,963)
Loans advanced to joint ventures	—	—	(2,027)
Acquisitions, net of cash acquired	(147,107)	(28,515)	(54,694)
Proceeds from sale of property and equipment	8,082	1,880	3,980

Net cash used in investing activities	(227,915)	(100,753)	(113,704)

Cash flows from financing activities
Issuance of debt	940,339	337,801	178,705
Repayment of debt	(883,497)	(363,988)	(112,096)
Proceeds from issuance of shares	1,872	1,309	—
Cash dividends paid	(120,026)	(113,292)	(118,412)

Net cash used in financing activities	(61,312)	(138,170)	(51,803)

Net increase/(decrease) in cash and cash equivalents	23,242	(33,093)	25,708
Cash and cash equivalents at the beginning of the financial year	13,542	44,263	18,515
Effects of exchange rate changes on cash and cash equivalents	11	2,372	40

Cash and cash equivalents at the end of the financial year	$36,795	$13,542	$44,263

See accompanying notes to consolidated financial statements

SIMS GROUP LIMITED.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
	Ordinary	Ordinary		Other	Total
	Shares	Shares	Retained	Comprehensive	Shareholders’
	Outstanding	Amount	Earnings	Income (Loss)	Equity
	(In thousands of Australian dollars, except share amounts)

Balance at June 30, 2004	91,086,086	$220,665	$206,946	$5,686	$433,297

Dividends Paid	—	—	(118,412)	—	(118,412)
Comprehensive income:
Net income	—	—	189,082	—	189,082
Net foreign currency translation adjustment	—	—	—	(24,766)	(24,766)

Total Comprehensive income					164,316

Balance at June 30, 2005	91,086,086	220,665	277,616	(19,080)	479,201

Dividends Paid	—	—	(128,310)	—	(128,310)
Issuance of share on incorporation of Sims Group Limited	1	—	—	—	—
Issuance of shares in connection with exercise of share options	193,798	1,309	—	—	1,309
Issuance of restricted shares/performance rights	43,799	—	—	—	—
Issuance of shares for acquisition of former Hugo Neu entities	32,137,071	454,164	—	—	454,164
Issuance of shares under the dividend reinvestment plan	856,529	15,017	—	—	15,017
Share-based payment expense		2,524	—	—	2,524
Comprehensive income:
Net income	—	—	191,128	—	191,128
Net foreign currency translation adjustment	—	—	—	16,693	16,693

Total Comprehensive income					207,821

Balance at June 30, 2006	124,317,284	693,679	340,434	(2,387)	1,031,726

Dividends Paid	—	—	(150,022)	—	(150,022)
Issuance of shares in connection with exercise of share options	127,361	1,872	—	—	1,872
Issuance of restricted shares/performance rights	23,983	—	—	—	—
Issuance of shares under the dividend reinvestment plan	1,383,035	29,996	—	—	29,996
Share-based payment expense		2,831	—	—	2,831
Comprehensive income:
Net income	—	—	249,874	—	249,874
Net foreign currency translation adjustment	—	—	—	(65,910)	(65,910)

Total Comprehensive income					183,964

Balance at June 30, 2007	125,851,663	$728,378	$440,286	$(68,297)	$1,100,367

See accompanying notes to consolidated financial statements

SIMS GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	Summary of Significant Accounting Policies

Business

Sims Group Limited (“Sims” or the “Company”) is a publicly listed company on the Australian Securities Exchange based in Sydney, Australia. Sims, in the belief of Sims’s management, is one of the world’s largest metals recycling companies on the basis of its market capitalization and the size and scope of its operations. Sims operates two primary businesses, Metal Recycling and Sims Recycling Solutions. Sims’s Metal Recycling business collects, processes and markets ferrous and non-ferrous metals. Sims has significant positions in the metals recycling markets of Australasia, the east and west coasts of the United States, and the United Kingdom. Sims also has a strategic network of trading offices in Asia. Through its Sims Recycling Solutions business, Sims is an emerging global “e-recycler” of information technology equipment and electrical and electronic consumer goods, with established operations in the United Kingdom, Continental Europe and North America and a developing presence in the Asia Pacific region.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America, which is referred to as U.S. GAAP. All significant intercompany accounts, transactions and income have been eliminated.

Uses of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company reviews its estimates and assumptions on an on-going basis. Actual results could differ from these estimates.

Translation of Foreign Currencies

The consolidated financial statements are presented in Australian dollars, which is Sims’s functional and presentation currency. The assets and liabilities of the Company’s foreign subsidiaries are denominated in each country’s local currency and translated at the year-end rate of exchange. The related statement of operations and cash flow items are translated at the average rate of exchange for the year. The resulting translation adjustments are excluded from income and reflected as a separate component of shareholders’ equity. Realized and unrealized exchange gains or losses arising from transaction adjustments are reflected in the consolidated statement of operations within general and administrative expense.

Revenue Recognition

The Company’s primary source of revenue is from the sale of processed ferrous and non-ferrous scrap metals. The Company also generates revenues from the collection of end-of-life post customer products for the purposes of recycling and from miscellaneous other sources.

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” Revenues from ferrous and non-ferrous metal recycling sales are recognized when the goods have been dispatched to a customer pursuant to a sales order, when associated risks have passed to the customer and when the amount of revenue can be reliably measured. Where estimates are used, these are based on historical outcomes taking into consideration the type of customer, the product type sold and the specifics of each arrangement. Revenues from services are recognized when the service has been provided. Service revenue received in advance of the service being rendered is deferred. Sales adjustments related to returns, trade allowances, rebates and amounts collected on behalf of third parties are accrued against revenues as incurred.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Government grants are recognized at their fair value when there is a reasonable assurance that the grant will be received and the Company will comply with all attached conditions. Government grants relating to costs are deferred and recognized in the statement of operations over the period necessary to match them with the costs that they are intended to compensate. Government grants relating to the purchase of property and equipment are included in current liabilities as deferred income and are credited to the consolidated statement of operations on a straight line basis over the expected lives of the related assets.

Freight Costs

The Company classifies shipping and handling costs billed to customers as revenues and the related costs incurred as a component of cost of sales excluding depreciation.

Share-Based Compensation

On July 1, 2004, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share- Based Payments (revised 2004)” (“SFAS No. 123R”), which requires all employee share-based payments to be accounted for under the fair value method. The Company elected to use the modified prospective method of adoption whereby prior periods were not restated for comparative purposes. There was no transition adjustment on adoption of SFAS No. 123R.

Prior to July 1, 2004, the Company accounted for share-based compensation using SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures.”

Comprehensive Income

Comprehensive income is reported on the consolidated statement of shareholders’ equity and consists of net income and other gains/losses affecting shareholders’ equity that, under generally accepted accounting principles are excluded from net income. For the Company, the only such items are the foreign exchange effects of translating foreign subsidiaries.

Equity Method Investments

Where the Company has an investment, including investment in joint ventures, with significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights, the equity method of accounting is applied.

Under the equity method of accounting, the Company’s share of its investees’ post-acquisition income or losses is recognised in the statement of operations net of tax, and its share of post-acquisition movements in other comprehensive income is recognised in other comprehensive income of the Company. Dividends received from equity method investees reduce the carrying amount of the investment.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Bank overdrafts are shown within current liabilities on the balance sheet where they are repayable on demand. The carrying amount of cash and cash equivalents approximates fair value.

Trade and Other Receivables

Accounts receivable represents amounts due from customers on product and other sales. Accounts receivables are due for settlement no more than 90 days from the date of recognition. The carrying amount of accounts receivable approximates fair value.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An allowance for uncollectible accounts receivable is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the customer, the probability that the customer will enter bankruptcy or financial reorganization, and default or delinquency in payments (more than 90 days overdue) are considered indicators that the accounts receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows. The amount of the allowance is recognized in the consolidated statement of operations under the heading general and administration expenses.

Inventories

Raw materials and stores, work in progress and finished goods are stated at the lower of cost and market value. Cost comprises direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure. Costs are assigned to inventory on the basis of first-in first-out or weighted average costs depending on the nature of the inventory.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Cost includes expenditure that is directly attributable to the acquisition and installation of the items including an estimate of the cost of restoration or removal if that cost can be reliably estimated where the Company has an obligation for removal of the asset or restoration of the site. Interest is capitalized on qualifying assets. Major rebuilds and improvements are capitalized, while repairs and maintenance costs are expensed as incurred. Depreciation expense is determined for financial reporting purposes using the straight-line method based on estimated useful lives of 25 to 40 years for buildings and 3 to 14 years for plant and equipment. Leasehold improvements are depreciated over the term of the related lease, generally 5 to 15 years. Land is not depreciated. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in the consolidated statement of operations.

Derivative Financial Instruments

The Company uses forward exchange contracts and forward commodity contract derivative instruments to manage commodity and foreign exchange risk. These instruments do not qualify for hedge accounting and are accounted for at fair value, with gains and losses recorded in net income/(loss) for the year under the heading cost of sales excluding depreciation.

Goodwill and other intangibles

Goodwill is the excess of the acquisition cost of an acquired entity over the fair value of identifiable net assets acquired. The company accounts for its goodwill and other intangibles under SFAS No. 142 “Goodwill and Other Intangibles” (“SFAS No. 142”). Pursuant to the provisions of SFAS No. 142, goodwill is not amortized, but is subject to an impairment test annually, or earlier if certain events occur indicating that the carrying value of goodwill may be impaired. Each year, the Company tests for impairment of goodwill using a two-step approach. In the first step, the Company estimates the fair value of its reporting units using the present value of future cash flows. If the carrying amount exceeds the fair value, the second step is performed to measure the amount of the impairment loss. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step reduced by the fair values of other tangible and intangible assets of the reporting unit. An impairment loss is recognized in an amount equal to the excess of the carrying value over the fair value of goodwill, not exceeding the carrying amount of the goodwill. At June 30, 2007, the Company determined that no impairment existed as a result of its annual impairment test.

The Company’s intangible assets with definite lives are amortized over the lives of the respective relationships or agreements on a straight-line basis. The Company’s other intangible assets with indefinite

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lives, including permits, are not amortized but are also tested for impairment at least annually or as events and circumstances arise which may trigger impairment. The impairment test consists of a comparison of the fair value of the intangible assets to their carrying amount.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of its long-lived assets (including definite-lived intangible assets) in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Such assets are evaluated for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such asset. If such impairment exists, the impairment to be recognized is equal to the amount by which the carrying amount of the assets exceeds its estimated fair value using a discounted cash flow analysis.

Leases

Leases in which a significant portion of the benefits and risks of ownership are not transferred to the Company as lessee are classified as operating leases.

Income Taxes

Income taxes are accounted for under the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company assesses the realizability of deferred tax assets based on whether management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is recorded for the portion of the deferred tax assets that are not expected to be realized based on the level of historical taxable income or projections for future taxable income over the periods in which the temporary differences are deductible.

Accrued Liabilities

Accruals are recognized when the Company has a present legal obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount has been reliably estimated. Accruals are not recognized for future operating losses.

The Company provides for costs of restoration or removal in relation to its property and equipment when it has a legal or constructive obligation. These costs include obligations relating to the dismantling, removal, remediation, restoration and other expenditure associated with property and equipment. Restoration accrued liabilities are initially recorded when a reliable estimate of the costs to be incurred can be determined, discounted to present value. Estimates are based upon a review of lease contracts, legal requirements, historical information and expected future costs. Any changes to these estimates are adjusted on a progressive basis as required. Where restoration costs are incurred due to the acquisition, construction or development of property and equipment, the accrual is raised and recorded at that time as part of the cost of the asset, where the cost is reliably measurable.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee Entitlements

Wages and salaries, vacation and sick leave:  Liabilities for wages and salaries, including non-monetary benefits, vacation and accumulating sick leave expected to be settled within 12 months of the reporting date are recognized in other payables in respect of employees’ services up to the reporting date and are measured at the amounts expected to be paid when the liabilities are settled. Liabilities for non-accumulating sick leave are recognized when the leave is taken and measured at the rates paid or payable.

Long service leave:  The liability for long service leave is recognized in other accrued liabilities and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on national government bonds with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

Retirement benefit obligations:  Employees of the Company are entitled to benefits from superannuation plans on retirement, disability or death. The plans have both defined benefit sections and defined contribution sections within its plans. The defined benefit section provides defined lump sum benefits based on years of service and final average salary. The defined contribution section receives fixed contributions from the Company and the Company’s legal or constructive obligation is limited to these contributions.

A liability or asset in respect of defined benefit superannuation plans is recognized in the balance sheet, and is measured as the present value of the defined benefit obligation at the reporting date less the fair value of the superannuation fund’s assets at that date and any unrecognized past service cost. The present value of the defined benefit obligation is based on expected future payments which arise from membership of the fund to the reporting date, calculated annually by independent actuaries using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service.

Expected future payments are discounted using market yields at the reporting date on high quality corporate bonds (to the extent there is a deep and liquid market in such instruments) or national government bonds, with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized in the period in which they occur directly in the statement of operations.

Past service costs are recognized immediately in income, unless the changes to the superannuation fund are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past service costs are amortized on a straight-line basis over the vesting period.

Contributions to the defined contribution fund are recognized as an expense as they become payable. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Debt

Debt is classified as non-current liabilities as the Company has the unconditional right to defer settlement beyond 12 months.

Business Combinations

In accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”), the Company is required to allocate the purchase price of acquired companies to the tangible assets and liabilities and identifiable

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

intangible assets acquired based on their estimated fair values. Any residual purchase price is recorded as goodwill. The determination of fair values requires the Company to make significant estimates and assumptions, especially with respect to cash flows related to intangible assets. The estimates are based on historical experience, in combination with information obtained from the management of the acquired companies, and the Company believes them to be reasonable at the time they are made. The Company also makes significant estimates when determining the useful lives of their intangible assets, based on the expected period over which the Company anticipates generating economic benefits from these assets.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and borrowings approximated their fair value at June 30, 2007 and 2006, respectively, due to the short-term nature of these instruments and the interest rates the Company could obtain for borrowings with similar terms.

Net Income per Share

Net income per share is based on the weighted-average number of ordinary shares and, when dilutive, includes share options.

Dividends

An accrual is made for the amount of any dividend determined or declared, being appropriately authorized and no longer at the discretion of the Company, on or before the end of the financial year but not distributed at balance date. Dividends are paid in Australian dollars.

Recently Issued Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company on July 1, 2007. Any differences between the amounts recognized in the consolidated balance sheet prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company is currently assessing the impact that FIN 48 will have on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 was issued to eliminate the diversity of practice in how public companies quantify financial statement misstatements. The Company adopted the provisions of SAB 108 on June 30, 2007. The adoption of SAB 108 did not have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” (“SFAS No. 157”). This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 will have a material impact on its consolidated financial statements.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities — Including an amendment of FASB Statement No. 115. (“SFAS No. 115”) “SFAS No. 159 permits entities to choose to measure certain financial assets and liabilities at fair value. Unrealized gains and losses, arising subsequent to adoption, are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 will have a material impact on its consolidated financial statements.

NOTE 2 —	Equity Method Investments

At June 30, 2007, investments in joint ventures was A$58.6 million, which primarily represented the Company’s 50% ownership interest in Richmond Steel Recycling Limited, 50% ownership interest in LMS Generation Pty Limited and 50% ownership interest in Sims Pacific Metals.

The following represents summarized financial information for all the Company’s joint ventures at 100% (in thousands of Australian dollars):

	Years Ended June 30,
	2007	2006	2005

Net sales	$402,306	$352,040	$376,339
Net income	$28,145	$24,946	$21,216

	As of June 30,
	2007	2006

Total assets	$143,090	$133,416
Total liabilities	$12,978	$14,918

NOTE 3 —	Earnings Per Share

The computation of basic and diluted earnings per share is as follows (in thousands of Australian dollars, except share and per share amounts):

	Years Ended June 30,
	2007		2006		2005

Numerator:
Net income		$249,874		$191,128		$189,082

Denominator:
Weighted average ordinary shares outstanding, basic		124,916,157		112,856,555		91,086,086
Incremental common shares attributable to dilutive share options and unvested restricted shares		704,319		336,281		93,519

Weighted average ordinary shares outstanding, diluted		125,620,476		113,192,836		91,179,605

Basic income per share	A$	2.00	A$	1.69	A$	2.08

Diluted income per share	A$	1.99	A$	1.69	A$	2.07

Basic earnings per share is computed by dividing net income by the weighted average ordinary shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur from the assumed exercise of share options, assumed vesting of restricted shares and assumed issuance of ordinary shares under the Sims Group Employee Share Scheme using the treasury stock method.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	Balance Sheet Information

Trade and Other Receivables, net

Trade and other receivables consist of the following categories at June 30 (in thousands of Australian dollars):

	2007	2006

Trade receivables	$277,355	$292,426
Allowance for doubtful accounts	(1,760)	(3,051)

	275,595	289,375
Other receivables and deferred expenses	34,980	31,080
Prepayments	13,405	15,396
Income tax paid in advance	26,201	3,135

	$350,181	$338,986

Allowance for Doubtful Accounts

The change in the allowance for doubtful accounts for the years ended June 30. 2007, 2006 and 2005 is as follows (in thousands of Australian dollars):

	Balance at	Charged to	Charged to	Deductions,		Balance at
	Beginning	Costs and	Other	Net of		End of
	of Period	Expenses	Accounts	Recoveries		Period

Year Ended June 30, 2005	$651	$1,630	$219		$(444)	$2,056
Year Ended June 30, 2006	$2,056	$986	$624		$(615)	$3,051
Year Ended June 30, 2007	$3,051	$785	$(1,291)		$(785)	$1,760

Inventories

Inventories for all periods presented are stated at the lower of cost and market value. Cost is determined principally on the average cost method. Inventories consist of the following categories at June 30 (in thousands of Australian dollars):

	2007	2006

Raw materials	$125,351	$93,692
Stores and spare parts	27,032	21,586
Finished goods	206,933	213,381

	$359,316	$328,659

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

Property and equipment consists of the following at June 30 (in thousands of Australian dollars):

	2007	2006

Freehold land	$158,496	$159,423
Buildings	110,213	82,863
Leasehold improvements	35,698	32,725
Plant and equipment	529,416	486,010
Capital work in progress	35,313	78,073

Less — accumulated depreciation	(337,218)	(325,610)

	$531,918	$513,484

Depreciation expense was A$49.2 million, A$38.9 million and A$30.8 million for the years ended June 30, 2007, 2006 and 2005, respectively. Interest capitalized for qualifying assets was A$0.6 million, A$1.4 million and nil for the years ended June 30, 2007, 2006 and 2005, respectively.

Other Accrued Liabilities

Other accrued liabilities consist of the following at June 30 (in thousands of Australian dollars):

	2007	2006

Current
Employee entitlements	$15,040	$16,414
Other	1,714	2,974

	$16,754	$19,388

	2007	2006

Non current
Employee entitlements	$9,678	$9,024
Other	9,214	10,546

	$18,892	$19,570

NOTE 5 —	Acquisitions

The Company accounts for acquisitions using the purchase method of accounting. The results of operations for companies acquired are included in the Company’s consolidated financial statements for periods subsequent to the date of the acquisition. With the exception of the acquisition of substantially all of the recycling operations of Hugo Neu Corporation, the effects of acquisitions on the Company’s consolidated financial statements were not significant. In each of these business combinations, goodwill has been recognized, primarily in relation to the acquisition of assembled workforces and integration synergies.

Fiscal 2007 acquisitions

On October 12, 2006 Sims Group UK Holdings Limited purchased the issued capital of Metall + Recycling GmbH with effect from October 1, 2006 for A$33.6 million. Additional consideration of up to A$9.3 million is payable if certain income targets are achieved in future periods. The business, located in Germany, is a specialist recycler of electrical and electronic equipment and a processor of non-ferrous metals

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

produced as a by-product of conventional scrap metal shredding plants. It utilizes technology to maximize the recovery of metallic and non-metallic materials.

On December 19, 2006 Sims Group UK Holdings Limited purchased the issued capital of Cymru Metals Recycling Ltd for A$18.7 million. The business, located in Wales in the United Kingdom, collects, processes and sells ferrous and non-ferrous materials and services customers throughout England and Wales.

On December 11, 2006 Sims Group Australia Holdings Limited purchased the assets and business of Maroochy Steel Supplies for A$1.4 million. The business is located in Queensland, Australia.

On January 31, 2007 Sims Group Australia Holdings Limited purchased the assets and business of Menzies Metals Recycling for A$6.4 million. Menzies Metals Recycling operates a metal recycling business in the Seaford area of Victoria, Australia.

On February 23, 2007 Sims Group UK Limited purchased the issued capital of United Recycling Industries Inc for A$53.1 million. The business is a fully integrated e-recycler offering a full range of e-recycling services including collection, refurbishment and re-sale of working equipment, parts recovery for re-sale, mechanical testing and processing of monitors, mechanical recycling of e-waste and secondary smelting and refining of high grade electronics by-product materials.

On April 30, 2007 Sims Group UK Limited purchased the end of life recycling assets of Xstrata Copper Canada’s electronics recycling business for A$15.6 million. The business operates in Roseville California, Brampton, British Columbia, Canada and LaVergne, Tennessee and offers bespoke asset recovery and e-recycling services including mechanical processing.

Fiscal 2006 acquisitions

On October 31, 2005 Sims Group Limited acquired substantially all of the recycling operations of Hugo Neu Corporation. The consideration given comprised of 32,137,071 ordinary shares in Sims Group Limited with a fair value of A$498.6 million and the balance paid/payable in cash of A$12.0 million. The acquired business contributed net income after tax of A$19.1 million to the Company for the period November 1, 2005 to June 30, 2006. Consolidated revenue and net income after tax of Sims Group Limited on a pro forma basis for the period July 1, 2005 to June 30, 2006, as if the acquisition had occurred at the beginning of this period was (in millions of Australian dollars, except for per share amounts):

			Pro Forma	Sims Group Limited
	Sims Group Limited		Adjustments	Pro Forma
	Actual		(unaudited)	(unaudited)

Net Sales		$3,612	$638		$4,250
Net Income		$ 191	$ 20		$ 211
Basic Earnings per Share	A	$ 1.69		A	$ 1.87

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amounts set out in the table below reflect fair values of assets and liabilities acquired and goodwill at the respective acquisition dates. The data is provided in aggregate as no acquisition itself was significant enough to require separate disclosure.

	2007	2006
	(In thousands of Australian dollars)

Cash	$2,902	$3,354
Receivables	39,506	138,171
Prepayments	714	5,278
Inventories	24,452	78,094
Property and equipment	41,507	206,713
Deferred income tax asset	65	9,383
Intangible assets:
Supplier relationships	29,055	96,697
Beneficial leases	—	2,211
Permits	268	8,324

	29,323	107,232
Trade and other accounts payable	(30,550)	(68,296)
Bank loans	(11,807)	(226,425)
Deferred income tax liability	(13,499)	(41,487)
Employee entitlement accruals	(372)	(1,156)
Environmental liability	—	(8,790)
Income tax payable	(15,103)	—

Net assets of entity	67,138	202,071
Goodwill on acquisition	70,835	296,530

Fair value of net assets acquired	$137,973	$498,601

Cost of acquisitions
Cash	$133,187	$13,459
Deferred consideration accrued	—	12,568
Shares issued	—	454,164

Total consideration payable/paid to vendor	133,187	480,191
Direct costs relating to the acquisition	4,786	18,410

	137,973	498,601

Outflow of cash to acquire subsidiaries and businesses, net of cash acquired
Cost of acquisitions	137,973	498,601
Non-cash consideration — shares issued	—	(454,164)
Non-cash consideration — deferred consideration accrued	—	(12,568)
Cash acquired	(2,902)	(3,354)

Net cash outflow in respect of acquisitions made during the period	135,071	28,515
Net cash outflow in settling deferred consideration relating to prior year acquisition	12,036	—

Net cash outflow	$147,107	$28,515

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	Goodwill and Intangible Assets

The following displays a roll forward of goodwill by operating segment (in thousands of Australian dollars):

	Year Ended June 30, 2007
	Balance at		Foreign	Balance at
	Beginning of		Currency	End of
	Period	Acquisitions	Exchange	Period

Australasia	$9,537	$4,942	$37	$14,516
North America	323,102	42,395	(26,757)	338,740
Europe	85,379	23,498	(2,596)	106,281

Total	$418,018	$70,835	$(29,316)	$459,537

	Year Ended June 30, 2006
	Balance at		Foreign	Balance at
	Beginning of		Currency	End of
	Period	Acquisitions	Exchange	Period

Australasia	$9,593	$—	$(56)	$9,537
North America	23,991	296,530	2,581	323,102
Europe	81,389	—	3,990	85,379

Total	$114,973	$296,530	$6,515	$418,018

Intangible assets, excluding goodwill, consist of the following (in thousands of Australian dollars):

	Year Ended June 30, 2007
	Weighted
	Average	Gross
	Amortization	Carrying	Accumulated	Net
	Period	Amount	Amortization	Balance

Amortizable:
Supplier relationships	5.9 years	$129,243	$(43,913)	$85,330
Beneficial leases	5 years	2,097	(1,058)	1,039

Total amortizable		131,340	(44,971)	86,369

Non-amortizable:
Permits	Indefinite	7,619	—	7,619

Total		$138,959	$(44,971)	$93,988

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended June 30, 2006
	Weighted
	Average	Gross
	Amortization	Carrying	Accumulated	Net
	Period	Amount	Amortization	Balance

Amortizable:
Supplier relationships	5.6 years	$109,123	$(18,060)	$91,063
Beneficial leases	5 years	2,229	(464)	1,765

Total amortizable		111,352	(18,524)	92,828

Non-amortizable:
Permits	Indefinite	8,411	—	8,411

Total		$119,763	$(18,524)	$101,239

Amortization expense for intangible assets was A$23.8 million, A$16.3 million and A$1.9 million for the years ended June 30, 2007, 2006 and 2005, respectively. As of June 30, 2007, estimated future intangible asset amortization expense for each of the next five years is as follows (in thousands of Australian dollars):

Fiscal Year Ending June 30,

2008	$28,050
2009	16,559
2010	11,392
2011	11,335
2012 and thereafter	19,033

Total	$86,369

NOTE 7 —	Long-term Debt

Long-term debt consists of the following at June 30 (in thousands of Australian dollars):

	2007	2006

Bank debt (floating interest rate 2007 6.7%, 2006 5.8%)	$339,538	$302,528
Less — current portion of long-term debt	—	—

	$339,538	$302,528

Scheduled maturities of long-term debt are as follows (in thousands of Australian dollars):

Fiscal Year Ending June 30,

2008	$—
2009	170,000
2010	169,538
2011	—
2012	—

Total	$339,538

The carrying amounts of long-term debt approximate fair value.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Global multi-currency/multi-option loan facilities agreements

During December 2005, the Company amended a number of Credit Agreements for its unsecured global multi-currency/multi-option loan facilities. The loan facilities are subject to annual reviews and have maturities in excess of 1 year and less than 3 years. At June 30, 2007 the Company had access to unsecured global multi-currency/multi-option loan facilities of A$717 million. The amendments to the Credit Agreements increased the Company’s previous A$380 million unsecured global multi-currency/multi-option loan facilities. The Company incurred insignificant fees or expenses for the amendments to the loan facilities. Pursuant to the Credit Agreements, the Company pays a fee on the undrawn portion of the facility which ranges from 0.1% to 0.2%. Significant covenants under the Credit Agreements include the satisfaction of a leverage ratio of Financial Indebtedness to EBITDA and an interest coverage ratio of EBITDA to Net Interest Expense. At June 30, 2007 and 2006, the Company was in compliance with its covenants.

The Credit Agreements provide for interest rates based on variable rates tied to the Australian Financial Markets Association’s quotation of the Bank Bill Swap Rate (“BBSW”) plus a margin or the London Interbank Offered Rate (“LIBOR”) plus a margin or the United States Prime Rate less a margin. The current margins based on a variable matrix pricing schedule are either the BBSW bid rate plus 0.300% to 0.375%, LIBOR plus 0.3% to 0.6% or Prime less 2.55%. At June 30, 2007, the Company had A$340 million outstanding under the facilities agreements.

NOTE 8 —	Income Taxes

Components of income taxes are as follows (in thousands of Australian dollars):

	Years Ended June 30,
	2007	2006	2005

Current — Domestic	$53,775	$37,200	$34,247
— Foreign	71,015	39,014	47,675
Deferred — Domestic	10,872	5,019	921
— Foreign	(21,793)	103	(1,620)
Adjustment for current tax of prior periods	176	(1,139)	(2,240)

Total tax provision	$114,045	$80,197	$78,983

The components of income before income taxes consist of the following (in thousands of Australian dollars):

	Years Ended June 30,
	2007	2006	2005

Domestic	$148,557	$109,277	$103,070
Foreign	215,362	162,048	164,995

	$363,919	$271,325	$268,065

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of the Australian Commonwealth income tax rate to the Company’s effective tax rate is as follows:

	Years Ended June 30,
	2007	2006	2005

Statutory income tax rate	30%	30%	30%
Differences in overseas tax rates	4	2	—
Extra territorial income tax credit	(1)	(1)	—
Other differences	(2)	(1)	—

Effective income tax rate	31%	30%	30%

Significant components of deferred tax assets and liabilities at June 30 are as follows (in thousands of Australian dollars):

	As of June 30,
	2007	2006

Deferred tax assets
Allowances	$360	$3,382
Inventories	2,906	—
Accrued expenses	11,568	6,501
Derivatives	120	288
Other	6,725	6,166
Retirement benefit obligations	—	2,492
Property and equipment	20,825	18,168
Capital loss carry forward	2,038	1,962
Goodwill and land cost basis step-up	37,837	11,860
Deferred tax assets before valuation allowance	82,379	50,819
Valuation allowance	(17,271)	(17,195)

Deferred tax assets after valuation allowance	$65,108	$33,624

Deferred tax liabilities
Prepayments	$625	$673
Inventories	1,709	1,716
Derivatives	4,678	—
Property and equipment	43,395	16,316
Intangibles	32,921	35,059
Retirement benefit asset	2,545	—
Other	3,536	5,951

Deferred tax liabilities	$89,409	$59,715

The valuation allowance is associated with realized capital losses whose recovery is subject to uncertainty as they can only be utilized to offset Australian capital gains. These capital losses do not expire. The valuation allowance also relates to deferred tax assets arising on land in Australia which occur due to the tax base of the land exceeding its carrying value. It is not considered “more likely than not” that these deferred tax assets will be realized.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has not recognised certain deferred tax liabilities on undistributed earnings on foreign controlled entities and joint ventures as the undistributed earnings will be reinvested indefinitely or distributed in a tax free liquidation.

NOTE 9 —	Employee Benefit Plans

Pension Plans

Employees of the Company are entitled to benefits from the Company’s superannuation plans on retirement, disability or death. During the year, three of the Company’s plans each had a defined benefit section. The defined benefit sections provide lump sum benefits based on years of service and final average salary. All other plans receive fixed contributions from the Company and the Company’s legal or constructive obligation is limited to these contributions.

The Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R),” on June 30, 2007. SFAS No. 158 requires an employer to recognize the funded status of each of its defined benefit pension and postretirement benefit plans as a net asset or liability in its consolidated balance sheet. The Company has a policy of recording gains and losses directly to the Statement of Operations.

The status of the Company’s pension plans are as follows at June 30 (in thousands of Australian dollars):

	2007	2006

Change in benefit obligation:
Benefit obligation at beginning of year	$85,572	$81,404
Current service cost	2,736	3,068
Interest cost	4,096	4,023
Actuarial (gains)/losses	(2,529)	(2,641)
Benefits paid	(4,637)	(1,756)
Contributions by members	396	378
Curtailment/settlement adjustment	(14,554)	—
Foreign currency exchange differences	(2,470)	1,096

Balance at the end of the year	$68,610	$85,572

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$82,425	$61,439
Expected return on plan assets	4,968	4,473
Actuarial gains /(losses)	3,954	3,319
Contributions by the Company	5,332	13,678
Contributions by members	567	537
Benefits paid	(4,637)	(1,756)
Curtailment/ settlement adjustment	(12,829)	—
Foreign currency exchange differences	(2,351)	735

Fair value of plan assets at end of year	$77,429	$82,425

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amounts recognized in the consolidated balance sheet consist of the following at June 30 (in thousands of Australian dollars):

	2007	2006

Retirement benefit asset	$8,819	$588
Retirement benefit obligation	—	(3,735)

Net amount recognized	$8,819	$(3,147)

The following information is applicable to plans with accumulated benefit obligations in excess of plan assets at June 30 (in thousands of Australian dollars):

2006

Benefit obligation	$55,738
Plan assets	(52,003)

Deficit	$3,735

There were no defined benefit plans in deficit at June 30, 2007.

The following sets forth components of net pension expense (in thousands of Australian dollars):

	Years Ended June 30,
	2007	2006	2005

Service cost	$2,736	$3,068	$2,420
Interest cost	4,096	4,023	3,467
Expected return on plan assets	(4,968)	(4,473)	(3,481)
Curtailments/Settlements	(1,725)	—	—
Gains/Losses	(6,483)	(5,960)	6,939

Net periodic benefit cost	$(6,344)	$(3,342)	$9,345

Certain actuarial assumptions such as the discount rate and long-term rate of return on plan assets have a significant effect on the amounts reported for net pension expense as well as the related obligation amounts of the Company’s pension plans. The assumed discount rate reflects the rates of high-quality debt instruments that would provide the future cash flows necessary to pay benefits when they come due. The assumed long-term rate of returns on plan assets represents an estimate of long-term returns on an investment portfolio consisting of a mixture of equity and debt securities and fixed income. In determining the long-term rate of return, the Company takes into account the current and expected asset allocations, as well as historical returns on plan assets.

On January 1, 2006, the Company terminated its European defined benefits plan. The final assets and benefit obligations were transferred from the Sims Group Dutch Pension Scheme to an industry wide multi-employer plan.

Weighted average actuarial assumptions used for the plans were as follows at June 30:

Australia

	2007	2006	2005

Discount rate	6.20%	5.70%	5.10%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%	5.00%

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

United Kingdom

	2007	2006	2005

Discount rate	5.80%	5.25%	5.00%
Expected return on plan assets	5.75%	5.70%	6.50%
Rate of compensation increase	4.80%	4.50%	4.25%

Europe

	2007	2006	2005

Discount rate	N/A	4.50%	4.00%
Expected return on plan assets	N/A	4.50%	—
Rate of compensation increase	N/A	3.00%	3.00%

The Company expects to make cash funding contributions to its pension plans of approximately A$2.5 million in the year ending June 30, 2008. The Company has adopted a pension investment policy designed to meet or exceed the expected rate of return on plan assets assumption, while preserving principal. To achieve this, the Company has retained professional investment managers that invest plan assets in equity, debt, property, fixed income and cash.

The weighted-average asset allocation of the pension plan assets by asset category are as follows:

	Percentage of Plan Assets
	at June 30,
	2007	2006

Fixed income and cash	5%	2%
Equity securities	56%	46%
Debt securities	25%	25%
Property	13%	13%
Other assets	1%	14%

Total	100%	100%

Expected benefit payments for the Company’s pension plans are as follows (in Australian dollars):

Fiscal Year Ending June 30,

2008	$4,489,829
2009	3,519,567
2010	6,090,120
2011	3,689,177
2012	3,474,155
Thereafter	21,491,012

$42,753,860

Defined contribution expense was A$6.0 million, A$4.4 million and A$4.0 million for the years ended June 30, 2007, 2006 and 2005 respectively.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	Segment Information

The Company is principally organized geographically and then by line of business. While the Chief Executive Officer, the Chief Operating Decision Maker, evaluates results in a number of different ways, the geographical areas of operation is the primary basis for which the allocation of resources and financial results are assessed. The major geographic areas of operation are as follows:

Australasia	Comprising Australia, New Zealand and Papua New Guinea
North America	Comprising the United States of America and Canada
Europe	Comprising the United Kingdom, Sweden, Holland, Belgium and Germany

	2007
				Inter-Segment
				Eliminations/
	Australasia	North America	Europe	Unallocated	Consolidated
	(In thousands of Australian dollars)

Sales to external customers	$1,302,907	$2,938,246	$1,144,891	$—	$5,386,044
Intersegment sales	894	—	—	(894)	—

Total net sales	$1,303,801	$2,938,246	$1,144,891	$(894)	$5,386,044

Depreciation and amortisation expense	$(11,956)	$(40,701)	$(20,380)	$—	$(73,037)
Income before interest and taxes	$152,055	$169,224	$70,239	$—	$391,518

Interest expense, net					$(27,599)

Income before income tax					$363,919

Segment and total assets	$370,450	$1,091,032	$517,553	$—	$1,979,035

Segment and total liabilities	$165,106	$343,628	$369,934	$—	$878,668

Net assets	$205,344	$747,404	$147,619	$—	$1,100,367

Acquisitions of property and equipment	$25,019	$42,684	$22,800	$—	$90,503

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006
				Inter-Segment
				Eliminations/
	Australasia	North America	Europe	Unallocated	Consolidated
	(In thousands of Australian dollars)

Sales to external customers	$1,084,604	$1,735,206	$792,503	$—	$3,612,313
Intersegment sales	1,273	—	—	(1,273)	—

Total net sales	$1,085,877	$1,735,206	$792,503	$(1,273)	$3,612,313

Depreciation and amortisation expense	$(11,599)	$(28,042)	$(15,556)	$—	$(55,197)

Income before interest and taxes	$121,780	$108,180	$56,351	—	$286,311
Interest expense, net					$(14,986)

Income before income tax					$271,325

Segment and total assets	$313,264	$1,070,892	$417,223	$—	$1,801,379

Segment and total liabilities	$164,754	$404,291	$200,608	$—	$769,653

Net assets	$148,510	$666,601	$216,615	$—	$1,031,726

Acquisitions of property and equipment	$19,416	$43,780	$13,285	$—	$76,481

	2005
				Inter-Segment
				Eliminations/
	Australasia	North America	Europe	Unallocated	Consolidated
	(In thousands of Australian dollars)

Sales to external customers	$1,089,682	$582,956	$740,624	$—	$2,413,262
Intersegment sales	579	—	—	(579)	—

Total net sales	$1,090,261	$582,956	$740,624	$(579)	$2,413,262

Depreciation and amortisation expense	$(10,943)	$(7,949)	$(13,827)	$—	$(32,719)

Income before interest and taxes	$121,556	$93,423	$58,452	$—	$273,431
Interest expense, net					$(5,366)

Income before income tax					$268,065

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The segment reporting above is based on geographical location of assets and revenues as reported by the segment recording the sale. An analysis of revenues allocated by the geographical location of external customers is set out below:

	2007	2006	2005
	(In thousands of Australian dollars)

Australia/New Zealand	$451,138	$361,795	$471,004
North America	773,590	528,746	243,803
Europe	1,562,784	816,264	564,289
Asia including China, Malaysia, India, etc	2,380,699	1,848,080	1,134,166
Middle East	217,833	57,428	—

	$5,386,044	$3,612,313	$2,413,262

Revenues by Products and Services

Sims offers the following products and services within the metal recycling industry:

Ferrous metal recycling — comprising the collection, processing and trading of iron and steel secondary raw material. These activities are undertaken in all geographic segments.

Non-ferrous metal recycling — comprising the collection, processing and trading of other metal alloys and residues, principally aluminium, lead, copper, zinc and nickel bearing materials. These activities are undertaken in all geographic segments.

Ferrous brokerage — comprises the brokerage of iron and steel secondary raw material. This activity is undertaken in all geographic segments but predominately in North America and Europe.

Non-ferrous brokerage — comprises the brokerage of non-ferrous secondary raw material. This activity is undertaken in all geographic segments but predominately in North America and Europe.

Recycling solutions — comprising the provision of environmentally responsible solutions to the disposal of selected post consumer products. Predominately offers fee for service business opportunities in the environmentally responsible recycling of negative value materials including refrigerators, electrical and electronic equipment, and tyres. These activities are undertaken in all geographic segments except New Zealand.

	2007	2006	2005
	(In thousands of Australian dollars)

Ferrous metal recycling	$2,519,873	$1,922,469	$1,380,815
Non-ferrous metal recycling	846,271	617,268	398,667
Ferrous brokerage	972,736	469,953	239,339
Non-ferrous brokerage	375,556	154,225	38,763
Recycling solutions	450,177	250,894	166,515
Other	221,431	197,504	189,163

	$5,386,044	$3,612,313	$2,413,262

NOTE 11 —	Commitments and Contingencies

Leases

The Company leases certain facilities and equipment under operating leases expiring at various dates. Lease expense was approximately A$33.5 million, A$20.4 million and A$11.0 million for the years ended

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 30, 2007, 2006 and 2005, respectively. Future minimum lease payments under non-cancellable operating leases are as follows (in thousands of Australian dollars):

Fiscal Year Ending June 30,

2008	$35,834
2009	28,812
2010	25,495
2011	21,930
2012	15,307
Thereafter	49,623

$177,001

Fixed Assets

Total capital expenditure contracted for at the balance date but not recognized in the financial statements and payable not later than one year include (in thousands of Australian dollars):

For the acquisition of plant and equipment	$9,482
For the acquisition of land and buildings	4,473

$13,955

Guarantees

Sims Group Limited, its subsidiaries, and its joint venture operations, have given a number of guarantees in respect of the performance of contracts and workers compensation insurance entered into in the ordinary course of business.

Contingent Consideration on Business Combination

In relation to the acquisition of Metal + Recycling GmbH the terms of the acquisition provide for additional consideration of approximately A$9.3 million to be payable to the vendor if certain income targets are achieved.

Environmental Matters

The Company’s business is subject to comprehensive statutory and regulatory environmental requirements in each of the jurisdictions in which it operates, including, among others, regulations governing: the acceptance, storage, treatment, handling, and disposal of waste, including ASR and PCBs, the discharge of materials into the atmosphere, including cholorofluorocarbons, or CFCs, the management and treatment of wastewater and storm water discharges; the remediation of soil and groundwater contamination; the resolution of impacts to natural resources, and the protection of public and employee health and safety. The Company accrues for environmental remediation-related activities for which commitments or clean-up plans have been developed and for which costs can be reasonably estimated. These estimates are determined based on currently available facts regarding each site. If the best estimate of costs can only be identified as a range and no specific amount within that range can be determined more likely than any other amount within the range, the minimum of the range is accrued. Accrued environmental remediation-related expenses include direct costs of remediation and indirect costs related to the remediation efforts, such as fees to outside engineering, consulting and law firms. Actual costs incurred may vary from these estimates due to the inherent uncertainties involved. In the opinion of management, based on information presently known, the ultimate liability for such matters should not have a material adverse effect on the financial condition, liquidity or cash flow of the Company,

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

but could exceed the remediation-related and cleanup costs of A$9.3 million accrued. All accrued amounts are recorded on an undiscounted basis and recognized as a component of non-current other accrued liabilities.

Labor and Other Matters

The Company believes that it and its subsidiaries are in material compliance with currently applicable statutes and regulations governing the protection of human health and the environment, including employee health and safety.

From time to time, the Company is involved in various litigation matters involving ordinary and routine claims incidental to its business. A significant portion of these matters result from environmental compliance issues and workers compensation related claims arising from the Company’s operations. There are presently no legal proceedings pending against the Company which, in the opinion of the Company’s management, is likely to have a material adverse effect on its business, financial condition or results of operations.

NOTE 12 —	Share-Based Compensation Plans

Employee Share Plan:  The Executive Long Term Incentive Plan (“LTI Plan”) has been established to encourage employees to share in the ownership of the Company, in order to promote the long-term success of the Company as a goal shared by the employees. Offers of shares under the LTI Plan are at the discretion of the parent Company and have been made to Australian based employees in the financial year 2007. The Company provides financial assistance in the form of a share secured non-interest bearing employee loan. Each loan is repayable in full within five years after the financial assistance is provided or such longer period and in such a manner as the Company may determine (to July 2011).

The beneficial ownership of these shares will vest with employees in line with achievement of continuous service and non-market based performance criteria. The continuous service criterion is met if the ‘Participant’ is in the employ of the Company at vesting. Periods of continuous service vary according to the vesting periods of the shares (generally 1 or 3 years, vesting periods to July 2009) that have been offered while non-market based performance criteria are satisfied if the average annual compound growth in the diluted earnings per share of the Company of between 5% and 10% is achieved over periods which vary between three and five years. There is no reward if less than 5% earnings per share growth is achieved. Holders of the shares are entitled to dividends over the term of the relevant vesting period.

During 2007, 2006, and 2005, A$2.5 million, A$2.8 million and A$0, was advanced to participating employees to enable them to acquire 131,545, 187,164 and 0 shares at A$18.73, A$14.99 and A$0 respectively, being 0.15% of the issued capital of the parent entity.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes share plan activity for the three years ended June 30, 2007:

				Weighted
		Weighted	Weighted	Average	Aggregate
		Average	Average	Remaining	Intrinsic
		Exercise Price	Fair Value	Contractual	Value
	Shares	in A$	in A$	Life	in A$

Outstanding at June 30, 2004	193,798	$6.75	$1.30
Stock options granted during the year	—	$—	$—
Stock options exercised	—	$—	$—
Forfeitures or expired	—	$—	$—

Outstanding at June 30, 2005	193,798	$6.75	$1.30
Stock options granted during the year	187,164	$14.99	$5.63
Stock options exercised	(193,798)	$6.75	$1.30
Forfeitures or expired	—	$—	$—

Outstanding at June 30, 2006	187,164	$14.99	$5.63
Stock options granted during the year	131,545	$18.73	$7.01
Stock options exercised	(127,361)	$14.99	$5.56
Forfeitures or expired	—	$—	$—

Outstanding at June 30, 2007	191,348	$17.56	$6.63	3.77	$1,710,437

Exercisable at June 30, 2007	59,803	$14.99	$5.78	3.08	$688,333

Exercisable at June 30, 2006	—	—	$—	—	—

Exercisable at June 30, 2005	193,798	$6.75	$1.30	1.75	$1,567,826

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing share price of A$26.50, A$20.00, and A$14.84 as of the end of fiscal 2007, 2006, and 2005, respectively. As of the date of exercise, the total intrinsic value of options exercised in fiscal 2007, 2006, and 2005 was approximately A$0.8 million, A$1.5 million, and A$0, respectively.

As of June 30, 2007, there was approximately A$0.2 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted. That cost is expected to be recognized over a weighted-average period of 2 years. The total fair value of shares vested during fiscal year 2007, 2006 and 2005, was A$0.9 million, A$0 and A$0.3 million, respectively.

During fiscal year 2007, the Company issued 127,361 shares in connection with the exercise of share options.

Fair value has been determined by using a Monte-Carlo Binomial Options Pricing Model. Inputs in the model include expected volatility (2007: 28.5%, 2006: 25.0%) (based on historically observed market fluctuations), the relevant vesting period, a dividend yield (2007: 5.5% per annum, 2006: 5.5% per annum), a risk free rate (2007: 5.90% per annum, 2006: 5.22% per annum) and an assessment of the probability of achievement of continuous service and non-market based performance criteria for each of the three years ended June 30, 2007.

Total compensation expense arising from the employee share plan in fiscal 2007, 2006, and 2005 was A$0.9 million, A$0.9 million, and A$0, respectively. Total compensation expense recognized for the three years ended June 30, 2007 has been included within general and administrative expense in the Consolidated Statements of Operations.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Performance Rights and Restricted Stock Units:  During the year ended June 30, 2006, the Company granted Performance Rights and Restricted Stock Units (collectively, “RSUs”) to select United Kingdom and North American executives, respectively. An RSU provides the executive with a contractual right to acquire one ordinary share in Sims Group Limited for nil consideration. These RSUs vest based on achievement of continuous service. Continuous service ranges from 8 months to 5 years (until October 2010). The RSUs issued to United Kingdom executives require for vesting the achievement of certain annual performance criteria, which currently the Company believes are probable of achievement. Holders of RSUs are not entitled to dividends over the term of the relevant vesting period.

Performance Rights activity is summarized in the following table:

		Weighted
		Average Fair
	Shares	Value A$

Outstanding at June 30, 2005	—	$—
Stock options granted during the year	149,891	$14.31
Stock options exercised	—	$—
Forfeitures or expired	—	$—

Outstanding at June 30, 2006	149,891	$14.31
Stock options granted during the year	26,803	$19.15
Stock options exercised	(23,983)	$14.31
Forfeitures or expired	—	$—

Outstanding at June 30, 2007	152,711	$15.16

Exercisable at June 30, 2007	17,600	$14.31

Restricted Stock Units activity is summarized in the following table:

		Weighted
		Average Fair
	Shares	Value A$

Outstanding at June 30, 2005	—
Stock options granted during the year	324,507	$14.72
Stock options exercised	(43,799)	$14.72
Forfeitures or expired	—
Outstanding at June 30, 2006	280,708	$14.72
Stock options granted during the year	11,028	$16.68
Stock options exercised	—	—
Forfeitures or expired	(59,725)	$14.72

Outstanding at June 30, 2007	232,011	$14.81

Exercisable at June 30, 2007	79,711	$14.72

As of June 30, 2007 the Company had approximately A$2.8 million in total unrecognized compensation expense, net of estimated forfeitures, related to RSU grants, which will be recognized over the weighted-average period of 2.3 years. Total compensation expense arising from the RSUs in fiscal 2007, 2006, and 2005 was A$1.9 million, A$1.6 million, and A$0, respectively, which has been included within general and administrative expenses in the Consolidated Statements of Operations.

During fiscal year 2007, the Company issued 23,983 shares in connection with the exercise of RSUs.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	Cash Flow Information

Reconciliation of net income to net cash inflow from operating activities

	Years Ended 30, June
	2007	2006	2005
	(In thousands of Australian dollars)

Net income	$249,874	$191,128	$189,082
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	73,037	55,197	32,719
Net loss/(gain) on disposal of non-current assets	(378)	692	(2,785)
Non-cash employee benefits expense	2,831	2,524	—
Share of profits of joint ventures not received as dividends	(6,167)	(3,054)	(2,716)
Change in operating assets and liabilities, net of acquisitions:	—	—	—
(Increase)/decrease accounts receivable	41,213	8,328	(8,661)
(Increase)/decrease in inventories	(9,004)	(108,783)	(1,469)
(Increase)/decrease in other assets	(24,140)	3,993	2,158
Increase/(decrease) in accounts payable	6,770	71,537	(23,951)
Increase/(decrease) in other liabilities	(21,567)	(15,732)	6,838

Net cash provided by operating activities	$312,469	$205,830	$191,215

Non-cash investing and financing activities

The non-cash investing and financing activities of the Company included the October 31, 2005 acquisition of substantially all of the metal recycling operations of Hugo Neu Corporation through consideration of 32,137 thousand shares (see Note 5), the January 1, 2006 acquisition of an additional 25% of an associated company, LMS Generation Pty Ltd (formerly Landfill Management Services Pty Ltd.), on the conversion to shares of A$8 million of convertible notes held in LMS Generation Pty Ltd, and the settlement of dividends under the dividend reinvestment plan of A$30 million and A$15 million in 2007 and 2006, respectively.

NOTE 14 —	Derivative Financial Instruments

	Year ended June 30,
	2007	2006
	(In thousands
	of Australian
	dollars)
Current assets
Forward foreign exchange contracts	$1,079	$882
Commodity contracts	13,719	21

	$14,798	$903

Current liabilities
Forward foreign exchange contracts	$488	$69
Commodity contracts	4	1,194

	$492	$1,263

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Forward exchange contracts

The Company enters into forward foreign exchange contracts to buy and sell specific amounts of various foreign currencies in the future at pre-determined exchange rates. The contracts are timed to mature when monies from the forecasted sales of scrap metal are scheduled to be received or when payment for purchases is scheduled to be made.

The cash flows are expected to occur at various dates up to one year from the balance date. At balance date, the details of the notional amounts on outstanding contracts are:

	Year ended June 30,
	2007	2006
	(In thousands
	of Australian
	dollars)
Buy AUD, Sell USD Up to 12 months - at rates averaging AUD to USD 2007: Nil (2006: 0.7350)	—	47,617
Buy NZD, Sell USD Up to 12 months - at rates averaging NZD to USD 2007: 0.7033 (2006: 0.6032)	$12,313	$9,543
Buy EUR, Sell USD Up to 12 months - at rates averaging EUR to USD 2007: Nil (2006: 1.2797)	—	$434
Buy AUD, Sell NZD Up to 12 months - at rates averaging AUD to NZD 2007: 1.1107 (2006: Nil)	$9,004	—
Buy GBP, Sell USD Up to 12 months - at rates averaging GBP to USD 2007: 1.9954 (2006: 1.8338)	$36,632	$71,488
Buy GBP, Sell EUR Up to 12 months - at rates averaging GBP to EUR 2007: 1.4795 (2006: 1.4544)	$54,200	$33,019
Buy USD, Sell GBP Up to 12 months - at rates averaging GBP to USD 2007: 1.9878 (2006: 1.8131)	$1,813	$3,227
Buy EUR, Sell GBP Up to 12 months - at rates averaging GBP to EUR 2007: 1.4761 (2006: 1.4514)	$509	$716
Buy SEK, Sell USD Up to 12 months - at rates averaging USD to SEK 2007: 0.1492 (2006: 0.1376)	$150	$79

Forward commodity contracts

The Company enters into forward commodity contracts to buy and sell specific amounts of various metal commodities in the future at pre-determined rates.

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The settlement dates, notional dollar amounts to be received and contractual rates of the consolidated entity’s outstanding commodity contracts at balance date are:

	Year ended June 30,
	2007	2006
	(In thousands
	of Australian
	dollars)
Buy 25 metric tonnes LME Copper Grade A Up to 12 months - at rates averaging US$Nil per metric tonne (2006:US$6,700)	$—	$225
Sell 150 metric tonnes LME Copper Grade A Up to 12 months - at rates averaging US$Nil per metric tonne (2006:US$6,690)	—	$1,351
Sell 1,200 metric tonnes LME Nickel Up to 12 months - at rates averaging US$45,907 per metric tonne (2006:US$18,250)	$64,803	$5,895
Sell 1,100 metric tonnes LME Primary Aluminium Up to 12 months - at rates averaging US$2,751 per metric tonne (2006: Nil)	$3,560	—
Sell 1,250 troy oz Gold Up to 12 months - at rates averaging US$661 per troy oz (2006: Nil)	$972	—
Sell 5,000 troy oz Silver Up to 12 months - at rates averaging US$13 per troy oz (2006: Nil)	$78	—
Sell 5,000 troy oz Palladium Up to 12 months - at rates averaging US$361 per troy oz (2006: Nil)	$169	—
Sell 30 troy oz Platinum Up to 12 months - at rates averaging US$1310 per troy oz (2006: Nil)	$46	—

Credit risk exposures

Credit risk arises from the potential failure of counterparties to meet their obligations under the respective contracts at maturity. It arises from amounts receivable from unrealised gains on derivative financial instruments.

	Year ended June 30,
	2007	2006
	(In thousands
	of Australian
	dollars)
Receivable recognised at balance date from forward foreign currency and commodity contracts	$14,798	$903

NOTE 15 —	Related Parties

In connection with the acquisition of certain of the metal recycling businesses of Hugo Neu Corporation, consideration in the amount of A$12.6 million remained payable to Mr John Neu, at June 30, 2006. At that date, Mr John Neu was an Executive Director of the Company. The deferred settlement amount of A$12.6 million was negotiated on an arm’s length basis prior to Mr John Neu becoming a Related Party. The amount was settled in the ordinary course of events during the year ended June 30, 2007.

NOTE 16 —	Subsequent Events

On June 22, 2007, the Company announced that it had entered into an agreement to merge its Southern Californian metal recycling assets with those of Adams Steel LLC (“Adams Steel”) to create a new

SIMS GROUP LIMITED.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

entity SA Recycling LLC (“SA Recycling”). Adams Steel and the Company each own 50% of SA Recycling. Regulatory approval was obtained subsequent to year end, such that the formation of SA Recycling was completed on September 1, 2007.

No cash was exchanged as part of the transaction. Sims’s investment in SA Recycling will be accounted for under the equity method of accounting. The majority of ferrous material arising from the new entity will be sold to Sims Group Global Trade Corporation under a third party sales agreement. SA Recycling has its own stand-alone banking facilities to finance working capital and growth.

No gain or loss on sale of previously controlled businesses will be recognised as a result of this transaction.

On August 1, 2007, Sims completed the acquisition of the operating assets of McInerney Metals.

On November 1, 2007, Sims completed the acquisition of ER Coley (Steel) Ltd.

HUGO NEU RECYCLING ENTITIES

COMBINED FINANCIAL STATEMENTS
For the Two-Month Period Ended
October 31, 2005

HUGO NEU RECYCLING ENTITIES

Index

For the Two-Month Period Ended October 31, 2005

Page(s)

Report of Independent Auditors	F-38
Combined Financial Statements
Combined Statement of Operations	F-39
Combined Statement of Cash Flows	F-40
Notes to Combined Financial Statements	F-41

Report of Independent Auditors

To the Directors and Shareholders of
Hugo Neu Recycling Entities

In our opinion, the accompanying combined statements of operations and cash flows present fairly, in all material respects, the results of their combined operations and their cash flows of Hugo Neu Schnitzer East, Hugo Neu Proler Company and Hugo Neu Schnitzer Global Trade LLC, collectively the Hugo Neu Recycling Entities, for the two month period ended October 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York

November 14, 2007

HUGO NEU RECYCLING ENTITIES

COMBINED STATEMENT OF OPERATIONS
For the Two-Month Period Ended October 31, 2005

(In thousands)

Revenues	$221,801
Cost of sales	(206,128)

Gross profit	15,673
Selling, general and administrative expenses	(5,700)

Income from operations	9,973
Other income (expense)
Investment income	3,197
Interest income	36
Interest expense	(288)
Other, net	274

Income from continuing operations before income taxes	13,192

Income tax from continuing operations	(4,558)

Income from continuing operations after income tax expense	8,634
Income from discontinued operations, net of tax of $72	110

Net income	$8,744

The accompanying notes are an integral part of these financial statements.

HUGO NEU RECYCLING ENTITIES

COMBINED STATEMENT OF CASH FLOWS
For the Two-Month Period Ended October 31, 2005

(In thousands)

Cash flows from operating activities
Net income	$8,744
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	1,563
Gain on sale of property, plant and equipment	(128)
Changes in assets and liabilities
Accounts receivable — trade	6,478
Accounts receivable — related party	(10,239)
Other receivables	(1,546)
Inventories	(9,871)
Prepaid expenses and other current assets	3,828
Accounts payable — trade	(4,963)
Accounts payable — related party	(11,034)
Accrued expenses and other liabilities	(10,038)

Net cash used in continuing operating activities	(27,206)

Net cash used in operating activities of discontinued operations	(9,627)

Net cash used in operating activities	(36,833)

Cash flows from investing activities
Capital expenditures	(2,832)
Proceeds from sale of property, plant and equipment	2,850

Net cash provided by continuing investing activities	18

Net cash provided by investing activities of discontinued operations	—

Net cash provided by investing activities	18

Cash flows from financing activities
Book overdraft	6,895
Proceeds from revolving credit facility	35,000
Payments on revolving credit facility	(35,000)
Proceeds from loans payable to parent	49,558
Payments of long term debt	(77)
Distributions to owners	(28,006)

Net cash provided by continuing financing activities	28,370

Net cash provided by financing activities of discontinued operations	8,913

Net cash provided by financing activities	37,283

Net increase in cash and cash equivalents	468

Cash and cash equivalents
Beginning of period	6,174

End of period	$6,642

The accompanying notes are an integral part of these financial statements.

HUGO NEU RECYCLING ENTITIES

NOTES TO FINANCIAL STATEMENTS
For the Two-Month Period Ended October 31, 2005
(In thousands)

1.	Description of Business and Summary of Significant Accounting Policies

Formation and Operations

The accompanying combined financial statements include the accounts of Hugo Neu Schnitzer East and its subsidiaries (“HNSE”), Hugo Neu Proler Company and its subsidiaries (“HNP”) and Hugo Neu Schnitzer Global Trade LLC (“HNSGT”), collectively the Hugo Neu Recycling Entities or the “Company,” for the two month period ended October 31, 2005. The Hugo Neu Recycling Entities were wholly owned subsidiaries of Hugo Neu Corporation (“HNC”). The Company’s fiscal year ends on August 31.

On October 31, 2005, Sims Group Limited, acquired 100% of the Hugo Neu Recycling Entities and affiliated entities for $406.7 million of stock in Sims Group Limited, $33.3 million in cash, and the assumption of $170.0 million of debt.

Prior to September 30, 2005, the Hugo Neu Recycling Entities were owned jointly by HNC and Joint Venture Operations, Inc., its parent or subsidiaries (“JVOI”), collectively the “Joint Venture Partners.” On September 30, 2005, in contemplation of the Sims Group Limited transaction, the Joint Venture Partners executed a transaction to terminate their joint venture relationships. As a result, JVOI transferred to HNC its interest in HNSE, HNP and certain affiliated entities and HNC transferred to JVOI its interest in certain jointly owned entities and certain affiliated entities, certain assets and liabilities of a HNC’s wholly owned entity and cash of approximately $36 million. Additionally, HNSGT transferred to JVOI certain assets and liabilities relating to its Russian and Baltic operations in redemption of JVOI’s equity interest in HNSGT. As the separation of the Joint Venture Partners was executed in connection with the Sims Group Limited’s acquisition of the Hugo Neu Recycling entities, these financial statements reflect the historical basis of HNP, HNSE and HNSGT without consideration of the separation transaction of the Joint Venture Partners.

The Company is primarily engaged in the purchase, processing and sale of ferrous and nonferrous scrap metal both in the United States of America and internationally. Due to the common ownership of the Hugo Neu Recycling Entities, and their sale to Sims Group Limited (“SIMS”) on October 31, 2005, their financial statements have been combined for financial reporting purposes. All intercompany transactions and profits and losses have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to the reserves for accounts receivable-trade, inventories, the recoverability of long-lived assets, environmental and legal reserves. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Derivative Instruments

The Company uses derivative instruments for the purpose of reducing exposure to changes in commodity prices and foreign currencies. The Company accounts for derivative instruments under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Financial

HUGO NEU RECYCLING ENTITIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

Instruments and Hedging Activities, as amended. Generally, the Company does not use derivative financial instruments for speculative purposes. The fair value of each derivative is recognized in the balance sheet within current assets or current liabilities. Changes in the fair value of derivatives are recognized immediately in the statement of operations for derivatives that do not qualify for hedge accounting. Derivatives that qualify for hedge accounting are recognized in the line item to which the hedged item relates.

The Company invests in nickel futures contracts in order to mitigate the risks associated with its stainless steel scrap inventory to changes in market price, as the value of the stainless steel scrap inventory is highly dependent upon its nickel content. These futures contracts are derivatives, that, do not qualify for hedge accounting and, are recorded at fair value based on quoted market prices. During the two month period ended October 31, 2005, Company recorded an unrealized gain of $1,539 associated with outstanding contracts and a realized gain of $1,658, related to nickel future contracts, which are included in investment income.

Fair Value of Financial Instruments

The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these assets and liabilities.

Accounts Receivable and Allowance for Doubtful Accounts

In the normal course of business, the Company grants credit to customers in the form of trade accounts receivable. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company performs ongoing credit evaluations of customers and generally does not require collateral. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical write-off experience. Management reviews the allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

Inventories

Inventories are stated at the lower of cost or market value. Inventory costs were determined on an average cost method, which approximates first-in first-out.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Additions and improvements that extend the life of assets are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets, beginning when the assets are placed in service. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease, after considering the likelihood of renewals. Gains and losses on the disposition of property and equipment are computed based upon the difference between the sales proceeds received and the net book value of the property, plant and equipment at the date of the disposal.

Asset Impairment

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management reviews long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If factors indicate that an asset should be evaluated for possible impairment, management compares estimated undiscounted future operating cash flows associated with the asset to its carrying amount. If the carrying amount of the asset is greater than

HUGO NEU RECYCLING ENTITIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

undiscounted future operating cash flows, an impairment loss is calculated and recognized. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Goodwill

Goodwill represents the excess of cost of acquired companies over the fair value of their net tangible and identified intangible assets. Goodwill is initially recognized as an asset and measured as the excess of the cost of the acquired entity over the net amounts assigned to assets acquired and liabilities assumed. Intangible assets other than goodwill are recognized as an asset apart from goodwill if that asset arises from contractual or other legal rights.

The Company accounts for goodwill under the provisions of SFAS No. 142 (“SFAS 142”) Goodwill and Other Intangible Assets. The provisions of SFAS 142 (i) prohibit the amortization of goodwill and indefinite-lived intangible assets; (ii) require that goodwill and indefinite-lived assets be tested annually for impairment (and in interim periods if certain events occur which would impact the carrying value of such assets); and (iii) require that the Company’s operations be formally identified into reporting units for the purpose of assessing potential future impairments of goodwill. Upon adoption of SFAS 142, the Company stopped recording goodwill amortization and performed its assessment of its reporting units and its initial assessment of impairment, which was estimated using an approach based on performance and market multiples. Additionally, the Company performs its required annual fair value testing of recorded goodwill for its reporting units using a performance and market multiple approach, which is consistent with that used upon adoption of SFAS 142.

Environmental Remediation Costs

The estimated future costs for known environmental remediation requirements are accrued on an undiscounted basis when it is probable that the Company has incurred a liability and the related costs can be reasonably estimated. When only a range of remediation costs can be estimated, and no amount within the range is better than another, the minimum amount of the range is recorded. Recoveries of environmental remediation costs from other parties are recorded as assets when collection is probable.

Revenue Recognition

The Company recognizes revenue from domestic product and brokered sales upon receipt and acceptance of the materials by the customer. For international product and brokered sales, the Company recognizes revenue when the product is delivered to the common carrier and both title and risks of ownership have been transferred. All shipping costs billed to customers are recorded as revenue with related costs included in the cost of sales.

Shipping costs included in cost of sales were $30,822 for the two month period ended October 31, 2005.

Income Taxes

Prior to the separation of the Joint Venture Partners, substantially all of the component entities of the Company were partnerships or limited liability companies. Accordingly, taxable income, deductions and tax credits were passed through to and were included in the Joint Venture Partners’ respective income tax returns. As a result of the separation transaction of the Joint Venture Partners, the Hugo Neu Recycling Entities became subsidiaries within the consolidated return of Hugo Neu Corporation. Due to the acquisition of the Company by SIMS, the Company is presenting combined income taxes calculated on a separate return basis for each entity for the two month period ended October 31, 2005.

The Company accounts for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and

HUGO NEU RECYCLING ENTITIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred income tax assets when it is more likely than not that a tax benefit will not be realized. The primary factors considered are historical results, earnings potential determined through use of internal projections, and the nature of income that can be used to realize the deferred income tax assets.

Concentrations of Credit Risk

Cash balances in excess of Federal Deposit Insurance Corporation (“FDIC”) limits are maintained at financial institutions that are insured by the FDIC. The Company classifies cash overdrafts as a current liability if the right of set-off against another account with the same institution does not exist.

During the two month period ended October 31, 2005 approximately 88% of revenues are to foreign customers. For the two month period ended October 31, 2005, twelve customers accounted for approximately 64% of revenue.

2.	Discontinued Operations

On September 30, 2005, in connection with the separation of the Joint Venture Partners, HNSGT transferred to JVOI certain assets and liabilities related to its Russian and Baltic operations. The Company accounted for this transfer as disposals of a component of an entity in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The assets and liabilities of the Russian and Baltic operations transferred to JVOI had a historical carrying value of $18,375.

The following table details the selected financial information for the discontinued operations:

One Month
Period Ended
September 30,
2005

Net revenues	$18,566

Income from operations of discontinued businesses before taxes	417
Interest expense	(45)
Other expense	(190)

Income from discontinued operations before taxes	$182

3.	Related Party Transactions

During the two month period ended October 31, 2005, HNC brokered approximately $110,548 of sales for the Company and received $1,105 in commission fee income. Additionally, $775 was paid to HNC for commissions on 100% of sales of HNSGT for the two month period ended October 31, 2005. HNC also provides certain professional services, insurance and retirement benefits to the Company. During the two month period ended October 31, 2005, the Company was allocated $203 in expenses associated with these benefits, which are included in selling, general and administrative expenses.

HNSE acts as an agent for sales of recycled metals for an affiliate of HNC. During the two month period ended October 31, 2005, HNSE brokered approximately $435 in sales and received $9 in commission fee income, which is classified as other income in the statement of operations.

HUGO NEU RECYCLING ENTITIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.	Employee Benefit Plans

The Company participates in the defined contribution pension plan of HNC, which provides benefits to substantially all non-union employees. During the two month period ended October 31, 2005, the Company’s contributions to the plan were $294. Additionally, certain processing and yard union employees are participants in multi-employer union sponsored and administered pension plans. During the two month period ended October 31, 2005, the Company contributions to these plans were $114.

5.	Revolving Credit Facility

The Company had a $110,000 revolving credit facility, with a consortium of banks. The facility had interest payable at (a) the higher of the base rate of interest announced by Standard Chartered Bank of New York or 0.5% per annum plus the Federal Funds Rate, or (b) the London Interbank Offering Rate (LIBOR) plus applicable margin. The weighted average interest rate for the two months ended October 31, 2005 was 5.9%. The Company was required to pay a commitment fee of 0.5% on the unused portion of the credit facility. The Company’s receivables and inventory were pledged as collateral. At September 30, 2005, in connection with the separation of the Joint Venture Partners, the Company paid all amounts owed under the facility and terminated the agreement. HNC provided the Company’s financing through October 31, 2005.

Additionally, the Company has long-term equipment notes due to various lenders with interest ranging from 4.3% to 7.8%.

6.	Environmental Liabilities

From time to time, the Company is party to or the subject of various lawsuits and other legal proceedings and claims involving environmental matters, including being named as defendant or an otherwise responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “CERCLA” or the “Superfund Law”), as amended, and similar state laws which seek to recover from generators of waste which contain hazardous substances the cost of cleaning up sites where such waste has been disposed of. Those laws provide that such generators are jointly and severally liable for such cleanup costs. From time to time, the Company is also engaged in various environmental remediation activities at sites currently or previously owned or leased by them. These activities have been commenced voluntarily or at the request or direction of government agencies, landlords, or other parties to remediate environmental contamination occasioned by past operations at the sites. In those proceedings involving cleanup of sites operated by third parties, it is anticipated, although there can be no assurance, that in most instances, liability, if any, will be apportioned among all defendants or responsible parties, to the extent any of them are found or agree to be responsible for the presence of waste containing hazardous substances at the particular disposal site.

Certain materials resulting from the operation of the Company must be handled consistent with federal and state environmental laws and regulations. Compliance with such laws and regulations is an area of concern to the Company as questions have been raised as to whether automobile shredder residue (“ASR”), a waste by-product of the Company’s shredding operations, contains excessive concentrations of certain heavy metals, polychlorinated biphenyls (“PCBs”) and other contaminants. A 1988 Environmental Protection Agency (“EPA”) study released in 1990 concerning potential contamination in ASR indicated the potential risk depends on the constituent makeup of the ASR and management practices at the sites where the ASR is generated. The Company has implemented source control programs to identify and to reduce the sources of PCBs, lead, and certain other heavy metals in ASR. Tests of ASR generated by the Company indicate that levels of PCBs, lead, cadmium and other contaminants are generally within acceptable levels under applicable EPA and state regulations. The Company continues to evaluate additional methods of reducing contaminants in ASR. As with any business that produces significant amounts of industrial wastes, the Company could face substantial additional costs if past disposal practices would no longer be deemed acceptable by the EPA or state regulatory agencies, although it does not currently expect this result.

HUGO NEU RECYCLING ENTITIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

Environmental exposures are difficult to assess and estimate for numerous reasons including; the complexity and differing interpretations of governmental regulations, the lack of reliable data, the number of potentially responsible parties and their financial capabilities, the years of remedial and monitoring activity required, and the identification of new sites. The Company believes that no accrual for environmental exposure was necessary as at October 31, 2005. However, should these matters be resolved unfavorably, they could have a material adverse effect on the Company’s financial position, results of operations and cash flows.

7.	Income Taxes

The provision for income taxes from continuing operations and the effect of income taxes on discontinued operations consist of the following:

Two Month Period Ended
October 31, 2005
Continuing Operations

Current
U.S. federal	$2,584
State and local	416

Total current income tax	3,000

Deferred
U.S. federal	1,434
State and local	124

Total deferred income tax	1,558

Total tax expense from continuing operations	$4,558

Tax provision from discontinued operations	$72

The following reconciles income tax expense (benefit) based upon the U.S. federal statutory tax rate to the Company’s actual income tax expense (benefit):

	Two Month Period Ended October 31, 2005

Continuing Operations
Income tax expense based upon U.S. statutory tax rate	$4,616	35.0%
State income tax expense	394	3.0%
Extraterritorial income exclusion	(468)	(3.5)%
Permanent differences, primarily non-deductible expenses	16	0.1%

Total income tax expense	$4,558	34.6%

HUGO NEU RECYCLING ENTITIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

The significant components of the Company’s deferred tax assets and liabilities at October 31, 2005 are as follows:

Continuing Operations
Deferred tax assets
Inventory	$293
Reserves	447

Gross deferred tax assets	740

Deferred tax liabilities
Property, plant and equipment	(5,697)
Deferred compensation and benefits	(338)
Intangible assets	(4)

Net deferred tax asset (liability)	$(5,299)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers whether it is more likely then not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over periods which remaining deferred tax assets are realizable, management believes it is more likely than not that the Company will realize the benefits of its deferred tax assets. The major component of the deferred tax liability relates accelerated depreciation methods and basis differences for property, plant and equipment.

8.	Commitments and Contingencies

Operating Lease Agreements

The Company’s minimum lease obligations under certain long-term noncancelable lease agreements are as follows:

2006	$5,602
2007	5,000
2008	4,424
2009	3,989
2010	3,821
Thereafter	28,134

$50,970

The Company recorded rent expense of $1,021 during the two month period ended October 31, 2005.

Contingencies

The Company is involved in a variety of claims, lawsuits and other disputes arising in the ordinary course of business. The Company believes the resolution of these matters and the incurrence of their related costs and

HUGO NEU RECYCLING ENTITIES

NOTES TO FINANCIAL STATEMENTS — (Continued)

expenses should not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

HNP entered into an exclusive purchase agreement with a supplier on January 1, 1998 to purchase all of the supplier’s production of ferrous scrap. The agreement, which is for a ten-year period, provides for a purchase price of material based on a formula that is related to HNP’s material selling price.

HNP has a lease agreement for a facility for $1,504 a year with a municipal port. The lease provides for cost adjustments every fifth year and expires in 2024.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
AMONG
SIMS GROUP LIMITED,
MMI ACQUISITION CORPORATION
AND
METAL MANAGEMENT, INC.
September 24, 2007

A-i

A-ii

Exhibit A — Form of Certificate of Incorporation of Surviving Corporation
Exhibit B — Reelection of Directors
Exhibit C — Committee Composition

A-iii

TABLE OF DEFINED TERMS

Acquisition Corporation	Preamble
Applicable Period	Section 6.7(b)
ASIC	Section 5
ASX	Section 1.8(c)
Business Day	Section 1.2
Certificate	Section 3.1
CFIUS	Section 4.3
CIBC World Markets	Section 4.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Confidentiality Agreement	Section 6.7(b)
Corporations Act	Section 5.5(a)
Delaware Act	Section 1.1
DOJ	Section 6.2(b)
Effective Time	Section 1.3
Employee Pension Benefit Plan	Section 4.12(a)
Employee Welfare Benefit Plan	Section 4.12(a)
End Date	Section 8.1(c)
Environmental Law	Section 4.13(b)
ERISA	Section 4.12(a)
Exchange Ratio	Section 1.8(a)
Exon-Florio Provisions	Section 4.3
FTC	Section 6.2(b)
Hazardous Materials	Section 4.13(c)
HSR Act	Section 4.3
Indemnified Parties	Section 6.9(a)
Intellectual Property	Section 4.15(b)
Ineligible Overseas Stockholder	Section 1.8(f)
Lien	Section 4.3
Listing Rules	Section 2.2
Merger	Section 1.1
Merger Consideration	Section 1.8(e)
Mitsui	Section 6.15(a)
MMI	Preamble
MMI Acquisition Proposal	Section 6.7(g)
MMI Change in Recommendation	Section 2.1(d)
MMI Common Stock	Section 1.8(a)
MMI Disclosure Letter	Section 4
MMI Material Adverse Effect	Section 4.1
MMI Plans	Section 4.12(a)
MMI Recommendation	Section 2.1(c)
MMI SEC Documents	Section 4.5(a)
MMI Stockholder Approval	Section 2.1(a)

A-iv

MMI Stockholders Meeting	Section 2.1(a)
MMI Stock Option	Section 1.9(a)
MMI Stock Plans	Section 1.9(a)
MMI Superior Acquisition Proposal	Section 6.7(h)
MMI Termination Fee	Section 8.3(a)
MMI Warrant	Section 1.9(c)
MMI Warrant Plans	Section 1.9(c)
Multiemployer Plan	Section 4.12(b)
Non-US Competition Laws	Section 4.3
Other Collectively Bargained Plan	Section 4.12(d)
Proxy Statement	Section 2.1(b)
Registration Statement	Section 2.2(a)
Sale Agent	Section 1.8(f)
SEC	Section 1.9(d)
Securities Act	Section 2.2(a)
Securities Exchange Act	Section 1.9(d)
Sims	Preamble
Sims Acquisition Proposal	Section 6.8(f)
Sims AGM	Section 2.2(e)
Sims AGM Approval	Section 2.2(e)
Sims ADSs	Section 1.8(a)
Sims Board	Section 6.15(a)
Sims Disclosure Documents	Section 5.5(a)
Sims Disclosure Letter	Section 5
Sims Employee Plans	Section 5.4(b)
Sims Material Adverse Effect	Section 5.1
Sims Ordinary Share	Section 1.8(a)
Sims Plans	Section 5.12(a)
Sims Superior Acquisition Proposal	Section 6.8(g)
Sims Termination Fee	Section 8.3(b)
Subsidiary	Section 1.8(g)
Surviving Corporation	Section 1.1
Taxes	Section 4.11(a)
Tax Returns	Section 4.11(a)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of September 24, 2007, between and among Sims Group Limited, a corporation organized under the laws of Victoria, Australia (“Sims”), MMI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Sims (the “Acquisition Corporation”), and Metal Management, Inc., a Delaware corporation (“MMI”).

The board of directors of Sims has determined that a business combination with MMI, to be effected through Sims’s acquisition by merger of all of the outstanding shares of the capital stock of MMI, is advisable and consistent with the long-term business strategies of Sims and is in the best interests of Sims and its shareholders. The board of directors of MMI has determined that such a business combination is advisable and consistent with the long-term business strategies of MMI and is in the best interests of MMI and its stockholders. The respective boards of directors of Sims and MMI accordingly have each duly adopted resolutions approving this Agreement and the business combination contemplated hereby.

It is intended that the merger provided for in this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time the Acquisition Corporation will be merged (the “Merger”) with and into MMI in accordance with the provisions of the General Corporation Law of the State of Delaware (the “Delaware Act”). Following the Merger, MMI will continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Acquisition Corporation will cease.

Section 1.2  The Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, One Prudential Plaza, 130 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m., local time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 7, or at such other date, time or place as Sims and MMI may agree. “Business Day” means any day other than a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or the State of New South Wales, or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close. The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3  Effective Time.  The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware Act. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time as Sims and MMI mutually agree and specify in the certificate of merger. The time the Merger becomes effective in accordance with Sections 103 and 251 of the Delaware Act is referred to in this Agreement as the “Effective Time.”

Section 1.4  Effects of the Merger.  The Merger will have the effects set forth in this Agreement and the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of MMI and the Acquisition Corporation will vest in the Surviving Corporation and all debts, liabilities and duties of MMI and the Acquisition Corporation will become debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended in its entirety to read as set forth in Exhibit A and, as so amended, will be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the Delaware Act. The bylaws of the Acquisition Corporation will be the bylaws of the Surviving Corporation.

Section 1.6  Directors.  The directors of the Acquisition Corporation at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law. Sims and MMI will agree prior to the Effective Time as to the composition of the board of directors of the Acquisition Corporation as of the Effective Time.

Section 1.7  Officers.  The officers of the Acquisition Corporation at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law. Sims and MMI will agree prior to the Effective Time as to the initial officers of the Acquisition Corporation as of the Effective Time.

Section 1.8  Conversion of MMI Common Stock.

(a) Each share of MMI’s Common Stock, par value US$.01 per share (“MMI Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of MMI Common Stock held in the treasury of MMI, held by any Subsidiary of MMI or held by Sims or any Subsidiary of Sims) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive upon the surrender of the certificate formerly representing such share 2.05 (the “Exchange Ratio”) American Depositary Shares (“Sims ADSs”), each representing one Ordinary Share of Sims (a “Sims Ordinary Share”), issued in accordance with a depositary agreement to be entered into between and among Sims, Bank of New York or other appropriate depositary selected by Sims, as depositary, and the registered holders from time to time of Sims ADSs.

(b) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Sims Ordinary Shares or shares of MMI Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the Exchange Ratio will be adjusted appropriately.

(c) Notwithstanding the provisions of Section 1.8(a), no fractional Sims ADSs will be issued pursuant to the Merger. In lieu of the issuance of fractional Sims ADSs, cash payments in United States dollars will be made to the former holders of MMI Common Stock with respect to any fractional Sims ADS that would otherwise be issuable pursuant to the Merger in an amount equal to such fractional part of a Sims ADS multiplied by the United States dollar equivalent of the closing price of one Sims Ordinary Share on the Australian Stock Exchange (“ASX”) on the last trading day preceding the Closing Date. The calculation of the United States dollar equivalent of such closing price will be based on the arithmetic mean of the buy and sell spot rates of exchange for Australian dollars and United States dollars on the London market at 11:00 a.m., London time, on the last trading day in London preceding the Closing Date. No such holder will be entitled to dividends, voting rights or any other shareholder right with respect to any fractional Sims ADSs that such holder, but for the provisions of this Section 1.8(c), would be entitled to receive pursuant to the Merger. For purposes of this Section 1.8(c), shares held of record by a particular stockholder of MMI and represented by two or more share certificates may be aggregated in order to reduce the fractional Sims ADSs issuable to such stockholder.

(d) Each share of MMI Common Stock held in the treasury of MMI, held by any Subsidiary of MMI or held by Sims or any Subsidiary of Sims immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and will cease to exist. For purposes of this Section 1.8(d), shares of MMI Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former director, officer or employee of MMI, Sims or any of their respective Subsidiaries will not be deemed to be held by MMI,

Sims or any such Subsidiary, regardless of whether MMI, Sims or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

(e) The Sims ADSs to be issued upon the conversion of shares of MMI Common Stock pursuant to Section 1.8(a) and the cash to be paid in lieu of fractional Sims ADSs pursuant to Section 1.8(c) are referred to in this Agreement collectively as the “Merger Consideration.”

(f) Notwithstanding the other provisions of this Section 1.8, where Sims reasonably determines that the issue of Sims ADSs in the jurisdiction of a relevant proposed recipient of Sims ADSs (other than recipients resident in the United States or any jurisdiction to which Sims ADSs may be issued pursuant to exemptions from the registration and prospectus delivery requirements applicable to public offerings of securities to persons in such jurisdictions) is either prohibited or unduly onerous or impracticable (each such proposed recipient, an “Ineligible Overseas Stockholder”), Sims will procure that the Sale Agent will be issued such number of Sims ADSs as are attributable to the Ineligible Overseas Stockholders as Merger Consideration and will further procure that such Sims ADSs are sold and the proceeds of sale paid to the Ineligible Overseas Stockholders as soon as reasonably practicable after the Effective Time. The term “Sale Agent” as used in this Agreement means the person nominated by Sims to sell the Sims ADSs that are attributable to the Ineligible Overseas Stockholders under the terms of this Agreement.

(g) The term “Subsidiary” as used in this Agreement means any corporation, partnership, limited liability company or other business entity more than 50% of the outstanding voting equity securities of which is owned, directly or indirectly, by MMI or Sims, as applicable.

Section 1.9  MMI Stock Options and Warrants.

(a) MMI will use reasonable best efforts (including obtaining all necessary consents of current and former directors, officers and employees of MMI and its Subsidiaries) to permit each outstanding stock option to acquire shares of MMI Common Stock (each, a “MMI Stock Option”) granted under the Amended and Restated MMI 2002 Incentive Stock Plan or any other current or former stock option plan, program, agreement or arrangement of MMI or any of its Subsidiaries (collectively, the “MMI Stock Plans”) to be converted at the Effective Time into an option to purchase Sims ADSs in accordance with a procedure which satisfies the requirements under Section 424(a) of the Code; provided that to the extent consistent with satisfying such requirements, each MMI Stock Option will be converted into an option to purchase that whole number of Sims ADSs that could have been obtained upon the exercise of such MMI Stock Option immediately prior to the Effective Time and the conversion and exchange of the shares of MMI Common Stock issued upon such exercise for Sims ADSs as provided in Section 1.8, and the exercise price per share applicable to each such MMI Stock Option will be adjusted at the Effective Time as appropriate so as to preserve with respect to each option to purchase Sims ADSs the excess of the fair market value of each share of MMI Common Stock subject to the corresponding MMI Stock Option immediately before the Effective Time over the option price for such share of MMI Common Stock.

(b) At the Effective Time, each share of MMI Common Stock, if any, issued pursuant to any MMI Stock Plan that is subject to transfer limitations or vesting provisions under the terms of such MMI Stock Plan, or under any individual grant agreement pursuant to which such MMI Common Stock was issued or any other agreement between MMI and the holder thereof, will upon conversion thereof into a Sims ADS pursuant to the Merger continue to be subject to the same transfer limitations and vesting provisions, except as specifically provided in the MMI Stock Plans or any MMI restricted stock certificate. Any cash which would have been payable under Section 1.8(c) will be paid to the holder of such MMI Common Stock without regard to any such transfer limitations or vesting provisions.

(c) MMI will use reasonable best efforts (including obtaining all necessary consents of current and former directors, officers and employees of MMI and its Subsidiaries) to permit MMI, as of immediately prior to the Effective Time, to cancel each outstanding stock purchase warrant and other right to purchase or otherwise acquire shares of MMI Common Stock (each, a “MMI Warrant”) granted under the MMI Equity Incentive Plan or any other current or former plan, program, agreement or arrangement of MMI or any of its Subsidiaries providing for the issuance of stock purchase warrants or similar rights (collectively, the “MMI

Warrant Plans”) (i) in exchange for the issuance to the holders of MMI Warrants of shares of MMI Common Stock, the number of which with respect to each MMI Warrant will be determined by dividing the (A) the excess of (1) the fair market value of the total number of shares of MMI Common Stock for which such MMI Warrant is then exercisable, determined based on the closing price of a share of MMI Common Stock on the New York Stock Exchange as of the trading day immediately preceding the Closing Date, over (2) the aggregate exercise price of such MMI Warrant by (B) the closing price of a share of MMI Common Stock on the New York Stock Exchange as of the trading day immediately preceding the Closing Date or (ii) if MMI is unable to obtain any such consent from any current or former director, officer or employee of MMI or its Subsidiaries, then in exchange for the issuance of warrants to purchase Sims ADSs to such holder of MMI Warrants and such exchange will be effected in accordance with a procedure that will result in the exchange being exempt from taxation under Section 409A of the Code.

(d) The board of directors or compensation committee of MMI will grant all approvals and take all other actions reasonably required pursuant to Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, the “Securities Exchange Act”), to cause the disposition in the Merger of MMI Common Stock, MMI Stock Options and MMI Warrants held by affiliates of MMI to be exempt from the provisions of Section 16(b) of the Securities Exchange Act.

(e) No additional MMI Stock Options or MMI Warrants will be granted or issued pursuant to the MMI Stock Plans or MMI Warrant Plans after the Effective Time.

Section 1.10  Conversion of Acquisition Corporation Common Stock.  Each share of the Common Stock, par value US$.01 per share, of the Acquisition Corporation issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the Common Stock, par value US$.01 per share, of the Surviving Corporation.

ARTICLE 2

STOCKHOLDER APPROVAL

Section 2.1  MMI Actions.  MMI, acting through its board of directors, in accordance with applicable law, its certificate of incorporation and bylaws and the rules of the New York Stock Exchange, will:

(a) duly call, give notice of, convene and hold a special meeting of its stockholders (the “MMI Stockholders Meeting”), to be held as promptly as practicable after the date of this Agreement, but in no event later than 60 days after the Registration Statement is declared effective by the SEC, for the purpose submitting this Agreement for adoption by the holders of a majority of the outstanding shares of MMI Common Stock (the “MMI Stockholder Approval”) and otherwise comply with all applicable legal requirements with respect to such meeting;

(b) file with the SEC as promptly as practicable after the date of this Agreement a Proxy Statement and related materials (the “Proxy Statement”) with respect to the MMI Stockholders Meeting satisfying the requirements of the Securities Exchange Act, respond promptly to any comments raised by the SEC with respect to the preliminary version of the Proxy Statement, and cause the definitive version of the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement has been declared effective;

(c) subject to Section 6.7, include in the Proxy Statement the recommendation of the board of directors of MMI that the stockholders of MMI vote in favor of the adoption of this Agreement and the transactions contemplated hereby (the “MMI Recommendation”);

(d) subject to Section 6.7, not withdraw or modify in any manner adverse to Sims the MMI Recommendation (a “MMI Change in Recommendation”) and take all necessary action to seek to obtain the MMI Stockholder Approval;

(e) provide Sims with the information concerning MMI required to be included in the Registration Statement and a certificate in customary form with respect to the accuracy and completeness of such information; and

(f) use its reasonable best efforts to cause to be delivered to Sims by PricewaterhouseCoopers LLP comfort letters, dated as of the date immediately prior to the effectiveness of the Registration Statement and as of a date not more than two Business Days prior to the Closing Date, addressed to each of Sims and MMI, in form reasonably satisfactory to Sims and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 2.2  Sims Actions.  Sims, in accordance with applicable law, its constitution and the Listing Rules of ASX (the “Listing Rules”), will:

(a) file with the SEC as promptly as practicable after the date of this Agreement a Registration Statement (in which the Proxy Statement will be included) on Form F-4 satisfying the requirements of the Securities Act of 1933, as amended (together with the rules and regulations of the SEC thereunder, the “Securities Act”), registering the issuance of the Sims ADSs (together with the underlying Sims Ordinary Shares) proposed to be issued by Sims pursuant to the Merger (the “Registration Statement”), respond promptly to any comments raised by the SEC with respect to the Registration Statement, and use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable;

(b) provide MMI with the information concerning Sims and the Acquisition Corporation required to be included in the Proxy Statement and a certificate in customary form with respect to the accuracy and completeness of such information;

(c) before the Effective Time, file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) so as to register the issuance of that number of Sims ADSs equal to the number of Sims ADSs issuable upon the exercise of all MMI Stock Options assumed by Sims pursuant to Section 1.9(a) and also to provide for the resale of Sims ADSs held by, or issuable to, executive officers and directors of MMI, and maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such options to purchase Sims ADSs or such Sims ADSs remain outstanding;

(d) use its reasonable best efforts to cause to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, a sufficient number of Sims ADSs to be issued in the Merger and pursuant to the MMI Stock Options and MMI Warrants; and

(e) at the time of the Annual General Meeting of Sims to be held within two months after the date of this Agreement (the “Sims AGM”), seek approval from its shareholders in accordance with Listing Rule 10.17 to increase the maximum aggregate amounts payable by Sims to its non-executive directors by way of directors’ fees to a level so as to permit the election and payment of non-executive directors with effect from the Closing as contemplated in Section 6.15 (the “Sims AGM Approval”).

ARTICLE 3

EXCHANGE OF CERTIFICATES

Section 3.1  Exchange of Certificates.  From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of MMI Common Stock (a “Certificate”) will be entitled to receive in exchange therefor, upon surrender thereof to Sims or an exchange agent designated by Sims reasonably acceptable to MMI, the Merger Consideration into which the shares of MMI Common Stock evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

Section 3.2  Dividends and Distributions.  No holder of a Certificate will be entitled to receive any dividend or other distribution from Sims prior to the surrender of such holder’s Certificate to Sims or its agent for the Merger Consideration.

Section 3.3  No Rights as Stockholder.  From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as otherwise provided in this Agreement or by applicable law and Sims will be entitled to treat each Certificate that has not yet been surrendered to Sims or its agent for exchange solely as evidence of the right to receive the Merger Consideration into which the shares of MMI Common Stock evidenced by such Certificate have been converted pursuant to the Merger.

Section 3.4  Withholding.  Sims or its agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of MMI Common Stock all amounts Sims determines in good faith are required by law to be deducted or withheld therefrom.

Section 3.5  Escheat.  Neither Sims, the Acquisition Corporation nor MMI will be liable to any former holder of MMI Common Stock for any portion of the Merger Consideration delivered by Sims or its agent to any public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate has not been surrendered for exchange to Sims or its agent prior to the second anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any governmental entity, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MMI

MMI represents and warrants to Sims and the Acquisition Corporation that except as disclosed in the reports, forms, statements, certifications and other documents filed by MMI with the SEC and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System at least two Business Days prior to the date of this Agreement or as disclosed in the letter dated as of the date of this Agreement from MMI to Sims (the “MMI Disclosure Letter”):

Section 4.1  Organization.  MMI and each of its Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. MMI and each of its Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operations or results of operations of MMI and its Subsidiaries taken as a whole or the ability of MMI to consummate the Merger and to perform its obligations under this Agreement (a “MMI Material Adverse Effect”); provided that none of the following will be deemed (either alone or in combination) to constitute, and none of the following will be taken into account in determining whether there has been, a MMI Material Adverse Effect: (a) any general change in economic, regulatory or political conditions, (b) any change, effect, event, occurrence, state of facts or development generally affecting the financial or securities markets, (c) any change, effect, event, occurrence, state of facts or development generally affecting the scrap metal or recycling industries, (d) any change in the foreign currency exchange rates applicable to the Australian or United States dollar, (e) any adverse change attributable to the execution of this Agreement or the announcement of the transactions contemplated by this Agreement, (f) any failure by MMI or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (other than as a result of an event otherwise constituting a MMI Material Adverse Effect as provided herein), (g) any action expressly required to be taken by MMI or its Subsidiaries pursuant to this Agreement or (h) any action or inaction by MMI or any of its Subsidiaries approved or consented to in writing by Sims after the date of this Agreement. MMI has made available to Sims correct and complete copies of the charters and bylaws or other similar governance documents, as presently in effect, of MMI and each of its material Subsidiaries.

Section 4.2  Authorization of Transaction; Enforceability.

(a) Subject to obtaining MMI Stockholder Approval, MMI has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.

(b) The board of directors of MMI, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of MMI and its stockholders, declaring this Agreement and the Merger to be advisable and recommending that MMI’s stockholders adopt this Agreement. The foregoing resolutions of the board of directors of MMI have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement. The board of directors of MMI has received an opinion of CIBC World Markets Corp. (“CIBC World Markets”), financial advisor to MMI, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of MMI Common Stock. The foregoing opinion has not been modified, supplemented or rescinded prior to the date of this Agreement. MMI will, promptly after the date of this Agreement, deliver to Sims, solely for informational purposes, correct and complete copies of the foregoing resolutions and, after receipt thereof by MMI, a written copy of such opinion.

(c) This Agreement constitutes the valid and legally binding obligation of MMI, enforceable against MMI in accordance with its terms and conditions.

Section 4.3  Noncontravention; Consents.  Except for (a) certain filings and approvals necessary to comply with the applicable requirements of the Securities Act, the Securities Exchange Act and the “blue sky” laws and regulations of various states, (b) certain filings and approvals necessary to comply with the requirements of the New York Stock Exchange with respect to the delisting of MMI Common Stock, (c) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”), (d) customary filings pursuant to the competition laws of the jurisdictions set forth in the MMI Disclosure Letter (the “Non-US Competition Laws”), (e) if requested by either party in accordance with Section 6.2(b), the voluntary filing of notice of the transactions contemplated by this Agreement with the Committee on Foreign Investment in the United States (“CFIUS”) under Section 721 of Title VII of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170 (the “Exon-Florio Provisions”), and (f) the filing of a certificate of merger pursuant to the Delaware Act, neither the execution and delivery of this Agreement by MMI, nor the consummation by MMI of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any lien, encumbrance, security interest or other claim (a “Lien”) upon any property of MMI or any of its Subsidiaries pursuant to (i) the charter, bylaws or other similar governance documents of MMI or any of its Subsidiaries, (ii) any constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which MMI or any of its Subsidiaries is subject or (iii) any agreement or commitment to which MMI or any of its Subsidiaries is a party or by which MMI, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (ii) and (iii) above, for such matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.

Section 4.4  Capitalization.

(a) As of September 21, 2007, the authorized capital stock of MMI consisted of 52,000,000 shares divided into (i) 50,000,000 shares of MMI Common Stock, of which 26,046,590 shares are issued and outstanding, 1,531,132 shares are held by MMI as treasury shares, 623,332 shares are reserved for issuance upon the exercise of outstanding MMI Stock Options and (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share, no shares of which are issued or outstanding. All of the issued and outstanding shares of capital stock of MMI have been duly authorized and are validly issued, fully paid and non-assessable.

(b) Other than MMI Stock Options and MMI Warrants to acquire an aggregate of 627,332 shares of MMI Common Stock granted by MMI to directors, officers and employees of MMI and its Subsidiaries pursuant to the MMI Stock Plans and MMI Warrant Plans, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require MMI or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to MMI or any of its Subsidiaries.

(c) Each grant of a MMI Stock Option and MMI Warrant was duly authorized no later than the date on which the grant of such MMI Stock Option or MMI Warrant was by its terms to be effective by all necessary corporate action, including approval by the board of directors of MMI (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the MMI Stock Plans and MMI Warrant Plans, the Securities Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange. The per share exercise price of each MMI Stock Option and MMI Warrant was equal to or greater than the fair market value of a share of MMI Common Stock on the applicable grant date. Each such grant was properly accounted for in accordance with United States generally accepted accounting principles in the financial statements (including the related notes) of MMI and disclosed in MMI’s filings with the SEC in accordance with the Securities Exchange Act and all other applicable laws. MMI has not knowingly granted, and there is no and has been no policy or practice of MMI of granting, MMI Stock Options or MMI Warrants prior to, or otherwise coordinate the grant of MMI Stock Options or MMI Warrants with, the release or other public announcement of material information regarding MMI or its Subsidiaries or their results of operations or prospects.

(d) Neither MMI nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of MMI or any of its Subsidiaries.

(e) All of the outstanding shares of the capital stock of each of MMI’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by MMI or one of its Subsidiaries, free and clear of any Lien. Except for its Subsidiaries set forth in the MMI Disclosure Letter, MMI does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture or other entity.

Section 4.5  MMI SEC Documents; Proxy Statement.

(a) MMI has since January 1, 2002 filed all reports, forms, statements, certifications and other documents (collectively, together with all financial statements included or incorporated by reference therein, the “MMI SEC Documents”) required to be filed by MMI with the SEC pursuant to the provisions of the Securities Act or the Securities Exchange Act. Each of the MMI SEC Documents, as of its filing date and at each time thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act. None of the MMI SEC Documents, as of their respective filing dates or any date thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of MMI has been or is obligated to file any reports, forms, statements, certifications or other documents with the SEC.

(b) Each of the consolidated financial statements included in the MMI SEC Documents fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of MMI and its consolidated Subsidiaries as of the respective dates and for the periods indicated therein, all in accordance with United States generally accepted accounting principles (subject in the case of unaudited interim financial statements to the omission of financial statement footnotes and to normal year end audit adjustments). No financial statements of any person or entity other than MMI and its consolidated Subsidiaries are required by United States generally accepted accounting principles to be included in such financial statements.

(c) MMI has delivered to Sims correct and complete copies of any proposed or contemplated amendments or modifications to the MMI SEC Documents (including any exhibit documents included therein) that have not yet been filed by MMI with the SEC.

(d) MMI has provided Sims with correct and complete copies of each comment letter received by MMI from the staff of the SEC during the past three years concerning any reports or registration statements filed by MMI with the SEC, together with the response made by MMI with respect to each such comment letter, and each other letter or notice (or summary of any oral notice or telephone call) from the SEC (including any accounting or Corporation Finance staff, regional enforcement or other office) to MMI in which the SEC or any of its staff has challenged or otherwise questioned MMI’s accounting, disclosure or other compliance with federal securities laws or SEC rules.

(e) The Proxy Statement to be distributed to MMI’s stockholders in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Exchange Act and will not, at the time the definitive Proxy Statement is filed with the SEC and mailed to the stockholders of MMI, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made herein by MMI with respect to any information supplied by Sims or the Acquisition Corporation for inclusion in the Proxy Statement.

Section 4.6  Compliance and Governance Matters.

(a) MMI maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act) that complies in all material respects with the requirements of the Securities Exchange Act and has been designed by MMI’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. MMI’s internal control over financial reporting is effective and MMI is not aware of any material weaknesses in its internal control over financial reporting.

(b) Since the date of the latest audited financial statements included in MMI’s most recent annual report on Form 10-K, there has been no change in MMI’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, MMI’s internal control over financial reporting.

(c) PricewaterhouseCoopers LLP, who have certified certain financial statements of MMI and its Subsidiaries and have audited MMI’s internal control over financial reporting and management’s assessment thereof, are independent public accountants as required by the Securities Act.

(d) MMI maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Securities Exchange Act) that comply in all material respects with the requirements of the Securities Exchange Act. Such disclosure controls and procedures have been designed to ensure that material information relating to MMI and its Subsidiaries is made known to MMI’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective.

(e) No attorney representing MMI or its Subsidiaries, whether or not employed by MMI or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MMI or its Subsidiaries, or any of its or their respective directors, officers, employees or agents, to the board of directors of MMI, any committee thereof or any director or executive officer of MMI.

(f) MMI is currently in compliance in all material respects with the listing requirements of the New York Stock Exchange.

Section 4.7  No Undisclosed Liabilities.  MMI and its Subsidiaries have no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for (a) liabilities and obligations reflected in MMI SEC Documents and (b) other liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.

Section 4.8  Absence of Material Adverse Change.  Since March 31, 2007, there has not occurred any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a MMI Material Adverse Effect.

Section 4.9  Litigation and Legal Compliance.

(a) The MMI Disclosure Letter sets forth each instance in which MMI or any of its Subsidiaries is as of the date of this Agreement (i) subject to any material unsatisfied judgment order, decree, stipulation, injunction or charge or (ii) a party to or, to MMI’s knowledge, is threatened to be made a party to any material charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or governmental actions, proceedings or investigations pending or, to MMI’s knowledge, threatened with respect to which MMI or any of its Subsidiaries is a party or subject or that question the validity of this Agreement or any action taken or to be taken by MMI in connection with this Agreement, in each case which action, proceeding or investigation, if adversely determined, has had or would reasonably be expected to have a MMI Material Adverse Effect.

(b) Since January 1, 2002, MMI and its Subsidiaries have not, and have not received written notice from any governmental authority alleging that MMI or any of its Subsidiaries have, violated any law, rule, regulation, permit, order, writ, injunction, judgment or decree to which MMI or any of its Subsidiaries is subject, except for violations or notices alleging instances of noncompliance, which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.

(c) MMI and each of its Subsidiaries possess all necessary governmental franchises, licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as presently being conducted, except for failures to possess such franchises, licenses, permits, authorizations or approvals which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.

Section 4.10  Contract Matters.  Neither MMI nor any of its Subsidiaries is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of any note, mortgage, indenture, loan agreement, other evidence of indebtedness, guarantee, license, lease, agreement or other contract, instrument or contractual obligation to which MMI or any of its Subsidiaries is a party or by which any of their respective assets is bound or subject, except for defaults and violations which, individually and in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.

Section 4.11  Tax Matters.

(a) MMI and each of its Subsidiaries have timely filed all required returns, declarations, reports, claims for refund or information returns and statements (collectively, “Tax Returns”) relating to any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto (collectively, “Taxes”), and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or any such inaccuracy in any filed Tax Return, individually or in the aggregate, has not had and would not reasonably be expected to have a MMI Material Adverse Effect. All material Taxes owed by MMI or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, except to the extent any such failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a MMI Material Adverse Effect.

(b) The most recent financial statements contained in MMI SEC Documents reflect adequate reserves for all Taxes payable by MMI and its Subsidiaries for all Tax periods and portions thereof through the date of such financial statements. No federal, state, local or foreign Tax audits or similar proceedings are pending or being conducted, nor has MMI received notice from any governmental authority that any such audit or other proceeding is pending, threatened or contemplated, including any notice of deficiency, request for waiver of time to assess Taxes or proposed adjustment for any amount of Tax proposed, asserted or assessed by any governmental authority against MMI or any of its Subsidiaries, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a MMI Material Adverse Effect.

(c) All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation with respect to the income Tax Returns of MMI and its Subsidiaries have been fully paid.

(d) Except for Liens for current Taxes not yet due and payable or which are being contested in good faith, there is no material Lien affecting any of the material assets or properties of MMI or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

(e) Neither MMI nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(f) Neither MMI nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be fully tax deductible under Section 280G of the Code or any comparable tax law.

(g) Neither MMI nor any of its Subsidiaries has taken or agreed to take any action that prevents the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(h) Neither MMI nor any of its Subsidiaries has entered into any transactions that require disclosure under Section 6011 of the Code.

(i) MMI and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes.

(j) Neither MMI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in the two years prior to the date of this Agreement.

Section 4.12  Employee Benefit Matters.

(a) MMI has made available to Sims correct and complete copies of each plan, program or arrangement constituting an employee welfare benefit plan (an “Employee Welfare Benefit Plan”) as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an employee pension benefit plan (an “Employee Pension Benefit Plan”) as defined in Section 3(2) of ERISA, and each other employee benefit plan, program or arrangement or employment practice (including each employment agreement, severance agreement, executive compensation arrangement, incentive program or arrangement, sick leave, vacation pay and severance pay policy, plant closing benefit, salary continuation arrangement for disability, consulting or other compensation arrangement, retirement plan, deferred compensation plan, “Rabbi” trust, bonus program, stock purchase, restricted stock or stock unit plan, phantom stock plan, stock appreciation rights plan, hospitalization, medical or heath plan, life insurance plan, voluntary employee benefit association (intended to qualify under Section 501(c)(9) of the Code), tuition reimbursement or scholarship program, or plan providing benefits or payments to employees in the event of a change in control, change in ownership or sale of all or a substantial portion of the assets of MMI or any of its Subsidiaries) maintained by MMI or any of its Subsidiaries with respect to any of its current or former directors, officers or employees with respect to which MMI or any of its Subsidiaries has any material liabilities, contingent or otherwise (collectively, the “MMI Plans”); provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “MMI Plan” for these purposes.

(b) With respect to each MMI Plan and except for matters which would not, individually or in the aggregate, reasonably be expected to have a MMI Material Adverse Effect:

(i) such MMI Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent with its written terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable laws;

(ii) all required reports and descriptions required under applicable law have been filed or distributed appropriately with respect to such MMI Plan;

(iii) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid in respect of each such MMI Plan and all contributions for any period ending on or before the Effective Time that are not yet due have been paid in respect of each such MMI Plan or accrued in accordance with the past custom and practice of MMI. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such MMI Plan;

(iv) each MMI Plan that is intended to be qualified under Section 401(a) of the Code or to receive favorable tax or other treatment under applicable law has received a favorable determination letter from the Internal Revenue Service that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a) or has received proper evidence from the appropriate governmental entity to the effect that such plan will receive such favorable tax or other treatment under applicable law. To MMI’s knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such MMI Plan or trust or which would result in the loss of any other such favorable tax or other treatment under applicable law;

(v) the market value of assets under each such MMI Plan which is an Employee Pension Benefit Plan (other than any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)) and a “defined benefit plan” (as defined in Section 3(35) of ERISA) equals or exceeds the value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation methods, factors and assumptions applicable to an employee pension benefit plan terminating on the date for determination;

(vi) MMI has made available to Sims accurate and complete copies of all actuarial reports, appraisals and other documents in its possession relating to the funding of such MMI Plans;

(vii) MMI has made available to Sims correct and complete copies of the plan documents for the MMI Plan; and

(viii) neither MMI nor any of its Subsidiaries has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any addition material employee benefit plan or to materially modify or change any MMI Plan affecting any employee or terminated employee of MMI or any of its Subsidiaries.

(c) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that MMI or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute, and except for matters which would not, individually or in the aggregate, have a MMI Material Adverse Effect:

(i) MMI has no liability with respect to any such Employee Pension Benefit Plan (other than any Multiemployer Plan) which is a defined benefit plan (as defined in Section 3(35) of ERISA) and has been terminated;

(ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) or violations of applicable law with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to MMI’s knowledge, threatened; and

(iii) none of MMI or any of its Subsidiaries has incurred, and MMI has no reason to expect that MMI or any of its Subsidiaries will incur, any material liability to any government entity or agency (other than premium payments) or with respect to any such Employee Pension Benefit Plan.

(d) Neither MMI nor any of its Subsidiaries contributes to, ever has contributed to or ever has been required to contribute to any Multiemployer Plan or any comparable arrangement under applicable works council or other laws outside the United States of America (“Other Collectively Bargained Plan”) or has any liability (including withdrawal liability) under any Multiemployer Plan or Other Collectively Bargained Plan. None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan or Other Collective Bargained Plan set forth in the MMI Disclosure Letter. To MMI’s knowledge, the withdrawal liability under all Multiemployer Plans and Other Collectively Bargained Plans to which MMI or any of its Subsidiaries contributes would not produce a MMI Material Adverse Effect if triggered simultaneously as of the date of this Agreement.

(e) Neither MMI nor any of its Subsidiaries maintains or ever has maintained, or contributes, ever has contributed or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

(f) No MMI Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any MMI Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event).

Section 4.13  Environmental Matters.

(a) With respect to the current and former operations and properties of MMI and its Subsidiaries and except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect (i) to the knowledge of MMI, MMI and its Subsidiaries have complied in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of all real property owned or leased by them and otherwise in connection with their operations, (ii) to the knowledge of MMI, neither MMI nor any of its Subsidiaries has any liability, whether contingent or otherwise, under any Environmental Law, (iii) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law have been received by MMI or any of its Subsidiaries since June 30, 2004, (iv) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to MMI’s knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting MMI or any of its Subsidiaries and (v) to the knowledge of MMI, no changes or alterations in the practices or operations of MMI or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit MMI and its Subsidiaries to continue to comply with all applicable Environmental Laws.

(b) The term “Environmental Law” as used in this Agreement means any applicable law, rule, regulation, permit, order, writ, injunction, judgment or decree with respect to the preservation of the environment or the promotion of worker health and safety, including any law, rule, regulation, permit, order, writ, injunction, judgment or decree relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, natural resources, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells.

(c) The term “Hazardous Materials” as used in this Agreement means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined, regulated or identified as hazardous or toxic or as petroleum under any Environmental Law or the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment of which is prohibited under any Environmental Law.

Section 4.14  Title.  MMI and its Subsidiaries now have and at the Effective Time will have good and marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens except (a) Liens for current Taxes or assessments not delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not delinquent, (c) other similar common law or statutory Liens that do not materially affect the value of the property so subject or the usefulness thereof to MMI and its Subsidiaries, (d) Liens securing rental payments under capital lease arrangements, (e) easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to the real property owned or leased by MMI and its Subsidiaries that do not individually or in the aggregate materially impair the current use or value of any parcel of such real property or (f) for failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect.

Section 4.15  Intellectual Property Matters.

(a) Except for matters which would not, individually or in the aggregate, have a MMI Material Adverse Effect (i) MMI and its Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all material items of Intellectual Property necessary for their operations as presently conducted and as presently proposed to be conducted, (ii) neither MMI nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any material interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party and (iii) to MMI’s knowledge, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Intellectual Property rights of MMI or any of its Subsidiaries.

(b) The term “Intellectual Property” as used in this Agreement means, collectively, patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names, copyrights and mask works, and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

Section 4.16  Labor Matters.  There are no controversies pending or, to MMI’s knowledge, threatened between MMI or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have or be reasonably likely to have a MMI Material Adverse Effect. MMI is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of MMI or any of its Subsidiaries. MMI has made available to Sims accurate and complete copies of all material employment, severance and other agreements with its senior officers. To MMI’s knowledge as of the date of this Agreement, no executive, key employee or group of employees of MMI and its Subsidiaries has any plan to terminate employment with MMI and its Subsidiaries.

Section 4.17  State Takeover Laws.  The resolutions adopted by the board of directors of MMI approving this Agreement are sufficient to cause the restrictions contained in Section 203 of the Delaware Act to be inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. No other fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.18  Brokers’ Fees.  Except for the fees and expenses payable by MMI to CIBC World Markets, neither MMI nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement. MMI has provided Sims with a correct and complete copy of the engagement letter between MMI and CIBC World Markets relating to the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SIMS

Sims represents and warrants to MMI that except as disclosed in the reports, forms, statements, certifications and other documents filed by Sims with ASX or Australian Securities and Investment Commission (“ASIC”) and publicly available on ASX’s internet web site or ASIC’s public data base at least two Business Days prior to the date of this Agreement or as disclosed in the letter dated as of the date of this Agreement from Sims to MMI (the “Sims Disclosure Letter”):

Section 5.1  Organization.  Sims and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. Sims and each of its Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operations or results of operations of Sims and its Subsidiaries taken as a whole or the ability of Sims to consummate the Merger and to perform its obligations under this Agreement (a “Sims Material Adverse Effect”) provided that none of the following will be deemed (either alone or in combination) to constitute, and none of the following will be taken into account in determining whether there has been, a Sims Material Adverse Effect: (a) any general change in economic, regulatory or political conditions, (b) any change, effect, event, occurrence, state of facts or development generally affecting the financial or securities markets, (c) any change, effect, event, occurrence, state of facts or development generally affecting the scrap metal or recycling industries, (d) any change in the foreign currency exchange rates applicable to the Australian or United States dollar, (e) any adverse change attributable to the execution of this Agreement or the announcement of the transactions contemplated by this Agreement, (f) any failure by Sims or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (other than as a result of an event otherwise constituting a Sims Material Adverse Effect as provided herein), (g) any action expressly required to be taken by Sims or its Subsidiaries pursuant to this Agreement or (h) any action or inaction by Sims or any of its Subsidiaries approved or consented to in writing by MMI after the date of this Agreement. Sims has delivered to MMI correct and complete copies of the constitutions or other organizational documents, as presently in effect, of Sims and each of its material Subsidiaries.

Section 5.2  Authorization of Transaction; Enforceability.

(a) Sims has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.

(b) The board of directors of Sims, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Sims and its shareholders. The foregoing resolutions of the board of directors of Sims have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement.

(c) This Agreement constitutes the valid and legally binding obligation of Sims, enforceable against Sims in accordance with its terms and conditions.

Section 5.3  Noncontravention; Consents.

(a) Except for (i) certain filings and approvals necessary to comply with the applicable requirements of the Securities Act, the Securities Exchange Act and the “blue sky” laws and regulations of various states, (ii) certain filings and approvals necessary to comply with the requirements of the New York Stock Exchange with respect to the listing of the Sims ADSs, (iii) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, (iv) customary filings pursuant to the Non-US Competition Laws, (v) if requested by either party in accordance with Section 6.2(b), the voluntary filing of notice of the transactions contemplated by this Agreement with CFIUS under the Exon-Florio Provisions and (vi) the filing of a certificate of merger pursuant to the Delaware Act, neither the execution and delivery of this Agreement by Sims, nor the consummation by Sims of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any Lien upon any property of Sims or any of its Subsidiaries pursuant to (A) the constitution or other organizational documents of Sims or any of its Subsidiaries, (B) any law, rule, regulation, permit, order, writ, injunction, judgment or decree to which Sims or any of its Subsidiaries is subject or (C) any agreement or commitment to which Sims or any of its Subsidiaries is a party or by which Sims, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (B) and (C) above, for such matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.

(b) Sims has applied for a waiver from ASX from the requirement to seek shareholder approval in accordance with ASX Listing Rule 7.1 for the issue of the Merger Consideration payable pursuant to Section 1.8. Sims has received a draft waiver from ASX, a copy of which has been provided to MMI, and Sims reasonably believes that the waiver when issued by the ASX will be in substantially the form of the draft waiver.

Section 5.4  Capitalization.

(a) As of the date of this Agreement, the issued share capital of Sims consisted of 126,132,776 Sims Ordinary Shares. All of the issued and outstanding shares of capital stock of Sims have been duly authorized and are validly issued and fully paid and non-assessable.

(b) Other than performance rights and restricted stock units granted by Sims pursuant to Sims’s Long Term Incentive Plans or individually to directors, officers and employees of Sims and its Subsidiaries (the “Sims Employee Plans”), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Sims or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its share capital. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Sims or any of its Subsidiaries.

(c) Each grant of performance rights or restricted stock units was duly authorized no later than the date on which the grant of such performance rights or restricted stock units were by their terms to be effective by all necessary corporate action, including approval by the Sims Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the Sims Employee Plans and all applicable laws and regulatory rules or requirements, including the rules of the ASX. Each such grant was properly accounted for in accordance with Australian International Financial Reporting Standards in the financial statements (including the related notes) of Sims and disclosed in Sims’s filings with the ASX in accordance with all applicable laws. Sims has not knowingly granted, and there is no and has been no Sims policy or practice of granting, performance rights or restricted stock units prior to, or otherwise coordinate the grant of performance rights or restricted stock units with, the release or other public announcement of material information regarding Sims or its Subsidiaries or their results of operations or prospects.

(d) Neither Sims nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any share capital of Sims or any of its Subsidiaries.

(e) All of the outstanding shares of the capital stock of each of Sims’s Subsidiaries have been validly issued and are fully paid and are owned by Sims or one of its Subsidiaries, free and clear of any Lien. Except for its Subsidiaries set forth in the Sims Disclosure Letter, Sims does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture or other entity.

Section 5.5  Sims Disclosure Documents; Registration Statement.

(a) Sims (or its corporate predecessor) has since January 1, 2002 filed all reports, forms, statements and other documents (collectively, together with all financial statements included or incorporated by reference therein, the “Sims Disclosure Documents”) required to be filed by Sims with the ASX pursuant to the provisions of the Listing Rules. Each of the Sims Disclosure Documents, as of its filing date and at each time thereafter when the information included therein was required to be updated pursuant to the rules and regulations of ASX, complied in all material respects with the applicable requirements of the Listing Rules and Chapter 2M of the Corporations Act 2001 (Cth), an Act of Parliament of the Commonwealth of Australia (the “Corporations Act”). None of the Sims Disclosure Documents, as of their respective filing dates or any date thereafter when the information included therein was required to be updated pursuant to the rules and regulations of ASX, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Sims has been or is obligated to file any reports, forms, statements, certifications or other documents with ASX or ASIC.

(b) Each of the consolidated financial statements included in the Sims Disclosure Documents fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Sims and its consolidated Subsidiaries as of the respective dates and for the periods indicated therein, all in accordance with Australian International Financial Reporting Standards (subject in the case of unaudited interim financial statements to the omission of financial statement footnotes and to normal year end audit adjustments). No financial statements of any person or entity other than Sims and its consolidated Subsidiaries are required by Australian International Financial Reporting Standards to be included in such financial statements.

(c) Sims has delivered to MMI correct and complete copies of any proposed or contemplated amendments or modifications to the Sims Disclosure Documents (including any exhibit documents included therein) that have not yet been filed by Sims with ASX.

(d) Sims has provided MMI with correct and complete copies of any correspondence received by Sims from ASX or ASIC during the past three years concerning any Sims Disclosure Document, together with the response made by Sims with respect to each such correspondence, and each other letter or notice (or summary of any oral notice or telephone call) from ASX or ASIC to Sims in which ASX of ASIC or any of its staff has challenged or otherwise questioned Sims’s accounting or disclosure or other compliance under the Listing Rules.

(e) The Registration Statement will comply in all material respects with the applicable requirements of the Securities Act and Securities Exchange Act and will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. No representation or warranty is made herein by Sims with respect to any information supplied by MMI for inclusion in the Registration Statement.

Section 5.6  Internal and Disclosure Controls.

(a) Sims’s internal control over financial reporting is effective and Sims is not aware of any material weaknesses in its internal control over financial reporting.

(b) Since the date of the latest audited financial statements included in Sims’s most recent annual report, there has been no change in Sims’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Sims’s internal control over financial reporting.

(c) Sims maintains disclosure controls and procedures that are consistent with applicable ASX guidelines. Such disclosure controls and procedures have been designed to ensure that material information relating to Sims and its Subsidiaries is made known to Sims’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective.

(d) Sims is currently in compliance in all material respects with the Listing Rules.

Section 5.7  No Undisclosed Liabilities.  Sims and its Subsidiaries have no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for (a) liabilities and obligations reflected in Sims Disclosure Documents and (b) other liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.

Section 5.8  Absence of Material Adverse Change.  Since March 31, 2007, there has not occurred any event, change, effect or development which, individually or in the aggregate, has had or would reasonably be expected to have a Sims Material Adverse Effect.

Section 5.9  Litigation and Legal Compliance.

(a) The Sims Disclosure Letter sets forth each instance in which Sims or any of its Subsidiaries is as of the date of this Agreement (i) subject to any material unsatisfied judgment order, decree, stipulation, injunction or charge or (ii) a party to or, to MMI’s knowledge, is threatened to be made a party to any material charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or governmental actions, proceedings or investigations pending or, to Sims’s knowledge, threatened with respect to which Sims or any of its Subsidiaries is a party or subject or that question the validity of this Agreement or any action taken or to be taken by Sims in connection with this Agreement, in each case which action, proceeding or investigation, if adversely determined, has had or would reasonably be expected to have a Sims Material Adverse Effect.

(b) Since January 1, 2002, Sims and its Subsidiaries have not, and have not received written notice from any governmental authority alleging that Sims or any of its Subsidiaries have, violated any law, rule, regulation, permit, order, writ, injunction, judgment or decree to which Sims or any of its Subsidiaries is subject, except for violations, or notices alleging instances of noncompliance, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.

(c) Sims and each of its Subsidiaries possess all necessary governmental franchises, licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as presently being conducted, except for failures to possess such franchises, licenses, permits, authorizations or approvals which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.

Section 5.10  Contract Matters.  Neither Sims nor any of its Subsidiaries is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) any term, condition or provision of any note, mortgage, indenture, loan agreement, other evidence of indebtedness, guarantee, license, lease, agreement or other contract, instrument or contractual obligation to which Sims or any of its Subsidiaries is a party or by which any of their respective assets is bound or subject, except for defaults and violations which, individually and in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.

Section 5.11  Tax Matters.

(a) Sims and each of its Subsidiaries have timely filed all required Tax Returns relating to any Taxes and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or any such inaccuracy in any filed Tax Return, individually or in the aggregate, has not had and would not reasonably be expected to have a Sims Material Adverse Effect. All material Taxes owed by Sims or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, except to the extent any such failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Sims Material Adverse Effect.

(b) The most recent financial statements contained in Sims Disclosure Documents reflect adequate reserves for all Taxes payable by Sims and its Subsidiaries for all Tax periods and portions thereof through the date of such financial statements. No federal, state, local or foreign Tax audits or similar proceedings are pending or being conducted, nor has Sims received notice from any governmental authority that any such audit or other proceeding is pending, threatened or contemplated, including any notice of deficiency, request for waiver of time to assess Taxes or proposed adjustment for any amount of Tax proposed, asserted or assessed by any governmental authority against Sims or any of its Subsidiaries, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Sims Material Adverse Effect.

(c) All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation with respect to the income Tax Returns of Sims and its Subsidiaries have been fully paid.

(d) Except for Liens for current Taxes not yet due and payable or which are being contested in good faith, there is no material Lien affecting any of the material assets or properties of Sims or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

(e) Neither Sims nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(f) Neither Sims nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be fully tax deductible under Section 280G of the Code or any comparable tax law.

(g) Neither Sims nor any of its Subsidiaries has taken or agreed to take any action that prevents the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(h) Neither Sims nor any of its Subsidiaries has entered into any transactions that require disclosure under Section 6011 of the Code.

(i) Sims and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes.

(j) Neither Sims nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in the two years prior to the date of this Agreement.

Section 5.12  Employee Benefit Matters.

(a) Sims has made available to MMI correct and complete copies of each plan, program or arrangement constituting an Employee Welfare Benefit Plan or an Employee Pension Benefit Plan, and each other employee benefit plan, program or arrangement or employment practice (including each employment agreement, severance agreement, executive compensation arrangement, incentive program or arrangement, sick leave, vacation pay and severance pay policy, plant closing benefit, salary continuation arrangement for disability, consulting or other compensation arrangement, retirement plan, deferred compensation plan, “Rabbi” trust, bonus program, stock purchase, restricted stock or stock unit plan, phantom stock plan, stock appreciation rights plan, hospitalization, medical or heath plan, life insurance plan, voluntary employee benefit association (intended to qualify under Section 501(c)(9) of the Code), tuition reimbursement or scholarship program, or plan providing benefits or payments to employees in the event of a change in control, change in ownership or sale of all or a substantial portion of the assets of Sims or any of its Subsidiaries) maintained by Sims or any of its Subsidiaries with respect to any of its current or former directors, officers or employees with respect to which Sims or any of its Subsidiaries has any material liabilities, contingent or otherwise (collectively, the “Sims Plans”); provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Sims Plan” for these purposes.

(b) With respect to each Sims Plan and except for matters which would not, individually or in the aggregate, reasonably be expected to have a Sims Material Adverse Effect:

(i) such Sims Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent with its written terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable laws;

(ii) all required reports and descriptions required under applicable law have been filed or distributed appropriately with respect to such Sims Plan;

(iii) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid in respect of each such Sims Plan and all contributions for any period ending on or before the Effective Time that are not yet due have been paid in respect of each such Sims Plan or accrued in accordance with the past custom and practice of Sims. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such Sims Plan;

(iv) each Sims Plan that is intended to be qualified under Section 401(a) of the Code or to receive favorable tax or other treatment under applicable law has received a favorable determination letter from the Internal Revenue Service that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a) or has received proper evidence from the appropriate governmental entity to the effect that such plan will receive such favorable tax or other treatment under applicable law. To Sims’s knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Sims Plan or trust or which would result in the loss of any other such favorable tax or other treatment under applicable law;

(v) the market value of assets under each such Sims Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan and a “defined benefit plan” (as defined in Section 3(35) of ERISA) equals or exceeds the value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation methods, factors and assumptions applicable to an employee pension benefit plan terminating on the date for determination;

(v) Sims has made available to MMI accurate and complete copies of all actuarial reports, appraisals and other documents in its possession relating to the funding of such Sims Plans;

(vi) Sims has made available to MMI correct and complete copies of the plan documents for the Sims Plan;

(vii) neither Sims nor any of its Subsidiaries has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any addition material employee benefit plan or to materially modify or change any Sims Plan affecting any employee or terminated employee of Sims or any of its Subsidiaries.

(c) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that Sims or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute, and except for matters which would not, individually or in the aggregate, have a Sims Material Adverse Effect:

(i) Sims has no liability with respect to any such Employee Pension Benefit Plan (other than any Multiemployer Plan) which is a defined benefit plan (as defined in Section 3(35) of ERISA and has been;

(ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) violations of applicable law with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to Sims’s knowledge, threatened; and

(iii) none of Sims or any of its Subsidiaries has incurred, and Sims has no reason to expect that Sims or any of its Subsidiaries will incur, any material liability to any government entity or agency (other than premium payments) with respect to any such Employee Pension Benefit Plan.

(d) Neither Sims nor any of its Subsidiaries contributes to, ever has contributed to or ever has been required to contribute to any Multiemployer Plan or any Other Collectively Bargained Plan or has any liability (including withdrawal liability) under any Multiemployer Plan or Other Collectively Bargained Plan. None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan or other collective bargained plan set forth in the Sims Disclosure Letter. To Sims’ knowledge, the withdrawal liability under all Multiemployer Plans and Other Collectively Bargained Plans to which Sims or any of its Subsidiaries contributes would not produce a Sims Material Adverse Effect if triggered simultaneously as of the date of this Agreement.

(e) Neither Sims nor any of its Subsidiaries maintains or ever has maintained, or contributes, ever has contributed or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

(f) No Sims Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any Sims Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event).

Section 5.13  Environmental Matters.  With respect to the current and former operations and properties of Sims and its Subsidiaries and except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect (a) to the knowledge of Sims, Sims and its Subsidiaries have complied in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of all real property owned or leased by them and otherwise in connection with their operations, (b) to the knowledge of Sims, neither Sims nor any of its Subsidiaries has any liability, whether contingent or otherwise, under any Environmental Law, (c) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law have been received by Sims or any of its Subsidiaries since June 30, 2004, (d) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to Sims’s knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting Sims or any of its Subsidiaries and (e) to the knowledge of Sims, no changes or alterations in the practices or operations of Sims or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit Sims and its Subsidiaries to continue to comply with all applicable Environmental Laws.

Section 5.14  Title.  Sims and its Subsidiaries now have and at the Effective Time will have good and marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens except (a) Liens for current Taxes or assessments not delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not delinquent, (c) other similar common law or statutory Liens that do not materially affect the value of the property so subject or the usefulness thereof to Sims and its Subsidiaries, (d) Liens securing rental payments under capital lease arrangements, (e) easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to the real property owned or leased by Sims and its Subsidiaries that do not individually or in the aggregate materially impair the current use or value of any parcel of such real property or (f) for failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect.

Section 5.15  Intellectual Property Matters.  Except for matters which would not, individually or in the aggregate, have a Sims Material Adverse Effect (a) Sims and its Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all material items of Intellectual Property necessary for their operations as presently conducted and as presently proposed to be conducted, (b) neither Sims nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any material interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party and (iii) to Sims’s knowledge, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Intellectual Property rights of Sims or any of its Subsidiaries.

Section 5.16  Labor Matters.  There are no controversies pending or, to Sims’s knowledge, threatened between Sims or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have or be reasonably likely to have a Sims Material Adverse Effect. Sims is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Sims or any of its Subsidiaries. Sims has made available to MMI accurate and complete copies of all material employment, severance and other agreements with its senior officers. To Sims’s knowledge as of the date of this Agreement, no executive, key employee or group of employees of Sims and its Subsidiaries has any plan to terminate employment with Sims and its Subsidiaries.

Section 5.17  Brokers’ Fees.  Except for the fees and expenses payable by Sims to UBS Investment Bank, neither Sims nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.1  General.  Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

Section 6.2  Notices and Consents.

(a) Each of the parties prior to the Closing Date will give all notices to third parties and governmental entities and will use its reasonable best efforts to obtain all governmental and material third party consents and approvals that are required in connection with the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of the parties agrees to (i) file a Notification and Report Form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) under the HSR Act as promptly as practicable, and in any event within 10 Business Days following the execution and delivery of this Agreement, (ii) file as promptly as practicable any filings required under the Non-US Competition Laws, (iii) if so requested in writing by Sims or MMI, file as promptly as practicable with CFIUS a notice with respect to the transactions contemplated by the Agreement pursuant to the Exon-Florio Provisions, and (iv) use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or early termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act, any applicable Non-US Competition Laws and the Exon-Florio Provisions, and to make all further filings pursuant thereto that may be necessary, proper or advisable.

(c) Each party will, in connection with the efforts referenced in Section 6.2(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party,

(ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the FTC, the DOJ, CFIUS (if applicable) or any other U.S. or foreign governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Agreement and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, CFIUS (if applicable) or any other U.S. or foreign governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, CFIUS (if applicable) or such other applicable governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with applicable law.

(d) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.2(b) and 6.2(c), each party will use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under the HSR Act, the Exon-Florio Provisions (if applicable) or any applicable Non-US Competition Law, including using reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each party will cooperate with the other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Sims or MMI to consummate the Merger, Sims or MMI will not be required to enter into any agreement, consent decree, mitigation agreement or other commitment requiring Sims or MMI or any of their respective Subsidiaries to divest or hold separate assets that would reduce by 5% or more the aggregate tonnage of ferrous scrap processed, on an annualized basis, by the parties and their Subsidiaries, taken as a whole, as compared with the operations of the parties and their Subsidiaries for the 12 months ended June 30, 2007, or to take any other action (including in relation to the MMI assets or business after the Closing Date) that would have a material adverse effect on the business, financial condition, operations or results of operation of Sims or MMI and their respective Subsidiaries, in each case, taken as a whole, or on the ability of MMI or Sims to consummate the Merger or perform their respective obligations under this Agreement.

Section 6.3  Carry on in Regular Course.  Except as expressly contemplated by this Agreement or otherwise disclosed in the MMI Disclosure Letter or the Sims Disclosure Letter, from and after the date of this Agreement through the Closing Date, each of MMI and Sims will, and will cause each of its respective Subsidiaries to, conduct its operations in accordance with its ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or otherwise disclosed in the MMI Disclosure Letter or the Sims Disclosure Letter, neither MMI nor Sims will, and, where applicable, will not cause or permit any of its respective Subsidiaries to:

(a) amend the organizational documents of Sims or MMI or amend the organizational documents of any of their respective Subsidiaries if such amendment would have a Sims Material Adverse Effect or MMI Material Adverse Effect, as applicable;

(b) authorize or effect any stock split or combination or reclassification of shares of capital stock of Sims or MMI or authorize or effect any stock split or combination or reclassification of shares of the capital stock of any of their respective Subsidiaries if such action would have a Sims Material Adverse Effect or MMI Material Adverse Effect, as applicable;

(c) repurchase, redeem or otherwise acquire for value any shares of the capital stock, or any other securities exercisable or exchangeable for or convertible into shares of capital stock of Sims or MMI, or declare or pay any dividend or distribution with respect to the capital stock of Sims or MMI, except for (i) in the case of MMI, regular quarterly cash dividends in an amount per share not exceeding the amount of the most recently quarterly dividend paid by MMI, and (ii) in the case of Sims, regular half yearly cash dividends in an amount per share not exceeding the amount of the most recently half yearly dividend paid by Sims;

(d) issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options and the issuance of shares pursuant to the Sims Employee Plans or Sims’s dividend reinvestment plan) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock,;

(e) merge or consolidate with any entity if the same would have a Sims Material Adverse Effect or MMI Material Adverse Effect, as applicable;

(f) sell, lease or otherwise dispose of any of its capital assets, including any shares of the capital stock of any of its Subsidiaries, if the same would have a Sims Material Adverse Effect or MMI Material Adverse Effect, as applicable;

(g) liquidate, dissolve or effect any recapitalization or reorganization in any form if the same would have a Sims Material Adverse Effect or MMI Material Adverse Effect;

(h) acquire any interest in any business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture if the business or joint venture interest acquired would have a fair market value, as determined in good faith by the board of directors of Sims or MMI, as applicable, in excess of US$50 million in the aggregate;

(i) create, incur, assume or suffer to exist any indebtedness for borrowed money (including capital lease obligations), other than indebtedness existing as of the date of this Agreement and other indebtedness incurred in the ordinary course of business, consistent with past practice;

(j) create, incur, assume or suffer to exist any Lien affecting any of its material assets or properties other than in the ordinary course of business, consistent with past practice;

(k) except as required as the result of changes in United States or Australian generally accepted accounting principles, change any of the accounting principles or practices used by it or revalue in any material respect any of its assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice;

(l) except as required under the terms of any collective bargaining agreement in effect as of the date of this Agreement or in the ordinary course of business, consistent with past practice, grant any general or uniform increase in the rates of pay of its employees or grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment;

(m) except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement or in ordinary course of business, consistent with past practice, increase the compensation payable or to become payable to officers, salaried employees or agents with a base salary in excess of US$150,000 per year or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents;

(n) make any material Tax election or settle or compromise any material Tax liability;

(o) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected or reserved for in its consolidated financial statements or otherwise incurred in the ordinary course of business, consistent with past practice;

(p) settle or compromise any material pending or threatened suit, action or proceeding; or

(q) commit to do any of the foregoing.

Section 6.4  Preservation of Organization.  Except as otherwise contemplated by this Agreement, each of MMI and Sims will, and will cause each of its respective Subsidiaries to, use its reasonable best efforts in the ordinary course of business, consistent with past practice, to preserve its business organization intact, to keep available after the Closing Date the services of its present officers and employees and to preserve its present relationships with suppliers and customers and others with which it has business relations.

Section 6.5  Full Access.  Each of MMI and Sims will permit representatives of the other party to have full access at all reasonable times to all premises, properties, books, records, contracts and documents of or pertaining to it and its respective Subsidiaries. Without limiting the generality of the foregoing, each of MMI and Sims acknowledges and agrees that the other party and its representatives and agents may with reasonable prior notice conduct customary environmental assessments of the real property and facilities owned or leased by such party and its respective Subsidiaries.

Section 6.6  Notice of Developments; SEC and ASX Filings.

(a) MMI and Sims will each give prompt oral and written notice to the other party of any material development affecting it or any of its respective Subsidiaries, including any change or event having, or which would reasonably be expected to have, a MMI Material Adverse Effect or Sims Material Adverse Effect, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein, or of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement; provided that any noncompliance with the foregoing will not constitute the failure to be satisfied of a condition set forth in Article 7 or give rise to any right of termination under Article 8 unless the underlying breach will independently constitute such a failure or give rise to such a right. No such notice will be deemed to have amended any of the disclosures set forth in the MMI Disclosure Letter or the Sims Disclosure Letter, to have qualified the representations and warranties contained herein and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

(b) MMI and Sims will file all reports required to be filed by each of them with the SEC and the ASX between the date of this Agreement and the Effective Time and will deliver to the other party copies of all such reports promptly after the same are filed. Each of MMI and Sims will be permitted, to the extent practicable, to review in advance and consult with each other with respect to all the information relating to the other party, and any of its respective Subsidiaries, which appears in any such filing, in each case subject to applicable laws relating to the exchange of information.

Section 6.7  Acquisition Proposals Relating to MMI.

(a) MMI and each of its Subsidiaries, and each of their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives, will immediately cease any discussions or negotiations presently being conducted with respect to any MMI Acquisition Proposal. MMI and its Subsidiaries will not and will use their reasonable best efforts to cause their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives not to, directly or indirectly (i) initiate, solicit or take any action to facilitate or encourage any inquiries with respect to, or the making of, any MMI Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party relating to any MMI Acquisition Proposal, (iii) effect any MMI Change in Recommendation, (iv) grant any waiver or release under any standstill or similar agreement with respect to acquisitions of MMI Common Stock by any party other than Sims or (v) propose publicly or agree to do any of the foregoing related to any MMI Acquisition Proposal. MMI will be responsible for any breach of the provisions of this Section 6.7 by any director, officer, employee, financial advisor, attorney, accountants, consultant or other agent, advisor or representative of MMI or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary contained in this Section 6.7, subject to providing Sims with not less than 48 hours prior written notice of any such action, MMI may engage in discussions or negotiations with, and furnish information and data to, any party that submits an unsolicited written MMI Acquisition Proposal after the date of this Agreement and on or prior to the date of the MMI Stockholder Approval (the “Applicable Period”) if (i) the board of directors of MMI determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that such MMI Acquisition Proposal constitutes or would be reasonably likely to result in a MMI Superior Acquisition Proposal, (ii) the board of directors of MMI determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under Delaware law and (iii) prior to providing any material, non-public information regarding MMI, MMI receives from the party submitting such MMI Acquisition Proposal an executed confidentiality agreement containing provisions that are no less favorable to MMI than the provisions contained in the Confidentiality Agreement, dated as of April 24, 2007 (the “Confidentiality Agreement”), between MMI and Sims and which permits MMI to perform and comply with its obligations under this Agreement.

(c) Notwithstanding anything to the contrary contained in this Section 6.7, (i) if at any time during the Applicable Period and after receipt of a MMI Superior Acquisition Proposal the board of directors of MMI, in the exercise of its fiduciary duties, determines in good faith after consultation with outside legal counsel that to do otherwise would be reasonably likely to result in a breach of its fiduciary duties under Delaware law, the board of directors of MMI may effect a MMI Change in Recommendation and (ii) the board of directors of MMI may terminate this Agreement in accordance with Section 8.1(f)(iii) if (A) MMI has received an unsolicited written MMI Acquisition Proposal during the Applicable Period, (B) the Applicable Period has not expired prior to the date of termination, (C) the board of directors of MMI determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that such MMI Acquisition Proposal constitutes a MMI Superior Acquisition Proposal (after taking into account any changes in the terms and conditions of this Agreement proposed by Sims in accordance with Section 6.7(d)) and (D) the board of directors of MMI determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under Delaware law.

(d) MMI will provide Sims with not less than 168 hours prior written notice of its determination to take any action referred to in Section 6.7(c). With respect to the action referred to in Section 6.7(c)(i), MMI’s notice will set forth the reasons for such action. With respect to the actions referred to in Section 6.7(c)(ii), MMI’s notice will include the identity of the acquiring party, a copy of the most recent version of any written agreement relating to the MMI Superior Acquisition Proposal resulting in the such proposed termination of this Agreement, and copies of all related resolutions of the board of directors of MMI. If requested by Sims after the delivery of such notice, MMI, together with its legal and financial advisors, will engage in reasonable, good faith negotiations with Sims regarding any modifications to the terms and conditions of this Agreement proposed by Sims. If Sims proposes any such modifications to the terms and conditions of this Agreement prior to the expiration of the 168 hour period following delivery of MMI’s notice, MMI may not take any action referred to in Section 6.7(c) unless and until the board of directors of MMI determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that the MMI Acquisition Proposal resulting in the proposed Changed in MMI Recommendation or termination pursuant to Section 6.7(c) continues to constitute a MMI Superior Acquisition Proposal, after taking into account any changes in the terms and conditions of this Agreement proposed by Sims in accordance with this Section 6.7(d). If any material modifications are made to the terms and conditions of any MMI Acquisition Proposal after the date notice thereof is provided by MMI to Sims pursuant to this Section 6.7(d), then MMI will again be required to comply with the provisions of this Section 6.7(d) with respect to such modified MMI Acquisition Proposal; provided that notice periods with respect to any such modified MMI Acquisition Proposals will be 96 hours in lieu of 168 hours.

(e) MMI will within 24 hours after its receipt of any MMI Acquisition Proposal provide Sims with a copy of such MMI Acquisition Proposal or, in connection with any non-written MMI Acquisition Proposal, a written statement setting forth in reasonable detail the terms and conditions of such MMI Acquisition Proposal, including the identity of the acquiring party. MMI will promptly inform Sims of the status and content of any discussions or negotiations involving any MMI Acquisition Proposal. In connection with any determination by the board of directors of MMI that a MMI Acquisition Proposal constitutes or would be reasonably likely to result in a MMI Superior Acquisition Proposal, MMI will within 24 hours after the making of such determination provide Sims with copies of all related resolutions of the board of directors of MMI. If MMI provides any non-public information to any party submitting a MMI Acquisition Proposal that has not previously been provided to Sims, MMI will use its reasonable best efforts to provide a copy of such information to Sims simultaneously, and in any event such information will be provided by MMI to Sims within 24 hours after the time it is first provided to such other party.

(f) Nothing in this Section 6.7 will prevent the board of directors of MMI from taking, and disclosing to MMI’s stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act with respect to any unsolicited tender offer publicly announced during the Applicable Period. Notwithstanding any other provision of this Agreement, no disclosure that the board of directors of MMI may determine, after consultation with and on advice to such effect from counsel, is required to make under applicable law will constitute a violation of this Agreement.

(g) The term “MMI Acquisition Proposal” as used in this Agreement means any bona fide proposal, whether or not in writing, made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act) of all or a material portion of the assets of, or any material equity interest in, MMI and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction involving MMI or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, MMI and its Subsidiaries. For purposes of the definition of MMI Acquisition Proposal, a material portion of the assets of, or material equity interest in, MMI and its Subsidiaries will mean greater than 20% of the assets of, or equity interest in, MMI and its Subsidiaries, taken as a whole.

(h) The term “MMI Superior Acquisition Proposal” as used in this Agreement means an unsolicited written MMI Acquisition Proposal that the board of directors of MMI determines in good faith after consultation with outside legal and financial advisors of nationally recognized reputation and taking into account such matters deemed relevant in good faith by the board of directors, including among other matters all of the terms and conditions of the MMI Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, (ii) if providing for the payment of cash to MMI or its stockholders, is supported by fully-committed financing subject to customary conditions and (iii) is more favorable to MMI and its stockholders, taken as a whole after consideration of financial and other terms, than the Merger. For purposes of the definition of MMI Acquisition Proposal as used in the definition of “MMI Superior Acquisition Proposal,” a material portion of the assets of, or material equity interest in, MMI and its Subsidiaries will mean greater than 50% of the assets of, or equity interest in, MMI and its Subsidiaries, taken as a whole.

Section 6.8  Acquisition Proposals Relating to Sims.

(a) Sims and each of its Subsidiaries, and each of their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives, will immediately cease any discussions or negotiations presently being conducted with respect to any Sims Acquisition Proposal. Sims and its Subsidiaries will not and will use their reasonable best efforts to cause their respective directors, officers, employees, financial advisors, attorneys, accountants, consultants or other agents, advisors and representatives not to, directly or indirectly (i) initiate, solicit or take any action to facilitate or encourage any inquiries with respect to, or the making of, any Sims Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party relating to any Sims Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to acquisitions of Sims Ordinary Shares by any party or (iv) propose publicly or agree to do any of the foregoing related to any Sims

Acquisition Proposal. Sims will be responsible for any breach of the provisions of this Section 6.8 by any director, officer, employee, financial advisor, attorney, accountants, consultant or other agent, advisor or representative of Sims or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in this Section 6.8, subject to providing MMI with not less than 48 hours prior written notice of any such action, Sims may engage in discussions or negotiations with, and furnish information and data to, any party that submits an unsolicited written Sims Acquisition Proposal during the Applicable Period if (i) the board of directors of Sims determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that such Sims Acquisition Proposal constitutes or would be reasonably likely to result in a Sims Superior Acquisition Proposal, (ii) the board of directors of Sims determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under Australian law and (iii) prior to providing any material, non-public information regarding Sims, Sims receives from the party submitting such Sims Acquisition Proposal an executed confidentiality agreement containing provisions that are no less favorable to Sims than the provisions contained in the Confidentiality Agreement and which permits Sims to perform and comply with its obligations under this Agreement.

(c) Notwithstanding anything to the contrary in this Section 6.8, the Sims Board may terminate this Agreement in accordance with Section 8.1(e)(iv) if (i) Sims has received an unsolicited written Sims Acquisition Proposal during the Applicable Period, (ii) the Sims Board determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that such Sims Acquisition Proposal constitutes a Sims Superior Acquisition Proposal (after taking into account any changes in the terms and conditions of this Agreement proposed by Sims in accordance with Section 6.8(d)) and (iii) the Sims Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors under Australian law.

(d) Sims will provide MMI with not less than 168 hours prior written notice of its determination to terminate this Agreement in accordance with Section 6.8(c). Sims’s notice will include the identity of the acquiring party, a copy of the most recent version of any written agreement relating to the Sims Superior Acquisition Proposal and copies of all related resolutions of the Sims Board. If requested by MMI after the delivery of such notice, Sims, together with its legal and financial advisors, will engage in reasonable, good faith negotiations with MMI regarding any modifications to the terms and conditions of this Agreement proposed by MMI. If MMI proposes any such modifications to the terms and conditions of this Agreement prior to the expiration of the 168 hour period following delivery of MMI’s notice, MMI may not terminate this Agreement pursuant to Section 6.8(c) unless and until the board of directors of Sims determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that the Sims Acquisition Proposal resulting in the proposed termination pursuant to Section 6.8(c) continues to constitute a Sims Superior Acquisition Proposal, after taking into account any changes in the terms and conditions of this Agreement proposed by MMI in accordance with this Section 6.8(d). If any material modifications are made to the terms and conditions of any Sims Acquisition Proposal after the date notice thereof is provided by MMI to Sims pursuant to this Section 6.8(d), then Sims will again be required to comply with the provisions of this Section 6.8(d) with respect to such modified Sims Acquisition Proposal; provided that notice periods with respect to any such modified Sims Acquisition Proposals will be 96 hours in lieu of 168 hours.

(e) Sims will within 24 hours after its receipt of any Sims Acquisition Proposal provide MMI with a copy of such Sims Acquisition Proposal or, in connection with any non-written Sims Acquisition Proposal, a written statement setting forth in reasonable detail the terms and conditions of such Sims Acquisition Proposal, including the identity of the acquiring party. Sims will promptly inform MMI of the status and content of any discussions or negotiations involving any Sims Acquisition Proposal. In connection with any determination by the board of directors of Sims that a Sims Acquisition Proposal constitutes or would be reasonably likely to result in a Sims Superior Acquisition Proposal, Sims will within 24 hours after the making of such determination provide MMI with copies of all related resolutions of the board of directors of Sims. If Sims provides any non-public information to any party submitting a Sims Acquisition Proposal that has not previously been provided to MMI, Sims will provide a copy of such information to MMI within 24 hours after the time it is first provided to such other party.

(f) The term “Sims Acquisition Proposal” as used in this Agreement means any bona fide proposal, whether or not in writing, made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act) of all or a material portion of the assets of, or any material equity interest in, Sims and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction involving Sims, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, Sims and its Subsidiaries. For purposes of the definition of Sims Acquisition Proposal, a material portion of the assets of, or material equity interest in, Sims and its Subsidiaries will mean greater than 20% of the assets of, or equity interest in, Sims and its Subsidiaries, taken as a whole.

(g) The term “Sims Superior Acquisition Proposal” as used in this Agreement means an unsolicited written Sims Acquisition Proposal that the board of directors of Sims determines in good faith after consultation with outside legal and financial advisors of nationally recognized reputation and taking into account such matters deemed relevant in good faith by the board of directors, including among other matters all of the terms and conditions of the Sims Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, (ii) if providing for the payment of cash to Sims or its shareholders, is supported by fully-committed financing subject to customary conditions and (iii) is more favorable to Sims and its stockholders, taken as a whole after consideration of financial and other terms, than the Merger. For purposes of the definition of Sims Acquisition Proposal as used in the definition of “Sims Superior Acquisition Proposal,” a material portion of the assets of, or material equity interest in, Sims and its Subsidiaries will mean greater than 50% of the assets of, or equity interest in, Sims and its Subsidiaries, taken as a whole.

Section 6.9  Indemnification.

(a) From and after the Closing Date, Sims, subject to the limits imposed by the Corporations Act, will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and executive officers of MMI and its Subsidiaries (collectively, the “Indemnified Parties”) from and against all losses, claims, damages and expenses (including reasonable attorney’s fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the Closing Date to the same extent and subject to the same terms and conditions (including with respect to the advancement of expenses) provided in MMI’s certificate of incorporation and bylaws as in effect as of the date of this Agreement.

(b) Any determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party.

(c) For a period of six years after the Closing Date, Sims will use its reasonable best efforts to cause to be maintained in effect the policies of directors and officers liability insurance currently maintained by MMI with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Closing Date. Sims may at its discretion substitute for such policies currently maintained by MMI directors and officers liability insurance policies with reputable and financially sound carriers providing for substantially similar coverage. Notwithstanding the provisions of this Section 6.9(c), Sims will not be obligated to make annual premium payments with respect to such policies of insurance to the extent such premiums exceed 200% of the annual premiums paid by MMI as of the date of this Agreement. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, Sims will maintain the most advantageous policies of directors and officers liability insurance obtainable for an annual premium equal to the foregoing amount.

(d) The provisions of this Section 6.9 are intended for the benefit of and will be enforceable by each Indemnified Party and his or her heirs, executors and legal representatives.

Section 6.10  Public Announcements.  Sims and MMI will consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement and, except as may be required by applicable law or by the rules and regulations of the New York Stock Exchange or the ASX, will not issue any such press release or make any such announcement prior to such consultation.

Section 6.11  Actions Regarding Antitakeover Statutes.  If any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation is or becomes applicable to the transactions contemplated by this Agreement, the board of directors of MMI will grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

Section 6.12  Standstill Provisions.

(a) The restrictions on Sims and the Acquisition Corporation contained in seventh paragraph of the Confidentiality Agreement (a) are hereby waived by MMI to the extent reasonably required to permit Sims and the Acquisition Corporation to comply with their obligations or enforce their rights under this Agreement and (b) if requested in writing by Sims, will be waived by MMI from and after the termination of this Agreement if as of the date of termination of this Agreement any party has outstanding a MMI Acquisition Proposal; provided that for purposes of the definition of MMI Acquisition Proposal in this Section 6.12(a), a material portion of the assets of, or material equity interest in, MMI and its Subsidiaries will mean greater than 50% of the assets of, or equity interests in, MMI and its Subsidiaries, taken as a whole.

(b) If requested in writing by MMI, the restrictions on MMI contained in seventh paragraph of the Confidentiality Agreement will be waived by Sims from and after the termination of this Agreement if as of the date of termination of this Agreement any party has outstanding a Sims Acquisition Proposal; provided that for purposes of the definition of Sims Acquisition Proposal in this Section 6.12(b), a material portion of the assets of, or material equity interest in, Sims and its Subsidiaries will mean greater than 50% of the assets of, or equity interests in, Sims and its Subsidiaries, taken as a whole.

(c) The Confidentiality Agreement will terminate as of the Effective Time.

Section 6.13  Affiliate Letters.  Promptly following the date of this Agreement, MMI will deliver to Sims a list of the names and addresses of those persons who were, in MMI’s reasonable judgment, “affiliates” of MMI within the meaning of Rule 145(c) under the Securities Act as of the record date for MMI Stockholders Meeting. MMI will use its reasonable best efforts to deliver to Sims a letter, in form and substance reasonably satisfactory to Sims, from each person identified in the foregoing list containing an agreement by such person to comply with the provisions of Rule 145 with respect to all shares of Sims Common Stock acquired by such person pursuant to the Merger. Sims will be entitled to place appropriate legends on the certificates evidencing the Sims ADSs issued to persons delivering such letters and to issue stop transfer instructions to the transfer agent for the Sims ADSs consistent with the terms of such letters.

Section 6.14  Preservation of Tax Treatment.  From and after the date of this Agreement through the Closing Date, neither Sims nor MMI, nor any of their respective Subsidiaries, will knowingly take or omit to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 6.15  Post-Merger Corporate Governance.

(a) As of the Effective Time, the number of directors comprising the board of directors of Sims (the “Sims Board”) will be established at 12 and the following individuals, to be designated by Sims, MMI and Mitsui Materials Development Pty Limited, a corporation organized under the laws of New South Wales, Australia (“Mitsui”), prior to the Effective Time, will be elected or appointed to the Sims Board:

(i) four non-executive directors to be designated by MMI;

(ii) three non-executive directors to be designated by Sims;

(iii) two directors to be designated by Mitsui (one of whom will be independent of Mitsui for purposes of ASX Corporate Governance Guidelines); and

(iv) Jeremy L. Sutcliffe, Daniel W. Dienst and Ross B. Cunningham.

(b) The members of the Sims Board will serve three-year terms and will thereafter be eligible for reelection to three-year terms in accordance with the Listing Rules on a rotation basis as set forth on Exhibit B.

(c) Sims will procure that the members of the Sims Board will recommend the election of three of the four designees of MMI appointed under Section 6.15(a)(i) at the first annual general meeting of Sims after the Effective Time (unless Sims obtains a written opinion from Queen’s Counsel or Senior Counsel practicing in the field of corporate law in Australia to the effect that the directors of Sims recommending such nominee for re-election as a director of Sims would be in breach of their fiduciary or statutory duties). Further, if any of the designees of MMI appointed under Section 6.15(a)(i) to the Sims Board vacate their seat (whether due to removal, resignation or death) prior to the first annual general meeting of Sims after the Effective Time, the remaining designees of MMI appointed under Section 6.15(a)(i) will have the exclusive authority to nominate individuals to fill such vacant seats, subject only to such nominees being reasonably acceptable to the Nomination Committee of the Sims Board.

(d) Sims will be entitled to designate Paul Mazoudier, or upon his unavailability to serve for any reason, one of the other directors designated by Sims pursuant to Section 6.15(a)(ii), to serve as the non-executive chairman of the Sims Board as of the Effective Date. The initial term of the chairman so designated will expire as of the date of the first meeting of the board of directors of Sims following Sims’s annual general meeting of stockholders in or around November 2009.

(e) In the event that Ross B. Cunningham’s employment with Sims ceases, the director seat formerly occupied by Mr. Cunningham will be eliminated and the number of directors comprising the Sims Board will be reduced accordingly. No other changes in the size or composition of the Sims Board will be made in connection with Mr. Cunningham’s employment ceasing.

(f) If, in accordance with the arrangements between Sims and Mitsui, Mitsui ceases to be entitled to designate one or both of the Sims directors it is entitled to designate as of the date of this Agreement, the director seat or seats formerly occupied by the Mitsui representative or representatives designated pursuant to Section 6.15(a)(iii) will be eliminated and the number of directors comprising the Sims Board will be reduced accordingly. No other changes in the size or composition of the Sims Board will be made upon the occurrence of any such events.

(g) As of the Effective Time, the committees of the Sims Board will have the members set forth on Exhibit C.

(h) At the Effective Time, Daniel W. Dienst will hold the position of chief executive officer of Sims and Robert C. Larry will hold the position of chief financial officer of Sims. If Mr. Dienst is unable or unwilling to hold the office set forth above, his successor will be selected by the Sims Board in accordance with Article 24 of the constitution of Sims. If Mr. Larry is unable or unwilling to hold the office set forth above, his successor will be selected by the Sims Board in accordance with the Board Charter of Sims.

(i) No person named in this Section 6.15 will be deemed to be a third party beneficiary of this Agreement or have any rights or obligations hereunder.

(j) Each of Sims and MMI will take such actions as may reasonably be deemed by either of them to be necessary or advisable to give effect to the provisions set forth in this Section 6.15, including the change of Sims Board policies prior to the Effective Time.

Section 6.16  Corporate Headquarters.  From and after the Closing Date, the corporate headquarters of Sims and its Subsidiaries will be located in New York, New York and the operational headquarters of Sims and its Subsidiaries will be located in Chicago, Illinois. The Sims Board may change the corporate headquarters or operational headquarters of Sims and its Subsidiaries from time to time after the Closing Date.

Section 6.17  Change in Corporate Name.  Sims will seek shareholder approval at its next annual general meeting of shareholders after the Closing Date to amend its constitution to change its corporate name to “Sims Metal Management Limited” Until such approval is obtained, or if such approval is not obtained, Sims will operate under the “Sims Metal Management Limited” trade name.

Section 6.18  MMI Employee Matters.

(a) For the period which starts at the Effective Time and ends on June 30, 2008, except as may be determined by the chief executive officer of Sims in his reasonable discretion, Sims will, or Sims will cause MMI to, preserve the bonus opportunities for those MMI employees who had such opportunities immediately before the Effective Time at levels which are no less than the level of their opportunities immediately before the Effective Time.

(b) For the period which starts at the Effective Time and ends on June 30, 2009, except as may be determined by the chief executive officer of Sims in his reasonable discretion, Sims will, or Sims will cause MMI to, (i) continue to provide benefits pursuant to the terms of each MMI Plan which is an Employee Welfare Benefit Plan and each MMI Plan which is an Employee Pension Benefit Plan as in effect at the Effective Time except to the extent, and then only to the extent, that an amendment is required to satisfy the requirements of applicable law or (ii) provide on a plan-by-plan basis benefits which are at least as favorable to MMI employees who continue to work for Sims or MMI after the Effective Time as the benefits provided immediately before the Effective Time under each MMI Plan which is an Employee Welfare Benefit Plan and each MMI Plan which is an Employee Pension Benefit Plan.

(c) Sims will, or Sims will cause MMI to, grant credit for their time of employment by MMI to those MMI employees who continue after the Effective Time to work for Sims or MMI under all employee benefit plans, programs and policies, including vacation and severance pay plans, programs and policies, in which such employees after the Effective Time are eligible to participate for all purposes so that there is no loss of credit for their time of employment by MMI; provided that neither Sims nor MMI will be required under this Section 6.18(c) to grant such credit for the accrual of benefits under a defined benefit plan (as defined in Section 3(35) of ERISA) unless otherwise required by applicable law.

(d) Sims will, or Sims will cause MMI to, continue to honor MMI’s obligations under the arrangements shown on Section 6.18(d) of the MMI Disclosure Letter.

(e) As of the Effective Time, all vesting conditions with respect to all outstanding MMI Stock Options and all outstanding grants of restricted shares of MMI Common Stock pursuant to the MMI Stock Plans will be deemed to have been fully satisfied and all such MMI Stock Options and grants of restricted shares will be deemed to be fully vested.

(f) This Section 6.18 will not confer any rights or remedies upon any person or entity other than Sims, the Acquisition Corporation and MMI and their respective successors and permitted assigns.

ARTICLE 7

CONDITIONS TO THE CONSUMMATION OF THE MERGER

Section 7.1  Conditions to the Obligations of Each Party.  The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) MMI will have obtained the MMI Stockholder Approval;

(b) the Registration Statement will have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness will have been issued and remain in effect, and Sims will have received all state securities law authorizations necessary to issue the Sims ADSs pursuant to the Merger;

(c) the Sims ADSs to be issued to the stockholders of MMI pursuant to the Merger will have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance;

(d) all applicable waiting periods under the HSR Act and the Non-US Competition Laws set forth in the MMI Disclosure Letter and Sims Disclosure Letter will have terminated or expired and, if a filing with CFIUS is made in accordance with Section 6.2(b), the period of time for any applicable review process under the Exon-Florio Provisions will have expired, without any action being taken to prevent the consummation of the Merger;

(e) all other consents, authorizations, orders and approvals of or filings with any governmental commission, board or other regulatory authority required in connection with the consummation of the transactions contemplated by this Agreement will have been obtained or made, except where the failure to obtain or make such consent, authorization, order, approval or filing would not, from and after the Closing Date, have a MMI Material Adverse Effect or a Sims Material Adverse Effect; and

(f) none of the parties will be subject to any judgment, decree, order or injunction of a court of competent jurisdiction which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 7.2  Conditions to the Obligation of MMI.  The obligation of MMI to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) the representations and warranties of Sims set forth in Section 5.4 will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date prior to the date of this Agreement, which representations and warranties will have been true and correct in all material respects as of such date);

(b) each of the other representations and warranties of Sims set forth in Section 5 (read without any materiality or material adverse effect qualifications, other than the representation and warranty set forth in Section 5.8, which will be read with a material adverse effect qualification) will be true and correct of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date prior to the date of this Agreement, which representations and warranties will have been true and correct as of such date), except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Sims Material Adverse Effect;

(c) each of Sims and the Acquisition Corporation will have in all material respects performed and complied with all of its obligations under this Agreement required to be performed by it at or prior to the Closing Date (or will have cured in all material respects any failure to so perform and comply at or prior to the Closing Date);

(d) MMI will have received a certificate, dated as of the Closing Date, executed by the chief executive officer and chief financial officer of Sims confirming that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied as of the Closing Date; and

(e) MMI will have received the opinion of King & Spalding LLP, counsel to MMI, dated as of the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Sims, the Acquisition Corporation and MMI will qualify as parties to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may rely upon certificates of officers of Sims, the Acquisition Corporation, MMI or others.

Section 7.3  Conditions to the Obligation of Sims and the Acquisition Corporation.  The obligation of Sims and the Acquisition Corporation to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) the representations and warranties of MMI set forth in Section 4.4 will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date prior to the date of this Agreement, which representations and warranties will have been true and correct in all material respects as of such date);

(b) each of the other representations and warranties of MMI set forth in Section 4 (read without any materiality or material adverse effect qualifications, other than the representation and warranty set forth in Section 4.8, which will be read with a material adverse effect qualification) will be true and correct of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date prior to the date of this Agreement, which representations and warranties will have been true and correct as of such date), except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a MMI Material Adverse Effect;

(c) MMI will have in all material respects performed and complied with all of its obligations under this Agreement required to be performed by it at or prior to the Closing Date (or will have cured in all material respects any failure to so perform and comply at or prior to the Closing Date); and

(d) Sims will have received a certificate, dated as of the Closing Date, executed by the chief executive officer and chief financial officer of MMI confirming that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied as of the Closing Date.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of MMI Stockholder Approval):

(a) with the written consent of Sims and MMI;

(b) by either Sims or MMI, upon delivery of written notice to the other party, if any court of competent jurisdiction or other governmental agency has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or other action is or has become nonappealable;

(c) by either Sims or MMI, upon delivery of written notice to the other party, if the Merger has not been consummated on or before March 31, 2008 (the “End Date”), unless the failure of the Merger to have been consummated on or prior to the End Date results primarily from the failure of the party seeking to terminate this Agreement to perform its obligations hereunder;

(d) by either Sims or MMI, upon delivery of written notice to the other party, if (i) at the MMI Stockholder Meeting (or any adjournment or postponement thereof) the MMI Stockholder Approval has not been obtained or (ii) at the Sims AGM (or any adjournment or postponement thereof) the Sims AGM Approval has not been obtained;

(e) by Sims, upon delivery of written notice to MMI:

(i) if MMI’s board of directors has effected a MMI Change in Recommendation;

(ii) if MMI (directly or through any director, officer, employee, financial advisor, attorney, accountant, consultant or other agent, advisor or representative of MMI or any of its Subsidiaries) materially breaches any of the provisions of Section 2.1(a), (b) or (e) or Section 6.7;

(iii) if a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement (other than Section 2.1(a), (b) or (e) or Section 6.7) on the part of MMI has occurred that (A) would cause the conditions set forth in Sections 7.3(a), (b) or (c) not to be satisfied and (B) is not capable of being cured prior to the End Date or, if capable of being so cured, has not been cured by MMI within 30 days following receipt by MMI of written notice of such breach or failure from Sims;

(iv) immediately prior to it entering into a definitive agreement with respect to a Sims Superior Acquisition Proposal; provided that (A) Sims has not materially violated the provisions of Section 6.8 with respect to such Sims Superior Acquisition Proposal, (B) the board of directors of Sims has determined to terminate this Agreement in accordance with Section 6.8(c) and has authorized Sims to enter into a definitive agreement with respect to such Sims Superior Acquisition Proposal (subject to the termination of this Agreement), (C) immediately prior to the termination of this Agreement Sims pays to MMI the Sims Termination Fee in accordance with Section 8.3(b) and (D) immediately after the termination of this Agreement, Sims enters into the definitive agreement with respect to such Sims Superior Acquisition Proposal; or

(v) if Daniel W. Dienst ceases for any reason to continue to serve as the chief executive officer of MMI; or

(f) by MMI, upon delivery of written notice to Sims:

(i) if Sims (directly or through any director, officer, employee, financial advisor, attorney, accountant, consultant or other agent, advisor or representative of Sims or any of its Subsidiaries) materially breaches any of the provisions of Section 2.2 or Section 6.8;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement (other than Section 2.2 or Section 6.8) on the part of Sims has occurred that (A) would cause the conditions set forth in Sections 7.2(a), (b) or (c) not to be satisfied and (B) is not capable of being cured prior to the End Date or, if capable of being so cured, has not been cured by Sims within 30 days following receipt by Sims of written notice of such breach or failure from MMI; or

(iii) immediately prior to it entering into a definitive agreement with respect to a MMI Superior Acquisition Proposal; provided that (A) MMI has not materially violated the provisions of Section 6.7 with respect to such MMI Superior Acquisition Proposal, (B) the board of directors of MMI has determined to terminate this Agreement in accordance with Sections 6.7(c) and (d) and has authorized MMI to enter into a definitive agreement with respect to such MMI Superior Acquisition Proposal (subject to the termination of this Agreement), (C) immediately prior to the termination of this Agreement MMI pays to Sims the MMI Termination Fee in accordance with Section 8.3(a) and (D) immediately after the termination of this Agreement, MMI enters into the definitive agreement with respect to such MMI Superior Acquisition Proposal.

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and will be deemed to have terminated without liability to any party (or any stockholder, director, officer, employee, agent or representative of any party); provided that (a) the provisions of the Confidentiality Agreement, this Section 8.2 and Sections 8.3, 9.11, 9.12 and 9.13 of this Agreement will continue in full force and effect notwithstanding such termination and (b) if such termination results from the willful and material failure by any party to perform any covenant or agreement in this Agreement, including in the case of MMI any MMI Change in Recommendation effected by the board of directors of MMI other than in accordance with Section 6.7, such party will be fully liable for any and all damages suffered or incurred by the other party as a result of such failure.

Section 8.3  Fees and Expenses.

(a) MMI will pay Sims, by wire transfer of immediately available funds, the sum of US$25 million (the “MMI Termination Fee”) if this Agreement is terminated under the following circumstances:

(i) if Sims terminates this Agreement pursuant to Section 8.1(e)(i) as a result of a MMI Change in Recommendation effected in accordance with Section 6.7, MMI will pay the MMI Termination Fee to Sims on the second Business Day after the date of such termination;

(ii) if (A) Sims terminates this Agreement pursuant to Section 8.1(e)(iii) as a result of the failure of any of the representations and warranties of MMI set forth in this Agreement to be true and correct on and as of the date of this Agreement (or, in the case of representations and warranties that are made as of a specific date prior to the date of this Agreement, on and as of such date) and (B) any director or executive officer of MMI had actual knowledge of such failure as of the date of this Agreement, MMI will pay the MMI Termination Fee to Sims on the second Business Day after the date of such termination;

(iii) if MMI terminates this Agreement pursuant to Section 8.1(f)(iii), MMI will pay the MMI Termination Fee to Sims immediately prior to the termination of this Agreement; or

(iv) if (A) either Sims or MMI terminates this Agreement pursuant to Section 8.1(d)(i), (B) at any time after the date of this Agreement and prior to the MMI Stockholders Meeting, a MMI Acquisition Proposal has been publicly announced or communicated to the board of directors of MMI, or any person or entity has publicly announced a bona fide intention, whether or not conditional, to make a MMI Acquisition Proposal and (C) within 12 months after the date of such termination, MMI enters into a definitive agreement with respect to a MMI Acquisition Proposal or a MMI Acquisition Proposal is consummated, MMI will pay the MMI Termination Fee to Sims on the second Business Day after the date such definitive agreement is executed or the date such MMI Acquisition Proposal is consummated, whichever is earlier.

For purposes of the definition of MMI Acquisition Proposal in Section 8.3(a)(iv), a material portion of the assets of, or material equity interest in, MMI and its Subsidiaries will mean greater than 50% of the assets of, or equity interests in, MMI and its Subsidiaries, taken as a whole.

(b) Sims will pay MMI, by wire transfer of immediately available funds, the sum of US$25 million (the “Sims Termination Fee”) if this Agreement is terminated under the following circumstances:

(i) if (A) MMI terminates this Agreement pursuant to Section 8.1(f)(ii) as a result of the failure of any of the representations and warranties of Sims set forth in this Agreement to be true and correct on and as of the date of this Agreement (or, in the case of representations and warranties that are made as of a specific date prior to the date of this Agreement, on and as of such date) and (B) any director or executive officer of Sims had actual knowledge of such failure as of the date of this Agreement, Sims will pay the Sims Termination Fee to MMI on the second Business Day after the date of such termination; or

(ii) if Sims terminates this Agreement pursuant to Section 8.1(e)(iv), Sims will pay the Sims Termination Fee to MMI immediately prior to the termination of this Agreement.

(c) If Sims terminates this Agreement pursuant to Section 8.1(e)(iii) and Sims is not entitled to received the MMI Termination Fee, MMI will reimburse Sims, not later than two Business Days after submission of statements therefor, for up to an aggregate of US$10 million of the out-of-pocket costs and expenses (including attorneys,’ accountants’ and investment bankers’ fees and expenses, printing and mailing expenses, advertising expenses, and HSR and other filing fees) incurred by Sims and its Subsidiaries in connection with the transactions contemplated by this Agreement.

(d) If MMI terminates this Agreement pursuant to Section 8.1(f)(ii) and MMI is not entitled to received the Sims Termination Fee, Sims will reimburse MMI, not later than two Business Days after submission of statements therefor, for up to an aggregate of US$10 million of the out-of-pocket costs and expenses

(including attorneys,’ accountants’ and investment bankers’ fees and expenses, printing and mailing expenses, advertising expenses, and HSR and other filing fees) incurred by MMI and its Subsidiaries in connection with the transactions contemplated by this Agreement.

(e) Each of Sims and MMI will bear 50% of the HSR Act filing fee and other antitrust filing fees arising in connection with the transactions contemplated by this Agreement and 50% of all printing and mailing costs relating to the preparation and distribution of the Registration Statement and Proxy Statement.

(f) Except as specifically provided in this Section 8.3, each party will bear its own expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

(g) Each party acknowledges that the agreements regarding the payment of fees and expenses contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreements, the other party would not have entered into this Agreement. Each party accordingly agrees that in the event the other party fails to pay promptly any amount due pursuant to this Section 8.3, such party will in addition to the payment of such amount also pay to the other party all of the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such party in the enforcement of its rights under this Section 8.3, together with interest on such amount at a rate per annum equal to the prime lending rate prevailing as such time, as published by the Wall Street Journal, from the date upon which such payment was due to and including the date of payment.

ARTICLE 9

MISCELLANEOUS

Section 9.1  Nonsurvival of Representations.  The representations and warranties contained in this Agreement will not survive the Merger or the termination of this Agreement.

Section 9.2  Remedies.  Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 9.3  Successors and Assigns.  No party hereto may assign or delegate any of such party’s rights or obligations under or in connection with this Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

Section 9.4  Amendment.  This Agreement may be amended by the execution and delivery of an written instrument by or on behalf of Sims, the Acquisition Corporation and MMI at any time before or after the adoption of the Merger by the stockholders of MMI or the Acquisition Corporation; provided that after the date of the adoption of the Merger by the stockholders of MMI, no amendment to this Agreement will be made without the approval of stockholders of MMI to the extent such approval is required under the Delaware Act.

Section 9.5  Extension and Waiver.  At any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

Section 9.6  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 9.7  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

Section 9.8  Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 9.9  Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed) during normal business hours at the recipient’s location or one Business Day after the date when sent by telecopy (receipt confirmed) not during normal business hours at the recipient’s location, when sent to the recipient by email pursuant to Section 6.7 or 6.8 or otherwise during normal business hours at the recipient’s location or one Business Day after the date when sent by email not pursuant to Section 6.7 or 6.8 and not during normal business hours at the recipient’s location or three Business Days after the date when sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications will be sent to Sims and MMI at the addresses indicated below:

If to Sims:

Sims Group Limited
Sims Group House
Level 6, 41 McLaren Street
North Sydney, NSW 2060
Australia

Attention:	Frank M. Moratti
Company Secretary and General Counsel
Facsimile: (612) 9954-9680
Email: fmoratti@au.sims-group.com

With a copy (which will not constitute notice) to:

Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601

Attention:	Craig A. Roeder
Christopher M. Bartoli
Facsimile: (312) 698-2365
Email: craig.a.roeder@bakernet.com

If to MMI:

Metal Management, Inc.
325 North LaSalle Street
Suite 550
Chicago, Illinois 60610

Attention:	Robert C. Larry
Chief Financial Officer
Facsimile: (312) 645-0932
Email: rlarry@mtlm.com

With a copy (which will not constitute notice) to:

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: E. William Bates, II
Facsimile: (212) 556-2222
Email: wbates@kslaw.com

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

Section 9.10  No Third Party Beneficiaries.  Except as expressly provided in Section 6.9(d), this Agreement will not confer any rights or remedies upon any person (including any person named in Section 6.15) or entity other than Sims, the Acquisition Corporation and MMI and their respective successors and permitted assigns.

Section 9.11  Entire Agreement.  This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

Section 9.12  Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

Section 9.13  Governing Law.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

Section 9.14  Jurisdiction.  Any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, (b) agrees that each state and federal court located in the State of Delaware will be deemed to be a convenient forum and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Section 9.15  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

SIMS GROUP LIMITED

By	/s/ Jeremy Sutcliffe
Its Chief Executive Officer

MMI ACQUISITION CORPORATION

By	/s/ Jeremy Sutcliffe
Its President

METAL MANAGEMENT, INC.

By	/s/ Daniel W. Dienst
Its Chairman

APPENDIX B

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

September 24, 2007

The Board of Directors
Metal Management, Inc.
325 North LaSalle Street, Suite 550
Chicago, Illinois 60610

Members of the Board:

You have asked CIBC World Markets Corp. (“CIBC World Markets”) to render a written opinion (“Opinion”) to the Board of Directors of Metal Management, Inc. (“Metal Management”) as to the fairness, from a financial point of view, to the holders of the common stock of Metal Management of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger, dated as of September 24, 2007 (the “Merger Agreement”), among Metal Management, Sims Group Limited (“Sims”) and MMI Acquisition Corporation, a wholly owned subsidiary of Sims (“Merger Sub”). The Merger Agreement provides, among other things, for the merger of Merger Sub with and into Metal Management (the “Merger”) pursuant to which each outstanding share of the common stock, par value U.S.$0.01 per share, of Metal Management (“Metal Management Common Stock”) will be converted into the right to receive 2.05 (the “Exchange Ratio”) American Depositary Shares of Sims (“Sims ADSs”), each representing one ordinary share of the capital stock of Sims (each, a “Sims Ordinary Share”).

In arriving at our Opinion, we:

(a) reviewed the Merger Agreement;

(b) reviewed publicly available audited financial statements of Metal Management for fiscal years ended March 31, 2005, March 31, 2006 and March 31, 2007 and unaudited financial statements of Metal Management prepared by the management of Metal Management for the three months ended June 30, 2007, and also reviewed publicly available audited financial statements of Sims for fiscal years ended June 30, 2005, June 30, 2006 and June 30, 2007;

(c) reviewed other historical financial data (as adjusted to reflect certain acquisitions and other items) of Metal Management and Sims provided to us by the managements of Metal Management and Sims;

(d) reviewed financial forecasts and estimates relating to Metal Management for the fiscal year ending March 31, 2008 prepared by the management of Metal Management as well as estimates as to the potential cost savings anticipated by the managements of Metal Management and Sims to result from the Merger;

(e) held discussions with the senior managements of Metal Management and Sims with respect to the businesses and prospects of Metal Management and Sims;

(f) reviewed historical market prices and trading volumes for Metal Management Common Stock and Sims Ordinary Shares;

The Board of Directors
Metal Management, Inc.
September 24, 2007

(g) reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Metal Management and Sims;

(h) reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

(i) reviewed and analyzed the premiums paid, based on publicly available financial information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

(j) reviewed the relative contributions of Metal Management and Sims to selected operational metrics of the combined company based on historical financial data of Metal Management and Sims;

(k) reviewed the potential pro forma financial effect of the Merger on Sims’s earnings per share based on historical financial data of Metal Management and Sims and estimates as to the potential cost savings anticipated to result from the Merger prepared by the managements of Metal Management and Sims;

(l) reviewed other public information concerning Metal Management and Sims; and

(m) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Metal Management and Sims and their respective employees, representatives and affiliates or otherwise reviewed by us. As you are aware, we have not been provided with any financial forecasts and estimates relating to Sims prepared by the management of Sims and, accordingly, we have not undertaken an analysis of the financial performance of Sims beyond June 30, 2007. In addition, we have been advised that financial forecasts and estimates relating to Metal Management for periods beyond March 31, 2008 have not been prepared by the management of Metal Management and, accordingly, we have not undertaken an analysis of the financial performance of Metal Management beyond March 31, 2008. With respect to the financial forecasts and estimates provided to us relating to Metal Management, we have assumed, at the direction of the management of Metal Management and with the consent of Metal Management, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Metal Management as to the future financial condition and operating results of Metal Management. With respect to adjusted historical financial data relating to Metal Management and Sims provided to us by the managements of Metal Management and Sims and estimates as to the potential cost savings anticipated by the managements of Metal Management and Sims to result from the Merger, we have assumed, at the direction of the managements of Metal Management and Sims and with the consent of Metal Management, without independent verification or investigation, that such data and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Metal Management and Sims as to the matters covered thereby. We have assumed, with the consent of Metal Management, that the financial results reflected in such forecasts and estimates (including estimates as to the potential cost savings anticipated to result from the Merger) will be achieved at the times and in the amounts projected. We have relied, without independent verification, upon the assessments of the management of Metal Management as to market trends and prospects for the metals recycling industry and the potential impact of such trends and prospects on Metal Management and Sims. We also have relied, at the direction of Metal Management, without independent verification or investigation, on the assessments of the management of Metal Management as to the ability to integrate the businesses of Metal Management and Sims and to retain key customers of the Metal Management and Sims.

The Board of Directors
Metal Management, Inc.
September 24, 2007

We have assumed, with the consent of Metal Management, that the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with the consent of Metal Management, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Metal Management, Sims or the Merger (including the contemplated benefits of the Merger). We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Metal Management or Sims. Our Opinion relates to the relative values of Metal Management and Sims. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Metal Management or Sims, or the prices at which Metal Management Common Stock, Sims Ordinary Shares or Sims ADSs will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Metal Management to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Metal Management or the effect of any other transaction in which Metal Management might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Metal Management. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Metal Management in connection with the Merger and will receive a fee for our services, a portion of which was payable in connection with our engagement, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Metal Management and Sims for its and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger Agreement is fair, from a financial point of view, to the holders of Metal Management Common Stock. This Opinion is for the use of the Board of Directors of Metal Management in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/  CIBC World Markets Corp.
CIBC WORLD MARKETS CORP.

YOUR VOTE IS IMPORTANT
Please complete, date, sign and mail
your proxy card in the envelope provided
as soon as possible.
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
METAL MANAGEMENT, INC
This Proxy Is Solicited On Behalf Of The Board Of Directors of Metal Management, Inc.

The undersigned hereby appoints Daniel W. Dienst and Robert C. Larry (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares of Common Stock of Metal Management, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of Metal Management, Inc. (the “Company”), to be held at the offices of King & Spalding LLP, 1185 Avenue of the Americas, 34th Floor, New York, New York 10036 at 10:00 a.m. Eastern Time on March 14, 2008 and at any adjournments and postponements thereof. Such shares of Common Stock of Metal Management, Inc. shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.
This proxy, when properly signed, will be voted in the manner directed herein by the undersigned Stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER AND THE PROPOSAL TO APPROVE ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE PROPOSAL.
IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY.

METAL MANAGEMENT, INC. OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-450-9556, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you direct. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on March 13, 2008.

Visit the Internet voting Web site at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on March 13, 2008.

Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1102, New York, NY 10269-0667. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER
  DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS LISTED.

Proposal to adopt the Agreement and Plan of Merger, dated as of September 24, 2007, by and among Sims Group Limited, MMI Acquisition Corporation and Metal Management, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposal.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the Proxies are authorized to consider and take action upon any other business that may properly come before the special meeting or any reconvened meeting following an adjournment of the special meeting.

Dated: _____________________________________________, 2008

Signature:

Signature, if held jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

If you have any questions or need assistance, please contact Georgeson Inc., our Proxy Solicitor, at 1-800-368-9818.